Exhibit 99.1
Howard Hughes Holdings Inc.
           , 2024
Dear Howard Hughes Holdings Inc. Stockholder:
On October 5, 2023, we announced our intention to separate our company into two independent, publicly traded companies. Seaport Entertainment Group Inc. (“Seaport Entertainment”) will be comprised of Howard Hughes Holdings Inc.’s (“HHH”) existing entertainment-related assets in New York City and Las Vegas, including the Seaport in Lower Manhattan, a 25% minority interest in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A Minor League Baseball team and Las Vegas Ballpark, an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas and certain other assets and liabilities that HHH is expected to contribute to Seaport Entertainment prior to the separation.
The separation will provide HHH stockholders as of the record date with ownership interests in both HHH and Seaport Entertainment. The separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Seaport Entertainment common stock to HHH stockholders as of           , 2024 (the “record date” for the distribution). Each HHH stockholder will receive            share(s) of Seaport Entertainment common stock for every           share(s) of common stock of HHH held on the record date.
You do not need to take any action to receive the shares of Seaport Entertainment common stock to which you are entitled as an HHH stockholder. You also do not need to pay any consideration, exchange or surrender your existing shares of common stock of HHH or take any other action in order to receive the shares of Seaport Entertainment common stock to which you are entitled.
The distribution is intended to be tax-free to HHH stockholders as of the record date for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of common stock. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.
I encourage you to read the information statement, which is being provided to all HHH stockholders who held shares of common stock of HHH on the record date. The information statement describes the separation and the distribution in detail and contains important business and financial information about Seaport Entertainment.
We believe the separation is a significant and exciting step in our company’s history, and we remain committed to working on your behalf to continue to build long-term stockholder value.
Sincerely,
David O’Reilly
Chief Executive Officer
Howard Hughes Holdings Inc.

SEAPORT ENTERTAINMENT GROUP INC.
          , 2024
Dear Future Seaport Entertainment Stockholder:
We are excited to welcome you as a stockholder of Seaport Entertainment Group Inc. (“Seaport Entertainment” or the “Company”). Seaport Entertainment will own, operate and develop a unique collection of assets positioned at the intersection of entertainment and real estate, including the Seaport in Lower Manhattan, a 25% minority interest in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A Minor League Baseball team and Las Vegas Ballpark and an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas, and the Company will be equipped with a robust team of industry leaders.
I personally invite you to learn more about Seaport Entertainment and our strategic initiatives by reading the accompanying information statement.
Sincerely,
Anton D. Nikodemus
Chief Executive Officer
Seaport Entertainment Group Inc.

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
PRELIMINARY AND SUBJECT TO COMPLETION, DATED MAY 23, 2024
INFORMATION STATEMENT
Seaport Entertainment Group Inc.

This information statement is being furnished in connection with the pro rata distribution by Howard Hughes Holdings Inc. (“HHH” or “Howard Hughes”) to its stockholders of 100% of the outstanding shares of common stock of Seaport Entertainment Group Inc. (“Seaport Entertainment” or the “Company”), a wholly-owned subsidiary of HHH that will hold, directly or indirectly, HHH’s entertainment-related assets in New York City and Las Vegas, including the Seaport in Lower Manhattan (the “Seaport”), a 25% minority interest in Jean-Georges Restaurants (“JG”), the Las Vegas Aviators Triple-A Minor League Baseball team (the “Aviators”) and Las Vegas Ballpark and an interest in and to 80% of the air rights (the “Fashion Show Mall Air Rights”) above the Fashion Show mall in Las Vegas.
For every                 share(s) of common stock of HHH held of record by you as of the close of business on                , 2024 (the “record date” for the distribution), you will receive               share(s) of Seaport Entertainment common stock. You will receive cash in lieu of any fractional shares of Seaport Entertainment common stock that you would have received after application of the above ratio.
The distribution is intended to be tax-free to HHH stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of common stock.
No vote of HHH stockholders is required to complete the distribution. Therefore, you are not being asked for any proxy in connection with the distribution. You also do not need to pay any consideration, to exchange or surrender your existing shares of common stock of HHH or to take any other action in order to receive the shares of Seaport Entertainment common stock to which you are entitled.
There is no current trading market for Seaport Entertainment’s common stock. Seaport Entertainment expects that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the distribution date, and further expects that “regular-way” trading will begin on the first trading day following the distribution. Seaport Entertainment intends to apply to have its common stock authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “SEG.” Following the distribution, Howard Hughes will continue to trade on the NYSE under the symbol “HHH.”

Seaport Entertainment is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.
In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 18.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is                , 2024.
A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to HHH stockholders on or about              , 2024. This information statement will be mailed to those HHH stockholders who previously elected to receive a paper copy of such materials.

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Presentation of Information
Except as otherwise indicated or unless the context otherwise requires, references herein to: (i) “Seaport Entertainment,” the “Company,” “we,” “us” and “our” refer to Seaport Entertainment Group Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the separation or, with respect to historical information, the business and operations of HHH’s Seaport Entertainment division that will be transferred to the Company in connection with the separation and distribution. References herein to the terms “Howard Hughes” and “HHH,” when used in a historical context, refer to Howard Hughes Holdings Inc. (f/k/a Howard Hughes Corporation) and its consolidated subsidiaries (including Seaport Entertainment and all of its subsidiaries) and, when used in the future tense, refer to Howard Hughes Holdings Inc. and its consolidated subsidiaries after giving effect to the separation and distribution.
In connection with the separation and distribution, we will enter into a series of transactions with HHH pursuant to which HHH will transfer the assets and liabilities of its Seaport Entertainment division and certain other assets and liabilities to us. As used herein: (i) the “separation” refers to the separation of the Seaport Entertainment division from HHH and the creation of a separate, publicly traded company holding the Seaport Entertainment business; and (ii) the “distribution” refers to the pro rata distribution of 100% of the shares of Seaport Entertainment common stock owned by HHH as of the record date to HHH stockholders. Except as otherwise indicated or unless the context otherwise requires, the information in this information statement about the Company assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.
Market, Industry and Other Data
Unless otherwise indicated, information in this information statement concerning our industry, the industries we serve and the markets in which we operate, including our general expectations, market position, market opportunity and market share, is based on information from third-party sources and management estimates. Management estimates are derived from publicly available information and reports provided to us, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Management estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Information.”
Trademarks and Trade Names
We intend to register the name and mark “Seaport Entertainment” and other of our trademarks, trade names and service marks appearing in this information statement as our property. Other trademarks, trade names and service marks are, as applicable, licensed to us or, as applicable, are the property of HHH. The name and mark “Howard Hughes” and other trademarks, trade names and service marks of HHH appearing in this information statement are the property of HHH.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Seaport Entertainment and why is HHH separating the Seaport Entertainment business and distributing shares of its common stock?
Seaport Entertainment, which is currently a wholly-owned subsidiary of HHH, was formed to hold HHH’s entertainment-related assets in New York City and Las Vegas, including the Seaport, a 25% interest in JG, the Aviators and Las Vegas Ballpark and the Fashion Show Mall Air Rights. The separation of Seaport Entertainment from HHH and the distribution of shares of Seaport Entertainment common stock are intended to provide you with equity investments in two separate, publicly traded companies that will each be able to focus on its respective business strategies. HHH and Seaport Entertainment believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this information statement?
HHH is delivering this information statement to you because you are a holder of record of common stock of HHH. If you are a holder of HHH shares of common stock as of the close of business on          , 2024 (the record date for the distribution), you will be entitled to receive            share(s) of Seaport Entertainment common stock for every            share(s) of common stock of HHH that you held at the close of business on such date. This information statement will help you understand how the separation and distribution will affect your investment in HHH and your investment in us after the separation.

How will the separation of Seaport Entertainment from HHH work?
To accomplish the separation of Seaport Entertainment into a separate, publicly traded company, HHH will distribute 100% of our outstanding shares of common stock to HHH stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of common stock.

Why is the separation of Seaport Entertainment structured as a distribution?
HHH believes that a distribution of shares of our common stock to HHH stockholders that is generally tax-free for U.S. federal income tax purposes is an efficient way to separate the Seaport Entertainment business in a manner that will create long-term value for HHH and its stockholders.

What is the record date for the distribution?	The record date for the distribution will be , 2024.

When will the distribution occur?
It is expected that 100% of the shares of our common stock will be distributed by HHH on           to holders of record of HHH shares of common stock as of the close of business on           , 2024 (the record date for the distribution).

What do HHH stockholders need to do to participate in the distribution?
HHH stockholders as of the record date are not required to take any action to receive shares of our common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required, and you are not being asked for a proxy. You also do not need to pay any consideration, exchange or surrender your existing shares of common stock of HHH or take any other action to receive the shares of Seaport Entertainment common stock to which you are entitled. The distribution will not affect the number of outstanding shares of common stock of HHH or any rights of HHH stockholders, although it will affect the market value of each outstanding common share of HHH.

How will shares of Seaport Entertainment common stock be issued?
You will receive shares of our common stock through the same or substantially similar channels that you currently use to hold or trade shares of common stock of HHH (whether through a brokerage account or other channel). Receipt of shares of our common stock will be documented for you in substantially the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of common stock of HHH as of the record date, HHH, with the assistance of Computershare Trust Company, N.A., the distribution agent, transfer agent and registrar for shares of our common stock (“Computershare”), will electronically distribute shares of our common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Seaport Entertainment common stock, or your bank or brokerage firm will credit your account for such shares of common stock.

How many shares of Seaport Entertainment common stock will I receive in the distribution?
HHH will distribute to you            share(s) of our common stock for every share(s) of common stock of HHH held by you as of the record date. Based on approximately            shares of common stock of HHH outstanding as of           , assuming a distribution of all of the shares of our common stock and applying the distribution ratio (without accounting for cash to be issued in lieu of fractional shares of common stock), we expect that a total of approximately            shares of our common stock will be distributed by HHH. See “The Separation and Distribution.”

Will Seaport Entertainment issue fractional shares of common stock in the distribution?
No. Seaport Entertainment will not issue fractional shares of common stock in the distribution. Fractional shares of common stock that HHH stockholders would otherwise have been entitled to receive will be aggregated into whole shares of common stock and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share of common stock such stockholder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares of common stock. Recipients of cash in lieu of fractional shares of common stock will not be entitled to any interest on the amounts of payment made in lieu of fractional shares of common stock. The receipt of cash in lieu of a fractional shares of common stock generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders.”

What are the conditions to the distribution?	The distribution is subject to final approval by the board of directors of HHH (the “HHH Board”), or a duly authorized committee thereof, as well as the following conditions:

•the transfer of assets and liabilities to us in accordance with the Separation Agreement (as defined herein) will have been completed, other than assets and liabilities intended to transfer after the distribution;

•HHH will have received an opinion of Latham & Watkins LLP, tax counsel to HHH, regarding the qualification of the distribution as a distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

•the SEC will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement (or a Notice of Internet Availability) will have been mailed to HHH stockholders;

•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•the transaction agreements relating to the separation will have been duly executed and delivered by the parties thereto;

•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•the shares of Seaport Entertainment common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;

•HHH will have entered into a distribution agent agreement with, or provided instructions regarding the distribution to, Computershare as distribution agent;

•all material governmental approvals necessary to consummate the distribution and to permit the operation of our business after the separation substantially as it is currently conducted will have been obtained; and

•no other event or development will have occurred or exist that, in the judgment of the HHH Board, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Neither we nor HHH can assure you that any or all of these conditions will be met, and HHH may also waive any or all of these conditions in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the HHH Board waived any such condition, such waiver could have a material adverse effect on (i) HHH’s and Seaport Entertainment’s respective business, financial condition or results of operations, (ii) the trading price of shares of Seaport Entertainment common stock or (iii) the ability of stockholders to sell their Seaport Entertainment shares after the distribution, including, without limitation, as a result of (a) illiquid trading if shares of Seaport Entertainment common stock are not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If HHH elects to proceed with the distribution, notwithstanding that one or more of the conditions to the distribution has not been met, HHH will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as HHH determines to be necessary and appropriate in accordance with applicable law. In addition, HHH can decline at any time to go forward with the separation and distribution. See “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation and distribution?
The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that 100% of shares of our common stock will be distributed by HHH on to holders of record of HHH shares of common stock as of the close of business on           , 2024 (the record date for the distribution). However, no assurance can be provided as to the timing of the separation or that all conditions to the distribution will be met.

Can HHH decide to cancel the distribution of Seaport Entertainment common stock even if all the conditions have been met?
Yes. The distribution is subject to the satisfaction or waiver of certain conditions as described in “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, HHH has the right to terminate, modify or abandon the distribution, even if all of the conditions are satisfied.

What if I want to sell my HHH or Seaport Entertainment common stock?	You should consult with your financial advisor, such as your brokerage firm, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of HHH common stock?
Beginning shortly before the distribution date and continuing through the distribution date, it is expected that there will be two markets in HHH common stock: a “regular-way” market and an “ex-distribution” market. Shares of common stock of HHH that trade in the “regular-way” market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution.

If you decide to sell any shares of common stock of HHH before the distribution date, you should ensure that your brokerage firm, bank or other nominee understands whether you want to sell your shares of common stock of HHH with or without your entitlement to shares of our common stock distributed pursuant to the distribution.

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Where will I be able to trade Seaport Entertainment common stock?
Seaport Entertainment intends to apply to list its common stock on the NYSE under the symbol “SEG.” We anticipate that trading in our common stock will begin on a “when-issued” basis shortly before the distribution date and will continue up to the distribution date. We anticipate that “regular-way” trading in our common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell shares of our common stock up to the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for shares of our common stock before, on or after the distribution date.

What will happen to the listing of HHH common stock?	After the distribution, HHH common stock will continue to trade on the NYSE under the symbol “HHH.”

Will the number of shares of common stock of HHH that I own change as a result of the distribution?	No. The number of shares of common stock of HHH that you own will not change as a result of the distribution.

Will the distribution affect the market price of my shares of common stock of HHH?
Yes. As a result of the distribution, HHH expects the trading price of its shares immediately following the distribution to be lower than the “regular-way” trading price of such shares of common stock immediately prior to the distribution because the trading price will no longer reflect the value of the Seaport Entertainment business. There can be no assurance that the aggregate market value of the HHH shares of common stock and shares of our common stock following the separation will be higher or lower than the market value of HHH shares of common stock if the separation did not occur. This means, for example, that after the distribution, the combined trading prices of one share of common stock of HHH and            share(s) of our common stock (representing the number of shares of our common stock to be received per every one share of common stock of HHH in the distribution) may be equal to, greater than or less than the trading price of one common share of HHH before the distribution.

What are the U.S. federal income tax consequences of the separation and the distribution?
The distribution is conditioned upon, among other things, HHH’s receipt of an opinion of Latham & Watkins LLP, tax counsel to HHH, regarding the qualification of the distribution as a distribution under Section 355 of the Code, although HHH may waive this condition in its sole discretion. The opinion of tax counsel will be based on certain factual assumptions, representations and undertakings and subject to qualifications and limitations. If the distribution qualifies as a distribution under Section 355 of the Code, then for U.S. federal income tax purposes, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders”) will not recognize gain or loss or include any amount in taxable income (other than with respect to cash received in lieu of fractional shares of common stock) as a result of the distribution. The material U.S. federal income tax consequences of the distribution are described in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders.” Each HHH stockholder is encouraged to consult its tax advisor as to the particular tax consequences of the distribution to such stockholder, including the application of U.S. federal, state, local and non-U.S. tax laws and the effect of possible changes in applicable tax laws.

How will I determine my tax basis in the shares of Seaport Entertainment common stock that I receive in the distribution?
For U.S. federal income tax purposes, assuming that the distribution qualifies as a distribution under Section 355 of the Code, the tax basis in the shares of common stock of HHH that an HHH stockholder holds immediately prior to the distribution will be allocated between such stockholder’s shares of common stock of HHH and the shares of Seaport Entertainment common stock received in the distribution (including any fractional common share interest for which cash is received) in proportion to their relative fair market values. See “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders” for a more detailed description of the effects of the distribution on HHH stockholders’ tax basis in shares of common stock of HHH and shares of Seaport Entertainment common stock. Each HHH stockholder is encouraged to consult its tax advisor regarding the application of these allocation rules to its particular circumstances (including if shares of common stock of HHH were purchased by such stockholder at different times or for different amounts) and regarding any particular tax consequences of the distribution to such stockholder, including the application of U.S. federal, state, local and non-U.S. tax laws and the effect of possible changes in applicable tax laws.

What will Seaport Entertainment’s relationship be with HHH following the separation?
Seaport Entertainment expects to enter into a separation agreement with HHH to effect the separation and provide a framework for our relationship with HHH after the separation. In connection with the spin, we also expect to enter into a transition services agreement, an employee matters agreement and a tax matters agreement. These agreements will govern the separation between us and HHH of the assets, employees, services, liabilities and obligations (including their respective investments, property and employee benefits and tax-related assets and liabilities) of HHH and its subsidiaries attributable to periods prior to, at and after the separation and will govern certain relationships between us and HHH after the separation. See “Certain Relationships and Related Party Transactions—Agreements with HHH” and “Risk Factors—Risks Related to the Separation and Our Relationship with HHH.” We, as borrower, also expect to enter into a credit agreement with HHH, as lender. See “Description of Certain Indebtedness—Revolving Credit Agreement.”

Who will manage Seaport Entertainment after the separation?	Seaport Entertainment will be led by Anton D. Nikodemus, a veteran of the entertainment and hospitality industries, who will serve as our Chief Executive Officer. See “Management.”

Are there risks associated with owning Seaport Entertainment common stock?
Yes. Ownership of our common stock is subject to both general and specific risks, including those relating to our business, the industries we serve, our ongoing contractual relationships with HHH after the separation and our status as a separate, publicly traded company. Ownership of our common stock is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 18. You are encouraged to read that section carefully.

Will the rights of holders of our common stock differ from the rights of the holders of common stock of HHH?
Both Seaport Entertainment and HHH were incorporated under the laws of the State of Delaware. The rights of holders of our common stock are expected to be generally consistent with the rights of holders of common stock of HHH under each company’s respective governing documents at the time of the distribution. See “Description of Capital Stock” for a description of the rights of holders of our common stock.

Does Seaport Entertainment plan to pay dividends?
We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our board of directors from time to time in accordance with applicable law. See “Dividend Policy.”

Will Seaport Entertainment incur any indebtedness prior to or at the time of the distribution?
Yes, we anticipate having certain financing arrangements in place prior to or at the time of the distribution. For a discussion of those arrangements, see “Description of Certain Indebtedness” and “Risk Factors—Risks Related to Our Business and Our Industry.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Seaport Entertainment common stock?
The distribution agent, transfer agent and registrar for our common stock will be Computershare. Computershare will also serve as the information agent for the distribution. For questions relating to the transfer or mechanics of the distribution, you should contact:
Computershare Trust Company, N.A.

Telephone:

What is the Rights Offering?
Following the separation and distribution, we expect to conduct a $175 million rights offering (the “Rights Offering”). The Rights Offering is a distribution, at no charge, to holders of our common stock as of the record date for the rights offering of transferable subscription rights, each of which will entitle its holder to purchase                 shares of our common stock.

Where can I find more information about each of HHH and Seaport Entertainment?
Before the distribution, if you have any questions relating to HHH’s business performance, you should contact HHH at:
Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Telephone: (281) 929-7700
Email: investor.relations@howardhughes.com

After the distribution, Seaport Entertainment stockholders who have any questions relating to our business performance should contact us at:
Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, New York 10038
Telephone: (212) 732-8257
Email:

We maintain an internet website at . Our website, and the information contained on or accessible through our website, is not incorporated by reference in this information statement.

INFORMATION STATEMENT SUMMARY
This summary highlights information included elsewhere in this information statement and does not contain all of the information that may be important to you. You should read this entire information statement carefully, including “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Information,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes thereto (the “Combined Financial Statements”).
Our Company
Seaport Entertainment was formed to own, operate and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Our objective is to integrate our one-of-a-kind real estate assets with a variety of restaurant, retail and leisure offerings to form vibrant mixed-use destinations where our customers can work, play and socialize in one cohesive setting. To achieve this objective, we are focused on delivering best-in-class experiences for our surrounding residents, customers and tenants across the three operating segments of our business: (1) Landlord Operations; (2) Hospitality; and (3) Sponsorships, Events, and Entertainment. Our assets, which are primarily concentrated in New York City and Las Vegas, include the Seaport in Lower Manhattan, a 25% minority interest in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A baseball team and the Las Vegas Ballpark and an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas. We believe the uniqueness of our assets, the customer-centric focus of our business and the ability to replicate our destinations in other locations collectively present an attractive investment opportunity in thematically similar but differentiated businesses, all of which are positioned to grow over time.
The Seaport is a historic neighborhood in Lower Manhattan on the banks of the East River and within walking distance of the Brooklyn Bridge. With roots dating back to the 1600s and a strategic location in Lower Manhattan, the Seaport attracts millions of visitors every year. The Seaport spans over 478,000 square feet, the majority of which is dedicated to entertainment, retail and restaurant uses. Among the highlights of the Seaport are: The Rooftop at Pier 17®, a 3,500-person concert venue; the Tin Building, a 54,000-square-foot culinary marketplace leased to an unconsolidated joint venture between us and a subsidiary of JG; the Lawn Club, an immersive indoor/outdoor lawn game entertainment venue and another of our unconsolidated joint ventures; a historic cobblestone retail district; six additional retail and food and beverages concepts, four of which are unique to the Seaport; and a 21-unit residential building with approximately 5,500 square feet of ground floor space. In addition, the Company owns 250 Water Street, a one-acre development site directly adjacent to the Seaport, approved for 547,000 zoning square feet of market rate and affordable housing, office, retail and community-oriented gathering space. We are in the process of further transforming the Seaport from a collection of unique assets into a cohesive and vibrant neighborhood that caters to the broad needs of its residents and visitors. By continuing this integration, we believe we can drive further consumer penetration across all our restaurant, retail and event offerings, and make the Seaport our model for potential future mixed-use opportunities.
Jean-Georges Restaurants is a world-renowned hospitality company operated by Michelin-star chef Jean-Georges Vongerichten. JG was formed in 1997 and has grown from 17 locations in 2013 to over 43 high-end restaurant concepts across five continents, 13 countries and 24 markets, including our joint venture tenant, the Tin Building by Jean-Georges, located in the heart of the Seaport. JG’s expertise and versatility allow it to serve the culinary needs of its customers. With an asset-light platform and highly regarded brand recognition, JG is able to enter new markets and provide customers with a range of culinary options, from high-end restaurants to fast casual concepts to high-quality wholesale products. We believe there is an opportunity for JG’s food and beverage offerings to anchor the destinations we are seeking to create and help differentiate our business from the typical asset mix found in traditional real estate development and landlord operations.
The Las Vegas Aviators are a Minor League Baseball (“MiLB”) team and the current Triple-A affiliate of the Oakland Athletics (the “Athletics”) Major League Baseball (“MLB”) team. As the highest-grossing MiLB team, and a critical component of the Summerlin, Nevada community, we believe the Aviators are a particularly attractive aspect of our portfolio. Seaport Entertainment wholly owns the Aviators, which generate cash flows from ticket sales, concessions, merchandise and sponsorships. In addition to the team, Seaport Entertainment owns the Aviators’

10,000-person capacity ballpark, which is located in the heart of Downtown Summerlin. Completed in 2019, the ballpark is one of the newest stadiums in the minor league system and was named the “Triple-A Best of the Ballparks” by Ballpark Digest in 2019, 2021 and 2022. This renowned ballpark regularly has upwards of 7,000 fans per game and was chosen to host the Triple-A National Championship Game in 2022 and 2023. In addition to approximately 70 baseball games each year, the ballpark hosts at least 30 other special events, which provide incremental cash flow primarily during the baseball offseason. These events, which include festive holiday attractions, ballpark tours, movie nights, concerts and more, have also integrated the ballpark into the life and culture of Summerlin. As a result, we believe we are uniquely positioned to serve the entertainment needs of this community as it expands in the coming years.
We also have the right to develop, together with an interest in and to 80% of, the air rights above the Fashion Show mall in Las Vegas, representing a unique opportunity to vertically develop a high-quality, well-located real estate asset, which may potentially include a new casino and hotel. The Fashion Show mall, located just northwest of the Sphere and south of the Wynn West project and the new Resorts World Las Vegas, and directly across the street from the Wynn Las Vegas hotel, casino and golf course, is the 25th largest mall in the country, with over 1.8 million square feet and approximately 250 retailers.
Seaport Entertainment expects to conduct a $175 million Rights Offering of equity to our stockholders following the distribution. In connection with the Rights Offering, the Company is in serious discussions with Pershing Square Capital Management, L.P. (“Pershing Square”), which through investment funds advised by it is HHH’s largest shareholder, regarding a potential backstop agreement which would be entered into prior to the distribution. Pursuant to that agreement, if finalized, Pershing Square would agree to (i) exercise its pro rata subscription right with respect to the Rights Offering at a price of $100 per share of our common stock and (ii) purchase any shares not purchased upon the expiration of the Rights Offering at the Rights Offering price, up to $175 million in the aggregate. The backstop agreement could result in Pershing Square’s affiliated funds owning as much as       % of our common stock if no other stockholders participate in the Rights Offering. Any capital raised through the Rights Offering would further strengthen our balance sheet. With over $      million of liquidity, primarily consisting of (i) $23.4 million of cash contributed by HHH pursuant to the Separation Agreement, (ii) expected proceeds from the anticipated Rights Offering and (iii) amounts available under the Revolving Credit Agreement (as defined herein), we believe we will have ample capital to invest in and drive internal and external growth opportunities in the leisure, tourism, hospitality, gaming, food and beverage and live entertainment spaces.
Our Strategy
Seaport Entertainment’s business plan is to focus on realizing value for its shareholders primarily through dedicated management of its existing assets, expansion of existing and creation of new partnerships, strategic acquisitions and completion of development projects. The Company’s existing portfolio encompasses a wide range of leisure and recreational activities, including live concerts, fine dining, professional sports and high-end and experiential retail. As a result, we believe Seaport Entertainment is well-positioned to capitalize on trends across the travel, tourism and leisure industries and appeal to today’s consumer who often values experiences over goods.
Create Unique Entertainment Destinations Within Sought-After Mixed-Use Commercial Hubs. Seaport Entertainment’s portfolio of premier, non-commoditized and destination-focused properties caters to a wide range of consumers. We intend to drive this high-quality product offering by focusing on best-in-class experience-based tenants and partnerships, in addition to integrating sought-after events to drive foot traffic throughout our portfolio. By continuing to offer high quality food and beverage and entertainment options across our portfolio, we seek to create unique, cohesive environments that serve the various needs of our customers and offer more than just a single product or experience. By developing destinations that have multiple touchpoints with our visitors, we believe Seaport Entertainment is well-positioned to grow its revenue base over time by driving increased penetration.
Lease-Up Existing Assets at the Seaport. The portfolio of assets within Landlord Operations at the Seaport was 67% leased and 66% occupied as of March 31, 2024. Our dedicated management team is focused on leasing up the Seaport and improving occupancy levels, which we believe will drive foot traffic to the area and improve performance at the Seaport’s food and beverage and entertainment assets. For example, we are evaluating the use of some of our vacant space for a variety of hospitality offerings. Additionally, we recently leased 41,515 square feet of office space to a high-end retail company for their New York headquarters.
Improve Efficiencies in our Operating Businesses. We believe the third-party managers of our operating businesses have numerous opportunities to drive efficiencies and increase margins. Through our dedicated management team, which has significant experience operating entertainment-related assets, we are focused on maximizing our revenues and rightsizing costs.
Expand the Jean-Georges Partnership. Our JG investment has multiple avenues for core growth that could propel this business, including: the opening of new restaurants and luxury marketplaces; introducing a franchise model for certain Jean-Georges concepts; launching fast-casual and quick service restaurant concepts that allow for significant scale; and leveraging the Jean-Georges brand via private label wholesale product distribution. Additionally, we believe we will be able to work with JG to identify additional operating efficiencies.
Leverage Events and Sponsorships to Create a Flywheel Effect at the Seaport. The Seaport’s events, particularly its Rooftop Summer Concert Series, and the Seaport’s year-round programs focused on kids, fitness, arts, sounds and cinema, drive foot traffic to the entire neighborhood, which in turn creates opportunities for our restaurant and retail tenants as well as our sponsorship business. We are focused on creating a flywheel effect, where visitors who are drawn to the Seaport for an event receive targeted benefits from our sponsors and are engaged by our retail and dining options before and after that event. Our in-house marketing team is also leveraging the success of our Summer Concert Series to advertise all of the offerings at the Seaport to a growing social media following.
Improve and Increase Special Event Offerings at the Las Vegas Ballpark. The Las Vegas Ballpark is a key feature of Summerlin, Nevada, a thriving community outside of Las Vegas. By improving and increasing the special events offerings at the ballpark, we plan to further integrate the venue into the daily lives of Summerlin’s residents. The ballpark currently hosts approximately 70 baseball games, with 65 in 2021 and 75 in both 2023 and 2022. While preparing the stadium and field for baseball season does require approximately one month, there is significant room for special events through the rest of the year. We are required to host at least 30 “special events” each year pursuant to our naming rights agreement with the Las Vegas Convention and Visitors Authority (the “LVCVA”). In 2021 and 2022, we hosted 120 and 115 special events, generating approximately $940,000 and $2.8 million in revenue, respectively. In 2023, although we only hosted 78 special events, these events generated approximately $5.7 million in revenue. We plan to continue to seek opportunities to improve our existing events and identify more impactful revenue generating events that engage and entertain the community.
Opportunistically Acquire Attractive Entertainment-Related Assets and Utilize Strategic Partnerships. Over time, we intend to evaluate and ultimately acquire additional entertainment-related real estate and operating assets. These assets may include but are not limited to stadiums, sports and gaming attractions, concert and entertainment venues, food halls and other restaurant concepts. In addition to acquisitions, we plan to utilize strategic partnerships to accelerate our long-term growth. To execute on this strategy, we intend to leverage our unique experience at the Seaport, where we already successfully work with an array of top-tier partners in the entertainment space.
Develop Owned Land Parcels and the Fashion Show Mall Air Rights. Seaport Entertainment currently has two sizeable development opportunities: 250 Water Street and the Fashion Show Mall Air Rights. Each opportunity, if transacted on, could represent a significant driver of long-term growth.
Competitive Strengths
Unique Focus on the Intersection of Entertainment and Real Estate to Create Inclusive, Consumer-Centric Destinations. Seaport Entertainment will be one of the few publicly traded companies focused on the intersection of entertainment and real estate. Unlike real estate investment trusts, which have limitations on their ability to invest in non-real estate assets, Seaport Entertainment will have flexibility to invest in both real estate as well as entertainment-focused operating assets. We intend to create communities and experience-driven neighborhoods as opposed to standalone assets. As a result, our focus on the social needs of our customers and providing an array of food, entertainment and leisure options to keep them engaged distinguishes our business from traditional real estate development and landlord operations.

High-Quality Portfolio in High-Barrier to Entry, Top-Tier Destinations. Seaport Entertainment’s portfolio consists of unique, high-quality assets that were acquired and developed over many years to create a one-of-a-kind portfolio. As a result, there is a high barrier to replicating Seaport Entertainment’s business. The quality of the assets is complimented by the desirability of their locations: primarily Lower Manhattan and Las Vegas, where there are substantial barriers to entry. New York City has over 8.3 million residents and a thriving tourism industry, with 64.5 million tourists anticipated to visit in 2024. Las Vegas is the largest city in Nevada, with over 650,000 residents and a growing professional sports industry. In 2023, nearly 40 million people visited Las Vegas, spending over $51 billion.
Embedded Potential Upside Within Landlord Operations Segment. Our focus on increasing the occupancy of the assets in our Landlord Operations segment is expected to drive incremental upside. For example, at the Seaport, Pier 17 was 54% leased and 47% occupied as of March 31, 2024, with available space across its third and fourth floors that benefit from panoramic views of the Brooklyn skyline and the Brooklyn Bridge. Driven by a dedicated management team primarily focused on performance at this and other assets, we believe the Company has substantial internal growth prospects.
Thematically-Focused, Diversified Assets. While the focus of the Company is on entertainment, the assets encompass a wide range of leisure and recreational activities, including live concerts, fine dining, professional sports and high-end and experiential retail. Seaport Entertainment is not limited to a particular type of entertainment asset, and as a result, it seeks to meet the needs of different customers with the flexibility to adapt to changes in consumer trends, which today favor experiences over products. Unlike traditional landlords and real estate developers, which are focused on building and leasing space, we are a customer-centric business that is responsible for filling the space that we develop, own and lease with offerings that entice and engage our visitors.
Balance Sheet Positioned to Support Growth. The Company expects to conduct a $175 million Rights Offering of common stock following the distribution. In connection with the Rights Offering, the Company is in serious discussions with Pershing Square, which through investment funds advised by it is HHH’s largest shareholder, regarding a potential backstop agreement which would be entered into prior to the distribution. Pursuant to that agreement, if finalized, Pershing Square would agree to (i) exercise its pro rata subscription right with respect to the Rights Offering at a price of $100 per share of our common stock and (ii) purchase any shares not purchased upon the expiration of the Rights Offering at the Rights Offering price, up to $175 million in the aggregate. We believe the Company’s cash balance following the contribution of $23.4 million of cash by HHH pursuant to the Separation Agreement and the capital raised from the Rights Offering, along with amounts available under the Revolving Credit Agreement, will give us significant liquidity and financial flexibility to both support the existing business and facilitate the Company’s growth.
Scalable Platform. Embedded in Seaport Entertainment’s assets are multiple avenues for potential growth, including through the expansion of existing partnerships and development of existing sites. More broadly, we believe the Company’s focus on the intersection of entertainment and real estate is readily scalable, given the ability to pursue opportunities in leisure, tourism, hospitality, gaming, food and beverage and live entertainment spaces. We view these avenues of growth holistically, as components and levers to create broader communities that engage our visitors and provide reasons to spend more time at our locations.
•Live Events Opportunity. The demand for live music is strong and accelerating worldwide. According to Live Nation, in 2023, concert attendance was up 20% year-over-year, with over 145 million fans attending over 50,000 events. Fee-bearing gross transaction value was up 30% year-over-year in 2023. In the first quarter of 2024, Live Nation concert ticket sales were pacing up almost 7% compared to the same period in 2023, with over 155 million tickets sold. Social media is also fueling fan interest in attending concerts, with Live Nation reporting that, as of February 2024, approximately 90% of live music goers agreed that seeing live music content on social media makes them want to attend shows. Seaport Entertainment’s Summer Concert Series has experienced similar strong demand. In 2021, we hosted 30 concerts and sold over 84,000 tickets. In 2022, we hosted 60 shows and sold approximately 188,000 tickets, which was an approximately 50% increase in ticket sales compared to pre-pandemic levels. In 2023, we hosted 63 shows and sold approximately 204,000 tickets, representing an 8.5% increase in sales from the prior year. Based on these metrics, Seaport Entertainment views the live event/concert space to be an attractive opportunity for strong growth.
•Food and Dining Opportunity. Seaport Entertainment plans to leverage the growing consumer appetite for unique restaurant experiences as a catalyst to further expand its culinary footprint. According to the U.S. Department of Agriculture, consumers spent more on food in 2022 than ever before, even after adjusting for inflation. Of the total amount spent on food, consumer purchases for food away from home, including restaurants, have accelerated since the onset of the COVID-19 pandemic. As of 2022, expenditures on food away from home accounted for 54% of total food spending, marking a stark rise from its 50% market share in 2020, according to the U.S. Department of Agriculture. According to restaurant marketing platform BentoBox’s 2023 Restaurant Trend Report, in 2023, diners spent approximately 7% more on restaurants than they did in 2022. In the first quarter of 2024, our Hospitality segment generated $4.0 million in revenue, representing a 23% decrease from first quarter of 2023. Our first quarter 2024 results were impacted by poor weather conditions, as evidenced by a 45% increase in total rainfall during the peak days of Friday through Sunday. In 2023, our Hospitality segment generated $33.0 million in revenues, representing a 23% decrease from 2022, and in 2022, our Hospitality segment revenue was $42.6 million, which was a 41% increase from 2021. Our Hospitality-related period-over-period comparisons do not adjust for operational revisions to our asset strategies from period to period, such as closing restaurant concepts or redirecting operations to use space for private events and/or concerts. Furthermore, our Hospitality segment includes equity earnings from our unconsolidated joint ventures, which primarily relate to our interest in the Tin Building by Jean-Georges joint venture. Although these joint ventures generate food and beverage revenue, our share of this revenue is recognized in equity earnings and not Hospitality revenue. The Tin Building by Jean-Georges joint venture generated food and beverage revenues of $6.5 million in the first quarter of 2024, $32.4 million in 2023, and $8.2 million in 2022. Based on the trend of growing demand for food and beverage offerings and our increased focus on food and beverage programming within the Seaport neighborhood, we believe there is an attractive opportunity to both improve the performance of our Hospitality segment and grow our food and beverage offerings.
•Sports and Gaming Opportunity. Consumer spending toward sporting events has demonstrated tremendous strength over the last few years. According to StubHub’s 2023 Year in Live Experiences Report:
◦NFL sales heading into the 2023 season were double from 2022.
◦College football sales were up almost 50% at season start.
◦NHL sales were trending nearly double last season’s start.
◦NBA sales on StubHub at season start were up nearly 60%.
◦MLS sales were up over 2.5x compared to 2022.
According to StubHub’s 2024 MLB Season Preview, as of mid-March 2024, MLB ticket sales were up by over 60% compared to the same time last year. Similarly, admission prices for sporting events rose significantly in 2023. According to the Bureau of Labor Statistics, in October 2023, admission prices for sporting events increased by 25.1% year-over-year, which was the highest annualized growth rate measured by the CPI inflation gauge. In 2022 and 2023, we sold approximately 396,000 and 388,000 total tickets to Aviators games, respectively, generating revenue of approximately $9.4 million at an average ticket price of $23.88 and revenue of approximately $9.0 million at an average ticket price of $23.32, respectively. Due to the robust demand that exists for live sports and gaming events, Seaport Entertainment will look to further capitalize on new and existing opportunities within this segment of the market.
Experienced Management Team With a Proven Track Record. Seaport Entertainment’s senior management team has decades of hospitality, entertainment and real estate industry expertise, significant public company experience, long-standing business relationships and an extensive track record of implementing strategies to create world-class brands. We believe that management’s significant operating experience with complex and multi-faceted hospitality and real estate assets will enable the Company to achieve a streamlined model while pursuing innovative opportunities.
•Anton D. Nikodemus is the Chief Executive Officer of Seaport Entertainment. Mr. Nikodemus has spent over 30 years in entertainment and hospitality leading the development and operations of industry premier destination brands. Prior to joining Seaport Entertainment, he served as President and Chief Operating Officer of CityCenter for MGM Resorts International where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa and ARIA Resort & Casino. Mr. Nikodemus notably led the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts.
•Matthew M. Partridge is the Chief Financial Officer of Seaport Entertainment. Mr. Partridge has nearly 15 years of experience in real estate and hospitality across a variety of asset classes and operating models with public and private companies. Prior to joining Seaport Entertainment, Mr. Partridge was the Senior Vice President, Chief Financial Officer and Treasurer for two publicly traded real estate investment trusts, CTO Realty Growth, Inc. and Alpine Income Property Trust, Inc., where he was responsible for accounting, asset management, corporate finance and investor relations, information technology and risk management.
Our Portfolio
We primarily analyze our portfolio of assets through the lens of our three operating segments: (1) Landlord Operations; (2) Hospitality; and (3) Sponsorships, Events, and Entertainment. In each segment, we believe there are multiple opportunities to drive operational efficiencies and value creation over time.
Landlord Operations. Landlord Operations represent our ownership interests in and operation of physical real estate assets. Currently, all Landlord Operations are located in the Seaport. The Seaport encompasses over 478,000 square feet of restaurant, retail, office and entertainment properties, as well as 21 residential units. It is one of the few multi-block neighborhoods in New York City largely under private management and was previously owned and operated by HHH since 2010. Over 13 years, HHH invested over $1 billion in the area, which we believe helped to revitalize the area and positioned it to become one of the premier food and beverage and entertainment destinations in the city. Currently, we own 11 physical real estate assets in the Seaport that comprise 100% of our current Landlord Operations. These assets, reflected on the map below, include:

South Street
SEAPORT | NYC
JOHN ST. SERVICE BUILDING
Select Spaces
TIN BUILDING
85 SOUTH ST.
PIER 17
SCHERMERHORN ROW
1ST & 2ND Level - Select Spaces
FULTON MARKET BUILDING
ONE SEAPORT PLAZA
1ST & 2ND Level - Select Spaces
SEAPORT TRANSLUX
1ST & 2ND Level - Select Spaces
MUSEUM BLOCK
1ST & 2ND Level - Select Spaces
117 BEEKMAN ST.
1ST Level & Basement - Select Spaces
250 WATER ST.
SEAPORT
DISTRICT NYC

•Pier 17 – Pier 17 is a 213,000 square foot mixed-use building containing restaurants, entertainment, office space and an outdoor concert venue. The Rooftop at Pier 17 is a 3,500-person concert venue, which was voted the #1 outdoor music venue in New York City in 2022 by Red Bull and ranked by Pollstar as the fifth top club worldwide in 2023. In 2023, the Rooftop’s Summer Concert Series had a record year, selling approximately 204,000 tickets over 63 shows, representing 93% of available ticket inventory. In addition to the concert venue, the building has five restaurants with renowned chefs including Jean-Georges and Andrew Carmellini, and three floors of unique space that can be utilized for retail, office and entertainment purposes.
•Tin Building – Across from Pier 17 is the Tin Building, a 54,000-square-foot culinary destination located on the site of the original Fulton Fish Market. The property opened in September 2022 after undergoing an over $200 million, five-year renovation to reconstruct the building in collaboration with Jean-Georges and is leased to our joint venture with a subsidiary of Jean-Georges. The building has three levels, offering over 20 culinary experiences, including restaurants, bars, grocery markets, retail and private dining.
•Fulton Market Building – The Fulton Market Building is a three-story, 115,000-square-foot mixed-use building. It is 100% leased to tenants like IPIC Theaters, which occupies 46,000 square feet and has a lease through 2035. In July 2022, high-end fashion brand Alexander Wang leased the entire third floor for its global fashion headquarters. The Lawn Club, an experiential retail concept focused on “classic lawn games” and superb cocktails, is one of our joint ventures and the most recent tenant, having opened in November 2023.
•Historic District Retail & Other – Seaport Entertainment is also the landlord for the following Historic District retail and other locations: Museum Block (1st and 2nd Level - Select Spaces), Schermerhorn Row (1st and 2nd Level - Select Spaces), Seaport Translux (1st and 2nd Level - Select Spaces), 117 Beekman Street (1st Level & Basement - Select Spaces), One Seaport Plaza (1st and 2nd Level - Select Spaces) and the John Street Service Building (Select Spaces), which collectively make up approximately 91,000 square feet.
•250 Water Street – 250 Water Street is a full block, one-acre development site that is zoned for 547,000 square feet of market rate and affordable housing, office, retail and community-oriented gathering space. We believe 250 Water Street is a unique opportunity at the Seaport to redevelop this site into a vibrant mixed-use asset, provide long-term viability to the South Street Seaport Museum and deliver economic stimulus to the area. We have received all of the necessary approvals for the plans and permits to build the foundation, which we began building in the second quarter of 2022. Final remediation work on the site is complete, and we can commence construction of the new development at our discretion.
•85 South Street – 85 South Street is an eight-story residential building with 21 apartments and approximately 5,500 square feet of ancillary office space.
Our Seaport assets primarily sit under a long-term ground lease from the City of New York that provides for an extension option that would extend its expiration from 2072 to 2120. In 2023, we paid $2.5 million in rent and fees under that ground lease and two smaller ground leases on our Seaport assets. The following table shows information about our Seaport assets as of March 31, 2024:

Asset	Asset Type	Ownership Type	Owned Rentable Square Feet	Rentable Units	% Occupied	% Leased
Pier 17	Mixed-Use	Owned Improvements	212,514	—	47%	54%
Fulton Market Building	Mixed-Use	Owned Improvements	114,999	—	100%	100%
Tin Building	Retail	Owned Improvements	53,783	—	100%	100%
Schermerhorn Row	Retail	Owned Improvements	28,872	—	85%	85%

One Seaport Plaza	Retail	Owned Improvements	24,518	—	12%	12%
Museum Block	Retail	Owned Improvements	23,633	—	52%	52%
Seaport Translux	Retail	Owned Improvements	9,928	—	0%	0%
117 Beekman Street	Retail	Owned Improvements	3,609	—	0%	0%
John Street Service Building	Retail	Owned Improvements	636	—	0%	0%
85 South Street	Multifamily & Office	Fee Simple	5,522	21	100%(2)	100%(2)
250 Water Street(1)	Development Site	Fee Simple	—	—	0%	0%
Total			478,014	21	66%	67%
__________________
(1)250 Water Street is zoned for 547,000 square feet of market rate and affordable housing, office, retail and community-oriented gathering space.
(2)Occupancy and leasing figures for multifamily space. Ground floor office space is fully occupied but not leased.
Hospitality. Hospitality represents our ownership interests in various food and beverage operating businesses. Currently, we own, either wholly or through partnerships with third parties, and operate, including under license and management agreements, six fine dining and casual dining restaurants, cocktail bars and entertainment venues (The Fulton, Mister Dips, Carne Mare, Malibu Farm, Pearl Alley and The Lawn Club), as well as our unconsolidated venture, the Tin Building by Jean-Georges, which offers over 20 culinary experiences, including restaurants, bars, grocery markets, retail and private dining. These businesses are all our tenants and pay rent to our Landlord Operations. We also have a 25% interest in Jean-Georges Restaurants.
Jean-Georges Restaurants was founded by renowned Michelin-star chef Jean-Georges Vongerichten and operates over 40 hospitality offerings across the world. In March 2022, HHH acquired a 25% interest in Jean-Georges Restaurants for $45 million. The Tin Building by Jean-Georges was the first project completed by HHH and Jean-Georges since the minority stake acquisition, and it now plays an integral part in the Seaport’s overall performance. Creative Culinary Management Company, LLC (“CCMC”), a wholly-owned subsidiary of Jean-Georges Restaurants, provides management services for certain retail and food and beverage businesses within the Seaport.
Sponsorships, Events, and Entertainment. Our Sponsorships, Events, and Entertainment segment includes the Las Vegas Aviators, the Las Vegas Ballpark, the Fashion Show Mall Air Rights, Seaport events and concerts and all of our sponsorship agreements across both the Seaport and the Las Vegas Ballpark.
•The Aviators and Las Vegas Ballpark. The Las Vegas Aviators are a Minor League Baseball team and the Triple-A affiliate of the Athletics. The team was acquired by the Summerlin Las Vegas Baseball Club, a subsidiary of HHH, and Play Ball Owners Group in May 2013. In 2017, HHH acquired Play Ball’s 50% ownership stake for $16.4 million. In addition to the team, included in Seaport Entertainment is the Aviators’ 10,000-person capacity ballpark, which is located in the heart of Downtown Summerlin, approximately nine miles west of the Las Vegas Strip. We estimate that the area draws approximately 20 million visitors per year. The Aviators averaged approximately 6,800 ticket sales per game in 2023. Since its opening in 2019, the Las Vegas Ballpark, which had a gross carrying value before accumulated depreciation of $132.0 million as of March 31, 2024, has been voted the best ballpark in Triple-A baseball in three out of the last five years by Ballpark Digest. In addition to hosting baseball games, the ballpark holds various special events throughout the year. On November 16, 2023, the Athletics received unanimous approval from MLB to relocate their team from Oakland to Las Vegas, where a new stadium would be built. In 2023, the Aviators and the ballpark generated approximately $30.8 million in revenue.

The following map shows the location of the Las Vegas Ballpark in relation to certain other Las Vegas landmarks.

215
red rock
CASINO · RESORT · SPA
Las Vegas
TWO
SUMMERLIN
DOWNTOWN
SUMMERLIN
VEGAS
GOLDEN KNIGHTS
West Charleston Blvd
ONE
SUMMERLIN
1700
PAVILION
West Sahara Ave
LAS
Vegas
BALLPARK
WHOLE
FOODS
MARKET
TANAGER
TANAGER
ECHO
215
N
DOWNTOWN
Summerlin
NEVADA

•The Rooftop at Pier 17. The Rooftop at Pier 17 has evolved into one of the premier concert venues in New York City. The venue has capacity of 3,500 seats and in 2022 and 2023 hosted 60 and 63 concerts, respectively. Located two blocks south of the Brooklyn Bridge, the unique outdoor venue was voted the #1 outdoor music venue in New York City in 2022 by Red Bull and ranked by Pollstar as the fifth top club worldwide in 2023. The venue provides an unmatched outdoor entertainment opportunity for both emerging and established musicians. In addition, given the venue’s destination-like location, it has proven to be successful at hosting events year round and drives incremental revenue outside of the Summer Concert Series.
The demand for live music at The Rooftop at Pier 17 is evident based on the success of our Summer Concert Series, which premiered in 2018 hosting 24 shows and selling over 63,000 tickets. In 2023, our Summer Concert Series sold out 47 of 63 shows and sold approximately 204,000 tickets, which represented 93% of all available tickets, generating over $12 million in gross ticket sales. The venue’s success is also demonstrated by its social media following, which is one of the largest for any New York City-area arena or concert venue, despite only having a 3,500-seat capacity. As a result, we are exploring opportunities to leverage the success of our Summer Concert Series during the winter season by potentially hosting an enclosed winter concert series.
•The Fashion Show Mall Air Rights. The Fashion Show mall is the 25th largest mall in the country. It has a prime Las Vegas Strip location, adjacent to the Wynn and Treasure Island. The mall is owned by Brookfield Properties and features more than 250 retailers and over 30 restaurants spread across approximately two million square feet. Seaport Entertainment has an interest in and to 80% of the air rights above the mall, with Brookfield Properties having an interest in and to the remaining 20% stake. The Fashion Show Mall Air Rights are a contractual right to form a joint venture to hold an 80% managing member interest in a to-be-formed entity that would own the air rights above the Fashion Show mall, as well as the exclusive right to develop such air rights. The Fashion Show Mall Air Rights may potentially be used to develop a new casino and hotel on the Las Vegas Strip. For additional information, see “Risk Factors—Risks Related to Our Business and Our Industry—We are exposed to risks associated with the development, redevelopment or construction of our properties, including the planned redevelopment at 250 Water Street and intended development in connection with our Fashion Show Mall Air Rights.”

N
The Strip
LAS VEGAS, NEVADA
Resorts World
LAS VEGAS
TRUMP
INTERNATIONAL HOTEL
FONTAINEBLEAU
LAS VEGAS
Wynn
LAS VEGAS
FASHION SHOW
Las Vegas
ti TREASURE ISLAND
Las Vegas
sphere
Mirage
LAS VEGAS
F1
Rio
CAESARS PALACE
BELLAGIO
THE VENETIAN
LAS VEGAS

The Separation and Distribution
The Separation and Distribution
On October 5, 2023, HHH announced its intention to separate its Seaport Entertainment division from the remainder of its businesses.
It is expected that the HHH Board, or a duly authorized committee thereof, will approve the pro rata distribution of 100% of the issued and outstanding shares of our common stock, on the basis of            share(s) of our common stock for every            share(s) of common stock of HHH held as of the close of business on           , 2024 (the record date for the distribution).
Our Post-Separation Relationship with HHH
Prior to the completion of the distribution, we will be a wholly-owned subsidiary of HHH, and all of our outstanding shares of common stock will be owned by HHH. Following the separation and distribution, we and HHH will operate as separate publicly traded companies.
Furthermore, prior to the completion of the distribution, we will enter into a separation agreement with HHH (the “Separation Agreement”). We will also enter into various other agreements to provide a framework for our relationship with HHH after the separation, including a transition services agreement, an employee matters agreement and a tax matters agreement. These agreements will provide for the allocation between us and HHH of the assets, employees, services, liabilities and obligations (including their respective investments, property and employee benefits and tax-related assets and liabilities) of HHH and its subsidiaries attributable to periods prior to, at and after the separation and will govern certain relationships between us and HHH after the separation. For additional information regarding the Separation Agreement and such other agreements, please refer to sections entitled “The Separation and Distribution,” “Certain Relationships and Related Party Transactions—Agreements with HHH” and “Risk Factors—Risks Related to the Separation and Our Relationship with HHH.”

Reasons for the Separation
The HHH Board believes that separating its Seaport entertainment division from the remainder of HHH is in the best interests of HHH and its stockholders at this time for the following reasons:
•Enhanced Strategic Focus and Capital Allocation Strategies. Separating the Seaport Entertainment business into a standalone entity creates two separate companies, each focused on its distinct business strategy with flexibility to deploy capital toward its specific growth opportunities.
◦Allows Howard Hughes to Focus on its Core Portfolio of Master Planned Communities. HHH owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. It operates one of the nation’s largest portfolios of master planned communities (“MPCs”) spanning approximately 101,000 gross acres, including: The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in the Greater Las Vegas, Nevada area; Ward Village® in Honolulu, Hawaii; and TeravalisTM in the Greater Phoenix, Arizona area.
◦Allows Seaport Entertainment to Focus on Enhancing the Value of its Existing Portfolio and to Acquire Additional Assets with a Differentiated Investment Strategy. Post separation, Seaport Entertainment will be able to focus on unlocking the inherent value embedded in its unique collection of assets positioned at the intersection of entertainment and real estate. In addition, Seaport Entertainment’s focus on acquiring hospitality and entertainment related physical and/or operational assets across geographic markets in both mixed-use communities and bespoke one-off locations materially differs from that of HHH. The separation allows Seaport Entertainment to pursue such acquisition opportunities, which may not have been pursued while the Seaport Entertainment business was owned by HHH. Seaport Entertainment can also manage its capital structure over the long-term as appropriate for the company.
•Growth Opportunities. The separation of Seaport Entertainment from HHH allows each company to pursue attractive growth opportunities in areas that align with its respective core competencies. With a well-capitalized balance sheet and liquidity, Seaport Entertainment expects to have the financial flexibility to expand its scalable platform across multiple verticals within the entertainment and hospitality industries.
•Organizational Efficiency. Separating the Seaport Entertainment business from the remainder of HHH provides both companies with dedicated and experienced management teams and other key personnel to drive enhanced efficiencies across the organization, coupled with dedicated focus and attention to their respective assets, which will better position both companies to achieve their financial and commercial goals.
•Direct and More Efficient Access to the Capital Markets. The separation provides Seaport Entertainment with direct access to the capital markets, as demonstrated by the Rights Offering post separation. As a result, Seaport Entertainment will be able to more efficiently manage its capital structure in a manner more closely tailored to the company’s business plan.
•Clarity for the Investment Community. Separating Seaport Entertainment from HHH provides existing and potential investors with greater transparency and better highlights the tailored investment opportunities presented by HHH and Seaport Entertainment. Over time, this should allow Seaport Entertainment ownership to shift to a shareholder base whose investment goals are more closely aligned with Seaport Entertainment’s business.
•Potential Value Creation. Following the separation, Seaport Entertainment will be fully dedicated to realizing shareholder value through stabilizing its existing real estate portfolio, executing on its development pipeline, expanding of partnerships and pursuing strategic acquisitions that capitalize on industry trends. Similarly, the separation of entertainment-related assets from Howard Hughes will allow HHH to better focus on driving outsized performance within its core portfolio of MPCs.

•Create Targeted Equity Currency. The separation will result in each of HHH and Seaport Entertainment having publicly traded equity that may be a more attractive acquisition currency to related business owners seeking investment diversification and liquidity through a combination with Seaport Entertainment or HHH. Similarly, this targeted equity can be used for management incentive programs that should help Seaport Entertainment and HHH attract and retain talented employees seeking opportunities more closely aligned with each company’s respective business plan. In addition, Seaport Entertainment’s and HHH’s management’s and employees’ equity incentive compensation will more directly align with Seaport Entertainment’s and HHH’s respective performances. The incentives of management and employees will therefore be more closely aligned with the performance of their respective business.
The HHH Board also considered certain aspects of the separation that may be adverse to us. Our common stock may come under initial selling pressure as certain HHH stockholders sell their shares in us because they are not interested in holding an investment in our business. Because we will no longer be part of HHH, the separation will also affect the terms upon which we can pursue cross-company business transactions and initiatives with HHH’s other businesses. As a result of the separation, we will bear significant incremental costs associated with being a publicly-held company and will need to absorb certain corporate and operational support costs previously allocated to HHH.
The HHH Board concluded that the potential benefits of the separation outweighed these factors. See “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”
Risk Factors Summary
An investment in shares of our common stock is subject to a number of risks, including risks relating to the separation, the successful implementation of our strategy and the ability to grow our business. The following list of risk factors is not exhaustive. See “Risk Factors” for a more thorough description of these and other risks.
Risks Related to Our Business and Our Industry
•Our business is dependent on discretionary consumer spending patterns and, as a result, could be materially, adversely impacted by an economic downturn, recession, financial instability, inflation or changes in consumer tastes and preferences.
•Downturn in tenants’ businesses may reduce our revenues and cash flows.
•We may be unable to renew leases, lease vacant space or re-lease space as leases expire.
•The operational results of some of our assets may be volatile, especially the Seaport, which could have an adverse effect on our financial condition and results of operations.
•Significant competition could have an adverse effect on our business.
•The concentration of our properties in Manhattan and Las Vegas exposes our revenues and the value of our assets to adverse changes in local economic conditions.
•Some of our properties are subject to potential natural or other disasters, including those and other adverse effects resulting from climate change. Water and electricity shortages could also have an adverse effect on our business.
•If we are unable to make strategic acquisitions, develop and maintain strategic partnerships or enter into joint venture arrangements with strategic partners, our growth may be adversely affected, and we may not realize the expected benefit from such endeavors.
•We are exposed to risks associated with the development, redevelopment or construction of our properties.

•Cybersecurity risks and incidents, such as a breach of the Company’s privacy or information security systems, or those of our vendors or other third parties, could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
Risks Related to Our Sports Assets
•Our sports assets face intense and wide-ranging competition, which may have a material negative effect on our business and results of operations.
•Our business is substantially dependent on the continued popularity and/or competitive success of the Aviators, which cannot be assured.
Financial Risks
•We may be unable to develop and expand our properties without sufficient capital or financing.
•Our current and future indebtedness and changing interest rates could adversely affect our business, prospects, financial condition or results of operations and prevent us from fulfilling our financial obligations.
Regulatory, Legal and Environmental Risks
•Government regulations and legal challenges may delay the start or completion of the development of our properties, increase our expenses or limit our building or other activities.
•We may be subject to increased compliance costs to comply with new and contemplated government regulations relating to energy standards and climate change.
•We may be subject to potential costs to comply with environmental laws.
Risks Related to the Separation and Our Relationship with HHH
•We have no history of operating as a separate, publicly traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
•Future sales of our common stock, or the perception that such sales may occur, could depress our common stock price.
•We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.
•If the distribution fails to qualify as a distribution under Section 355 of the Code, HHH stockholders could incur significant adverse tax consequences.
Risks Related to Our Common Stock
•We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, the price of our common stock may fluctuate significantly.
Emerging Growth Company Status
We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012. We will continue to be an emerging growth company until the earliest to occur of the following:
•the last day of the fiscal year in which our total annual gross revenues first meet or exceed $1.235 billion (as adjusted for inflation);

•the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;
•the last day of the fiscal year in which we (i) have an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter and (ii) have been a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) for at least one year (and have filed at least one annual report under the Exchange Act); and
•the last day of the fiscal year following the fifth anniversary of the date of our separation from HHH.
For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval on golden parachute compensation not previously approved. We may choose to take advantage of some or all of these reduced burdens. For example, we have taken advantage of the reduced disclosure obligations regarding executive compensation in this information statement. For as long as we take advantage of the reduced reporting obligations, the information we provide stockholders may be different from information provided by other public companies. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in the price of our common stock.
We have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this information statement, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.
Corporate Information
We were incorporated in Delaware on January 24, 2024 for the purpose of holding HHH’s Seaport Entertainment business in connection with the separation and the distribution. Prior to the separation, which is expected to occur immediately prior to completion of the distribution, we had no operations. The address of our principal executive offices is 199 Water Street, 28th Floor, New York, New York 10038. Our telephone number is (212) 732-8257.
We maintain an internet website at           . Our website, and the information contained on or accessible through our website, is not incorporated by reference in this information statement.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to HHH stockholders who will receive shares of our common stock in the distribution. This information statement is not, and should not be construed as, an inducement or encouragement to buy or sell any securities. The information in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither we nor HHH will update the information except in the normal course of our and HHH’s respective disclosure obligations and practices.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
The following summary historical and unaudited pro forma combined financial data reflects the combined financial statements of the Seaport Entertainment division of HHH. We derived the combined statement of operations data for the three months ended March 31, 2024 and March 31, 2023 and the combined balance sheet data as of March 31, 2024, as set forth below, from our historical unaudited condensed combined financial statements, which are included elsewhere in this information statement.We derived the summary historical combined statement of operations data for the years ended December 31, 2023, December 31, 2022 and December 31, 2021 and the summary historical combined balance sheet data as of December 31, 2023 and December 31, 2022, as set forth below, from our historical combined financial statements, which are included elsewhere in this information statement. We derived the summary unaudited pro forma combined statement of operations data for the three months ended March 31, 2024 and the fiscal year ended December 31, 2023, and the summary unaudited pro forma combined balance sheet data as of March 31, 2024, as set forth below, from our unaudited pro forma combined financial information included in the “Unaudited Pro Forma Combined Financial Statements” section of this information statement.
We have historically operated as part of HHH and not as a separate, publicly traded company. Our combined financial statements have been derived from HHH’s historical accounting records and are presented on a carve-out basis. All revenues, expenses, assets, and liabilities directly associated with our business activity are included as a component of the pro forma combined financial statements. The pro forma combined financial statements also include expense allocations for certain support functions that are provided on a centralized basis within HHH. While these allocations have been determined on a reasonable basis, the amounts are not necessarily representative of the amounts that would have been reflected in the combined financial statements had we been an entity that operated separately from HHH during the periods presented.
The summary unaudited pro forma combined financial data presented has been prepared to reflect the transactions described in the section entitled “Unaudited Pro Forma Combined Financial Statements” (the “Transactions”). The summary unaudited pro forma combined financial data has been derived from our unaudited pro forma combined financial statements included elsewhere in this information statement. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2024 and the year ended December 31, 2023, gives effect to the Transactions as if they had occurred on January 1, 2023, the first day of fiscal 2023. The unaudited pro forma combined balance sheet data reflects our financial condition as if the Transactions had occurred on March 31, 2024, our latest balance sheet date. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.
The summary unaudited pro forma combined financial statements are not necessarily indicative of our results of operations or financial condition had the Transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a separate, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations, financial condition or cash flows.
This summary historical and pro forma combined financial data should be reviewed in combination with the sections entitled “Unaudited Pro Forma Combined Financial Statements,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere in this information statement. The unaudited pro forma combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Statement Concerning Forward-Looking Information” included elsewhere in this information statement.

	Pro Forma	Historical
(unaudited)	For the three months ended March 31, 2024 (Unaudited)	Three months ended March 31,
(in thousands)		2024	2023
Selected Statements of Operations Data:
Sponsorships, events, and entertainment revenue	$4,180	$4,180	$4,081
Hospitality revenue	4,004	4,004	5,222
Rental revenue	6,447	6,447	5,442
Other revenue	23	23	3
Total revenues	14,654	14,654	14,748
Operating expenses(1)	20,333	20,333	22,006
General and administrative	16,554	16,554	5,456
Depreciation and amortization	8,074	8,074	13,230
Operating loss	(31,252)	(31,252)	(26,307)
Equity in losses from unconsolidated ventures	(10,280)	(10,280)	(10,820)
Net loss	(43,448)	(44,078)	(37,757)
__________________
(1)Operating expenses as presented in the table above includes (1) Sponsorships, Events, and Entertainment costs, (2) Hospitality costs and (3) Operating costs.

	Pro Forma	Historical
	For the year ended December 31, 2023 (Unaudited)	For the year ended December 31,
(in thousands)		2023	2022	2021
Selected Statements of Operations Data:
Sponsorships, events, and entertainment revenue	$60,623	$60,623	$55,724	$41,504
Hospitality revenue	32,951	32,951	42,565	29,632
Rental revenue	22,096	22,096	19,810	7,978
Other revenue	8	8	947	3,506
Total revenues	115,678	115,678	119,046	82,620
Operating expenses(1)	120,117	120,117	120,849	98,773
General and administrative	51,137	30,536	16,977	17,214
Depreciation and amortization	48,432	48,432	47,356	41,612
Provision for impairment	672,492	672,492	—	—
Operating loss	(777,007)	(756,406)	(66,671)	(75,919)
Equity in losses from unconsolidated ventures	(80,633)	(80,633)	(37,124)	(1,988)
Net loss	(859,571)	(838,065)	(111,277)	(80,866)
__________________
(1)Operating expenses as presented in the table above includes (1) Sponsorships, Events, and Entertainment costs, (2) Hospitality costs and (3) Operating costs.

	Pro Forma	Historical
	As of March 31, 2024 (Unaudited)	As of March 31, 2024 (Unaudited)	As of December 31,
(in thousands)			2023	2022
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$242,407	$44,130	$43,845	$66,713
Total assets	809,933	614,729	616,813	1,314,515
Total liabilities	174,000	225,597	231,920	218,329
Total equity	635,933	389,132	384,893	1,096,186
Total liabilities and equity	809,933	614,729	616,813	1,314,515

RISK FACTORS
You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this information statement. The risks and uncertainties described below are those that we deem currently to be material, and do not represent all of the risks that we face. Additional risks and uncertainties not presently known to us or that we currently do not consider material may in the future become material and impair our business operations. If any of the following risks actually occur, our business could be materially harmed, our financial condition, results of operations and prospects could be materially and adversely affected, and the value of our securities could decline significantly.
Risks Related to Our Business and Our Industry
Our portfolio has experienced, and is expected to continue to experience, significant negative operating cash flow for the foreseeable future, along with net losses. We require substantial cash, and, in the event that our management team is unsuccessful in achieving its business plan quickly enough, we may be forced to change our business plan, dispose of assets and/or take other actions, which could materially adversely affect our financial condition and results of operations. Such actions could also affect the tax treatment of the distribution to HHH and its stockholders, which could result in a material indemnification obligation pursuant to the tax matters agreement.
We have a history of incurring net losses, and we currently expect to experience negative operating cash flow for the foreseeable future. For the quarter ended March 31, 2024, we incurred a net loss of $44.1 million. For the years ended December 31, 2023 and 2022, we incurred net losses of $838.1 million ($165.6 million excluding an impairment charge of $672.5 million) and $111.3 million, respectively. We had negative operating cash flows of $18.8 million for the quarter ended March 31, 2024 and $50.8 million and $29.5 million for the years ended December 31, 2023 and 2022, respectively. Historically, our portfolio has required support in the form of contributions from HHH to fund our operations and meet our obligations, with net transfers from HHH of $47.7 million for the quarter ended March 31, 2024 and $125.3 million and $239.6 million for the years ended December 31, 2023 and 2022, respectively. We do not expect to receive additional funding from HHH after the separation and distribution.
Additionally, our business model is cash intensive. The campus nature of our Seaport portfolio requires a higher level of overhead because expenses like cleaning and security are not directly correlated to the occupancy in one building. Instead, overhead costs are largely correlated to the activation of the entire district for retail, events, sponsorships and food and beverage operations. In addition, our management’s business plan depends significantly on leasing up our existing Seaport assets, which we expect will involve significant capital expenditures. For instance, the portfolio of assets within Landlord Operations at the Seaport was 67% leased and 66% occupied as of March 31, 2024, and we are focused on leasing this space. As of March 31, 2024, approximately 50% of our existing office space was leased and occupied in the Seaport, and we are actively seeking to lease the vacant space, which may involve converting space from office to hospitality uses. We are also focused on leasing other available retail space at the Seaport, of which 59% was leased and occupied as of the same period-end. Such leasing activities will require significant capital expenditures in addition to the substantial capital expenditures necessary or the ongoing operation of our portfolio.
We cannot offer any assurance as to our future financial results, and, as noted above, we currently expect to experience significant negative operating cash flow and net losses for the foreseeable future. Our inability to achieve positive cash flow from our current operating plans over time or to raise capital to cover anticipated shortfall would have a material adverse effect on our business, financial condition, results of operations and ability to implement our business plan, and could have a material adverse effect on our ability to meet our obligations as they become due, which could force us to change our business plans, dispose of assets and/or take other action in order to continue to operate. In addition, such actions could affect the tax treatment of the distribution to HHH and its stockholders, and if so, we could be required to indemnify HHH for certain tax consequences that could be material pursuant to indemnification obligations under the tax matters agreement. See “—Risks Related to the Separation and Our Relationship with HHH.”

In the event that our anticipated Rights Offering does not close, or results in less proceeds than expected, we will have less liquidity than expected and be forced to change our business model and dispose of assets, or take other actions, which could materially adversely affect our business, financial condition, results of operations and cash flows.
We expect to commence a $175 million Rights Offering following the separation and distribution. We are also in serious discussions with Pershing Square regarding a potential backstop agreement which would be entered into prior to the distribution. Pursuant to that agreement, if finalized, Pershing Square would agree to (i) exercise its pro rata subscription right with respect to the Rights Offering and (ii) purchase any remaining shares that are not subscribed for in the Rights Offering, up to $175 million in the aggregate; however, we can provide no assurance that we will receive the anticipated proceeds from the Rights Offering or enter into the backstop agreement. The backstop agreement, if finalized, would have customary closing conditions, including there having been no material adverse effect on our business. Additionally, we would expect the obligations of Pershing Square under the backstop agreement to expire          days from the execution of the backstop agreement, so if the Rights Offering were to close after such date, we cannot assure you of the amount of proceeds that we would receive in the Rights Offering, if any. In the event that we do not receive the full proceeds expected from the Rights Offering and/or the potential backstop agreement, whether due to a material adverse effect having impacted our business, market conditions having resulted in the abandonment or a delay in the Rights Offering or other reasons, we will have less liquidity than expected, which would exacerbate the risks described in this information statement.
Although our financial statements have been prepared on a going concern basis, our independent auditors in their report accompanying our consolidated financial statements for the year ended December 31, 2023 believe that our recurring losses from operations and other factors have raised substantial doubt about our ability to continue as a going concern as of December 31, 2023.
Our audited financial statements for the fiscal year ended December 31, 2023 were prepared on a going concern basis in accordance with generally accepted accounting principles in the United States (“GAAP”). The going concern basis presumes that for the foreseeable future, funds will be available to finance future operations and that the realization of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business. However, our independent auditors in their report accompanying our consolidated financial statements for the year ended December 31, 2023 believe that our recurring losses from operations and other factors have raised substantial doubt about our ability to continue as a going concern as of December 31, 2023. As noted above, we have a history of incurring net losses and have experienced and expect to continue to experience negative operating cash flow for the foreseeable future. Historically, we required funding in the form of contributions from HHH to fund our operations and meet our obligations, and we do not expect to receive additional funding from HHH after the separation and distribution. We cannot offer any assurance as to our future financial results, and we currently expect to experience negative operating cash flow for the foreseeable future. While we believe that our existing cash balances, restricted cash balances, funds provided by HHH prior to the separation and distribution, along with expected borrowing capacity, as well as the proceeds of our anticipated Rights Offering and the related potential backstop commitment, taken as a whole, will provide adequate liquidity to meet all of our current and long-term obligations when due, including our third-party mortgages payable, and adequate liquidity to fund capital expenditures and redevelopment projects, we cannot provide assurances that we will raise the expected proceeds from our anticipated Rights Offering and the related potential backstop commitment, or that we will be able to secure additional funding on terms acceptable to us, or at all, if and when needed. Our inability to achieve positive cash flow from our current operating plans over time or to raise capital to cover shortfalls would have a material adverse effect on our business, financial condition, results of operations and our ability to implement our business plan, and could have a material adverse effect on our ability to meet our obligations as they become due, which could force us to curtail our operations or take other action in order to continue to operate.
Our business is dependent on discretionary consumer spending patterns and, as a result, could be materially, adversely impacted by an economic downturn, recession, financial instability, inflation or changes in consumer tastes and preferences.
Our business depends in part on consumers spending discretionary dollars at our assets. Consumer spending has in the past declined, and may in the future decline at any time, for reasons beyond our control, including as a result of economic downturns or recessions, unemployment and consumer income levels, financial market volatility, credit conditions and availability, inflation, rising interest rates, increases in theft or other crime, pandemics or other public health concerns and changes in consumer preferences. The risks associated with our businesses and described herein may become more acute in periods of a slowing economy or recession. In addition, instability and weakness in the U.S. and global economies, including due to the effects caused by disruptions to financial markets, high inflation, high interest rates, recession, high unemployment, geopolitical events and the negative effects on consumer confidence and consumers’ discretionary spending, have in the past negatively affected, and may in the future materially negatively affect, our business and operations. For example, the restaurant and hospitality industry is highly dependent on consumer confidence and discretionary spending. Economic, political or social conditions or events that adversely impact consumers’ ability or willingness to dine out could, in turn, adversely impact our revenues related to JG and the Seaport. If such conditions or events were to persist for an extended period of time or worsen, our overall business and results of operations may be adversely affected.
Downturn in tenants’ businesses may reduce our revenues and cash flows.
A tenant may experience a downturn in its business, due to a variety of factors including rising inflation or interest rates or supply chain issues, which may weaken its financial condition and result in its failure to make timely rental payments or result in defaults under our leases. For example, certain of our tenants experienced supply chain issues during the COVID-19 pandemic, as well as in connection with Hurricane Ida in 2021, and although none of these issues resulted in a material adverse impact on our business, similar events in the future could adversely affect us. The rate of defaults may increase from historical levels due to tenants’ businesses being negatively impacted by higher interest rates. In the event of default by a tenant, we may experience delays in enforcing our rights as the landlord and may incur substantial costs in protecting our investment.
We may be unable to renew leases, lease vacant space or re-lease space as leases expire.
We cannot provide any assurance that existing leases, including one lease at Pier 17 that is set to expire in December 2025 and that represented approximately 12% of our total 2023 rental revenues, will be renewed, that we will be able to lease vacant space or re-lease space as leases expire or that our rental rates will be equal to or above the current rental rates previously negotiated by HHH. The assets within Landlord Operations at the Seaport were 67% leased as of March 31, 2024, and we are focused on improving occupancy levels at these assets; however, no assurance can be given that we will be successful in leasing this space. If the average rental rates for our properties decrease, existing tenants do not renew their leases, vacant space is not leased or available space is not re-leased as leases expire, our financial condition, results of operations, cash flows, the quoted trading price of our securities and our ability to satisfy our debt service obligations at the affected properties could be adversely affected.
The operational results of some of our assets may be volatile, especially the Seaport, which could have an adverse effect on our financial condition and results of operations.
The Seaport’s operational results have been and may in the future be volatile. The volatility is largely the result of: (i) seasonality; (ii) potential sponsorship revenue; (iii) potential event revenue; (iv) demand for rentable space; and (v) business operating risks from various start-up businesses. We own, either wholly or through joint ventures, and in some instances operate, several start-up businesses in the Seaport. As a result, the revenues and expenses of these businesses directly impact the net operating income of the Seaport, which could have an adverse effect on our financial condition and results of operations.
For example, seasonality has a significant impact on our Seaport business due to weather conditions, New York City tourism and other factors, with the majority of Seaport’s revenue generated between May and October. Similarly, in In Las Vegas, we are significantly impacted by the baseball season, with a significant portion of our Sponsorship, Events, and Entertainment segment revenue generated between April and September. As a result, our total revenues tend to be higher in the second and third quarters, and our quarterly results for any one quarter or in any given fiscal year may not be indicative of results to be expected for any other quarter or year. Additionally, during periods of extreme temperatures (either hot or cold) or precipitation, we may experience significant reductions in consumer traffic, which could adversely affect our assets and our business as a whole. For example, operational results related to our Seaport business in 2023 were impacted by a 63% year-over-year increase in total rainfall during peak visitation months (May through September) and an 80% year-over-year increase in total rainfall during peak days (Friday through Sunday).
Additionally, our investment in JG and the related development of the Tin Building are both relatively new, and uncertainty around those investments could also contribute to volatile results.
Significant competition could have an adverse effect on our business.
The nature and extent of the competition we face depend on the type of property. Because our existing portfolio consists of entertainment-related assets, these properties compete for consumers and their discretionary dollars with other forms of entertainment, leisure and recreational activities. This competition is particularly intense in Manhattan and in the Las Vegas area, where most of our assets are located. The success of our business depends in part on our ability to anticipate and respond quickly to changing consumer tastes, preferences and purchasing habits. Many of the entities operating competing businesses are larger and have greater financial resources, have been in business longer, or have greater name recognition, and as a result may be able to invest greater resources than we can in attracting consumers to our properties. Certain of our assets will depend on our ability to attract concerts and other events to our venues, and in turn the ability of performers to attract strong attendance.
JG, in which we own a 25% stake, competes in the restaurant industry with national, regional and locally-owned or operated restaurants, an industry characterized by the continual introduction of new concepts and subject to rapidly changing consumer preferences, tastes, trends and eating and purchasing habits. A substantial number of restaurants compete with JG for customers, consumer dollars, restaurant locations and qualified management and other restaurant staff.
Numerous residential and commercial developers, some with greater financial and other resources, compete with us in seeking resources for development and prospective purchasers and tenants. Competition from other real estate developers may adversely affect our ability to attract and retain experienced real estate development personnel or obtain construction materials and labor. These competitive conditions can adversely affect our results of operations and financial condition.
Additionally, there are numerous shopping facilities that compete with our operating retail properties in attracting retailers to lease space. In addition, retailers at these properties face continued competition from other retailers, including internet retailers. Competition of this type could adversely affect our results of operations and financial condition. In addition, we compete with other major real estate investors and developers, many of whom have lower costs of, and superior access, to capital for attractive investment and development opportunities.
The concentration of our properties in Manhattan and Las Vegas exposes our revenues and the value of our assets to adverse changes in local economic conditions.
The properties we own are located in the same or a limited number of geographic regions, largely Manhattan and the Las Vegas area. Our current and future operations at the properties in these areas are generally subject to significant fluctuations caused by various factors that are beyond our control such as the regional and local economies, which may be negatively impacted by material relocation by residents, industry slowdowns, increased unemployment, lack of availability of consumer credit, levels of consumer debt, adverse weather conditions, natural disasters, climate change and other factors, as well as the local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods and the availability and creditworthiness of current and prospective tenants.
In addition, some of our properties are subject to various other factors specific to those geographic areas. For example, tourism is a major component of the local economies in lower Manhattan and in the Las Vegas area, so our properties in those areas are susceptible to factors that affect travel and tourism related to these areas, including cost and availability of air services and the impact of any events that disrupt air travel to and from these regions. Moreover, these properties may be affected by risks such as acts of terrorism and natural disasters, including major fires, floods, droughts and heat waves, as well as severe or inclement weather, which could also decrease tourism activity.

Given that the majority of our revenue comes from the Seaport in Manhattan, we are also particularly vulnerable to adverse events (including acts of terrorism, threats to public safety, natural disasters, epidemics, pandemics, weather conditions, labor market disruptions and government actions) and economic conditions in New York City and the surrounding areas. For example, the Seaport’s operations and operating results were materially impacted by the COVID-19 pandemic and New York state and city laws and regulations regarding lockdowns and capacity restrictions. Declines or disruptions in certain industries—for example, the financial services or media sectors—may also have a significant adverse effect on the New York City economy or real estate market, which could disproportionately impact on our business.
Further, our assets in the Las Vegas area are to some degree dependent on the gaming industry, which could be adversely affected by changes in consumer trends and preferences and other factors over which we have no control. The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including land-based casinos, video lottery, sweepstakes and poker machines, many of which are located outside of Las Vegas. Such increased competition could have a negative impact on the local Las Vegas economy and result in an adverse effect on our assets in the Las Vegas area. The success of our assets in the Las Vegas area may also be negatively impacted by changes in temperature due to climate change, increased stress on water supplies caused by climate change and population growth and other factors over which we have no control.
If any or all of the factors discussed above were to occur and result in a decrease in the revenue derived from assets in any of these geographic regions, it would likely have a material adverse effect on our business, financial condition and results of operations.
Some of our properties are subject to potential natural or other disasters.
Our properties are located in areas which are subject to natural or other disasters, including hurricanes, floods, wild fires, heat waves and droughts. We cannot predict the extent of damage that may result from such adverse weather events, which depend on a variety of factors beyond our control. Whether such events are caused or exacerbated by global climate changes or other factors, our properties in Manhattan, a coastal region, could be affected by increases in sea levels, the frequency or severity of hurricanes and tropical storms, or environmental disasters, and our properties in the Las Vegas area could be negatively impacted by changes in temperature or increased stress on water supplies. Additionally, adverse weather events can cause widespread property damage and significantly depress the local economies in which we operate and have an adverse impact on our business, financial condition and operations.
Climate change may adversely affect our business.
As a result of climate change, we may experience extreme weather and changes in precipitation and temperature, all of which may result in physical damage or a decrease in demand for our properties located in the areas affected by these conditions. Should the impact of climate change be material in nature or occur for lengthy periods of time, our financial condition and results of operations would be adversely affected. In addition, many state and local governments are adopting or considering adopting regulations requiring that property owners and developers include in their development or redevelopment plans resiliency measures to address climate-change related risks. We may be required to incur substantial costs if such regulations apply to any of our properties. There are also increasing expectations on climate and other sustainability matters from various investors, consumers and other stakeholders, and our actual or perceived sustainability performance and disclosures may impact these stakeholders’ interest in our company or our real estate. Moreover, various policymakers, including the SEC and the State of New York, have adopted or are considering adopting laws requiring disclosure of certain climate-related information, which may require additional costs for us to comply. Our tenants and suppliers may be subject to similar risks, which may indirectly impact us as well.
Water and electricity shortages could have an adverse effect on our business, financial condition and results of operations.
Drought conditions and increased temperature—particularly in the Las Vegas, Nevada region—could cause our assets to experience water and electricity shortages. The lack or reduced availability of electricity or water may make it more difficult or expensive for us to operate our businesses and obtain approvals for new developments and could limit, impair or delay our ability to develop or sell, or increase the cost of developing, our assets in the relevant areas.
If we are unable to make strategic acquisitions and develop and maintain strategic partnerships, our growth may be adversely affected, and we may not realize the expected benefit from acquisitions and partnerships.
As part of our long-term business strategy, we intend to opportunistically seek out acquisitions and utilize strategic partnerships. There are no assurances, however, that attractive acquisition or strategic partnership opportunities will arise, or if they do, that they will be consummated, or that any needed additional financing for such opportunities will be available on satisfactory terms when required. We cannot provide assurances that acquired assets will be successfully integrated into our operations or that they will perform in accordance with our expectations, nor can we provide assurances that strategic partnerships will be successful or that our relationships with our partners will continue to be mutually beneficial. If attractive acquisitions cannot be identified and successfully consummated, or if strategic partnerships cannot be established or successfully maintained, it could negatively impact our business, financial condition and results of operations.
We are party to numerous joint venture arrangements with strategic partners, and our business strategy may include seeking to enter into new joint venture arrangements, as well as expanding relationships with our existing strategic partners. Our strategic partners may have interests that are different from ours. Furthermore, we rely on certain of our joint venture partners to provide management services at certain of our restaurants and operations, and if we were no longer able to rely on such partnerships for those services, we would be required to find an alternative; we can provide no assurances as to our success in finding a new management partner or providing such services internally.
We currently have entered and may intend to enter into additional joint venture partnerships, such as with respect to (a) our 25% interest in JG and (b) the Fashion Show Mall Air Rights. Our joint venture partners may bring local market knowledge and relationships, development experience, industry expertise, financial resources, financing capabilities, brand recognition and credibility or other competitive advantages. In the future, we may not have sufficient resources, experience and/or skills to locate desirable partners, including in the event that we determine to expand our operations outside of our current locations in New York and Las Vegas. For example, our New York location currently relies on a wholly owned subsidiary of JG, Creative Culinary Management Company, to provide management services for certain retail and food and beverage businesses that the Company owns, either wholly or through partnerships with third parties, including the Tin Building by Jean-Georges, The Fulton and Malibu Farm. Pursuant to various management agreements, CCMC is responsible for employment and supervision of all employees providing services for the food and beverage operations and restaurant as well as the day-to-day operations and accounting for the food and beverage operations. In the event that JG determines no longer to contract with us, we determine to expand our operations to locations that are not managed by JG or we conclude that it is in our best interest to internalize these services, we would either be required to find a new management partner or to provide such services internally. Whether we would be successful in finding a suitable management partner or in providing such services internally cannot be assured. We also may not be able to identify and attract partners who want to conduct business in the locations where our properties are located or may be located in the future, and who have the assets, reputation or other characteristics that would enhance our growth strategies.
While we generally participate in making decisions for our jointly owned properties and assets, we might not always have the same objectives as the partner in relation to a particular asset, and we might not be able to formally resolve any issues that arise. In addition, actions by a partner may subject property owned by the joint venture to liabilities greater than those contemplated by the joint venture agreements, be contrary to our instructions or requests or result in adverse consequences. In many instances we do not exercise control over decisions made with respect to our joint ventures or their assets, and decisions may be made that are detrimental to our interests. Furthermore, we have made, and expect to continue to seek to make, investments in unconsolidated ventures that we do not control and account for under the equity method. We rely on the information, including financial information, prepared by these ventures to monitor our investments and prepare our financial statements. Errors in the financial statements or other information provided to us could lead to errors in our financial statements.

The bankruptcy or, to a lesser extent, financial distress of any of our joint venture partners could materially and adversely affect the relevant property or properties. If this occurred, we would be precluded from taking some actions affecting the estate of the other investor without prior court approval which would, in most cases, entail prior notice to other parties and a hearing. At a minimum, the requirement to obtain court approval may delay the actions we would or might want to take. If the relevant joint venture through which we have invested in a property has incurred recourse obligations, the discharge in bankruptcy of one of the other partners might result in our ultimate liability for a greater portion of those obligations than would otherwise be required.
Several of our properties and our tenants depend on frequent deliveries of food, alcohol and other supplies, which subjects us to risks of shortages, interruptions and price fluctuations for those goods.
The ability of several of our properties, including JG, and some of our tenants to maintain consistent quality service depends in part on their ability to acquire fresh, quality products from reliable sources. If there were any major shortages, interruptions or significant price fluctuations for certain fresh, quality products or if suppliers were unable to perform adequately or fail to distribute products or supplies to our properties or the properties of our tenants, or terminate or refuse to renew any contract with them, this could adversely affect our business and results of operations.
In addition, JG and certain of our tenants purchase beer, wine and spirits from distributors who own the exclusive rights to sell such alcoholic beverage products in the geographic areas in which we are located. The continued ability to purchase certain brands of alcoholic beverages depends upon maintaining relationships with those distributors, of which there can be no assurance. If any of our or our tenants’ alcohol beverage distributors cease to supply them, they may be forced to offer brands of alcoholic beverage which have less consumer appeal, which could adversely affect our business and results of operations.
We are exposed to risks associated with the development, redevelopment or construction of our properties, including the potential redevelopment at 250 Water Street and in connection with our Fashion Show Mall Air Rights.
Two of our current assets are in pre- or early-development stages. Seaport includes 250 Water Street, a one-acre development site approved for 547,000 zoning square feet of market rate and affordable housing, office, retail and community gathering space. Building of the foundation at 250 Water Street commenced in the second quarter of 2022. In the final quarter of 2023, the State of New York Department of Environmental Conservation issued a certificate of completion for the site stating that site clean-up had been completed to a level consistent with planned site uses. Site development will need to include certain environmental measures, including to mitigate vapor intrusion and address noise attenuation. For additional details, see “—Regulatory, Legal and Environmental Risks—We may be subject to potential costs to comply with environmental laws.” Another of our assets is the Fashion Show Mall Air Rights, which is a contractual right to form a joint venture to hold an 80% managing member interest in a to-be-formed entity that would own the air rights above the Fashion Show mall in Las Vegas, Nevada, as well as the exclusive right to develop such air rights. Various local, state and federal statutes, ordinances, rules and regulations concerning building, health and safety, site and building design, environment, zoning, sales and similar matters apply to and/or affect the real estate development industry. Completion of development activities at 250 Water Street and initiation of development activities in connection with Fashion Show Mall Air Rights are complex processes and subject to numerous factors and contingencies, including market conditions, financing and additional approvals. We are currently evaluating all strategic alternatives before proceeding further with any development activities. There can be no guarantee of when or if either of these potential developments will be completed or, if they are completed, reach subsequent stabilization or achieve profitability.
Our development, redevelopment and construction activities, including at 250 Water Street and in connection with our Fashion Show Mall Air Rights, expose us to risks such as:
•inability to obtain construction financing for the development or redevelopment of properties;
•inability to obtain or renew permits or approvals, and the continued effectiveness of permits already granted or approvals already obtained;

•increased construction costs for a project that exceeded our original estimates due to increases in materials, labor or other costs, which could make completion of the project less profitable because market rents may not increase sufficiently to compensate for the increased construction costs;
•supply chain issues and increased difficulty for workforce recruitment which may lead to construction delays and increased project development costs;
•costs and delays associated with compliance with legal and regulatory requirements;
•claims for construction defects after a property has been developed;
•poor performance or nonperformance by any of our joint venture partners or other third parties on whom we rely;
•health and safety incidents and site accidents;
•compliance with environmental laws and land use controls;
•easement restrictions which may impact our development costs and timing;
•compliance with building codes and other local regulations;
•delays and increased expenses as a result of legal challenges, whether brought by governmental authorities, our competitors, local residents or private parties;
•changes to tax rules, regulations and/or incentives; and
•the inability to secure tenants necessary to support commercial projects.
For example, we are and have been subject to various lawsuits challenging the development approvals we obtained for our 250 Water Street development project. Although, to date, the lawsuits have not, individually or in the aggregate, had a material adverse effect on our business, financial condition or results of operations, we cannot guarantee that the outcome of any pending or future litigation related to 250 Water Street, or any of our other development, redevelopment and construction activities, will not result in substantial costs or delays, divert our management’s attention and resources or otherwise harm our business. For additional information, see Note 8 to the audited combined financial statements included elsewhere in this information statement.
In connection with any pursuit of development of the Fashion Show Mall Air Rights, we may encounter additional risks in addition to the foregoing risks. These additional risks may include, among others: the inability to reach agreement with our counterparty on the contractual terms of the proposed joint venture that would formalize the ownership structure of the air rights; unwillingness of the owner of the Fashion Show mall to comply with the terms of existing contractual agreements and/or cooperate with such development; the inability to develop such rights based upon then-existing conditions relating to the structure of the existing Fashion Show mall, rights or potential rights (whether known or unknown) of tenants or other parties in possession of any portion of the Fashion Show mall or otherwise, which may require negotiation and further costs; costs and delays associated with the required cooperation between the parties, which may contribute to potential development being considered economically infeasible; and costs and delays associated with, or the inability to successfully obtain, the legal subdivision of the development rights from the fee ownership interest in the real property.
If any of the aforementioned risks were to occur during the development, redevelopment or construction of our properties, including at 250 Water Street and in connection with our Fashion Show Mall Air Rights, it could have a substantial negative impact on the project’s success and result in a material adverse effect on our financial condition or results of operations.
Our development projects may subject us to certain liabilities.
We may hire and supervise third-party contractors to provide construction, engineering and various other services for wholly-owned development projects or development projects undertaken by real estate ventures in which we hold an equity interest. Certain of these contracts are structured such that we are the principal rather than the agent. As a result, we may assume liabilities in the course of the project and be subjected to, or become liable for, claims for construction defects, negligent performance of work or other similar actions by third parties we have engaged.
Adverse outcomes of disputes or litigation could negatively impact our business, results of operations and financial condition, particularly if we have not limited the extent of the damages to which we may be liable, or if our liabilities exceed the amounts of the insurance that we carry. Moreover, our tenants may seek to hold us accountable for the actions of contractors because of our role even if we have technically disclaimed liability as a legal matter, in which case we may determine it necessary to participate in a financial settlement for purposes of preserving the tenant or customer relationship or to protect our corporate brand. Acting as a principal may also mean that we pay a contractor before we have been reimbursed by our tenants or have received the entire purchase price of a condominium unit from the purchaser. This exposes us to additional risks of collection in the event of a bankruptcy, insolvency or a default by a tenant, contractor or vendor. The reverse can occur as well, where a contractor we have paid files for bankruptcy protection or commits fraud with the funds before completing a project which we have funded in part or in full.
Government housing regulations may limit opportunities at 250 Water Street and any future communities in which we invest, and failure to comply with resident qualification requirements may result in financial penalties or loss of benefits.
Our 250 Water Street development site is approved for affordable housing and other benefits from governmental programs intended to provide housing to individuals with low or moderate incomes. These programs, which are typically administered by the United States Department of Housing and Urban Development (“HUD”) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits or rental assistance payments to property owners. As a condition of the receipt of assistance under these programs, 250 Water Street and any future qualifying properties we may development must comply with various requirements, which typically limit rents to pre-approved amounts and impose restrictions on resident incomes. Failure to comply with these requirements and restrictions may result in financial penalties or loss of benefits. In addition, we will typically need to obtain the approval of HUD in order to acquire or dispose of a significant interest in or manage a HUD-assisted property. We may not always receive such approval.
Cybersecurity risks and incidents, such as a breach of the Company’s privacy or information security systems, or those of our vendors or other third parties, could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our tenants and business partners and personally identifiable information of our employees on our networks. The collection and use of personally identifiable information are governed by federal and state laws and regulations. Privacy and information security laws continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with all such laws and regulations may increase our operating costs and adversely impact our ability to market our properties and services.
Additionally, we rely on our information technology systems to be able to monitor and control our operations, adjust to changing market conditions and implement strategic initiatives. We own and manage some of these systems but also rely on third parties for a range of products and services. Any disruptions in or the failure of our own systems, or those managed and operated by third parties, to operate as expected could adversely affect our ability to access and use certain applications and could, depending on the nature and magnitude of the problem, adversely affect our operating results by limiting our ability to effectively monitor and control our operations, adjust to changing market conditions and implement strategic initiatives. The security measures that we and our vendors put in place cannot provide absolute security, and the information technology infrastructure we and our vendors use may be vulnerable to criminal cyber-attacks or data security incidents.
Any such incident could compromise our networks or our vendors’ networks (or the networks or systems of third parties that facilitate our business activities or our vendors’ business activities), and the information we or our vendors store could be accessed, misused, publicly disclosed, corrupted, lost or stolen, resulting in fraud, including wire fraud related to our assets, or other harm. Moreover, if a data security incident or breach affects our systems or our vendors’ systems, whether through a breach of our systems or a breach of the systems of third parties, or results in the unauthorized release of personally identifiable information, our reputation and brand could be materially damaged and we may be exposed to a risk of loss or litigation and possible liability, including, without limitation, loss related to the fact that agreements with our vendors, or our vendors’ financial condition, may not allow us to recover all costs related to a cyber-breach for which they alone are responsible or for which we are jointly responsible, which could result in a material adverse effect on our business, results of operations and financial condition.
Like many companies, we and our third party vendors have been impacted by security incidents in the past and will likely experience security incidents of varying degrees. While we do not believe these incidents have had a material impact to date, privacy and information security risks have generally increased in recent years because of the proliferation of new technologies, such as ransomware, and the increased sophistication and activities of perpetrators of cyber-attacks. Further, there has been a surge in widespread cyber-attacks during and since the COVID-19 pandemic, and the use of remote work environments and virtual platforms may increase our risk of cyber-attack or data security breaches. In light of the increased risks, we have dedicated substantial additional resources of expense, labor and time to strengthening the security of our computer systems. In the future, we may expend additional resources to continue to enhance our information security measures and/or to investigate and attempt to remediate any information security vulnerabilities. Despite these steps, there can be no assurance that our cybersecurity risk management program and processes, including our policies, controls and procedures, will be fully implemented, complied with or effective in protecting our systems and information, and that we will not suffer a significant data security incident in the future, that unauthorized parties will not gain access to sensitive data stored on our systems or that any such incident will be discovered in a timely manner. Any failure in or breach of our information security systems, those of third-party service providers or a breach of other third-party systems that ultimately impacts our operational or information security systems as a result of cyber-attacks or information security breaches could result in a wide range of potentially serious harm to our business and results of operations.
Additionally, cyber-attacks perpetrated against our tenants, including unauthorized access to customers’ credit card data and other confidential information, could diminish consumer confidence and spending at our tenants, or negatively impact consumer perception of shopping at, dining at and otherwise utilizing our properties, all of which could materially and adversely affect our business, financial condition and results of operations.
Global economic and political instability and conflicts, such as the conflict between Russia and Ukraine or in the Middle East, could adversely affect our business, financial condition or results of operations.
Our business could be adversely affected by unstable economic and political conditions within the U.S. and foreign jurisdictions and geopolitical conflicts, such as the conflicts between Russia and Ukraine, and in the Middle East. While we do not have any customer or direct supplier relationships in these regions, the current military conflict, and related sanctions, as well as export controls or actions that may be initiated by nations (e.g., potential cyberattacks, disruption of energy flows, etc.) and other potential uncertainties could adversely affect our supply chain by causing shortages or increases in costs for materials necessary for construction and/or increases to the price of gasoline and other fuels. In addition, such events could cause higher interest rates, inflation or general economic uncertainty, which could negatively impact our business partners, employees or customers, or otherwise adversely impact our business.
Some of our directors and nominees are involved in other businesses including real estate activities and public and/or private investments and, therefore, may have competing or conflicting interests with us.
Certain of our directors and nominees have and may in the future have interests in other real estate business activities and may have control or influence over these activities or may serve as investment advisors to, or directors or officers of other businesses. These interests and activities, and any duties to third parties arising from such interests and activities, could divert the attention of such directors from our operations. Additionally, certain of our directors and nominees are engaged in investment and other activities in which they may learn of real estate and other related opportunities in their non-director capacities. Our Code of Business Conduct and Ethics applicable to our directors expressly provides, as permitted by Section 122(17) of the Delaware General Corporation Law (the “DGCL”), that our non-employee directors are not obligated to limit their interests or activities in their non-director capacities or to notify us of any opportunities that may arise in connection therewith, even if the opportunities are complementary to, or in competition with, our businesses. Accordingly, we have no expectation that we will be able to learn of or participate in such opportunities. If any potential business opportunity is expressly presented to a director exclusively in his or her director capacity, the director will not be permitted to pursue the opportunity, directly or indirectly through a controlled affiliate in which the director has an ownership interest, without the approval of the independent members of our board of directors.
Pershing Square is our largest stockholder and may exert influence over us that may be adverse to our best interests and those of our other stockholders.
As of                     , 2024, Pershing Square is HHH’s largest stockholder. Pershing Square beneficially owns approximately       % of HHH’s outstanding common stock as of                    , 2024, and is therefore expected to beneficially own approximately        % of our outstanding common stock immediately following the separation and distribution. Accordingly, Pershing Square will have the ability to influence our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence or modification of debt by us, amendments to our certificate of incorporation and bylaws and the entering into of extraordinary transactions, and its interests may not in all cases be aligned with other stockholders’ interests.
Pershing Square’s ownership percentage may increase as a result of the backstop agreement we are seriously discussing with them for the $175 million Rights Offering we expect to conduct following the distribution. Pursuant to the backstop agreement, if finalized, Pershing Square would be contractually obligated to exercise its pro rata subscription rights and to purchase any shares not purchased by other stockholders at the Rights Offering price of $100 per share, up to $175 million in the aggregate. If none of our other stockholders purchase shares in the Rights Offering, Pershing Square would be required to purchase            shares of our common stock, and its ownership percentage would increase to        %. If all of our other stockholders purchase the pro rata amounts they are entitled to in the Rights Offering, Pershing Square would not be required to purchase any shares of our common stock beyond its pro rata amount, and therefore its ownership percentage would remain at approximately       %. If our other stockholders purchase, in the aggregate, fewer than             shares of common stock in the Rights Offering, then Pershing Square would own over 50% of our common stock as a result of its backstop obligation.
If Pershing Square’s ownership of our common stock increases to more than 50%, pursuant to its obligations under the potential backstop agreement or otherwise, we would be considered a “controlled company” under the corporate governance rules of the NYSE, which would allow us to opt out of certain NYSE corporate governance requirements, including the requirements that: (1) a majority of the board of directors consist of independent directors; (2) the compensation of our officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors; and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. In addition, Pershing Square would be able to control virtually all matters requiring stockholder approval, including the election of our directors.
Additionally, as discussed under “—Risks Related to Our Common Stock—Anti-takeover provisions in our certificate of incorporation, our bylaws, Delaware law, stockholder’s rights agreement and certain other agreements may prevent or delay an acquisition of us, which could decrease the trading price of our common stock,” we intend to grant a waiver of the applicability of the provisions of Section 203 of the DGCL to Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman such that Pershing Square may increase its position in our common stock to up to        % of the outstanding shares of common stock without being subject to Section 203’s restrictions on business combinations.
This concentration of ownership, and the potential for further concentration of ownership, of our outstanding common stock held by Pershing Square would potentially make some transactions more difficult or impossible without its support. The interests of Pershing Square, or any of its respective affiliates could conflict with or differ from the interests of our other stockholders. For example, the concentration of ownership held by Pershing Square could allow it to influence our policies and strategy and could delay, defer or prevent a change of control or impede a merger, takeover or other business combination that may otherwise be favorable to us and our other stockholders. Pershing Square or an affiliate thereof may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. This control may also adversely affect the market price of our common stock.
Our business is subject to risks associated with our investments in real estate assets and with trends in the real estate industry.
Our economic performance and the value of our real estate assets are subject to the risk that our properties may not in the future generate revenues sufficient to meet our operating expenses or other obligations, which has been the case with our portfolio in recent years. A future deficiency of this nature would adversely impact our financial condition, results of operations, cash flows, the quoted trading price of our securities and our ability to satisfy our debt service obligations.
Because real estate is illiquid, we may not be able to sell properties when in our best interest.
Real estate investments generally cannot be sold quickly. The capitalization rates at which properties may be sold could be higher than historic rates, thereby reducing our potential proceeds from the sale. Consequently, we may not be able to alter our portfolio promptly in response to changes in economic or other conditions. All of these factors reduce our ability to respond to changes in the performance of our investments and could adversely affect our business, financial condition and results of operations.
The COVID-19 pandemic disrupted our business and a resurgence of the pandemic, or another pandemic, epidemic or health crisis, could have a material adverse effect on our business, financial performance and condition, operating results and cash flows.
Beginning in 2020, the COVID-19 pandemic disrupted our business, as well as the businesses of our tenants, and a resurgence of COVID-19, or any other future pandemic, epidemic or similar health crisis, could have a material adverse effect on our business, financial condition, results of operations, or cash flows.
The COVID-19 pandemic negatively impacted our business in 2020 across all of our operations. Landlord Operations were negatively impacted by delayed leasing of vacant space as well as rental abatements from existing tenants. Additionally, certain of our tenants were forced to permanently close. Our Sponsorship, Events, and Entertainment and Hospitality segments were significantly impacted by measures put in place by New York City that were intended to control the spread of disease, including mandated closures and restrictions upon opening, and the timing of the peak of the pandemic resulted in the full cancellation of our Summer Concert Series in 2020. Our sponsorship business was also negatively impacted by disruptions to our hospitality and events businesses, as sponsors were unable to fulfill their contractual obligations. As a result, many agreements were negotiated and extended during this time.
Our sports operations were also materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and MLB. The success of our baseball operations relies heavily on ticket sales and attendance figures. Attendance further impacts our concession and merchandise revenue and indirectly influences the number of events hosted at the Las Vegas Ballpark, as well as sponsor growth and engagement. MLB first postponed and eventually cancelled the minor league baseball season as a result of the COVID-19 pandemic, and, as a result, our business operations related to the Aviators were suspended. Our related special events and sponsorships were also negatively impacted. Our sports operations continued to be impacted by government-mandated assembly restrictions during fiscal year 2021 and temporary declines in attendance related to COVID-19 during certain months of fiscal year 2022.
Our and our tenants’ businesses have been, and could in the future be, materially and adversely affected by the risks, or the public perception of the risks, related to pandemics or other health emergencies, like the COVID-19 pandemic, and the government’s reaction thereto, especially if there is a negative impact on customers’ willingness or ability to frequent such businesses. Our business is also particularly sensitive to discretionary business and consumer spending. A pandemic such as COVID-19, or the fear of another pandemic or other public health emergency, has in the past, and could in the future, impede economic activity in impacted regions or globally over the long-term, leading to a decline in discretionary spending on entertainment and leisure activities, including declines in domestic and international tourism, which would result in long-term effects on our business. To the extent a pandemic, epidemic or other similar health crisis adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risks Factors” section.
Risks Related to Our Sports Assets
Our sports assets face intense and wide-ranging competition, which may have a material negative effect on our business and results of operations.
The success of a sports business, like baseball-related assets, is dependent upon the performance and/or popularity of its franchise. The Aviators compete, in varying respects and degrees, with other live sporting events, and with sporting events delivered over television networks, radio, the internet and online services, streaming devices and applications and other alternative sources. For example, the Aviators compete for attendance and advertising with a wide range of alternatives available in the Las Vegas metropolitan area. During some or all of the baseball season, the Aviators face competition, in varying respects and degrees, from professional football (including the NFL’s Las Vegas Raiders), professional hockey (including the NHL’s Las Vegas Golden Knights), professional soccer (including the USL’s Las Vegas Lights), collegiate sporting events such as UNLV athletic teams and other NCAA competitions, women’s professional basketball (including the WNBA Las Vegas Aces), other sporting events held in the Las Vegas metropolitan area, and other leisure-time activities and entertainment options in Las Vegas (including concerts, music festivals and other live performances).
As a result of the large number of options available, we face strong competition for the Las Vegas metropolitan area sports fan base. We must compete with these other sports teams and sporting events, in varying respects and degrees, including on the basis of the quality of the teams we field, its success in the leagues in which it competes, our ability to provide an entertaining environment at our games, prices we charge for tickets and the viewing availability of our team’s games on multiple media alternatives. Given the nature of sports, there can be no assurance that we will be able to compete effectively, including with companies that may have greater resources than us, and as a consequence, our business and results of operations may be materially negatively affected.
Additionally, on November 16, 2023, the thirty owners of MLB teams unanimously voted to approve the move by the Athletics to Las Vegas in 2028. In April 2024, the Athletics announced that they had signed a lease to play the 2025 through 2027 seasons in Sacramento before their planned move to Las Vegas beginning in the 2028 season. There can be no assurance that the Athletics will move to Las Vegas at all or that we will achieve any potential benefits of such a move. A major league baseball team located in Las Vegas or Summerlin could also compete with the Aviators for their existing fans. As a result, the Athletics’ move could even result in a material negative impact on the Aviators if this competition results in a decline in Aviators attendance.
The success of our business is dependent on our ability to attract attendance to the Aviators’ home games. Our business also competes with other leisure-time activities and entertainment options in the Las Vegas metropolitan area, such as television, motion pictures, concerts, music festivals and other live performances, restaurants and nightlife venues, casinos, the internet, social media and social networking platforms and online and mobile services, including sites for online content distribution, video on demand and other alternative sources of entertainment.
Our business is substantially dependent on the continued popularity and/or competitive success of the Aviators, which cannot be assured.
Our financial results depend in part on the Aviators remaining popular with their fan base, and, in varying degrees, on the team achieving on-field success, which can generate fan enthusiasm that results in sustained ticket, premium seating, suite, sponsorship, food and beverage and merchandise sales during the season. In addition, success in the regular season may qualify the Aviators for participation in post-season playoffs, which provides us with additional revenue by increasing the number of games played by the Aviators and, more importantly, by generating increased excitement and interest in the Aviators, which can help drive a number of our revenue streams, including by improving attendance and sponsorships, in subsequent seasons. In addition, league, team and/or player actions or inactions, including protests, may impact the popularity of the Aviators or the league in which it plays.

There can be no assurance that the Aviators will maintain continued popularity or compete in post-season play in the future.
Baseball decisions made by the parent club, especially those concerning player selection and salaries, may have a material negative effect on our business and results of operations.
Creating and maintaining the Aviators’ popularity and/or on-field competitiveness is relevant to the success of our business. The Aviators are an affiliate of the Athletics and get their players designated to them by the Athletics (as the parent club) from among the various players under contract with the parent club. Accordingly, efforts to improve our revenues and earnings from operations from period-to-period may be secondary to actions that the parent club’s management believes will generate long-term growth and asset value creation. The competitive position of the Aviators depends primarily on the Athletics’ ability to obtain, develop and retain talented players, coaches and team executives, for whom it competes with other MLB team and over which the Aviators have no control. The Athletics’ efforts in this regard may include, among other things, trading for highly compensated players, signing draft picks, free agents or current players to new contracts, engaging in salary arbitration or contract renegotiation with existing players, terminating and waiving players and replacing coaches and team executives, and any of these actions can impact the competitive strength of the Aviators. There can be no assurance that the Aviators (or their parent club) will be able to retain players upon expiration of their contracts or sign and develop talented players to replace those who are called up to the parent club, leave for other teams, retire or are injured, traded or released. Additionally, there can be no assurance that any actions taken by the Athletics will successfully generate and increase long-term growth and asset value creation for the Aviators.
The actions of MLB Professional Development Leagues (“MLB PDL”) may have a material negative effect on our business and results of operations.
The governing body of minor league baseball, MLB Professional Development Leagues, has certain rights under certain circumstances to take actions that they deem to be in the best interests of the league, which may not necessarily be consistent with maximizing our results of operations. Decisions by MLB PDL could have a material negative effect on our business and results of operations. For example:
•The Aviators’ affiliation with the Athletics is dependent on maintaining a license from MLB PDL. The current license with MLB PDL expires after the 2030 minor league baseball season, and there is no guarantee that MLB PDL will offer the Aviators an opportunity to renew that license.
•MLB PDL may assert control over certain matters, under certain circumstances, that may affect our revenues such as ticket tax, advertising inventory, and the licensing of (and royalty rates paid for) the rights to produce and sell merchandise bearing the logos and/or other intellectual property of the Aviators and the league.
•MLB PDL imposes certain rules that define, under certain circumstances, the territories in which the Aviators operate. MLB and MLB PDL have also asserted control over other important decisions, such as the length and format of, and the number of games in, the playing season, preseason and playoff schedules, admission of new members, franchise relocations, labor relations with the players associations, etc. Changes to these matters could have a material negative effect on our business and results of operations.
•MLB PDL imposes certain restrictions on the ability of owners to undertake certain types of transactions in respect of teams, including a change in ownership. In certain instances, these restrictions could impair our ability to proceed with a transaction that is in the best interest of the Company and its stockholders if we were unable to obtain any required league approvals in a timely manner or at all.
•MLB PDL has imposed a number of rules, regulations, guidelines, bulletins, directives, policies and agreements upon its teams. Changes to these provisions may apply to the Aviators and its personnel, and/or the Company as a whole, regardless of whether we agree or disagree with such changes, have voted against such changes or have challenged them through other means. It is possible that any such changes could materially negatively affect our business and results of operations to the extent they are ultimately determined to bind the Aviators. MLB PDL asserts significant authority to take certain actions under certain circumstances. Decisions by MLB PDL, including on the matters described above, may materially negatively affect our business and results of operations. MLB PDL’s governing documents and our agreements with MLB PDL purport to limit the manner in which we may challenge decisions and actions.
Injuries to, and illness of, players on our sports team could hinder our success.
To the degree that our financial results are dependent on the Aviators’ popularity and/or on-field success, the likelihood of achieving such popularity or competitive success may be substantially impacted by serious and/or untimely injuries to or illness of key players. Even if we take health and safety precautions and comply with government protocols, our players may nevertheless contract serious illness, such as COVID-19 and, as a result, the Aviators’ ability to participate in games may be substantially impacted.
Financial Risks
We will be unable to develop, redevelop or expand our properties without sufficient capital or financing.
Our business objectives include potential development, redevelopment and expansion opportunities, including potential significant future development activity at our 250 Water Street property and in connection with the Fashion Show Mall Air Rights. We will not be able to pursue these initiatives if we cannot obtain sufficient capital or financing, which may include debt capital from lenders or the capital markets (which may be secured or unsecured), additional equity capital, cash from asset sales or government incentives, such as tax increment financing. We may be unable to obtain financing, or obtain financing on economically attractive terms, due to numerous factors, including our financial condition, results of operations or market volatility and uncertainty. Similarly, we may be unable to obtain mortgage lender and property partner approvals that may be required for any such development, redevelopment or expansion opportunity. We may abandon development, redevelopment or expansion activities already underway if we are unable to secure additional attractively priced capital to finance the completion of such activities. This may result in charge-offs of costs previously capitalized. In addition, if development, redevelopment, expansion or reinvestment projects are unsuccessful, our investments in such projects may not be recoverable, in full or in part, from future operations or sales resulting in impairment charges.
As of the date of this information statement, we expect to have outstanding indebtedness on the distribution date of approximately $          , and in the future we may incur additional indebtedness. This indebtedness and changing interest rates could adversely affect our business, prospects, financial condition or results of operations and prevent us from fulfilling our financial obligations.
As of the date of this information statement, we expect to have outstanding indebtedness on the distribution date of approximately $          . This indebtedness, and any future indebtedness could have the following consequences:
•limiting our ability to obtain additional financing to fund future working capital, capital expenditures, debt service requirements, execution of our business strategy or finance other general corporate requirements;
•requiring us to make non-strategic divestitures, particularly when the availability of financing in the capital markets is limited;
•requiring a substantial portion of our cash flow to be allocated to debt service payments instead of other business purposes, thereby reducing the amount of cash flow available for working capital, capital expenditures, acquisitions, dividends and other general corporate purposes;
•increasing our vulnerability to general adverse economic and industry conditions, including decreases in the market value of pledged assets as well as increases in interest rates, particularly with respect to any variable rate indebtedness;
•limiting our ability to capitalize on business opportunities, reinvest in and develop properties and to react to competitive pressures and adverse changes in government regulations;
•placing us at a disadvantage compared to other less leveraged competitors;

•limiting our ability, or increasing the costs, to refinance our indebtedness;
•restricting our ability to operate our business due to certain restrictions in the debt agreements; and
•resulting in an event of default if we fail to satisfy our obligations under our indebtedness, which default could result in all or part of our indebtedness becoming immediately due and payable and, in the case of any secured debt, could permit the lenders to foreclose on our assets securing such debt.
Our Existing 250 Water Street Term Loan bears, and the Refinanced 250 Water Street Term Loan that we expect to enter into prior to the distribution (each such term as defined herein) is expected to bear, interest at a variable rate. During periods of rising interest rates, such as have been experienced in the recent past, interest expense on our variable rate debt will increase unless we effectively hedge our interest rate exposure. Such increases could be significant, particularly if we incur substantially more variable rate debt, and could materially and adversely affect our financial condition, results of operations, cash flows and ability to service our debt, invest in our business or access additional capital. For additional information about our debt agreements, see “Description of Other Indebtedness.”
The agreements governing our existing indebtedness contain restrictions that may limit our ability to operate our business.
Our Refinanced 250 Water Street Term Loan and our Las Vegas Ballpark Deed of Trust (as defined herein) contain certain restrictions that may limit our ability to operate our business as well as representations and covenants customary for agreements of these types, including financial covenants related to maintenance of loan-to-value ratios with respect to the collateral. These agreements also contain customary events of default. These restrictions limit our ability, or the ability of certain of our subsidiaries, to, among other things:
•incur indebtedness or issue equity;
•create certain liens;
•pay dividends on, redeem or repurchase capital stock or make other restricted payments;
•make investments;
•consolidate, merge or transfer all, or substantially all, of our assets;
•sell-transfer, exchange, assign, pledge or otherwise dispose of equity;
•enter into or amend lease or other agreements or transactions without consent;
•enter into transactions with our affiliates; and
•create, organize or establish subsidiaries.
Additionally, our debt agreements also contain various restrictive covenants, including minimum net worth requirements, minimum liquidity requirements, maximum leverage ratios, limitations on our ability to form subsidiaries and limitations on our ability to amend our governing documents. The restrictions under the debt agreements could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.
We may be required to take action to reduce our debt or act in a manner inconsistent with our business objectives and strategies to meet such ratios and satisfy such covenants. Events beyond our control, such as changes in economic and business conditions, may affect our ability to do so. We may not be able to meet the ratios or satisfy the covenants in our debt agreements, and we cannot provide any assurance that our lenders will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our debt agreements would likely result in a default under such debt agreements, which may accelerate the principal and interest payments of the debt and, if such debt is secured, result in the foreclosure on certain of our assets that secure such debt. Any such defaults could materially impair our financial condition and liquidity. In addition, if the lenders under any of our debt agreements or other obligations accelerate the maturity of those obligations, we cannot assure that we will have sufficient assets to satisfy our obligations under such obligations.
Inflation has adversely affected us and may continue to adversely affect us by increasing costs beyond what we can recover through price increases.
The U.S. economy has experienced an increase in inflation recently. Inflation can adversely affect us by increasing, among other things, the cost of land, and materials and labor, which we have experienced in fiscal year 2023 due to higher inflation rates. Although we believe that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects price increases may have in the future. In recent years we have been experiencing increases in the prices of labor and materials above the general inflation rate, especially in Manhattan with respect to labor costs. Our inability to offset increasing costs due to inflation through price increases to customers could have a material adverse effect on our results of operations, financial conditions and cash flows.
Some potential losses are not insured.
We carry comprehensive liability, fire, flood, earthquake, terrorism, cyber, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are some types of losses, including lease and other contract claims, which generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital invested in a property, as well as the anticipated future revenue from the property. If this happens, we might remain obligated for any mortgage debt or other financial obligations related to the property.
We are subject to risks associated with hedging arrangements.
We may enter into interest rate swap agreements and other interest rate hedging contracts, including caps and cash settled forward starting swaps, to mitigate or reduce our exposure to interest rate volatility or to satisfy lender requirements. These agreements expose us to additional risks, including a risk that counterparties of these hedging and swap agreements will not perform. There also could be significant costs and cash requirements involved to fulfill our obligations under a hedging agreement. In addition, our hedging activities may not have the desired beneficial impact on interest rate exposure and have a negative impact on our business, financial condition and results of operations.
Regulatory, Legal and Environmental Risks
Development of properties entails a lengthy, uncertain and costly entitlement process.
Approval to develop real property sometimes requires political support and generally entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions and often requires discretionary action by local governments. Real estate projects must generally comply with local land development regulations, as well as any applicable state and federal regulations. We incur substantial costs to comply with legal and regulatory requirements. An increase in legal and regulatory requirements may cause us to incur substantial additional costs, or in some cases cause us to determine that the property is not feasible for development. In addition, our competitors and local residents may challenge our efforts to obtain entitlements and permits for the development of properties. The process to comply with these regulations is usually lengthy and costly, may not result in the approvals we seek and can be expected to materially affect our development activities. Our potential development at 250 Water Street received approvals to potentially develop 547,000 zoning square feet of market rate and affordable housing, office, retail and community-oriented gathering space; however, any actual development of this project will require, among other things, final resolution of any challenges to existing approvals and related ancillary approvals. Similarly, any future exercise our right to develop, together with an interest in and to 80% of, the air rights above the Fashion Show mall would require, among other things, numerous approvals, and would likely involve an extensive process with substantial costs, and no assurance can be given that we would be successful in obtaining the necessary approvals to develop such rights.

Government regulations and legal challenges may delay the start or completion of the development of our properties, increase our expenses or limit our building or other activities.
Various local, state and federal statutes, ordinances, rules and regulations concerning building, health and safety, site and building design, environment, zoning, sales and similar matters apply to and/or affect the real estate development industry. In addition, our ability to obtain or renew permits or approvals and the continued effectiveness of permits already granted or approvals already obtained depends on factors beyond our control, such as changes in federal, state and local policies, rules and regulations and their interpretations and application.
Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. If municipalities in which we operate take such actions, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to operate in those municipalities. These measures may reduce our ability to build and sell real estate development projects in the affected markets, including with respect to land we may already own, and create additional costs and administration requirements, which in turn may harm our future results of operations.
Governmental regulation affects numerous aspects of our business and industry, including construction, sales and lending activities and other dealings with consumers and tenants. Further, government agencies routinely initiate audits, reviews or investigations of our business practices to ensure compliance with applicable laws and regulations, which can cause us to incur costs or create other disruptions in our business that can be significant. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed communities, whether brought by governmental authorities or private parties.
We may be subject to increased compliance costs to comply with new and contemplated government regulations relating to energy standards and climate change.
A variety of legislation is being enacted, or considered for enactment, at the federal, state and local levels relating to energy and climate change. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. For example, New York City has adopted Local Law 97, which requires individual, or certain groups of, buildings over a certain size to meet new energy efficiency and greenhouse gas emissions limits as of 2024, with stricter limits coming into effect in 2030. New building code requirements that impose stricter energy efficiency standards could significantly increase our cost to construct buildings. Such environmental laws may affect, for example, how we manage storm water runoff, wastewater discharges and dust; how we develop or operate on properties on or affecting resources such as wetlands, endangered species, cultural resources, or areas subject to preservation laws; and how we address contamination. As climate change concerns continue to grow, legislation and regulations of this nature are expected to continue and to make compliance more costly. In addition, it is possible that some form of expanded energy efficiency legislation may be passed by the U.S. Congress or federal agencies and certain state legislatures, which may, despite being phased in over time, significantly increase our costs of building properties. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law.
Energy-related initiatives affect a wide variety of companies throughout the U.S. and the world. Because our potential future development activities could be heavily dependent on significant amounts of raw materials, such as lumber, steel and concrete, energy-related initiatives could have an indirect adverse impact on our operations to the extent the manufacturers and suppliers of our materials are burdened with expensive cap and trade and similar energy-related taxes and regulations. Noncompliance with environmental laws could result in fines and penalties, obligations to remediate, permit revocations and other sanctions.
We may be subject to potential costs to comply with environmental laws.
Future development and redevelopment opportunities may require additional capital and other expenditures to comply with laws and regulations relating to the protection of the environment. Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances, or the legality of disposal or classification of the material at the time. The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral, and may expose us to tort or common law liability to neighbors, employees, site visitors, or others. It may also prevent new construction or changes in land use prior to remediation, such as sites in New York City that have been placed under an “E” designation. For instance, there is known contamination at the 250 Water Street site. In 2023, the State of New York Department of Environmental Conservation (the “DEC”) issued a certificate of completion for the site, which provides certain liability protections relating to residual hazardous substances at the site. The site is subject to an environmental easement and a site management plan (the “SMP”) prepared under the oversight of the DEC, which impose certain requirements and restrictions with respect to the property, including, among other things: a requirement that any disturbance of the subsurface be conducted in accordance with the SMP, a prohibition against use of groundwater without treatment, a requirement to conduct periodic groundwater monitoring and a requirement to evaluate the potential for vapor intrusion and implement mitigation measures. Noncompliance with these requirements could result in an obligation to conduct further remediation, revocation of the certificate of completion or revocation of tax credits received in connection with site remediation. The 250 Water Street site is also subject to an “E” designation, which imposes certain requirements on development of the property, including, among other things, a requirement to have in place an approved Remedial Action Work Plan and a Construction Health and Safety Plan prior to issuance of a construction permit involving subsurface disturbance, a requirement to locate heating and hot water system stacks at least 335 feet above grade and a requirement to comply with noise attenuation standards. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain redevelopments, and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with our ownership, operation and management of certain properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.
We cannot predict with any certainty the magnitude of any expenditures relating to the environmental compliance or the long-range effect, if any, on our operations. Compliance with such laws has not had a material adverse effect on our operating results or competitive position in the past but could have such an effect on our operating results and competitive position in the future.
Tax increases and changes in tax rules may adversely affect our financial results.
As a company conducting business with physical operations in the United States, we are exposed, both directly and indirectly, to the effects of changes in U.S., state and local tax rules. Taxes for financial reporting purposes and cash tax liabilities in the future may be adversely affected by changes in such tax rules. The taxing rules of the various jurisdictions in which we operate or do business often are complex and subject to varying interpretations. Tax authorities may challenge tax positions that we take or historically have taken and may assess taxes where we have not made tax filings or may audit the tax filings we have made and assess additional taxes. Some of these assessments may be substantial, and also may involve the imposition of penalties and interest.
In addition, governments could change their existing tax laws, impose new taxes on us or increase the rates at which we are taxed in the future. The payment of substantial additional taxes, penalties or interest resulting from tax assessments, or the imposition of any new taxes, could materially and adversely impact our results of operations and financial condition. For example, President Biden has previously proposed to increase the federal corporate income tax rate and if any such proposal were to be adopted, then the increase in the federal corporate income tax rate would adversely affect our results of operations in future periods.
Compliance with the Americans with Disabilities Act may be a significant cost for us.
The Americans with Disabilities Act of 1990, as amended (the “ADA”), requires that all public accommodations and commercial facilities, including office buildings, meet certain federal requirements related to access and use by disabled persons. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such accesses. Noncompliance with the ADA or similar or related laws or regulations could result in the U.S. government imposing fines or private litigants being awarded damages against us. Such costs may adversely affect our business, financial condition and results of operations.
Risks Related to the Separation and Our Relationship with HHH
We have no history of operating as a separate, publicly traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
The historical information about us in this information statement refers to our business as operated by and integrated with HHH. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of HHH. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:
•prior to the separation, our business has been operated by HHH as part of its broader corporate organization, rather than as a separate, publicly traded company. HHH or one of its affiliates performed various corporate functions for us such as legal, treasury, accounting, internal audit, human resources and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from HHH for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company. Following the separation, our cost related to such functions previously performed by HHH may therefore increase;
•currently, our business is integrated with the other businesses of HHH. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into transition agreements with HHH, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with HHH and may result in us paying higher charges than in the past for these services. This could have an adverse effect on our results of operations and financial condition following the completion of the separation;
•generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of HHH. Following the completion of the separation, we expect that from time to time we will seek to obtain financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and
•after the completion of the separation, the cost of capital for our business may be higher than HHH’s cost of capital prior to the separation.
Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from HHH. See “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and notes thereto included elsewhere in this information statement.
As a separate, publicly traded company, we may not enjoy the same benefits that we did as a part of HHH.
There is a risk that, by separating from HHH, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current HHH organizational structure. As part of HHH, we have been able to enjoy certain benefits from HHH’s operating diversity, purchasing power and opportunities to pursue integrated strategies with HHH’s other businesses. As a separate, publicly traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

The unaudited pro forma combined financial statements included in this information statement are presented for informational purposes only and may not be an indication of our future financial condition or results of operations.
The unaudited pro forma combined financial statements included in this information statement are presented for informational purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the separation been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Accordingly, our financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.
Future sales of our common stock, or the perception that such sales may occur, could depress our common stock price.
Upon completion of the distribution, except as otherwise described herein, all of our common stock that is being distributed hereby will be freely tradable without restriction, other than those held by our affiliates. In connection with the distribution, we intend to file a registration statement on Form S-8 registering under the Securities Act of 1933, as amended (the “Securities Act”), our common stock reserved for issuance under our equity incentive plan or plans. If equity securities granted under such an equity incentive plan or plans are sold or it is perceived that they will be sold in the public market, the trading price of our common stock could decline substantially. These sales also could impede our ability to raise future capital.
Immediately following the separation and distribution, Pershing Square is expected to own approximately         % of our outstanding common stock. Pursuant to an investor rights agreement we expect to enter into with Pershing Square, we will agree that upon Pershing Square’s request we will use our commercially reasonable efforts to effect a registration under applicable federal and state securities laws for shares of our common stock held by Pershing Square. Any disposition by Pershing Square, or any of our substantial shareholders, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our common stock.
In addition, our certificate of incorporation will provide that we may issue up to            shares of common stock and               shares of preferred stock, $0.01 par value per share. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in us.
We expect to conduct a $175 million Rights Offering of equity to our stockholders following the distribution which may also have a dilutive effect on the market price of our common stock.
Our suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.
Some of our suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them, or may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Potential indemnification obligations to HHH pursuant to the Separation Agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.
The Separation Agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make us financially responsible for all liabilities that HHH may incur relating to our business activities (as currently and historically conducted), whether incurred prior to or after the separation. If we are required to indemnify HHH under the circumstances set forth in the Separation Agreement, we may be subject to substantial liabilities. See “Business—Legal Proceedings” and “Certain Relationships and Related Party Transactions—Agreements with HHH—Separation Agreement.”
In connection with our separation from HHH, HHH will indemnify us for certain liabilities. However, there can be no assurance that such indemnity will be sufficient to insure us against the full amount of such liabilities, or that HHH’s ability to satisfy its indemnification obligations will not be impaired in the future.
Pursuant to the Separation Agreement and certain other agreements with HHH, HHH will agree to indemnify us for certain liabilities as discussed further in “Certain Relationships and Related Party Transactions.” However, third parties could also seek to hold us responsible for any of the liabilities that HHH has agreed to retain, and there can be no assurance that the indemnity from HHH will be sufficient to protect us against the full amount of such liabilities, or that HHH will be able to fully satisfy its indemnification obligations. In addition, HHH’s insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the separation, and in any event HHH’s insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if we ultimately succeed in recovering from HHH or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.
After the distribution, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interests in HHH.
Following the separation, our board of directors is expected to consist of a majority of directors who are independent, and our expected executive officers who are currently employees of HHH will cease to be employees of HHH. However, because of their former positions with HHH, certain of our executive officers and directors may own, or have options to acquire, equity interests in HHH. Continuing ownership of common stock of HHH and equity awards could create, or appear to create, potential conflicts of interest if we and HHH face decisions that could have implications for both HHH and us after the separation. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and HHH regarding the terms of the agreements governing the separation and distribution and our relationship with HHH following the separation and distribution. Potential conflicts of interest may also arise out of any commercial arrangements that we or HHH may enter into in the future.
HHH may compete with us.
HHH will not be restricted from competing with us. If HHH in the future decides to engage in the type of business we conduct, it may have a competitive advantage over us, which may cause our business, financial condition and results of operations to be materially adversely affected.
We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.
We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all, for a variety of reasons, including, among others:
•as part of HHH, we have been able to enjoy certain benefits from HHH’s operating diversity, purchasing power and opportunities to pursue integrated strategies with HHH’s other businesses. As a separate, publicly traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. We may also incur costs for certain functions previously performed by HHH, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in our historical financial statements, which could impact our cash flows profitability;
•the actions required to separate our and HHH’s respective businesses could disrupt our and HHH’s operations, and the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;
•certain costs and liabilities that were less significant to HHH prior to the separation will be more significant for us and HHH as separate companies after the separation;
•following the separation, our business will be less diversified than HHH’s businesses prior to the separation;
•we (and prior to the separation, HHH) will incur costs in connection with our transition to being a separate, publicly traded company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel and costs to separate information systems; and
•following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of HHH.
If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, operating results and financial condition could be adversely affected.
We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with HHH.
The agreements we will enter into with HHH in connection with the separation, including the Separation Agreement, transition services agreement, employee matters agreement, tax matters agreement and other commercial agreements, were prepared in the context of our separation from HHH while we were still a wholly-owned subsidiary of HHH. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a separate or independent board of directors or a management team that was separate from or independent of HHH. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between HHH and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related Party Transactions.”
We or HHH may fail to perform under various agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the agreements expire.
The Separation Agreement and other agreements to be entered into in connection with the separation will determine the allocation of assets and liabilities between the companies following the separation and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by HHH for the benefit of Seaport Entertainment for a period of time after the separation. We will rely on HHH after the separation to satisfy its performance obligations under these agreements. If HHH is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our business effectively. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that HHH currently provides to us. However, we may not be successful in implementing these systems and services or in transitioning data from HHH’s systems to us.

In addition, we expect this process to be complex, time-consuming and costly. We are also establishing or expanding our own tax, internal audit, investor relations, corporate governance and public company compliance and other corporate functions. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that HHH historically provided us prior to the separation. Any failure or significant downtime in our own financial, administrative or other support systems or in the HHH financial, administrative or other support systems during the transitional period during which HHH provides us with support could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could negatively affect our results of operations.
In particular, our day-to-day business operations rely on information technology systems. A significant portion of the communications among our personnel, customers and suppliers take place on information technology platforms. We expect the transfer of information technology systems from HHH to us to be complex, time consuming and costly. There is also a risk of data loss in the process of transferring information technology. As a result of our reliance on information technology systems, the cost of such information technology integration and transfer and any such loss of key data could have an adverse effect on our business, financial condition and results of operations.
Following the distribution, we will be dependent on HHH to provide us with certain transition services, which may be insufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transition services agreement with HHH expires.
Historically, HHH has provided, and until our separation from HHH, HHH will continue to provide significant corporate and shared services related to corporate functions such as property management, executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, facilities and risk management. Following our separation from HHH, we expect HHH to continue to provide some of these services on a transitional basis for a fee. While these services are being provided to us by HHH, we will be dependent on HHH for services that are critical to our operation as a separate, publicly traded company, and our operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. After the expiration of the transition services agreement, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we will receive from HHH under the transition services agreement. Although we intend to replace portions of the services currently provided by HHH following the separation, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect.
If the distribution fails to qualify as a distribution under Section 355 of the Code, HHH stockholders could incur significant adverse tax consequences, and we could be required to indemnify HHH for certain tax consequences that could be material pursuant to indemnification obligations under the tax matters agreement.
The distribution is conditioned upon, among other things, HHH’s receipt of an opinion of Latham & Watkins LLP, tax counsel to HHH, regarding the qualification of the distribution as a distribution under Section 355 of the Code, although HHH may waive this condition in its sole discretion. There is no administrative or judicial authority that directly addresses facts that are substantially similar to those of the distribution, and the opinion of tax counsel is therefore not free from doubt. Moreover, the opinion of tax counsel will be based on, among other things, certain factual assumptions, representations and undertakings from HHH and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these factual assumptions, representations, or undertakings is incorrect or not satisfied, including as a possible result of us being forced to change our business model and dispose of assets in the event that our anticipated Rights Offering does not close or results in less proceeds than expected, HHH may not be able to rely on the opinion, and HHH and its stockholders could incur significant adverse U.S. federal income tax consequences. In addition, the opinion of tax counsel will not be binding on the U.S. Internal Revenue Service (the “IRS”) or the courts, and, notwithstanding the opinion of tax counsel, the IRS could determine that the distribution does not so qualify or that the distribution should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution.

If the distribution is ultimately determined not to qualify as a distribution under Section 355 of the Code, the distribution could be treated as a taxable disposition of common shares of Seaport Entertainment by HHH and as a taxable distribution to HHH stockholders for U.S. federal income tax purposes. In such case, HHH stockholders that are subject to U.S. federal income tax could incur significant adverse U.S. federal income tax consequences. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders.”
Under the tax matters agreement that we will enter into with HHH, we will generally be required to indemnify HHH against taxes incurred by HHH that arise as a result of certain acts or omissions by us, inaccuracies, misrepresentations or misstatements relating to us or events involving our stock or assets that prevent the distribution from qualifying as a distribution under Section 355 of the Code, except that we will generally not bear any such taxes resulting from our stock that is distributed in the distribution not being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code. If we are required to pay any liabilities under the circumstances set forth in the tax matters agreement, the amounts may be significant. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Agreements with HHH—Tax Matters Agreement.”
Even if the distribution qualifies as a distribution under Section 355 of the Code, certain non-U.S. HHH stockholders could incur significant adverse tax consequences.
Even if the distribution qualifies as a distribution under Section 355 of the Code, unless Seaport Entertainment is a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes, certain non-U.S. HHH stockholders who have actually or constructively owned more than 5% of the HHH common stock at any point in the five years preceding the distribution could be treated as having made a taxable exchange of a portion of their shares of HHH common stock for shares of Seaport Entertainment common stock as a result of the distribution. The determination of whether Seaport Entertainment is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its non-U.S. real property interests and other business assets. Based on our analysis of the value and composition of the assets of Seaport Entertainment, we believe and intend to take the position that Seaport Entertainment is a USRPHC for U.S. federal income tax purposes. Nevertheless, because the determination of whether Seaport Entertainment is a USRPHC depends on the fair market value of its assets, there can be no assurance that Seaport Entertainment is a USRPHC. Non-U.S. stockholders are urged to consult their tax advisors regarding the tax consequences of the distribution.
We might not be able to engage in certain transactions following the distribution.
Under the tax matters agreement that we will enter into with HHH, we will be required to comply with the representations and undertakings made to legal counsel in connection with the tax opinion HHH expects to receive regarding the intended tax treatment of the distribution and certain related transactions. The tax matters agreement will also restrict our ability to take or fail to take any action if such action or failure to act could adversely affect the intended tax treatment, except that we will generally not be prohibited from entering into equity transactions that result in our stock that is distributed in the distribution not being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code pursuant to Section 355(e)(1) of the Code. In particular, except in specific circumstances, in the two years following the distribution, we will be restricted from, among other things, (i) ceasing to actively conduct certain elements of our business, and (ii) selling, transferring or otherwise disposing of, 30% or more of the gross assets of certain of our businesses. These restrictions may limit for a period of time our ability to pursue certain transactions that we may believe to be in the best interests of our shareholders or that might increase the value of our business. For more information, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with HHH—Tax Matters Agreement.”
Risks Related to Our Common Stock
We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, the price of our common stock may fluctuate significantly.
Prior to the completion of the distribution, there has been no public market for our common stock. We cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution. If an active trading market does not develop, you may have difficulty selling your Company common stock at an attractive price, or at all. In addition, we cannot predict the prices at which our common stock may trade after the distribution.
The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control and/or unrelated to our operating performance, including:
•our quarterly or annual earnings, or those of other companies in our industry;
•the failure of securities analysts to cover our common stock after the separation;
•actual or anticipated fluctuations in our operating results;
•changes in earnings estimated by securities analysts or our ability to meet those estimates;
•the operating and stock price performance of other comparable companies;
•publication of research reports about our industry;
•announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;
•changes to the regulatory and legal environment in which we operate;
•changes in interest or inflation rates;
•overall market fluctuations and domestic and worldwide economic conditions; and
•other factors described in these “Risk Factors” and elsewhere in this information statement.
In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
We are an emerging growth company and the information we provide shareholders may be different from information provided by other public companies.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will continue to be an emerging growth company until the earliest to occur of the following:
•the last day of the fiscal year in which our total annual gross revenues first meet or exceed $1.235 billion (as adjusted for inflation);
•the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;
•the last day of the fiscal year in which we (i) have an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter and (ii) have been a reporting company under the Exchange Act for at least one year (and filed at least one annual report under the Exchange Act); or
•the last day of the fiscal year following the fifth anniversary of the date of our separation from HHH.

For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:
•not being required to comply with the auditor attestation requirements of the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;
•exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•exemptions from the requirement of holding a non-binding advisory vote on executive compensation and shareholder approval on golden parachute compensation not previously approved.
We may choose to take advantage of some or all of these reduced burdens. For example, we have taken advantage of the reduced disclosure obligations regarding executive compensation in this information statement. For as long as we take advantage of the reduced reporting obligations, the information we provide shareholders may be different from information provided by other public companies. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.
In addition, we have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this information statement, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.
As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we expect we will be required to furnish annual management assessments of the effectiveness of our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include a report by our independent registered public accounting firm addressing these assessments pursuant to Section 404 of the Sarbanes-Oxley Act. These reporting and other obligations may place significant demands on management, and administrative and operational resources, including accounting systems and resources.
The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the applicable requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or, when applicable, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are then listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.
We do not expect to pay any dividends for the foreseeable future.
You should not rely on our common stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, any future credit facility or debt securities may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock.
Your percentage ownership in us may be diluted in the future.
In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and employees. In addition, following the distribution, our employees will have rights to purchase or receive our common stock as a result of the conversion of their HHH stock options or other equity interests into our stock options and other equity interests. The conversion of these HHH awards into our awards is described in further detail in the section entitled “Certain Relationships and Related Party Transactions—Agreements with HHH—Employee Matters Agreement.” As of the date of this information statement, the exact number of our common stock that will be subject to the converted equity awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in us could be diluted as a result of the conversion. It is anticipated that our Compensation Committee will grant additional equity awards to our employees and directors after the distribution, from time to time, under our employee benefits plans. These additional awards will have a dilutive effect on our earnings per share of common stock, which could adversely affect the market price of our common stock.
In addition, our amended and restated articles of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred shares could affect the residual value of the common stock. Please refer to the section entitled “Description of Capital Stock.”
We expect to conduct a $175 million Rights Offering of equity to our stockholders following the distribution which may also have a dilutive effect on the market price of our common stock.
Anti-takeover provisions in our certificate of incorporation, our bylaws, Delaware law, investor agreement and certain other agreements may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.
Following the distribution, our certificate of incorporation and bylaws will contain the following limitations:
•the inability of our stockholders to act by written consent;
•restrictions on the ability of stockholders to call a special meeting without 15% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of our directors;
•rules regarding stockholder approvals and director nominations;
•the right of our board of directors to issue preferred stock without stockholder approval;
•a requirement that, to the fullest extent permitted by law, certain proceedings against or involving us or our directors or officers be brought exclusively in the Court of Chancery in the State of Delaware; and
•that certain provisions may be amended only by the affirmative vote of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors.
In addition, we are a Delaware corporation, and Section 203 of the DGCL applies to us. In general, Section 203 prevents an interested stockholder from engaging in certain business combinations with us for three years following the date that person becomes an interested stockholder subject to certain exceptions. The statute generally defines an interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.
We intend to grant a waiver of the applicability of the provisions of Section 203 of the DGCL to Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, such that Pershing Square may increase its position in our common stock up to       % of the outstanding shares of common stock without being subject to Section 203’s restrictions on business combinations. As such, Pershing Square, through its ability to accumulate more common stock than would otherwise be permitted under Section 203, would have the ability to become a large holder group that would be able to affect matters requiring approval by Company stockholders, including the election of directors and approval of mergers or other business combination transactions. The Company’s Corporate Governance Guidelines reflect that it will grant to any stockholder a waiver of the applicability of Section 203 of the DGCL to the acquisition of up to       % of the Company’s outstanding voting stock upon the request of such stockholder, subject to the Board’s fiduciary duties and applicable law.
These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. There also may be dilution of our common stock from the exercise of any future outstanding warrants, which may materially adversely affect the market price and negatively impact a holder’s investment.
General Risks
Loss of key personnel could adversely affect our business and operations.
We depend on the efforts of key executive personnel. The loss of the services of any key executive personnel could adversely affect our business and operations. While we believe we have proper succession planning and are confident we could attract and train new personnel if necessary, this could impose additional costs and hinder our business strategy.
Actual or threatened terrorist activity and other acts of violence or civil unrest, or the perception of a heightened threat of such risks, could adversely affect our financial condition and results of operations.
Future actual or threatened terrorist attacks or other acts of violence or civil unrest in the areas in which we conduct our business, or the perception of a heightened threat of such risks, may result in reduced economic activity, which could harm the demand for goods and services offered by tenants, revenue from our properties and the success of our entertainment offerings. Such a resulting decrease in consumer demand could also make it difficult to renew or re-lease properties at lease rates equal to or above historical rates. Terrorist activities or other acts of violence or civil unrest, or the perception of a heightened threat of such risks, also could directly affect the value of our properties and events—particularly because they are open to the public. Any such incidents could cause material physical or reputational damage to our properties and business or destruction or loss, and the availability of insurance for such incidents, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that our tenants are affected by real or perceived physical safety concerns stemming from such incidents, their businesses similarly could be adversely affected, including their ability to continue to meet their obligations under their existing leases. Such incidents, or the fear of such incidents, could decrease consumer demand for our assets and offerings, decrease or delay the occupancy of new or redeveloped properties and limit our access to capital or increase our cost of capital.
Weakness or instability in the general economy, our markets or our results of operations could result in future asset impairments, which would increase our reported loss or reduce our reported earnings and net worth.
Economic conditions remain fragile in some markets and the possibility remains that the domestic or global economies, or certain industry sectors that are key to our revenue, may deteriorate. If certain aspects of our operations are adversely affected by challenging economic and financial conditions, we may be required to record future impairments, which would negatively impact our results of operations.

We are, and may in the future be, subject to legal proceedings or investigations, the resolution of which could negatively affect our business, financial condition or results of operations.
Our business exposes us to significant potential risk from lawsuits, investigations and other legal proceedings. We are, and may in the future be, subject to a variety of proceedings, including, among others, litigation regarding our properties and offerings and ordinary course employment litigation. For example, we are and have been subject to various lawsuits challenging the development approvals we obtained for our 250 Water Street development project. Although, to date, the lawsuits have not, individually or in the aggregate, had a material adverse effect on our business, financial condition or results of operations, we cannot guarantee that the outcome of any pending or future litigation related to 250 Water Street, or the outcome of any other litigation, will not result in substantial costs or delays, divert our management’s attention and resources or otherwise harm our business. For additional information, see Note 8 to the audited combined financial statements included elsewhere in this information statement.
In litigation, plaintiffs may seek various remedies, including declaratory or injunctive relief; compensatory or punitive damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees, costs or other relief. Settlement demands may seek significant monetary and other remedies, or otherwise be on terms that we do not consider reasonable under the circumstances. In some instances, even if we have complied with applicable laws, regulations and terms of contracts, an adverse judgment or outcome may occur based on other applicable laws or principles of common law, including negligence and strict liability, and result in significant liability and reputational damage for us. We may also be subject to claims in addition to those described above by similar groups of plaintiffs in the future relating to our current or former properties or activities. In addition, awards against and settlements by our competitors or publicity associated with our current litigation could incentivize parties to bring additional claims against us.
Any claim brought against us, regardless of its merits, could be costly to defend and could result in an increase of our insurance premiums and exhaust our available insurance coverage. The financial impact of litigation is difficult to assess or quantify. Some claims brought against us might not be covered by our insurance policies or might exhaust our available insurance coverage for such occurrences. To the extent our insurance coverage is inadequate and we are not successful in identifying or purchasing additional coverage for such claims, we would have to pay the amount of any settlement or judgment that is in excess of policy limits. Claims against us that result in entry of a judgment or that we settle that are not covered or not sufficiently covered by insurance policies could have a material adverse impact on our business, financial condition and results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
Certain statements contained in this information statement, including, without limitation, those related to our future operations constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this information statement are forward-looking statements and may include words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “would” and other statements of similar expression.
These forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this information statement.
Forward-looking statements include statements related to:
•forecasts of our future economic performance;
•our separation from HHH and our ability to operate as a stand-alone public company;
•our ability to achieve the intended benefits from our separation from HHH;
•our anticipated Rights Offering;
•expected capital required for our operations and development opportunities for our properties;
•impact of technology on our operations and business;
•expected performance of our business;
•expected commencement and completion for property developments;
•estimates of our future liquidity, development opportunities, development spending and management plans; and
•descriptions of assumptions underlying or relating to any of the foregoing.
Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include:
•risks related to our separation from, and relationship with, HHH;
•macroeconomic conditions, such as volatility in the capital markets, inflation, rising interest rates and a prolonged recession or downturn in the national economy;
•changes in discretionary consumer spending patterns or consumer tastes or preferences;
•risks associated with our investments in real estate assets and trends in the real estate industry;
•our ability to obtain operating and development capital on favorable terms, or at all, including our ability to obtain or refinance debt capital;
•the availability of debt and equity capital;
•our ability to renew our leases or re-lease available space;
•our ability to compete effectively;
•our ability to successfully identify, acquire, develop and manage properties on terms that are favorable to us;

•the impact of uncertainty around, and disruptions to, our supply chain, including labor shortages and shipping delays;
•risks related to the concentration of our properties in Manhattan and the Las Vegas area, including fluctuations in the regional and local economies and local real estate conditions;
•extreme weather conditions or climate change, including natural disasters, that may cause property damage or interrupt business;
•the impact of water and electricity shortages on our business;
•the contamination of our properties by hazardous or toxic substances;
•catastrophic events or geopolitical conditions, such as the COVID-19 pandemic and other public health crises, that may disrupt our business;
•actual or threatened terrorist activity and other acts of violence, or the perception of a heightened threat of such events;
•losses that are not insured or that exceed the applicable insurance limits;
•risks related to disruption or failure of information technology networks and related systems—both ours and those operated and managed by third parties—including data breaches and other cybersecurity attacks;
•our ability to attract and retain key personnel;
•our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners, including joint venture partners; and
•other risks and uncertainties described herein.
Although we presently believe that the plans, expectations and anticipated results expressed in or suggested by the forward-looking statements contained in this information statement are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties, including those beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

DIVIDEND POLICY
We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our board of directors from time to time in accordance with applicable law.

CAPITALIZATION
The following table sets forth our cash and equivalents, restricted cash and capitalization as of March 31, 2024 on a pro forma basis to give effect to our anticipated post-separation capital structure after giving effect to the distribution and the Rights Offering we expect to conduct and the related potential backstop commitment, as discussed further below and in “Summary Historical and Pro Forma Combined Financial Data.”
The information below is not necessarily indicative of what our cash and equivalents, restricted cash, and capitalization would have been had the separation been completed as of           . In addition, it is not indicative of our future cash and equivalents, restricted cash and capitalization. This table should be read in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and notes thereto included elsewhere in this information statement.

	As of March 31, 2024
	Historical	Pro Forma
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$1,955	$200,232
Restricted cash	42,175	42,175

Debt:
Mortgages payable, net	$155,822	$102,225
Total debt	155,822	102,225
Equity:
Common Stock	—	17
Additional paid-in capital	—	625,916
Net parent investment	389,132	—
Accumulated other comprehensive income	—	—
Noncontrolling interests	—	10,000
Total equity	389,132	635,933
Total capitalization	$544,954	$738,158

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial statements consist of an unaudited pro forma combined balance sheet as of March 31, 2024 and unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and the fiscal year ended December 31, 2023.
The unaudited pro forma combined financial statements were derived from the historical combined financial statements included elsewhere in this information statement. The pro forma adjustments give effect to the transactions described below. The unaudited pro forma combined balance sheet gives effect to the transactions described below as if they had occurred on March 31, 2024, our latest balance sheet date. The unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and the fiscal year ended December 31, 2023 give effect to the transactions described below as if they had occurred on January 1, 2023, the first day of fiscal 2023.
The following unaudited pro forma combined financial statements of the Company give effect to the separation and related adjustments in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma financial statements.
The unaudited pro forma combined financial statements include certain transaction accounting adjustments that are necessary to present fairly our unaudited pro forma combined balance sheet and unaudited pro forma combined statements of operations as of and for the periods indicated. The pro forma adjustments are based on assumptions that management believes are reasonable given the information currently available.
The unaudited pro forma combined financial statements give effect to the following transaction accounting adjustments:
•the distribution of 100% of our issued and outstanding common stock by HHH to its stockholders;
•the effect of our anticipated post-separation capital structure, which includes the contribution of $23.4 million of cash to the Company from HHH pursuant to the Separation Agreement and the proceeds from the $175 million Rights Offering we expect to conduct and the related potential backstop commitment and the issuance of approximately 1,750,000 shares of Company common stock in such Rights Offering, as described in this information statement; and
•the impact of the tax matters agreement and the employee matters agreement between the Company and HHH and the provisions contained therein.
In connection with the separation and distribution, the Company will enter into transition services agreements whereby HHH will continue to provide certain services to the Company, including construction and development, information technology, treasury and human resources services for up to 12 months. These services will be consistent with services provided to the Company by HHH prior to the separation and distribution, and the charges to the Company will be at the cost incurred by HHH in providing the services.
The historical combined financial statements include amounts in relation to historical services provided by HHH to the Company. No adjustment is reflected in the unaudited pro forma combined financial statements in relation to services that may be provided under the transition services agreement, as such amounts are not expected to be materially different from the costs recognized in the historical combined financial statements.
The unaudited pro forma combined financial statements have been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of our results of operations or financial condition had the separation and the related transactions been completed on the dates assumed and should not be relied upon as a representation of our future performance or financial position as a separate public company. The historical combined financial statements have been derived from HHH’s historical accounting records and include allocations of certain general and administrative expenses from HHH’s corporate office. The allocations have been determined based on assumptions that management believes are reasonable; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of HHH during the periods or at the dates presented. Transaction accounting adjustments have been reflected in the unaudited pro forma combined financial statements. Autonomous entity adjustments have been considered, but have not been reflected herein because they are either not applicable or not material to the unaudited pro forma combined financial statements.
The unaudited pro forma combined financial statements should be read in conjunction with the combined financial statements and related notes thereto contained elsewhere in this information statement, as well as the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2024

(in thousands, except per share data)	Historical	Transaction Accounting Adjustments	Notes	Pro forma
Assets
Buildings and equipment	$533,836	$—		$533,836
Accumulated depreciation	(207,832)	—		(207,832)
Land	9,497	—		9,497
Developments	99,092	—		99,092
Net investment in real estate	434,593	—		434,593
Investments in unconsolidated ventures	41,879	—		41,879
Cash and cash equivalents	1,955	23,400	(a)	200,232
		175,000	(i)
		(123)	(h)
Restricted cash	42,175	—		42,175
Accounts receivable, net	11,282	—		11,282
Deferred expenses, net	4,225	—		4,225
Operating lease right-of-use assets, net	40,272	—		40,272
Other assets, net	38,348	(3,073)	(j)	35,275
Total assets	$614,729	$195,204		$809,933
Liabilities and Stockholders’ Equity
Mortgages payable, net	155,822	(53,597)	(j)	102,225
Operating lease obligations	48,015	—		48,015
Deferred tax liabilities, net	—	—		—
Accounts payable and other liabilities	21,760	2,000	(c)	23,760
Total liabilities	$225,597	$(51,597)		$174,000
Net parent investment	389,132	(389,132)	(e)	—
Stockholders’ Equity:
Common stock, shares authorized, $0.01 par value; shares issued and outstanding on a pro forma basis	—	17	(i)	17
Additional paid-in capital	—	625,916	(e)	625,916
Retained earnings	—	—		—
Total stockholders’ equity	$389,132	$236,801		$625,933
Noncontrolling interests	—	10,000	(b)	10,000
Total equity	$389,132	$246,801		$635,933
Total liabilities and equity	$614,729	$195,203		$809,933
See the accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024

(in thousands, except per share data)	Historical	Transaction Accounting Adjustments	Notes	Pro forma
Sponsorships, events, and entertainment revenue	$4,180	$—		$4,180
Hospitality revenue	4,004	—		4,004
Rental revenue	6,447	—		6,447
Other revenue	23	—		23
Total revenues	14,654	—		14,654
Sponsorships, events, and entertainment costs	4,861	—		4,861
Hospitality costs	5,568	—		5,568
Operating costs	9,904	—		9,904
Provision for doubtful accounts	953	—		953
General and administrative	16,554			16,554
Depreciation and amortization	8,074	—		8,074
Total expenses	45,914			45,914
Other income , net	8	—		8
Total other	8	—		8
Operating loss	(31,252)			(31,252)
Interest expense, net	(2,546)	937	(j)	(1,609)
Equity in (losses) from unconsolidated ventures	(10,280)	—		(10,280)
Guarantee fee expense	—	(307)	(j)	(307)
Loss before income taxes	(44,078)	630		(43,448)
Income tax (benefit) expense	—	—	(d)
Net loss	$(44,078)	$630		$(43,448)
Net (income) loss attributable to noncontrolling interest	—	—	(b)
Net loss available to common stockholders	$(44,078)	$630		$(43,448)

Net loss per Share, Basic and Diluted:
Basic			(f)	$(14.02)
Diluted			(f)	$(14.02)
Weighted Average Shares Outstanding
Basic			(f)	3,100
Diluted			(f)	3,100
See the accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except per share data)	Historical	Transaction Accounting Adjustments	Notes	Pro forma
Sponsorships, events, and entertainment revenue	$60,623	$—		$60,623
Hospitality revenue	32,951	—		32,951
Rental revenue	22,096	—		22,096
Other revenue	8	—		8
Total revenues	115,678	—		115,678
Sponsorships, events, and entertainment costs	47,466	—		47,466
Hospitality costs	31,432	—		31,432
Operating costs	41,219	—		41,219
Provision for doubtful accounts	459	—		459
General and administrative	30,536	2,000	(c)	51,137
		18,601	(g)
Depreciation and amortization	48,432	—		48,432
Other	81	—		81
Total expenses	199,625	20,601		220,226
Provision for impairment	(672,492)	—		(672,492)
Other income , net	33	—		33
Total other	(672,459)	—		(672,459)
Operating loss	(756,406)	(20,601)		(777,007)
Interest expense, net	(3,166)	635	(j)	(2,654)
		(123)	(h)
Equity in (losses) from unconsolidated ventures	(80,633)	—		(80,633)
Guarantee fee expense	—	(1,226)	(j)	(1,226)
Loss on extinguishment of debt	(47)	(191)	(j)	(238)
Loss before income taxes	(840,252)	(21,506)		(861,758)
Income tax (benefit) expense	(2,187)	—	(d)	(2,187)
Net loss	$(838,065)	$(21,506)		$(859,571)
Net (income) loss attributable to noncontrolling interest	—	—	(b)	—
Net loss available to common stockholders	$(838,065)	$(21,506)		$(859,571)

Net loss per Share, Basic and Diluted:
Basic			(f)	$(277.28)
Diluted			(f)	$(277.28)
Weighted Average Shares Outstanding
Basic			(f)	3,100
Diluted			(f)	3,100
See the accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
For further information regarding the historical combined financial statements, please refer to the historical combined financial statements included in this information statement. The unaudited pro forma combined balance sheet as of March 31, 2024 and the unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and the fiscal year ended December 31, 2023 include adjustments related to the following:
Transaction Accounting Adjustments:
(a)Reflects the contribution of approximately $23.4 million of cash by HHH to the Company prior to the separation and distribution pursuant to the terms of the Separation Agreement.
(b)Reflects the issuance of preferred shares by a subsidiary of the Company, which is presented as noncontrolling interest in the unaudited pro forma combined balance sheet. Net income (loss) attributable to noncontrolling interest of $     million and $     million is presented in the unaudited pro forma combined statements of operations for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, reflecting the profit-sharing provisions of the preferred shares.
(c)Reflects $2.0 million of current accrued liabilities for retention bonuses related to the separation and distribution estimated to be payable by the Company after the distribution. The income statement impact has been reflected in general and administrative expense (“G&A”) in the unaudited pro forma combined statement of operations for the year ended December 31, 2023. These costs are not expected to recur after the distribution.
(d)Reflects the tax effects of the transaction accounting adjustments at the applicable statutory income tax rates and related adjustments to the valuation allowance for deferred tax assets that are not more-likely-than-not to be realized. Since the adjustments are expected to be incurred in the U.S. with operations in New York and Nevada, the statutory tax rate applied is approximately 30.04% percent. The difference between the (benefit) provision at the statutory rate and the income tax provision is related to the valuation allowance. The effective tax rate of the Company could be different (either higher or lower) depending on activities subsequent to the distribution.
(e)Represents the reclassification of HHH’s net investment in the Company, including other pro forma adjustments, into common stock, par value $0.01, and additional paid in capital to reflect the number of shares of the Company’s common stock expected to be outstanding at the distribution date based upon a distribution ratio of approximately 37 shares of the Company common stock for each share of HHH common stock.
The adjustments to additional paid in capital is summarized below:

Adjustments	Note	($ in thousands)
Cash contributed to the Company prior to separation and distribution	(a)	$23,400
Preferred share issuance by a subsidiary of the Company	(b)	(10,000)
Retention bonus	(c)	(2,000)
Net parent investment	(e)	389,132
Common stock distributed	(e)	—
Transaction costs	(g)	(18,601)
Transaction costs paid by HHH	(g)	18,601
Net cash payments on HHH revolving loan facility	(h)	(123)
Proceeds from the Rights Offering	(i)	174,983
Refinanced debt	(j)	50,524
Total adjustment		$625,916

(f)The weighted-average number of shares of our common stock used to compute basic net loss per share for the three months ended March 31, 2024 and the year ended December 31, 2023 is based on the number of weighted average Company common shares outstanding during the three months ended March 31, 2024 and the year ended December 31, 2023, assuming a distribution ratio of approximately 37 shares of our common stock for each share of HHH common stock.
For the three months ended March 31, 2024 and the year ended December 31, 2023, the weighted average number of shares used to compute diluted net loss per share is based on the weighted average number of basic shares of our common stock since the historical combined financial statements reflect a net loss for the three months ended March 31, 2024 and the year ended December 31, 2023. The actual future impact of potential dilution from stock-based awards granted to our employees under HHH equity plans will depend on various factors, including employees who may change employment from one company to another.
(g)All transaction costs incurred during the three months ended March 31, 2024 and the year ended December 31, 2023 related to the separation and distribution are included in our historical combined financial statements. The pro forma adjustments for the year ended December 31, 2023 include estimates for additional charges we expect to incur between March 31, 2024 and the distribution date of $18.6 million, which is recorded in general and administrative expense, related to estimated business separation. A corresponding adjustment was recorded to additional paid-in capital for this amount as all transaction costs prior to the separation and distribution will be paid by HHH. Actual amounts may differ from these estimates. These costs are not expected to recur beyond 12 months after the distribution.
(h)Reflects the pro forma adjustment for the revolving loan facility provided by HHH to the Company at the distribution date that will be repaid to HHH upon completion of the Rights Offering mentioned below. The aggregate availability of the revolving loan facility is $5 million with an initial term of 12 months, including a 6 month extension available at the discretion of HHH. However, the Company is required to repay any amounts drawn on the facility upon either the receipt of proceeds from the Rights Offering or the receipt of proceeds from a sale of the Company’s assets. The revolving loan facility will bear interest at a rate of 10 percent per annum. The pro forma income statement for the year ended December 31, 2023 reflects increased interest expense of $0.1 million based on the assumption that the Company will draw $5.0 million on the facility as of the distribution date, which will be repaid in full upon completion of the Rights Offering by the backstop expiration date. As described in this information statement, the Company may conduct the Rights Offering beginning 31 days after the distribution date and the potential backstop commitment, if finalized, would expire 90 days after the distribution date. Therefore, these costs are not expected to recur beyond 12 months after the distribution. The pro forma balance sheet reflects the net cash costs associated with interest payments on the revolving debt facility.
(i)Reflects the proceeds from the sale of the Company’s common shares for $175.0 million in the Rights Offering and/or potential backstop commitment described in this information statement, net of $     anticipated fees and expenses. The Company accounts for specific incremental costs directly attributable to the Rights Offering, to the extent such costs are incurred and paid by the Company, by offsetting it against the gross proceeds of the Rights Offering and recognizing those costs directly in the equity issued.
(j)Reflects the pro forma adjustment to refinance the existing mortgage payable related to 250 Water Street, including the repayment of existing mortgage payable with carrying value of $113.2 million (including principal outstanding of $115.0 million, net of deferred financing costs of $1.8 million) and the incurrence of $61.3 million in new mortgage payable and deferred financing costs of $1.3 million. Under the terms of the new mortgage payable, the Company will be obligated to pay an annual guaranty fee equal to 2% of the refinanced debt balance to its related party TWL-Bridgeland Holding Company, LLC amounting to $0.3 million for the three months ended March 31, 2024 and $1.2 million for the year ended December 31, 2023, and will require 17.5% of refinanced debt balance as cash collateral in the escrow account as a deposit. The net difference between the existing mortgage payable and the new mortgage payable is contemplated to be paid by HHH and has been reflected through additional paid-in capital. Further, the refinancing of debt resulted in a net decrease in interest expense, net in the amount of $0.9 million for the three months ended March 31, 2024 and $0.6 million for the year ended December 31, 2023.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) to “Seaport Entertainment,” the “Company,” “we,” “us,” or “our” shall mean the assets and operating activities of Howard Hughes Holdings Inc. (“HHH”) that will be contributed to Seaport Entertainment Group Inc. in connection with our separation from HHH, described below. Seaport Entertainment Group Inc., which was established on January 24, 2024, has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation. The following discussion should be read as a supplement to and should be read in conjunction with our Combined Financial Statements for the years ended December 31, 2023, 2022, and 2021 (“Combined Financial Statements”) and Unaudited Condensed Combined Financial Statements for the three months ended March 31, 2024, and March 31, 2023 (“Unaudited Condensed Combined Financial Statements”) and the related notes which are included elsewhere in this information statement as well as the information presented under “Summary Historical and Unaudited Pro Forma Combined Financial Data” and “Unaudited Pro Forma Combined Financial Statements.” This discussion contains forward-looking statements that involve risks, uncertainties, assumptions, and other factors, including those described in the section entitled “Risk Factors” and elsewhere in this information statement. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of these factors. You are cautioned not to place undue reliance on this information which speaks only as of the date of this information statement. We are not obligated to update this information, whether as a result of new information, future events or otherwise, except as may be required by law.
All references to numbered Notes are specific to Notes to our Combined Financial Statements and our Unaudited Condensed Combined Financial Statements included in this information statement and which descriptions are incorporated into the applicable response by reference. Capitalized terms used, but not defined, in this MD&A have the same meanings as in such Notes.
Overview
General Overview
The Company was formed to own, operate, and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Our existing portfolio encompasses a wide range of leisure and recreational activities, including live concerts, fine dining, professional sports, and high-end and experiential retail. We primarily analyze our portfolio of assets through the lens of our three operating segments: (1) Landlord Operations, (2) Hospitality, and (3) Sponsorships, Events, and Entertainment, and are focused on realizing value for shareholders primarily through dedicated management of existing assets, expansion of partnerships, strategic acquisitions, and completion of development and redevelopment projects.
Landlord Operations. Landlord Operations represents our ownership interests in and operation of physical real estate assets located in the Seaport, a historic neighborhood in Lower Manhattan on the banks of the East River and within walking distance of the Brooklyn Bridge. Landlord Operations assets include:
•Pier 17, a mixed-use building containing restaurants, entertainment, office space, and the Rooftop at Pier 17, an outdoor concert venue;
•the Tin Building, a mixed-use building containing a culinary destination featuring a variety of experiences including restaurants, bars, grocery markets, retail, and private dining;
•the Fulton Market Building, a mixed-use building containing office and retail spaces, including a movie theater and an experiential retail concept focused on “classic lawn games” and cocktails;
•the Historic District retail and other locations which include the Museum Block, Schermerhorn Row, and more;

•250 Water Street, a full block development site approved for zoning of affordable and market-rate housing, office, retail, and community-oriented gathering space; and
•85 South Street, an eight-story residential building.
Our assets included in the Landlord Operations segment primarily sit under a long-term ground lease from the City of New York with an amendment that was executed giving the Company extension options for an additional 48 years from its current expiration in 2072 until 2120. We are focused on continuing to fill vacancies in our Landlord Operations portfolio and believe this to be an opportunity to drive incremental segment growth.
Hospitality. Hospitality represents our ownership interests in various food and beverage operating businesses. Today, we own, either wholly or through partnerships with third parties, and operate, including license and management agreements, six fine dining and casual dining restaurants, cocktail bars and entertainment venues (The Fulton, Mister Dips, Carne Mare, Malibu Farm, Pearl Alley, and The Lawn Club), as well as our unconsolidated venture, the Tin Building by Jean-Georges, which offers over 20 culinary experiences, including restaurants, bars, grocery markets, retail, and private dining. These businesses are all our tenants and pay rent to our Landlord Operations. We also have a 25% interest in Jean-Georges Restaurants. Creative Culinary Management Company (“CCMC”), a wholly owned subsidiary of Jean-Georges Restaurants and a related party of the Company, provides management services for certain retail and food and beverage businesses in the Seaport. We aim to capitalize on opportunities in the food and beverage space to leverage growing consumer appetite for unique restaurant experiences as a catalyst to further expand the Company’s culinary footprint.
Sponsorships, Events, and Entertainment. Sponsorships, Events, and Entertainment includes the Las Vegas Aviators Triple-A Minor League Baseball team (the “Aviators”) and the Las Vegas Ballpark, our interest in and to the Fashion Show Mall Air Rights, events at the Rooftop at Pier 17, and all of our sponsorship agreements across both the Las Vegas Ballpark and the Seaport. The Aviators are a Triple-A affiliate of the Oakland Athletics and play at the Las Vegas Ballpark, a 10,000-person capacity ballpark located in Downtown Summerlin. The Rooftop at Pier 17, as mentioned in Landlord Operations above, is a premier outdoor concert venue that hosts a popular Summer Concert Series featuring emerging and established musicians alike. We see the Rooftop at Pier 17 as an opportunity to continue to drive events and entertainment growth as the demand for live music is strong and accelerating.
Separation from HHH
On October 5, 2023, HHH announced its intent to form a new division, the Seaport Entertainment division of Howard Hughes, that will include HHH’s entertainment-related real estate assets and operations described above, and to spin off Seaport Entertainment into a stand-alone publicly traded company through the distribution of all of the outstanding shares of common stock of Seaport Entertainment to HHH’s stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of common stock. While HHH currently intends to effect the distribution, subject to the satisfaction of certain conditions, HHH has no obligation to pursue or consummate any dispositions of its ownership interest in us, including through the distribution, by any specified date or at all. The distribution is subject to various conditions, including the transfer of assets and liabilities to us in accordance with the Separation Agreement; due execution and delivery of the agreements relating to the separation; no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect preventing the consummation of the separation, the distribution or any of the related transactions; acceptance for listing on a national stock exchange of our common stock, subject to official notice of distribution; and no other event or development having occurred or in existence that, in the judgment of the board of directors of HHH, in its sole discretion, makes it inadvisable to effect the separation, the distribution or related transactions. The conditions to the distribution may not be satisfied, HHH may decide not to consummate the distribution even if the conditions are satisfied or HHH may decide to waive one or more of these conditions and consummate the distribution even if all of the conditions are not satisfied. There can be no assurance whether or when such transaction will be consummated or as to the final terms of an such transaction.
In connection with the separation and distribution, HHH will transfer $23.4 million in cash to the Company to provide additional liquidity after the distribution date.

Basis of Presentation
We have historically operated as part of HHH and not as a standalone company. The accompanying Combined Financial Statements and Unaudited Condensed Combined Financial Statements have been prepared on a standalone basis derived from the consolidated financial statements and accounting records of HHH. These statements reflect the combined historical results of operations, financial position and cash flows of the Seaport Entertainment division of Howard Hughes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These statements may not include all expenses that would have been incurred had the Company existed as a separate, stand-alone entity during the periods presented.
For an additional discussion on the basis of presentation of these statements, see Note 1 – Significant Accounting Policies in the Notes to Combined Financial Statements included in this information statement.
Key Factors Affecting Our Business
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this information statement titled “Risk Factors.”
Management Strategies and Operational Changes
As mentioned elsewhere in this information statement, we have historically operated as part of HHH and not as a standalone company. Therefore, our historical results are reflective of the management strategies and operations of the Company based on the direction and strategies of HHH. Additionally, our historical results reflect the allocation of expenses from HHH associated with certain services, including (1) certain support functions that are provided on a centralized basis within HHH, including, but not limited to executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, and risk management; and (2) employee benefits and compensation, including stock-based compensation. As a separate public company, our ongoing costs related to such support functions may differ from, and will likely exceed, the amounts that have been allocated to us in these financial statements. Following the separation, we expect HHH to continue to provide some of these services on a transitional basis in exchange for agreed-upon fees. In addition to one-time costs to design and establish our corporate functions, we will also incur incremental costs associated with being a stand-alone public company, including additional labor costs, such as salaries, benefits, and potential bonuses and/or stock based compensation awards for staff additions to establish certain corporate functions historically supported by HHH and not covered by the transition services agreement, and corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange listing fees. Following the separation and distribution, our future results and cost structure may differ based on new strategies and operational changes implemented by our management team, which may include changes to our chosen organizational structure, whether functions are outsourced or performed by the Company employees, and strategic decisions made in areas such as executive leadership, corporate infrastructure, and information technology.
Tin Building and our investment in the Tin Building by Jean-Georges
The Company owns 100% of the Tin Building which was completed and placed in service in our Landlord Operations segment during the third quarter of 2022. The Company leases 100% of the rentable space in the Tin Building to the Tin Building by Jean-Georges joint venture, a Hospitality segment business in which the Company has an equity ownership interest and reports its ownership interest in accordance with the equity method. Based on capital contribution and distribution provisions for the Tin Building by Jean-Georges joint venture, the Company currently recognizes all of the economic interest in the venture. The Company recognizes lease payments from the Tin Building by Jean-Georges in Rental revenue within the Landlord Operations segment and recognizes its share of the income or losses from the joint venture in Equity in losses from unconsolidated ventures in the Hospitality segment. As the Company currently recognizes 100% of operating income or losses from the Tin Building by Jean-Georges, the Tin Building lease has no net impact to the total Company net loss. However, Landlord Operations Adjusted EBITDA and NOI, as defined below, includes only rental revenue related to the Tin Building lease payments, and does not include the rent expense in Equity in losses from unconsolidated ventures.

The Tin Building by Jean-Georges is managed by CCMC, a related party that is owned by Jean-Georges Restaurants. The Tin Building by Jean-Georges had a soft opening in August 2022 and a grand opening celebration in late September 2022, with an expanded focus on experiences including in-person dining, retail shopping and delivery. Operating hours were initially constrained due to labor shortages and the venture incurred elevated operating losses during the early months of operations; however, during the fourth quarter of 2022, despite continued labor shortages, operating hours were extended to seven days a week. In 2023, the Tin Building by Jean-Georges was open seven days per week, with strong foot traffic and sales. However, operating losses at the Tin Building by Jean-Georges joint venture remained elevated, as the venture continues to refine its operating model, and the Seaport experienced poor weather conditions throughout 2023 and into the first quarter of 2024. As the Company currently funds any operating shortfall and recognizes all of the economic interest in the venture, the future success of the Tin Building by Jean-George may have a significant impact on our results of operations.
Seasonality
Our operations are highly seasonal and are significantly impacted by weather conditions. Concerts at our outdoor venue and Aviator’s baseball games primarily occur from May through October, and we typically see increased customer traffic at our restaurants during the summer months when the weather is generally warmer and more favorable, which contributes to higher revenue during these periods. However, weather-related disruptions, such as floods and heavy rains, can negatively impact our summer operations. For instance, outdoor concerts may have to be cancelled or rescheduled due to inclement weather, which can result in lost revenue. Similarly, floods can lead to temporary closures of our restaurants and can disrupt our supply chain, leading to potential revenue losses and increased costs.
During the fall and winter months, our operations tend to slow down due to the colder weather which results in fewer outdoor events, less foot traffic at our restaurants, and the end of the Aviator’s baseball season. This seasonality pattern results in lower revenues during these periods. Moreover, severe winter weather conditions, such as snowstorms and freezing temperatures, can further deter customers from visiting our restaurants, further impacting our revenues and cash flow. Our seasonality also results in fluctuations in cash and cash equivalents, accounts receivable, deferred expenses, and accounts payable and other liabilities at different times during the year.
Lease Renewals and Occupancy
As of March 31, 2024, and December 31, 2023, the weighted average remaining term of our retail, office, and other properties leases where we are the lessor was approximately seven years, excluding renewal options. The stability of the rental revenue generated by our properties depends principally on our tenants’ ability to pay rent and our ability to collect rents, renew expiring leases, re-lease space upon the expiration or other termination of leases, lease currently vacant properties, and maintain or increase rental rates at our leased properties. To the extent our properties become vacant, we would forego rental income while remaining responsible for the payment of property taxes and maintaining the property until it is re-leased, which could negatively impact our operating results. As of March 31, 2024, our real estate assets at the Seaport were 67% leased. This includes one lease at Pier 17 that is set to expire in December 2025 and represents 12% of our total 2023 rental revenues. We continue to monitor our lease renewals and occupancy rates.
Inflationary Pressures
Financial results across all our segments may be impacted by inflation. In Landlord Operations, certain of our leases contain rent escalators that increase rent at a fixed amount and may not be sufficient during periods of high inflation. For properties leased to third-party tenants, the impact of inflation on our property and operating expenses is limited as substantially all our leases are net leases, and property-level expenses are generally reimbursed by our tenants. Inflation and increased costs may also have an adverse impact on our tenants and their creditworthiness if the increase in property-level expenses is greater than their increase in revenues. For unleased properties and properties occupied by our restaurants, we are more exposed to inflationary pressures on property and operating expenses. For our Hospitality and Sponsorships, Events, and Entertainment segments, inflationary pressure has a direct impact on our profitability due to increases in our costs, as well as potential reductions in customers that could negatively impact revenue.

Significant Items Impacting Comparability
Impairment. The Company reviews its long-lived assets for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company also periodically evaluates its investments in unconsolidated ventures for recoverability and valuation declines that are other than temporary. During the third quarter of 2023, the Company recorded a $672.5 million impairment charge related to Seaport properties in the Landlord Operations segment and a $37.0 million impairment charge related to its investments in unconsolidated ventures in the Hospitality segment. The Company recognized the impairment due to decreases in estimated future cash flows resulting from significant uncertainty of future performance as stabilization and profitability are taking longer than expected, pressure on the current cost structure, decreased demand for office space, as well as an increase in the capitalization rate and a decrease in restaurant multiples used to evaluate future cash flows. The Company used a discounted cash flow analysis to determine the fair value.
Separation Costs. The Company incurred pre-tax charges related to the planned separation from HHH, primarily related to legal and consulting costs, of $9.2 million for the three months ended March 31, 2024, and $4.5 million in the year ended December 31, 2023. No costs related to the planned separation were incurred or recorded in the Combined Statement of Operations for the three months ended March 31, 2023, or the years ended December 31, 2022 and 2021.
Shared Service Costs. HHH provides the Company certain services, including (1) certain support functions that are provided on a centralized basis within HHH, including, but not limited to executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, and risk management; and (2) employee benefits and compensation, including stock-based compensation. The Company’s Combined Financial Statements reflect an allocation of these costs. When specific identification or a direct attribution of costs based on time incurred for the Company’s benefit is not practicable, a proportional cost method is used, primarily based on revenue, headcount, payroll costs or other applicable measures. The Company recorded expenses associated with shared services that are not directly attributable to the Company of $3.6 million and $3.0 million for the three months ended March 31, 2024, and 2023, respectively, and $13.9 million, $10.0 million, and $6.7 million for the years ended December 31, 2023, 2022, and 2021, respectively.
Components of our Combined Statements of Operations
Sponsorships, Events, and Entertainment Revenue. Our Sponsorships, events, and entertainment revenue is generally comprised of baseball-related ticket sales, concert-related ticket sales, events-related service revenue, concession sales, and advertising and sponsorships revenue.
Hospitality Revenue. Hospitality revenue is generated by the Seaport restaurants.
Rental Revenue. Rental revenue is associated with the Company’s Landlord Operations assets and is comprised of minimum rent, percentage rent in lieu of fixed minimum rent, tenant recoveries, and overage rent.
Other Revenue. Other revenue is comprised of parking revenue and other miscellaneous revenue.
Sponsorships, Events, and Entertainment Costs. Sponsorships, events, and entertainment costs mainly include labor costs, event production costs, show-related marketing and advertising expenses, fulfillment costs related to our sponsorship programs, food and beverage costs related to our events and concerts, artist fees, licensing fees, and ticket-agency fees, along with other costs.
Hospitality Costs. Hospitality costs mainly include food and beverage costs related to our restaurants and retail business along with other costs that include labor costs and management fees for employment and supervision of all employees at the Company’s restaurants.
Operating Costs. Operating costs primarily consist of ground rent, production fees, electricity, labor costs and building service contracts along with other costs.
Provision for Doubtful Accounts. Provision for doubtful accounts reflects the reserves recorded for estimated losses on accounts receivable if the estimated losses are probable and can be reasonably estimated.

General and Administrative. General and administrative costs include direct and allocated labor costs and overhead expenses for support functions that are provided on a centralized basis within HHH, including, but not limited to executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, risk management, and employee benefits and compensation, including stock-based compensation.
Depreciation and Amortization Expense. Depreciation and amortization expenses are related to the Company’s buildings and equipment and intangible assets.
Provision for Impairment. Provision for impairment for the year ended December 31, 2023, includes an impairment charge related to long-lived assets located at the Seaport. Refer to the Significant Items Impacting Comparability section above for additional detail.
Other Income, Net. Other income, net includes various miscellaneous other income and expense items.
Interest Expense, Net. Interest expense, net is related to the Company’s secured mortgages payable, net of interest expense capitalized to development assets and interest income from the collateral deposit associated with the 250 Water Street mortgage.
Equity in Losses from Unconsolidated Ventures. Equity in losses from unconsolidated ventures represents the Company’s allocable share of earnings or losses of each venture, based on the distribution provisions in the joint venture operating agreements, as well as impairment charges related to its investments.
Income Tax (Benefit) Expense. The Company generated operating losses in each of the periods presented. The Company is not recognizing an income tax benefit related to these losses because operating results of the Company have historically been included in the consolidated federal and combined state tax returns of HHH and the resulting tax attributes have been fully utilized by the Parent and are no longer available to the Company for future use. These unbenefited losses cause the Company’s effective tax rate to deviate from the federal statutory rate.
For additional information on income taxes, see Note 10 - Income Taxes in the Notes to Combined Financial Statements and Note 8 – Income Taxes in the Notes to Unaudited Condensed Combined Financial Statements included in this information statement.
Non-GAAP Measure
Landlord Operations Net Operating Income
In addition to the required presentations using GAAP, we use certain non-GAAP performance measures, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.
Landlord Operations Net Operating Income (“Landlord Operations NOI”) is a non-GAAP supplemental measure that we believe is useful in measuring the year-over-year performance of our Landlord Operations segment. As Landlord Operations NOI reflects the revenues and expenses directly associated with owning and operating real estate properties, variances between years in Landlord Operations NOI typically result from changes in rental rates, occupancy, tenant mix, and operating expenses. We define Landlord Operations NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). Landlord Operations NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; other income (loss); expenses for concepts that did not proceed to completion; depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings (losses) from unconsolidated ventures.
Although we believe that Landlord Operations NOI provides useful information to investors about the performance of our Landlord Operations segment, due to the exclusions noted above, Landlord Operations NOI should only be used as an additional measure of the financial performance of such assets and not as an alternative to GAAP net income.
Results of Operations
Comparison of the Three Months Ended March 31, 2024 and 2023
The following table sets forth our operating results:

thousands except percentages	Three Months Ended March 31,		Change
	2024	2023	$	%
REVENUES
Sponsorships, events, and entertainment revenue	$4,180	$4,081	$99	2%
Hospitality revenue	4,004	5,222	(1,218)	(23)%
Rental revenue	6,447	5,442	1,005	18%
Other revenue	23	3	20	667%
Total revenue	14,654	14,748	(94)	(1)%
EXPENSES
Sponsorships, events, and entertainment costs	4,861	5,988	(1,127)	(19)%
Hospitality costs	5,568	6,881	(1,313)	(19)%
Operating costs	9,904	9,137	767	8%
Provision for (recovery of) doubtful accounts	953	(19)	972	NM1
General and administrative	16,554	5,456	11,098	203%
Depreciation and amortization	8,074	13,230	(5,156)	(39)%
Other	—	403	(403)	(100)%
Total expenses	45,914	41,076	4,838	12%
OTHER
Other income, net	8	21	(13)	(62)%
Total other	8	21	(13)	(62)%
Operating loss	(31,252)	(26,307)	(4,945)	19%
Interest expense, net	(2,546)	(630)	(1,916)	304%
Equity in losses from unconsolidated ventures	(10,280)	(10,820)	540	(5)%
Loss before income taxes	(44,078)	(37,757)	(6,321)	17%
Income tax (benefit) expense	—	—	—	—
Net loss	$(44,078)	$(37,757)	$(6,321)	17%
__________________
1Not Meaningful
Net loss increased $6.3 million, or 17%, to $44.1 million for the three months ended March 31, 2024, compared to $37.8 million in the prior-year period, primarily due to the $11.1 million increase in general and administrative costs, partially offset by the $5.1 million decrease in depreciation and amortization.
Items Included in Segment Adjusted EBITDA
See Segment Operating Results for discussion of significant variances for revenues and expenses included in Adjusted EBITDA.

Items Excluded from Segment Adjusted EBITDA
The following includes information on the significant variances in expenses and other items not directly related to segment activities.
General and Administrative. General and administrative costs increased $11.1 million, or 203%, to $16.6 million for the three months ended March 31, 2024, compared to $5.5 million in the prior-year period. This change was primarily due to a $9.2 million increase in separation costs, $1.2 million increase in personnel and overhead expenses, a $0.6 million increase in shared service costs allocated from HHH based on various allocation methodologies, and a $0.1 million increase in rent expense related to the corporate office lease.
Depreciation and Amortization Expense. Depreciation and amortization expense decreased $5.1 million, or 39%, to $8.1 million for the three months ended March 31, 2024, compared to $13.2 million in the prior-year period. This change was primarily due to a decrease in depreciation expense following the impairment recognized on the Company’s buildings and equipment in the third quarter of 2023.
Interest Expense, Net. Interest expense, net increased $1.9 million, or 304%, to $2.5 million for the three months ended March 31, 2024, compared to $0.6 million in the prior-year period. This change is primarily due to a $1.3 million decrease in amounts capitalized to development assets and a $0.6 million increase in interest expense on secured mortgages payable.
Equity in Losses from Unconsolidated Ventures. Equity losses from unconsolidated ventures decreased $0.5 million, or 5%, to $10.3 million for the three months ended March 31, 2024, compared to $10.8 million in the prior-year period. This change was primarily due to a $0.5 million decrease in losses for the Tin Building by Jean-Georges and a $0.4 million decrease in losses for Ssäm Bar, which closed in the third quarter of 2023, partially offset by a $0.4 million increase in losses related to the Lawn Club, which opened in the fourth quarter of 2023.
Segment Operating Results
Landlord Operations
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Landlord Operations:

Landlord Operations Adjusted EBITDA	Three Months Ended March 31,		Change
thousands except percentages	2024	2023	$	%
Rental revenue	$6,447	$5,442	$1,005	18%
Other revenue	23	3	20	667%
Total revenues	6,470	5,445	1,025	19%
Operating costs	(8,267)	(7,432)	(835)	(11)%
Provision for doubtful accounts	(198)	(45)	(153)	(340)%
Total operating expenses	(8,465)	(7,477)	(988)	(13)%
Other income, net	4	8	(4)	(50)%
Total expenses	(8,461)	(7,469)	(992)	(13)%
Adjusted EBITDA	$(1,991)	$(2,024)	$33	2%
Landlord Operations Adjusted EBITDA loss decreased $33 thousand compared to the prior-year period primarily due to the following:
Rental Revenue. Rental revenue increased $1.0 million, or 18%, to $6.4 million for the three months ended March 31, 2024, compared to $5.4 million in the prior-year period. This change was primarily driven by a $1.1 million increase in rental revenue at the Fulton Market Building due to the commencement of the Alexander Wang lease at the end of 2023.

Operating Costs. Operating costs increased $0.8 million, or 11%, to $8.3 million for the three months ended March 31, 2024, compared to $7.4 million in the prior year period. This change was primarily due to a $0.3 million increase in professional services fees, a $0.3 million in state business taxes, and a $0.1 million increase in insurance expense.
Provision for Doubtful Accounts. Provision for doubtful accounts expense increased $0.2 million, or 340%, to $0.2 million for the three months ended March 31, 2024, compared to $45 thousand in the prior-year period, primarily due to a tenant reserve established during the three months ended March 31, 2024.
Non-GAAP Measure
Landlord Operations Net Operating Income
Refer to the Non-GAAP Measure discussion above for additional information and disclosure on the usefulness, relevance, limitations, and calculation of Landlord Operations Net Operating Income. A reconciliation of Landlord Operations Adjusted EBITDA to Landlord Operations NOI is presented in the table below.
Reconciliation of Landlord Operations Adjusted EBITDA to Landlord Operations NOI:

Landlord Operations NOI	Three Months Ended March 31,		Change
thousands except percentages	2024	2023	$	%
Landlord Operations Adjusted EBITDA	$(1,991)	$(2,024)	$33	2%
Adjustments:
Impact of straight-line rent	445	717	(272)	(38)%
Other	(4)	(8)	4	(50)%
Landlord Operations NOI	$(1,550)	$(1,315)	$(235)	(18)%
Landlord Operations NOI losses increased $0.2 million compared to the prior-year period, primarily due to increased operating costs and provision for doubtful accounts, partially offset by the increase in rental revenue as mentioned above.
Hospitality
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Hospitality:

Hospitality Adjusted EBITDA	Three Months Ended March 31,		Change
thousands except percentages	2024	2023	$	%
Hospitality revenue	$4,004	$5,222	$(1,218)	(23)%
Total revenues	4,004	5,222	(1,218)	(23)%
Hospitality costs	(5,568)	(6,881)	1,313	19%
Operating costs	(553)	(704)	151	21%
Provision for doubtful accounts	(101)	(1)	(100)	NM1
Total operating expenses	(6,222)	(7,586)	1,364	18%
Other income, net	2	7	(5)	(71)%
Total expenses	(6,220)	(7,579)	1,359	18%
Adjusted EBITDA	$(2,216)	$(2,357)	$141	6%
__________________
1Not Meaningful

Hospitality Adjusted EBITDA loss decreased $0.1 million compared to the prior-year period primarily due to the following:
Hospitality Revenue. Hospitality revenue decreased $1.2 million, or 23%, to $4.0 million for the three months ended March 31, 2024, compared to $5.2 million in the prior-year period. This change was primarily due to a $1.0 million decrease related to reduced performance across our restaurant portfolio, primarily at Malibu Farms, The Fulton, and Carne Mare, and a $0.2 million decrease related to small popups and short-term activations in the Cobble & Co space in the first quarter of 2023, with no similar activity in the first quarter of 2024. The reduced restaurant performance was primarily related to poor weather conditions in the first quarter of 2024, as evidenced by 45% increase in total rainfall during the peak days of Friday through Sunday.
Hospitality Costs. Hospitality costs decreased $1.3 million, or 19%, to $5.6 million for the three months ended March 31, 2024, compared to $6.9 million in the prior-year period, primarily due to decreases in variable costs such as food and beverage costs and labor costs, which are generally in line with the decrease in Hospitality revenue.
Sponsorships, Events, and Entertainment
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Sponsorships, Events, and Entertainment:

Sponsorships, Events, and Entertainment Adjusted EBITDA	Three Months Ended March 31,		Change
thousands except percentages	2024	2023	$	%
Sponsorships, events, and entertainment revenue	$4,180	$4,081	$99	2%
Total revenues	4,180	4,081	99	2%
Sponsorships, events, and entertainment costs	(4,861)	(5,988)	1,127	19%
Operating costs	(1,084)	(1,001)	(83)	(8)%
Provision for (recovery of) doubtful accounts	(654)	65	(719)	NM1
Total operating expenses	(6,599)	(6,924)	325	5%
Other income, net	2	6	(4)	(67)%
Total expenses	(6,597)	(6,918)	321	5%
Adjusted EBITDA	$(2,417)	$(2,837)	$420	15%
__________________
1Not Meaningful
Sponsorships, Events, and Entertainment Adjusted EBITDA loss decreased $0.4 million compared to the prior-year period primarily due to the following:
Sponsorships, Events, and Entertainment Revenue. Sponsorships, events, and entertainment revenue increased $0.1 million, or 2%, to $4.2 million for the three months ended March 31, 2024, compared to $4.1 million in the prior-year period. This change was primarily due to a $0.3 million increase in event revenue and concession sales at the Las Vegas Ballpark, primarily related to hosting the 2024 College Baseball Classic, without a similar event in 2023. This increase was partially offset by a $0.2 million decrease in sponsorship revenue at the Seaport as three sponsorship contracts were not renewed.
Sponsorships, Events, and Entertainment Costs. Sponsorships, events, and entertainment costs decreased $1.1 million, or 19%, to $4.9 million for the three months ended March 31, 2024, compared to $6.0 million in the prior year period. This change was primarily due to a $0.9 million decrease in costs associated with events at the Las Vegas Ballpark, primarily due to decreased travel expenses and team fees for Big League Weekend as only two teams competed in the 2024 event, compared to four teams in the 2023 event, and a $0.3 million decrease in breakdown and removal costs associated with the seasonal Winterland Skating concept at the Seaport.

Comparison of the Years Ended December 31, 2023 and 2022
The following table sets forth our operating results:

	Year Ended December 31,		Change
thousands except percentages	2023	2022	$	%
REVENUES
Sponsorships, events, and entertainment revenue	$60,623	$55,724	$4,899	9%
Hospitality revenue	32,951	42,565	(9,614)	(23)%
Rental revenue	22,096	19,810	2,286	12%
Other revenue	8	947	(939)	(99)%
Total revenue	115,678	119,046	(3,368)	(3)%
EXPENSES
Sponsorships, events, and entertainment costs	47,466	38,764	8,702	22%
Hospitality costs	31,432	38,037	(6,605)	(17)%
Operating costs	41,219	44,048	(2,829)	(6)%
Provision for doubtful accounts	459	1,412	(953)	(67)%
General and administrative	30,536	16,977	13,559	80%
Depreciation and amortization	48,432	47,356	1,076	2%
Other	81	58	23	40%
Total expenses	199,625	186,652	12,973	7%
OTHER
Provision for impairment	(672,492)	—	(672,492)	NM1
Other income, net	33	935	(902)	(96)%
Total other	(672,459)	935	(673,394)	NM1
Operating loss	(756,406)	(66,671)	(689,735)	NM1
Interest expense, net	(3,166)	(4,013)	847	21%
Equity in losses from unconsolidated ventures	(80,633)	(37,124)	(43,509)	(117)%
Loss on extinguishment of debt	(47)	—	(47)	NM1
Loss before income taxes	(840,252)	(107,808)	(732,444)	(679)%
Income tax (benefit) expense	(2,187)	3,469	(5,656)	(163)%
Net loss	$(838,065)	$(111,277)	$(726,788)	(653)%
__________________
1Not Meaningful
Net loss increased $726.8 million, or 653%, to $838.1 million for the year ended December 31, 2023, compared to $111.3 million in the prior-year period, primarily due to the $672.5 million increase in impairment charges, the $43.5 million increase in equity losses from unconsolidated ventures, and the $13.6 million increase in general and administrative costs.
Items Included in Segment Adjusted EBITDA
See Segment Operating Results for discussion of significant variances for revenues and expenses included in Adjusted EBITDA.

Items Excluded from Segment Adjusted EBITDA
The following includes information on the significant variances in expenses and other items not directly related to segment activities.
General and Administrative. General and administrative costs increased $13.6 million, or 80%, to $30.5 million for the year ended December 31, 2023, compared to $17.0 million in the prior-year period. This change was primarily due to a $4.5 million increase in separation costs, a $3.6 million increase in shared service costs allocated from HHH based on various allocation methodologies, a $3.3 million increase in personnel and overhead expenses, a $1.6 million increase in expenses related to the development of the Company’s e-commerce platform, and a $0.6 million increase in rent expense related to the corporate office lease.
Depreciation and Amortization Expense. Depreciation and amortization expense increased $1.1 million, or 2%, to $48.4 million for the year ended December 31, 2023, compared to $47.4 million in the prior-year period. This change was primarily due to a $1.7 million increase in depreciation for the Tin Building, which was completed and placed in service in the third quarter of 2022, partially offset by a decrease in depreciation expense following the impairment recognized on the Company’s buildings and equipment in the third quarter of 2023.
Provision for Impairment. Provision for impairment for the year ended December 31, 2023, includes a $672.5 million impairment charge related to long-lived assets located at the Seaport. No impairment was recorded for the year ended December 31, 2022. Refer to the Significant Items Impacting Comparability section above for additional detail.
Interest Expense, Net. Interest expense, net decreased $0.8 million, or 21%, to $3.2 million for the year ended December 31, 2023, compared to $4.0 million in the prior-year period. This change is primarily due to, a $4.5 million increase in amounts capitalized to development assets and a $0.2 million increase in interest income, offset by a $3.9 million increase in interest expense on secured mortgages payable.
Equity in Losses from Unconsolidated Ventures. Equity losses from unconsolidated ventures increased $43.5 million, or 117%, to $80.6 million for the year ended December 31, 2023, compared to $37.1 million in the prior-year period. This change was primarily due to a $37.0 million impairment recognized in 2023 against the carrying value of the Company’s investments in unconsolidated ventures, which included $30.8 million related to Jean-Georges Restaurants, $5.0 million related to Ssäm Bar, and $1.2 million related to the Tin Building by Jean-Georges. Excluding the impact of the impairment, equity losses increased $6.5 million, primarily related to a $4.7 million increase for the Tin Building by Jean-Georges, which opened in the third quarter of 2022, and a $1.3 million increase related to the Lawn Club, which opened in the fourth quarter of 2023.
Income Tax (Benefit) Expense. The following table summarizes information related to our income taxes:

	Year Ended December 31,		Change
thousands except percentages	2023	2022	$	%
Income tax (benefit) expense	$(2,187)	$3,469	$(5,656)	(163)%
Loss before income taxes	$(840,252)	$(107,808)	$(732,444)	(679)%
Effective income tax rate	0.3%	(3.2)%	N/A	3.5%
The Company’s effective tax rate was 0.3% for the year ended December 31, 2023, compared to (3.2%) for the year ended December 31, 2022. The increase was primarily due to the recording of a valuation allowance on the US consolidated federal and state deferred tax asset balance.

Segment Operating Results
Landlord Operations
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Landlord Operations:

Landlord Operations Adjusted EBITDA	Year Ended December 31,		Change
thousands except percentages	2023	2022	$	%
Rental revenue	$22,096	$19,810	$2,286	12%
Other revenue	8	932	(924)	(99)%
Total revenues	22,104	20,742	1,362	7%
Operating costs	(31,543)	(34,087)	2,544	7%
Provision for doubtful accounts	(80)	(1,090)	1,010	93%
Total operating expenses	(31,623)	(35,177)	3,554	10%
Other income, net	8	457	(449)	(98)%
Total expenses	(31,615)	(34,720)	3,105	9%
Adjusted EBITDA	$(9,511)	$(13,978)	$4,467	32%
Landlord Operations Adjusted EBITDA loss decreased $4.5 million compared to the prior-year period primarily due to the following:
Rental Revenue. Rental revenue increased $2.3 million, or 12%, to $22.1 million for the year ended December 31, 2023, compared to $19.8 million in the prior-year period. This change was primarily driven by a $6.6 million increase in rental revenue due to the completion of the Tin Building and the commencement of the lease to the Tin Building by Jean-Georges joint venture in the third quarter of 2022, partially offset by a $2.9 million decrease in rental revenue at the Fulton Market Building primarily due to the reversal of a tenant reserve in 2022, with no similar activity in 2023.
Other Revenue. Other revenue decreased $0.9 million, or 99%, to $8 thousand for the year ended December 31, 2023, compared to $0.9 million in the prior-year period. This change was primarily due to the recognition of parking revenue at 250 Water Street in the first half of 2022, with no similar activity in 2023, as parking operations were suspended upon the commencement of voluntary site remediation work in the second quarter of 2022.
Operating Costs. Operating costs decreased $2.5 million, or 7%, to $31.5 million for the year ended December 31, 2023, compared to $34.1 million in the prior year period. This change was primarily due to a $2.3 million decrease related to the write off of costs for concepts that did not proceed to completion in 2022, without similar activity in 2023, and a decrease of $1.4 million in utilities costs, partially offset by a $1.0 million increase in insurance expense.
Provision for Doubtful Accounts. Provision for doubtful accounts decreased $1.0 million, or 93%, to $0.1 million for the year ended December 31, 2023, compared to $1.1 million in the prior-year period, primarily due to the recognition of a tenant reserve at Fulton Market Building in 2022, with no similar activity in 2023.
Other Income, Net. Other income, net decreased $0.5 million, or 98%, to $8 thousand for the year ended December 31, 2023, compared to $0.5 million in the prior-year period, primarily due to the receipt of insurance reimbursements in 2022, with no similar activity in 2023.

Non-GAAP Measure
Landlord Operations Net Operating Income
Refer to the Non-GAAP Measure discussion above for additional information and disclosure on the usefulness, relevance, limitations, and calculation of Landlord Operations Net Operating Income. A reconciliation of Landlord Operations Adjusted EBITDA to Landlord Operations NOI is presented in the table below.
A reconciliation of Landlord Operations Adjusted EBITDA to Landlord Operations NOI:

Landlord Operations NOI	Year Ended December 31,		Change
thousands except percentages	2023	2022	$	%
Landlord Operations Adjusted EBITDA	$(9,511)	$(13,978)	$4,467	32%
Adjustments:
Impact of straight-line rent	2,453	961	1,492	155%
Other	74	2,405	(2,331)	(97)%
Landlord Operations NOI	$(6,984)	$(10,612)	$3,628	34%
Landlord Operations NOI losses decreased $3.6 million compared to the prior-year period, primarily due to increased rental revenue related to the opening of the Tin Building in the third quarter of 2022 and a decrease in provision for doubtful accounts related to the recognition of a tenant reserve at the Fulton Market Building in 2022, with no similar activity in 2023.
Hospitality
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Hospitality:

Hospitality Adjusted EBITDA	Year Ended December 31,		Change
thousands except percentages	2023	2022	$	%
Hospitality revenue	$32,951	$42,565	$(9,614)	(23)%
Other revenue	—	15	(15)	(100)%
Total revenues	32,951	42,580	(9,629)	(23)%
Hospitality costs	(31,432)	(38,037)	6,605	17%
Operating costs	(4,224)	(4,893)	669	14%
Provision for doubtful accounts	(42)	(165)	123	75%
Total operating expenses	(35,698)	(43,095)	7,397	17%
Other income, net	31	19	12	63%
Total expenses	(35,667)	(43,076)	7,409	17%
Adjusted EBITDA	$(2,716)	$(496)	$(2,220)	(448)%
Hospitality Adjusted EBITDA loss increased $2.2 million compared to the prior-year period primarily due to the following:
Hospitality Revenue. Hospitality revenue decreased $9.6 million, or 23%, to $33.0 million for the year ended December 31, 2023, compared to $42.6 million in the prior-year period. Hospitality revenue decreased $3.3 million due to the closure of the Cobble & Co. concept at Museum Block in the fourth quarter of 2022, with only small popups and short-term activations utilizing the space during 2023. Hospitality revenue also decreased $3.6 million due to concept changes and reduced 2023 activity on The Rooftop at Pier 17. In 2022, the Rooftop hosted the APEfest event, various private event buyouts, and activated the R17 concept, compared to fewer private events and lower usage of the R17 concept in 2023. Revenue related to our other restaurant concepts, primarily Malibu Farms, The Fulton, Carne Mare, and Pearl Alley, decreased $2.6 million due to poor weather conditions, and fewer restaurant buyouts and private events throughout 2023. The impact of poor weather is evidenced by a 63% increase in total rainfall during the peak visitation months of May through September and an 8% increase in total rainfall during the peak days of Friday through Sunday. The business also experienced a partial closure of outdoor operations in June 2023 due to air quality impacts associated with Canadian wildfires that affected large portions of the Mid-Atlantic and Northeast.
Hospitality Costs. Hospitality costs decreased $6.6 million, or 17%, to $31.4 million for the year ended December 31, 2023, compared to $38.0 million in the prior-year period, primarily due to decreases in variable costs such as food and beverage costs and labor costs, which are generally in line with the decrease in Hospitality revenue.
Operating Costs. Operating costs decreased $0.7 million, or 14%, to $4.2 million for the year ended December 31, 2023, compared to $4.9 million in the prior-year period, primarily due to a decrease in state business taxes.
Sponsorships, Events, and Entertainment
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Sponsorships, Events, and Entertainment:

Sponsorships, Events, and Entertainment Adjusted EBITDA	Year Ended December 31,		Change
thousands except percentages	2023	2022	$	%
Sponsorships, events, and entertainment revenue	$60,623	$55,724	$4,899	9%
Total revenues	60,623	55,724	4,899	9%
Sponsorships, events, and entertainment costs	(47,466)	(38,764)	(8,702)	(22)%
Operating costs	(5,452)	(5,068)	(384)	(8)%
Provision for doubtful accounts	(337)	(157)	(180)	(115)%
Total operating expenses	(53,255)	(43,989)	(9,266)	(21)%
Other income, net	(6)	459	(465)	(101)%
Total expenses	(53,261)	(43,530)	(9,731)	(22)%
Adjusted EBITDA	$7,362	$12,194	$(4,832)	(40)%
Sponsorships, Events, and Entertainment Adjusted EBITDA income decreased $4.8 million compared to the prior-year period primarily due to the following:
Sponsorships, Events, and Entertainment Revenue. Sponsorships, events, and entertainment revenue increased $4.9 million, or 9%, to $60.6 million for the year ended December 31, 2023, compared to $55.7 million in the prior-year period. This change was primarily due to a $1.3 million increase in Aviators baseball and special event ticket sales, a $1.4 million increase in concession sales at the Las Vegas Ballpark, a $0.8 million increase in Seaport concert ticket sales, a $0.4 million increase in sponsorship revenue at the Seaport, and a $1.4 million increase in event revenue, primarily related to the Winterland Skating concept offered on the Pier 17 rooftop during the fourth quarter of 2023, that was not offered in 2022. These increases were partially offset by a $0.5 million decrease in concerts and event concessions revenue at the Seaport.
Sponsorships, Events, and Entertainment Costs. Sponsorships, events, and entertainment costs increased $8.7 million, or 22%, to $47.5 million for the year ended December 31, 2023, compared to $38.8 million in the prior year period. This change was primarily due to a $5.0 million increase in costs associated with the Aviators baseball season and special events at the Aviators ballpark, primarily due to increases in labor costs, concessions costs, and other various event related costs, a portion of which is associated with hosting the Major League Baseball Big League Weekend in 2023, with no similar event in 2022. In addition, there was an increase of $2.8 million at the

Seaport related to the Winterland Skating concept offered in 2023, and an increase of $0.6 million related to the Seaport concert series, primarily due to increases in production costs.
Operating Costs. Operating costs increased $0.4 million, or 8%, to $5.5 million for the year ended December 31, 2023, compared to $5.1 million in the prior year period. This change was primarily due to a $0.5 million increase in real estate and sales and use tax, a $0.3 million increase in advertising cost, and a $0.2 million increase in consulting and professional service fees, partially offset by a $0.5 million decrease in insurance expense.
Other Income, Net. Other income, net decreased $0.5 million, to a loss of $6 thousand for the year ended December 31, 2023, compared to income of $0.5 million in the prior-year period, primarily due to the receipt of insurance reimbursements in 2022, with no similar activity in 2023.
Comparison of the Years Ended December 31, 2022 and 2021
The following table sets forth our operating results:

	Year Ended December 31,		Change
thousands except percentages	2022	2021	$	%
REVENUES
Sponsorships, events, and entertainment revenue	$55,724	$41,504	$14,220	34%
Hospitality revenue	42,565	29,632	12,933	44%
Rental revenue	19,810	7,978	11,832	148%
Other revenue	947	3,506	(2,559)	(73)%
Total revenue	119,046	82,620	36,426	44%
EXPENSES
Sponsorships, events, and entertainment costs	38,764	29,260	9,504	32%
Hospitality costs	38,037	27,643	10,394	38%
Operating costs	44,048	41,870	2,178	5%
Provision for doubtful accounts	1,412	161	1,251	777%
General and administrative	16,977	17,214	(237)	(1)%
Depreciation and amortization	47,356	41,612	5,744	14%
Other	58	977	(919)	(94)%
Total expenses	186,652	158,737	27,915	18%
OTHER
Other income, net	935	198	737	372%
Total other	935	198	737	372%
Operating loss	(66,671)	(75,919)	9,248	12%
Interest expense, net	(4,013)	(6,534)	2,521	(39)%
Equity in losses from unconsolidated ventures	(37,124)	(1,988)	(35,136)	NM1
Loss before income taxes	(107,808)	(84,441)	(23,367)	(28)%
Income tax (benefit) expense	3,469	(3,575)	7,044	(197)%
Net loss	$(111,277)	$(80,866)	$(30,411)	(38)%
__________________
1Not Meaningful
Net loss increased $30.4 million, or 38%, to $111.3 million for the year ended December 31, 2022, compared to $80.9 million in the prior-year period, primarily due to a $35.1 million increase in equity losses from unconsolidated joint ventures, a $7.0 million increase in income tax expense, and a $5.7 million increase in depreciation and amortization expense. This was partially offset by an $8.4 million increase in Landlord Operations EBITDA, primarily due to the commencement of the Tin Building lease in the third quarter of 2022 and COVID related recoveries in 2022, and a $4.9 million increase in Sponsorships, Events, and Entertainment EBITDA, primarily due to increase in the number of concerts and events held at the Seaport and an increase in the number of Aviators games hosted in 2022.
Items Included in Segment Adjusted EBITDA
See Segment Operating Results for discussion of significant variances for revenues and expenses included in Adjusted EBITDA
Items Excluded from Segment Adjusted EBITDA
The following includes information on the significant variances in expenses and other items not directly related to segment activities.
General and Administrative. General and administrative costs decreased $0.2 million, or 1%, to $17.0 million for the year ended December 31, 2022, compared to $17.2 million in the prior-year period. This change was primarily due to a $3.2 million decrease in personnel and overhead expenses, partially offset by a $3.0 million increase in shared service costs allocated from HHH based on various allocation methodologies.
Depreciation and Amortization Expense. Depreciation and amortization expense increased $5.7 million, or 14%, to $47.4 million for the year ended December 31, 2022, compared to $41.6 million in the prior-year period. This change was primarily due to a $4.3 million increase related to the Tin Building which was completed and placed in service in the third quarter of 2022 and a $1.0 million increase related to Pier 17 due to a full year of depreciation in 2022 of tenant improvements, equipment, and fixtures for various concepts that opened throughout 2021, including Pearl Alley, Carne Mare, and The Greens mini lawn spaces and winter cabins popup events.
Interest Expense, Net. Interest expense, net decreased $2.5 million, or 39%, to $4.0 million for the year ended December 31, 2022, compared to $6.5 million in the prior-year period. This change is primarily due to a $4.0 million increase in amounts capitalized to development assets, partially offset by a $1.5 million increase in interest expense on secured mortgages payable.
Equity in Losses from Unconsolidated Ventures. Equity losses from unconsolidated ventures increased $35.1 million to $37.1 million for the year ended December 31, 2022, compared to $2.0 million in the prior-year period. This change was primarily due to a $36.8 million increase in equity losses for the Tin Building by Jean-Georges, which opened in the third quarter of 2022.
Income Tax (Benefit) Expense. The following table summarizes information related to our income taxes:

	Year Ended December 31,		Change
thousands except percentages	2022	2021	$	%
Income tax (benefit) expense	$3,469	$(3,575)	$7,044	(197)%
Loss before income taxes	$(107,808)	$(84,441)	$(23,367)	28%
Effective income tax rate	(3.2)%	4.2%	N/A	(7.4)%
The Company’s effective tax rate was (3.2)% for the year ended December 31, 2022, compared to 4.2% for the year ended December 31, 2021. The decrease in the effective tax rate is primarily due to hypothetical net operating losses which the Company is unable to benefit.

Segment Operating Results
Landlord Operations
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Landlord Operations:

Landlord Operations Adjusted EBITDA	Year Ended December 31,		Change
thousands except percentages	2022	2021	$	%
Rental revenue	$19,810	$7,978	$11,832	148%
Other revenue	932	2,925	(1,993)	(68)%
Total revenues	20,742	10,903	9,839	90%
Operating costs	(34,087)	(33,267)	(820)	(2)%
Provision for (recovery of) doubtful accounts	(1,090)	18	(1,108)	NM1
Total operating expenses	(35,177)	(33,249)	(1,928)	(6)%
Other income, net	457	7	450	NM1
Total expenses	(34,720)	(33,242)	(1,478)	(4)%
Adjusted EBITDA	$(13,978)	$(22,339)	$8,361	37%
__________________
1Not Meaningful
Landlord Operations Adjusted EBITDA loss decreased $8.4 million compared to the prior-year period primarily due to the following:
Rental Revenue. Rental revenue increased $11.8 million, or 148%, to $19.8 million for the year ended December 31, 2022, compared to $8.0 million in the prior-year period. This change was primarily driven by a $5.1 million increase in rental revenue related to the reversal of a tenant reserve at Fulton Market Building in 2022, a $5.0 million increase in rental revenue due to the completion of the Tin Building and the commencement of the lease to the Tin Building by Jean-Georges joint venture in the third quarter of 2022, and a $1.5 million increase in rental revenue across our other Seaport properties due to new tenants, extended lease agreements, and continued recovery from the COVID-19 pandemic.
Other Revenue. Other revenue decreased $2.0 million, or 68%, to $0.9 million for the year ended December 31, 2022, compared to $2.9 million in the prior-year period. This change was primarily due to a decrease in parking revenue at 250 Water Street which was utilized as a parking lot in 2021 and the first quarter of 2022, prior to the start of initial foundation and voluntary site remediation work in the second quarter of 2022.
Operating Costs. Operating costs increased $0.8 million, or 2%, to $34.1 million for the year ended December 31, 2022, compared to $33.3 million in the prior year period. This change was primarily due to a $2.3 million increase related to the write off of costs for concepts that did not proceed to completion in 2022, without similar activity in 2021, a $1.1 million increase in operating costs related to the opening of the Tin Building in the third quarter of 2022, and a $1.0 million increase in ground rent expense related to the execution of an amendment to the Seaport neighborhood ground lease at the end of 2021, partially offset by a $3.9 million decrease related to planning and concept development costs for Tin Building incurred in 2021, without similar costs in 2022.
Provision for (recovery of) Doubtful Accounts. Provision for doubtful accounts increased to $1.1 million for the year ended December 31, 2022, compared to an immaterial amount in the prior-year period, primarily due to the recognition of a tenant reserve at Fulton Market Building in 2022, with no similar activity in 2021.
Other Income, Net. Other income, net increased $0.5 million to $0.5 million for the year ended December 31, 2022, compared to $7 thousand in the prior-year period, primarily due to the receipt of insurance reimbursements in 2022, with no similar activity in 2021.

Non-GAAP Measure
Landlord Operations Net Operating Income
Refer to the Non-GAAP Measure discussion above for additional information and disclosure on the usefulness, relevance, limitations, and calculation of Landlord Operations Net Operating Income. A reconciliation of Landlord Operations Adjusted EBITDA to Landlord Operations NOI is presented in the table below.
Reconciliation of Landlord Operations Adjusted EBITDA to Landlord Operations NOI:

Landlord Operations NOI	Year Ended December 31,		Change
thousands except percentages	2022	2021	$	%
Landlord Operations Adjusted EBITDA	$(13,978)	$(22,339)	$8,361	37%
Adjustments:
Impact of straight-line rent	961	2,089	(1,128)	(54)%
Other	2,404	(7)	2,411	NM1
Landlord Operations NOI	$(10,613)	$(20,257)	$9,644	48%
__________________
1Not Meaningful
Landlord Operations NOI losses decreased $9.6 million compared to the prior-year period, primarily due to increased rental revenue related to the reversal of a COVID-19 related tenant reserve at the Fulton Market in 2022 and the completion and commencement of the tenant lease at the Tin Building in the third quarter of 2022, partially offset by a decrease in other revenue due to the absence of parking lot revenue at 250 Water Street after the start of initial foundation and voluntary site remediation work in the second quarter of 2022, and an increase in the provision for doubtful accounts due to the recognition of a tenant reserve at Fulton Market Building in 2022.
Hospitality
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Hospitality:

Hospitality Adjusted EBITDA	Year Ended March 31,		Change
thousands except percentages	2022	2021	$	%
Hospitality revenue	$42,565	$29,632	$12,933	44%
Other revenue	15	581	(566)	(97)%
Total revenues	42,580	30,213	12,367	41%
Hospitality costs	(38,037)	(27,643)	(10,394)	(38)%
Operating costs	(4,893)	(3,609)	(1,284)	(36)%
Provision for doubtful accounts	(165)	(72)	(93)	(129)%
Total operating expenses	(43,095)	(31,324)	(11,771)	(38)%
Other income, net	19	22	(3)	(14)%
Total expenses	(43,076)	(31,302)	(11,774)	(38)%
Adjusted EBITDA	$(496)	$(1,089)	$593	54%
Hospitality Adjusted EBITDA loss decreased $0.6 million compared to the prior-year period primarily due to the following:
Hospitality Revenue. Hospitality revenue increased $12.9 million, or 44%, to $42.5 million for the year ended December 31, 2022, compared to $29.6 million in the prior-year period. The increase in Hospitality revenue is primarily due to improved restaurant performance as all Seaport restaurants were operating full capacity in 2022, benefiting from increased foot traffic and more events when compared to 2021, which was still impacted by limited operations because of the COVID-19 pandemic. Hospitality revenue increased $6.6 million at Malibu Farms, The Fulton, and Garden Bar due to increased foot traffic and more restaurant buyouts and private events in 2022. Additionally, the opening of Carne Mare at the end of the second quarter of 2021, resulted in a $4.8 million increase in revenue, and a redesign of the Pearl Alley concept in 2022, resulted in a $3.1 million increase in revenue. These increases were partially offset by a $2.0 million decrease related to The Greens concept, which included summer mini-lawn spaces and winter cabins activated in 2021 as a socially distanced dining option, with no similar activation in 2022.
Other Revenue. Other revenue decreased $0.6 million, or 97%, to $15 thousand for the year ended December 31, 2022, compared to $0.6 million in the prior-year period. This change was primarily due to a decrease in merchandise revenue as a result of the closure of a retail storefront in the beginning of 2022.
Hospitality Costs. Hospitality costs increased $10.4 million, or 38%, to $38.0 million for the year ended December 31, 2022, compared to $27.6 million in the prior-year period, primarily due to increases in variable costs such as food and beverage costs, labor costs, and variable management fees, which are generally in line with the increase in Hospitality revenue.
Operating Costs. Operating costs increased $1.3 million, or 36%, to $4.9 million for the year ended December 31, 2022, compared to $3.6 million in the prior-year period, primarily due to a $1.0 million increase in state business taxes and a $0.3 million increase in insurance costs.
Sponsorships, Events, and Entertainment
Segment Adjusted EBITDA
The following table presents segment Adjusted EBITDA for Sponsorships, Events, and Entertainment:

Sponsorships, Events, and Entertainment Adjusted EBITDA	Year Ended December 31,		Change
thousands except percentages	2022	2021	$	%
Sponsorships, events, and entertainment revenue	$55,724	$41,504	$14,220	34%
Total revenues	55,724	41,504	14,220	34%
Sponsorships, events, and entertainment costs	(38,764)	(29,260)	(9,504)	(32)%
Operating costs	(5,068)	(4,994)	(74)	(1)%
Provision for doubtful accounts	(157)	(107)	(50)	(47)%
Total operating expenses	(43,989)	(34,361)	(9,628)	(28)%
Other income, net	459	169	290	172%
Total expenses	(43,530)	(34,192)	(9,338)	(27)%
Adjusted EBITDA	$12,194	$7,312	$4,882	67%
Sponsorships, Events, and Entertainment Adjusted EBITDA income increased $4.9 million compared to the prior-year period primarily due to the following:
Sponsorships, Events, and Entertainment Revenue. Sponsorships, events, and entertainment revenue increased $14.2 million, or 34%, to $55.7 million for the year ended December 31, 2022, compared to $41.5 million in the prior-year period. Although both the Seaport concert series and the Aviators baseball seasons resumed in 2021, the Seaport hosted 60 concerts in 2022, compared to 30 in 2021, and the Las Vegas Ballpark hosted 75 games in 2022, compared to 65 in 2021. As a result, revenue increased $6.8 million due to increased Seaport concert ticket sales and $2.0 million due to increased Aviators baseball and special event ticket sales. The increased activity at these locations also resulted in a $3.3 million increase in concert and event concessions revenue at the Seaport and a $0.4 million increase in concession sales at the Las Vegas Ballpark. There was also a $0.7 million increase in private event revenue at the Seaport and a $0.5 million increase in sponsorship revenue at the Las Vegas Ballpark.

Sponsorships, Events, and Entertainment Costs. Sponsorships, events, and entertainment costs increased $9.5 million, or 32%, to $38.8 million for the year ended December 31, 2022, compared to $29.3 million in the prior year period. This change was primarily due to a $6.9 million increase in variable costs at the Seaport that are generally in line with the increased concert and event revenue mentioned above, including artist fees, production and promoter costs, security and labor costs, and various other event related costs. In addition, there was a $2.7 million increase in costs associated with the Aviators baseball season and special events at the Las Vegas Ballpark which are generally in line with the increase in Aviators baseball and special event ticket sales mentioned above, primarily due to increases in labor costs, concessions costs, sponsorships costs, and other various event related costs.
Other Income, Net. Other income, net increased $0.3 million, to $0.5 million for the year ended December 31, 2022, compared to $0.2 million in the prior-year period, primarily due to the receipt of insurance reimbursements in 2022, with no similar activity in 2021.
Liquidity and Capital Resources
We have historically operated as a division within HHH’s consolidated structure, which uses a centralized approach to cash management and financing of our operations. This arrangement is not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented. The cash and cash equivalents held by HHH at the corporate level are not specifically identifiable to us and, therefore, have not been reflected in our Combined Financial Statements and Unaudited Condensed Combined Financial Statements. As of March 31, 2024, December 31, 2023, and December 31, 2022, our cash and cash equivalents were $2.0 million, $1.8 million, and $16.4 million, respectively. As of March 31, 2024, December 31, 2023, and December 31, 2022, our restricted cash was $42.2 million, $42.0 million, and $50.3 million. Restricted cash is segregated in escrow accounts related to development activity at 250 Water Street and other amounts related to payment of principal and interest on the Company’s outstanding mortgages payable.
HHH’s third-party long-term debt and the related interest expense have not been allocated to us for any of the periods presented as we are not the legal obligor nor are we a guarantor of such debt. As of March 31, 2024, December 31, 2023, and December 31, 2022, we have third-party mortgages payable of $155.8 million, $155.6 million, and $144.2 million, respectively, related to our 250 Water Street development and the Las Vegas Ballpark. As of March 31, 2024, December 31, 2023, and December 31, 2022, the Company’s secured mortgage loans did not have any undrawn lender commitment available to be drawn for property development.
Following the separation and distribution, our capital structure and sources of liquidity will change from our historical capital structure because HHH will no longer finance our operations, investments in joint ventures, and development and redevelopment projects. Our development and redevelopment opportunities are capital intensive and will require significant additional funding, if and when pursued. Our ability to fund our operating needs and development and redevelopment projects will depend on our future ability to continue to manage cash flow from operating activities, and on our ability to obtain debt or equity financing on acceptable terms. In addition, we typically must provide completion guarantees to lenders in connection with their financing for our development and redevelopment projects. Management believes that our existing cash balances, restricted cash balances, funds provided by HHH prior to the separation and distribution, along with expected borrowing capacity and access to capital markets, and the proceeds of our anticipated Rights Offering and the related potential backstop commitment as described under “—Expected Financings” below, taken as a whole, provide (i) adequate liquidity to meet all of our current and long-term obligations when due, including our third-party mortgages payable, and (ii) adequate liquidity to fund capital expenditures and development and redevelopment projects. However, our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including (1) our credit ratings, including the lowering of any of our credit ratings, or absence of a credit rating, (2) the liquidity of the overall capital markets, and (3) the current state of the economy and, accordingly, there can be no assurances that we will be able to obtain additional debt or equity financing on acceptable terms in the future, or at all, which could have a negative impact on our liquidity and capital resources. The cash flows presented in our Combined Statements of Cash Flows and Unaudited Condensed Combined Statement of Cash Flows may not be indicative of the cash flows we would have recognized had we operated as a standalone publicly traded company for the periods presented.

Prior to the distribution, HHH will contribute additional cash to the Company in order to fund its operations until a permanent capital structure is finalized. However, we do not expect HHH to have an ongoing long-term relationship with the Company and HHH will not have any ongoing financial commitments to the Company.
Expected Financings
Seaport Entertainment expects to conduct a $175 million Rights Offering following the distribution. In connection with the Rights Offering, the Company is in serious discussions with Pershing Square, which through investment funds advised by it is HHH’s largest shareholder, a potential backstop agreement which would be entered into prior to the distribution. Pursuant to that agreement, if finalized, Pershing Square would agree to (i) exercise its pro rata subscription right with respect to the Rights Offering at a price of $100 per share of the Company’s common stock and (ii) purchase any shares not purchased upon the expiration of the Rights Offering at the Rights Offering price, up to $175 million in the aggregate. The backstop agreement could result in Pershing Square’s affiliated funds owning as much as       % of the Company’s common stock if no other stockholders participate in the Rights Offering. Any capital raised through the Rights Offering would further strengthen the Company’s balance sheet. With over $       million of liquidity, primarily consisting of (i) $23.4 million of cash contributed by HHH pursuant to the Separation Agreement, (ii) expected proceeds from the anticipated Rights Offering and (iii) amounts available under the Revolving Credit Agreement, we believe we will have ample capital to invest in and drive internal and external growth opportunities in the leisure, tourism, hospitality, gaming, food and beverage and live entertainment spaces.
Cash Flows
Three Months Ended March 31, 2024 and 2023
The following table sets forth a summary of our cash flows:

	Three Months Ended March 31,
thousands	2024	2023
Cash used in operating activities	$(18,796)	$(8,184)
Cash used in investing activities	(28,578)	(27,057)
Cash provided by financing activities	47,659	22,242
Operating Activities
Cash used in operating activities increased $10.6 million to $18.8 million in the three months ended March 31, 2024, compared to $8.2 million in the prior-year period. The increase in cash used in operating activities was primarily due to increased costs incurred in the first quarter of 2024 related to the planned separation from HHH, with no similar activity in the prior-year period.
While we have historically used cash in operating activities, we expect that the additional liquidity provided by our expected financings will provide sufficient capital to fund operations until such time that we may generated cash from operating activities. Refer to “Expected Financings” above for additional explanation.
Investing Activities
Cash used in investing activities consists primarily of capital expenditures on operating and development properties and investments in or funding provided to our unconsolidated ventures. Cash used in investing activities was $28.6 million in the three months ended March 31, 2024, compared to $27.1 million in the three months ended March 31, 2023. In the three months ended March 31, 2024, the cash used in investing activities was primarily related to property development costs related to 250 Water Street, and funding of operating costs related to the Tin Building by Jean-Georges joint venture and the Lawn Club joint venture. In the three months ended March 31, 2023, the cash used in investing activities was primarily related to property development costs related to 250 Water Street, and funding of operating costs related to the Tin Building by Jean-Georges joint venture.

Financing Activities
Cash flow provided by financing activities consists of net transfers provided by Parent in the three months ended March 31, 2024 and 2023. Cash provided by financing activities was $47.7 million in the three months ended March 31, 2024, compared to $22.2 million in in the three months ended March 31, 2023. The increase in cash provided by financing activities was primarily due to an increase in the net transfers provided by Parent. The increase in net transfers provided by Parent in the three months ended March 31, 2024 was primarily due to the increase in funds needed to carry out the operating and investing activities explained above.
Years Ended December 31, 2023, 2022, and 2021
The following table sets forth a summary of our cash flows:

	Year Ended December 31,
thousands	2023	2022	2021
Cash used in operating activities	$(50,780)	$(29,551)	$(35,812)
Cash used in investing activities	(108,302)	(198,032)	(103,135)
Cash provided by financing activities	136,214	237,412	184,175
Operating Activities
Cash used in operating activities increased $21.2 million to $50.8 million in 2023, compared to $29.6 million in the prior-year period. The increase in cash used in operating activities was primarily due to a $13.8 million security deposit payment related to the refinancing of the mortgage payable for 250 Water Street in 2023, and an increase in cash used in operating activities at our segments. Sponsorships, Events, and Entertainment Adjusted EBITDA income decreased $4.8 million primarily due to increased labor and event costs and Hospitality Adjusted EBITDA loss increased $2.2 million primarily due to reduced restaurant performance and fewer private events. These increases in cash used were partially offset by a decrease in Landlord Operations Adjusted EBITDA losses of $4.5 million, primarily due to the collection of a full year of Tin Building rent in 2023.
Cash used in operating activities decreased $6.3 million to $29.6 million in 2022, compared to $35.8 million in the prior-year period. This decrease was primarily due to a decrease in cash used in operating activities at our segments. Sponsorships, Events, and Entertainment Adjusted EBITDA income increased $4.9 million and Landlord Operations Adjusted EBITDA increased $8.4 million primarily due to increased revenue associated with a successful concert and event season at the Seaport, successful baseball season at the Las Vegas Ballpark, and the commencement of the Tin Building by Jean-George lease. This decrease in cash used was partially offset by a $8.7 million increase in cash used associated with changes in working capital, primarily due to an increase in vendor payments.
While we have historically used cash in operating activities, we expect that the additional liquidity provided by our expected financings will provide sufficient capital to fund operations until such time that we may generated cash from operating activities. Refer to “Expected Financings” above for additional explanation.
Investing Activities
Cash used in investing activities consists primarily of capital expenditures on operating and development properties and investments in or funding provided to our unconsolidated ventures. Cash used in investing activities of $108.3 million in 2023, was primarily related to property development costs related to 250 Water Street, and funding of operating costs related to the Tin Building by Jean-Georges joint venture.
Cash used in investing activities of $198.0 million in 2022, was primarily related to property development costs for the Tin Building, which was completed in the third quarter of 2022, funding of start-up and operating costs related to the Tin Building by Jean-Georges joint venture, and the Company’s initial investment in the Jean-Georges Restaurants joint venture.

Cash used in investing activities of $103.1 million in 2021, was primarily related to property development costs related to 250 Water Street and the Tin Building.
Financing Activities
Cash flow provided by financing activities consists of net transfers provided by Parent and proceeds on mortgage payables, partially offset by principal payments on mortgages payable and payment of deferred financing costs.
Cash provided by financing activities was $136.2 million in 2023, compared to $237.4 million in 2022. The decrease in cash provided by financing activities was primarily due to a decrease in the net transfers provided by Parent, partially offset by the impact of the cash provided by the refinancing of mortgage payable related to 250 Water Street during fiscal year 2023. The decrease in net transfers provided by Parent in 2023 was primarily due to the decrease in funds needed to carry out the operating and investing activities explained above.
Cash provided by financing activities was $237.4 million in 2022, compared to $184.2 million in 2021. The increase in cash provided by financing activities was primarily due to an increase in the net transfers provided by Parent to fund the operating and investing activities explained above.
Contractual Obligations
We have material contractual obligations that arise in the normal course of business. These contractual obligations may not be representative of our future contractual obligations profile as an independent, publicly traded company. Our contractual obligations do not reflect changes that we expect to experience in the future as a result of the separation and distribution, such as contractual arrangements that we may enter into in the future that were historically entered into by the HHH for shared services.
We have outstanding mortgages payable related to the 250 Water Street development and Las Vegas Ballpark, which are collateralized by certain of the Company’s real estate assets. A summary of our mortgages payable as of March 31, 2024 can be found in Note 5 – Mortgages Payable, Net in the Notes to Unaudited Condensed Combined Financial Statements and a summary of our mortgages payable as of December 31, 2023, and 2022 can be found in Note 6 – Mortgages Payable, Net in the Notes to Combined Financial Statements, included in this information statement.
We lease land or buildings at certain properties from third parties. Rental payments are expensed as incurred and have been, to the extent applicable, straight-lined over the term of the lease. Contractual rental expense was $2.1 million during the three months ended March 31, 2024, and $2.1 million during the three months ended March 31, 2023. The amortization of straight‑line rents included in the contractual rent amount was $0.6 million during the three months ended March 31, 2024, and $0.7 million during the three months ended March 31, 2023. A summary of our lease obligations as of March 31, 2024, can be found in Note 10 – Leases in the Notes to Unaudited Condensed Combined Financial Statements included in this information statement. Contractual rental expense was $6.7 million, $6.5 million and $5.5 million for the years ended December 31, 2023, 2022, and 2021 respectively. The amortization of straight‑line rents included in the contractual rent amount was $2.5 million, $2.5 million and $1.7 million for the years ended December 31, 2023, 2022, and 2021 respectively. A summary of our lease obligations as of December 31, 2023, can be found in Note 12 – Leases in the Notes to Combined Financial Statements included in this information statement.
Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires management to make informed judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

We believe that of our significant accounting policies, which are described in Note 1 – Summary of Significant Accounting Policies in the Notes to Combined Financial Statements included in this information statement, the accounting policies below involves a greater degree of judgment and complexity. Accordingly, we believe these are the most critical to understand and evaluate fully our financial condition and results of operations.
Impairments
Methodology
We review our long-lived assets for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Although the carrying amount may exceed the estimated fair value of certain properties, a real estate asset is only considered to be impaired when its carrying amount is not expected to be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated fair value is expensed to operations and the carrying amount of the asset is reduced. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.
Judgments and Uncertainties
An impairment loss is recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. The cash flow estimates used both for determining recoverability and estimating fair value are inherently judgmental and reflect current and projected trends in rental, occupancy, pricing, development costs, sales pace and capitalization rates, selling costs, and estimated holding periods for the applicable assets. As such, the evaluation of anticipated cash flows is highly subjective and is based in part on assumptions that could differ materially from actual results in future periods. Unfavorable changes in any of the primary assumptions could result in a reduction of anticipated future cash flows and could indicate property impairment. Uncertainties related to the primary assumptions could affect the timing of an impairment. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.
Variable Interest Entities
Methodology
Our combined financial statements include all of our accounts, including our majority owned and controlled subsidiaries and VIEs for which we are the primary beneficiary. The Company was not the primary beneficiary of any VIE’s during the three months ended March 31, 2024, or during 2023, 2022, and 2021 and, therefore, the Company does not consolidate any VIE’s in which it holds a variable interest.
Judgments and Uncertainties
The Company determines whether it is the primary beneficiary of a VIE upon initial involvement with a VIE and reassesses whether it is the primary beneficiary of a VIE on an ongoing basis. The determination of whether an entity is a VIE and whether the Company is the primary beneficiary of a VIE is based upon facts and circumstances for the VIE and requires significant judgments such as whether the entity is a VIE, whether the Company’s interest in a VIE is a variable interest, the determination of the activities that most significantly impact the economic performance of the entity, whether the Company controls those activities, and whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE.
As of March 31, 2024 and December 31, 2023, the Company has a variable interest in Tin Building by Jean-Georges only. During the third quarter of 2023, the Ssäm Bar restaurant closed, and the Company and Momofuku are in the process of dissolving the venture. Additionally, the Company recognized an impairment of $5.0 million related to this investment in the year ended December 31, 2023. See Note 3 - Impairment in the Notes to Combined Financial Statements included in this information statement for additional detail. As of December 31, 2022, the Company has a variable interest in two VIE’s, Ssäm Bar and Tin Building by Jean-Georges. However, the Company determined that it is not the primary beneficiary of the VIE’s in both the years as the Company does not have the power to direct the activities of the VIE’s that most significantly impact the VIE’s economic performance. Therefore, the Company accounts for its investment in the VIE’s in accordance with the equity method in 2023 and 2022.
Investments in Unconsolidated Ventures
Methodology
The Company’s investments in unconsolidated ventures are accounted for under the equity method to the extent that, based on contractual rights associated with the investments, the Company can exert significant influence over a venture’s operations. Under the equity method, the Company’s investment in the venture is recorded at cost and is subsequently adjusted to recognize the Company’s allocable share of the earnings or losses of the venture. Dividends and distributions received by the business are recognized as a reduction in the carrying amount of the investment.
The Company evaluates its equity method investments for significance in accordance with Regulation S-X, Rule 3-09 and Regulation S-X, Rule 4-08(g) and presents separate annual financial statements or summarized financial information, respectively, as required by those rules. The Company is required to file audited financial statements of the Fulton Seafood Market, LLC for the year ended December 31, 2022. The Company’s investment in the Fulton Seafood Market, LLC does not meet the threshold necessary for disclosure of audited financial statements in 2023, however for comparability, audited financial statements of Fulton Seafood Market, LLC for the years ended December 31, 2023, and 2022 are included in this information statement. Financial statements of Fulton Seafood Market, LLC for the year ended December 31, 2021 are not included in this information statement as Fulton Seafood Market, LLC had no activity prior to 2022.
For investments in ventures where the Company has virtually no influence over operations and the investments do not have a readily determinable fair value, the business has elected the measurement alternative to carry the securities at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the issuer.
Judgments and Uncertainties
Generally, joint venture operating agreements provide that assets, liabilities, funding obligations, profits and losses, and cash flows are shared in accordance with ownership percentages. For certain equity method investments, various provisions in the joint venture operating agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and preferred returns may result in the Company’s economic interest differing from its stated ownership or if applicable, the Company’s final profit-sharing interest after receipt of any preferred returns based on the venture’s distribution priorities. For these investments, the Company recognizes income or loss based on the joint venture’s distribution priorities, which could fluctuate over time and may be different from its stated ownership or final profit-sharing percentage.
Capitalization of Development Costs
Methodology
Development costs, which primarily include direct costs related to placing the asset in service associated with specific development properties, are capitalized as part of the property being developed. Construction and improvement costs incurred in connection with the development of new properties, or the redevelopment of existing properties are capitalized before they are placed into service. Costs include planning, engineering, design, direct material, labor and subcontract costs. Real estate taxes, utilities, direct legal and professional fees related to the sale of a specific unit, interest, insurance costs and certain employee costs incurred during construction periods are also capitalized. Capitalization commences when the development activities begin and cease when a project is completed, put on hold or at the date that the Company decides not to move forward with a project. Capitalized costs related to a project where the Company has determined not to move forward are expensed if they are not deemed recoverable. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Demolition costs associated with redevelopments are expensed as incurred unless the demolition was included in the Company’s development plans and imminent as of the acquisition date of an asset. Once the assets are placed into service, they are depreciated in accordance with the Company’s policy. In the event that management no longer has the ability or intent to complete a development, the costs previously capitalized are evaluated for impairment.
Judgments and Uncertainties
The capitalization of development costs requires judgment, and can directly and materially impact our results of operations because, for example, (i) if we don't capitalize costs that should be capitalized, then our operating expenses would be overstated during the development period, and the subsequent depreciation of the developed real estate would be understated, or (ii) if we capitalize costs that should not be capitalized, then our operating expenses would be understated during the development period, and the subsequent depreciation of the real estate would be overstated. For the three months ended March 31, 2024 and 2023, we capitalized development costs of $2.4 million and $10.9 million, respectively. We capitalized development costs of $47.4 million, $73.3 million, and $94.5 million during the years ended December 31, 2023, 2022, and 2021, respectively.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We are subject to interest rate risk with respect to our variable-rate mortgage payable as increases in interest rates would cause our payments to increase. With respect to our fixed-rate mortgage payable, increases in interest rates could make it more difficult to refinance such debt when it becomes due.
For additional information concerning our debt and management’s estimation process to arrive at a fair value of our debt as required by GAAP, please refer to the Liquidity and Capital Resources section above in Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 6 – Mortgages Payable, Net in the Notes to Combined Financial Statements included in this information statement.
The following table summarizes principal cash flows on our debt obligations and related weighted-average interest rates by expected maturity dates as of December 31, 2023:

	Contractual Maturity Date
thousands except percentages	2024	2025	2026	2027	2028	Thereafter	Total
Mortgages payable, net	$1,903	$1,997	$117,097	$2,201	$2,311	$32,481	$157,990
Weighted-average interest rate	7.54%	6.60%	6.41%	4.92%	4.92%	4.92%

BUSINESS
Our Company
Seaport Entertainment was formed to own, operate and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Our objective is to integrate our one-of-a-kind real estate assets with a variety of restaurant, retail and leisure offerings to form vibrant mixed-use destinations where our customers can work, play and socialize in one cohesive setting. To achieve this objective, we are focused on delivering best-in-class experiences for our surrounding residents, customers and tenants across the three operating segments of our business: (1) Landlord Operations; (2) Hospitality; and (3) Sponsorships, Events, and Entertainment. Our assets, which are primarily concentrated in New York City and Las Vegas, include the Seaport in Lower Manhattan, a 25% minority interest in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A baseball team and the Las Vegas Ballpark and an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas. We believe the uniqueness of our assets, the customer-centric focus of our business and the ability to replicate our destinations in other locations collectively present an attractive investment opportunity in thematically similar but differentiated businesses, all of which are positioned to grow over time.
The Seaport is a historic neighborhood in Lower Manhattan on the banks of the East River and within walking distance of the Brooklyn Bridge. With roots dating back to the 1600s and a strategic location in Lower Manhattan, the Seaport attracts millions of visitors every year. The Seaport spans over 478,000 square feet, the majority of which is dedicated to entertainment, retail and restaurant uses. Among the highlights of the Seaport are: The Rooftop at Pier 17®, a 3,500-person concert venue; the Tin Building, a 54,000-square-foot culinary marketplace leased to an unconsolidated joint venture between us and a subsidiary of JG; the Lawn Club, an immersive indoor/outdoor lawn game entertainment venue and another of our unconsolidated joint ventures; a historic cobblestone retail district; six additional retail and food and beverages concepts, four of which are unique to the Seaport; and a 21-unit residential building with approximately 5,500 square feet of ground floor space. In addition, the Company owns 250 Water Street, a one-acre development site directly adjacent to the Seaport, approved for 547,000 zoning square feet of market rate and affordable housing, office, retail and community-oriented gathering space. We are in the process of further transforming the Seaport from a collection of unique assets into a cohesive and vibrant neighborhood that caters to the broad needs of its residents and visitors. By continuing this integration, we believe we can drive further consumer penetration across all our restaurant, retail and event offerings, and make the Seaport our model for potential future mixed-use opportunities.
Jean-Georges Restaurants is a world-renowned hospitality company operated by Michelin-star chef Jean-Georges Vongerichten. JG was formed in 1997 and has grown from 17 locations in 2013 to over 43 high-end restaurant concepts across five continents, 13 countries and 24 markets, including our joint venture tenant, the Tin Building by Jean-Georges, located in the heart of the Seaport. JG’s expertise and versatility allow it to serve the culinary needs of its customers. With an asset-light platform and highly regarded brand recognition, JG is able to enter new markets and provide customers with a range of culinary options, from high-end restaurants to fast casual concepts to high-quality wholesale products. We believe there is an opportunity for JG’s food and beverage offerings to anchor the destinations we are seeking to create and help differentiate our business from the typical asset mix found in traditional real estate development and landlord operations.
The Las Vegas Aviators are a MiLB team and the current Triple-A affiliate of the Oakland Athletics MLB team. As the highest-grossing MiLB team, and a critical component of the Summerlin, Nevada community, we believe the Aviators are a particularly attractive aspect of our portfolio. Seaport Entertainment wholly owns the Aviators, which generate cash flows from ticket sales, concessions, merchandise and sponsorships. In addition to the team, Seaport Entertainment owns the Aviators’ 10,000-person capacity ballpark, which is located in the heart of Downtown Summerlin. Completed in 2019, the ballpark is one of the newest stadiums in the minor league system and was named the “Triple-A Best of the Ballparks” by Ballpark Digest in 2019, 2021 and 2022. This renowned ballpark regularly has upwards of 7,000 fans per game and was chosen to host the Triple-A National Championship Game in 2022 and 2023. In addition to approximately 70 baseball games each year, the ballpark hosts at least 30 other special events, which provide incremental cash flow primarily during the baseball offseason. These events, which include festive holiday attractions, ballpark tours, movie nights, concerts and more, have also integrated the ballpark into the life and culture of Summerlin. As a result, we believe we are uniquely positioned to serve the entertainment needs of this community as it expands in the coming years.
We also have the right to develop, together with an interest in and to 80% of, the air rights above the Fashion Show mall in Las Vegas, representing a unique opportunity to vertically develop a high-quality, well-located real estate asset, which may potentially include a new casino and hotel. The Fashion Show mall, located just northwest of the Sphere and south of the Wynn West project and the new Resorts World Las Vegas, and directly across the street from the Wynn Las Vegas hotel, casino and golf course, is the 25th largest mall in the country, with over 1.8 million square feet and approximately 250 retailers.
Seaport Entertainment expects to conduct a $175 million Rights Offering following the distribution. In connection with the Rights Offering, the Company is in serious discussions with Pershing Square, which through investment funds advised by it is HHH’s largest shareholder, regarding a potential backstop agreement which would be entered into prior to the distribution. Pursuant to that agreement, if finalized, Pershing Square would agree to (i) exercise its pro rata subscription right with respect to the Rights Offering at a price of $100 per share of our common stock and (ii) purchase any shares not purchased upon the expiration of the Rights Offering at the Rights Offering price, up to $175 million in the aggregate. The backstop agreement could result in Pershing Square’s affiliated funds owning as much as       % of our common stock if no other stockholders participate in the Rights Offering. Any capital raised through the Rights Offering would further strengthen our balance sheet. With over $       million of liquidity, primarily consisting of (i) $23.4 million of cash contributed by HHH pursuant to the Separation Agreement, (ii) expected proceeds from the anticipated Rights Offering and (iii) amounts available under the Revolving Credit Agreement, we believe we will have ample capital to invest in and drive internal and external growth opportunities in the leisure, tourism, hospitality, gaming, food and beverage and live entertainment spaces.
Our Strategy
Seaport Entertainment’s business plan is to focus on realizing value for its shareholders primarily through dedicated management of its existing assets, expansion of existing and creation of new partnerships, strategic acquisitions and completion of development projects. The Company’s existing portfolio encompasses a wide range of leisure and recreational activities, including live concerts, fine dining, professional sports and high-end and experiential retail. As a result, we believe Seaport Entertainment is well-positioned to capitalize on trends across the travel, tourism and leisure industries and appeal to today’s consumer who often values experiences over goods.
Create Unique Entertainment Destinations Within Sought-After Mixed-Use Commercial Hubs. Seaport Entertainment’s portfolio of premier, non-commoditized and destination-focused properties caters to a wide range of consumers. We intend to drive this high-quality product offering by focusing on best-in-class experience-based tenants and partnerships, in addition to integrating sought-after events to drive foot traffic throughout our portfolio. By continuing to offer high quality food and beverage and entertainment options across our portfolio, we seek to create unique, cohesive environments that serve the various needs of our customers and offer more than just a single product or experience. By developing destinations that have multiple touchpoints with our visitors, we believe Seaport Entertainment is well-positioned to grow its revenue base over time by driving increased penetration.
Lease-Up Existing Assets at the Seaport. The portfolio of assets within Landlord Operations at the Seaport is 67% leased and 66% occupied as of March 31, 2024. Our dedicated management team is focused on leasing up the Seaport and improving occupancy levels, which we believe will drive foot traffic to the area and improve performance at the Seaport’s food and beverage and entertainment assets. For example, we are evaluating the use of some of our vacant space for a variety of hospitality offerings. Additionally, we recently leased 41,515 square feet of office space to a high-end retail company for their New York headquarters.
Improve Efficiencies in our Operating Businesses. We believe the third-party managers of our operating businesses have numerous opportunities to drive efficiencies and increase margins. Through our dedicated management team, which has significant experience operating entertainment-related assets, we are focused on maximizing our revenues and rightsizing costs.
Expand the Jean-Georges Partnership. Our JG investment has multiple avenues for core growth that could propel this business, including: the opening of new restaurants and luxury marketplaces; introducing a franchise model for certain Jean-Georges concepts; launching fast-casual and quick service restaurant concepts that allow for significant scale; and leveraging the Jean-Georges brand via private label wholesale product distribution. Additionally, we believe we will be able to work with JG to identify additional operating efficiencies.
Leverage Events and Sponsorships to Create a Flywheel Effect at the Seaport. The Seaport’s events, particularly its Rooftop Summer Concert Series, and the Seaport’s year-round programs focused on kids, fitness, arts, sounds, and cinema, drive foot traffic to the entire neighborhood, which in turn creates opportunities for our restaurant and retail tenants as well as our sponsorship business. We are focused on creating a flywheel effect, where visitors who are drawn to the Seaport for an event receive targeted benefits from our sponsors and are engaged by our retail and dining options before and after that event. Our in-house marketing team is also leveraging the success of our Summer Concert Series to advertise all of the offerings at the Seaport to a growing social media following.
•The Success of the Summer Concert Series. When the Summer Concert Series was originally introduced in 2018, the goal was to drive foot traffic to the Seaport. Since 2018, annual ticket sales have grown from around 63,000 tickets to over 200,000 tickets, and annual revenue (including gross ticket sales, concessions and other event related revenues) has increased from $6.3 million to $18.5 million in 2023. During this time, the venue has also gained a significant social media presence, with 156,000 followers on Instagram by the end of 2023, significantly more than many competing venues that are substantially larger. The success of the Summer Concert Series has also positioned Seaport Entertainment to potentially benefit from additional opportunities in the near term, including: (1) the possibility of entering into a naming rights deal for the rooftop venue with a sponsor; (2) better terms on our ticketing services that were recently negotiated with a new ticketing provider; and (3) opportunities to host an enclosed winter concert series, which we are exploring.
Improve and Increase Special Event Offerings at the Las Vegas Ballpark. The Las Vegas Ballpark is a key feature of Summerlin, Nevada, a thriving community outside of Las Vegas. By improving and increasing the special events offerings at the ballpark, we plan to further integrate the venue into the daily lives of Summerlin’s residents. The ballpark currently hosts approximately 70 baseball games, with 65 in 2021 and 75 in both 2023 and 2022. While preparing the stadium and field for baseball season does require approximately one month, there is significant room for special events through the rest of the year. We are required to host at least 30 “special events” each year pursuant to our naming rights agreement with the LVCVA. In 2021 and 2022, we hosted 120 and 115 special events, generating approximately $940,000 and $2.8 million in revenue, respectively. In 2023, although we only hosted 78 special events, these events generated approximately $5.7 million in revenue. We plan to continue to seek opportunities to improve our existing events and identify more impactful revenue generating events that engage and entertain the community.
Opportunistically Acquire Attractive Entertainment-Related Assets and Utilize Strategic Partnerships. Over time, we intend to evaluate and ultimately acquire additional entertainment-related real estate and operating assets. These assets may include but are not limited to stadiums, sports and gaming attractions, concert and entertainment venues, food halls and other restaurant concepts. In addition to acquisitions, we plan to utilize strategic partnerships to accelerate our long-term growth. To execute on this strategy, we intend to leverage our unique experience at the Seaport, where we already successfully work with an array of top-tier partners in the entertainment space.
Develop Owned Land Parcels and the Fashion Show Mall Air Rights. Seaport Entertainment currently has two sizeable development opportunities: 250 Water Street and the Fashion Show Mall Air Rights. Each opportunity, if transacted on, could represent a significant driver of long-term growth.
Competitive Strengths
Unique Focus on the Intersection of Entertainment and Real Estate to Create Inclusive, Consumer-Centric Destinations. Seaport Entertainment will be one of the few publicly traded companies focused on the intersection of entertainment and real estate. Unlike real estate investment trusts, which have limitations on their ability to invest in non-real estate assets, Seaport Entertainment will have flexibility to invest in both real estate as well as entertainment-focused operating assets. We intend to create communities and experience-driven neighborhoods as opposed to standalone assets. As a result, our focus on the social needs of our customers and providing an array of food, entertainment and leisure options to keep them engaged distinguishes our business from traditional real estate development and landlord operations.
High-Quality Portfolio in High-Barrier to Entry, Top-Tier Destinations. Seaport Entertainment’s portfolio consists of unique, high-quality assets that were acquired and developed over many years to create a one-of-a-kind portfolio. As a result, there is a high barrier to replicating Seaport Entertainment’s business. The quality of the assets is complimented by the desirability of their locations: primarily Lower Manhattan and Las Vegas, where there are substantial barriers to entry.
New York City is the largest city by population in the United States, and one of the densest cities in the country, with over 8.3 million residents and nearly 28,000 people per square mile as of May 2024, according to S&P Global data. New York City also has a thriving tourism industry, highlighted by the 66.6 million tourists who visited New York City in 2019 prior to the onset of the COVID-19 pandemic, according to New York City Tourism + Conventions, which also reported that, in 2023, New York City’s tourism industry generated $74 billion in economic impact. While the pandemic caused the number of visitors to temporarily fall, New York City’s tourism industry has proven to be resilient. In 2023, 62.2 million people visited New York City, which is projected to grow to 64.5 million tourists in 2024, according to estimates by New York City Tourism + Conventions. In addition, we believe that 2026 will be a significant year for New York City tourism, which is expected to benefit from FIFA World Cup 26—with eight matches, including the World Cup Final, set to be played nearby at the Meadowlands in New Jersey—and the United States Semiquincentennial celebration.
Las Vegas is the largest city in Nevada, with over 650,000 residents as of May 2024, according to S&P Global data. Summerlin is located in the broader Las Vegas Metropolitan Statistical Area, which includes Henderson and Clark counties and has over 2.3 million residents as of May 2024, also according to S&P Global data. The LVCVA reported that over 40 million people visited Las Vegas in 2023, spending over $51 billion. Las Vegas also has a growing professional sports industry. The Vegas Golden Knights, a National Hockey League team, was established in 2017 and has their practice facility in Summerlin, adjacent to the Las Vegas Ballpark. In 2020, the Oakland Raiders, a National Football League team, moved to Las Vegas and renamed themselves the Las Vegas Raiders. In 2023, according to Forbes, the Vegas Golden Knights were the eighth highest grossing revenue team in the National Hockey League and the Las Vegas Raiders were the second highest grossing revenue team in the National Football League. In November 2023, MLB announced that it had approved plans for the Athletics to relocate to Las Vegas, where a new stadium would be built. According to MLB, the Athletics could begin playing at the new stadium as soon as the 2028 season. Also in November 2023, Formula 1 introduced the Las Vegas Grand Prix, and in February 2024, the city hosted Super Bowl LVIII. The Las Vegas Grand Prix will take place again in November 2024, and Formula 1 is contracted to continue events in Las Vegas through 2032. Additionally, the city will host multiple conferences and concerts, WWE’s WrestleMania 41, the 2026 NCAA Division I Men’s Ice Hockey Championship and the 2028 NCAA Division I Men’s Basketball Final Four.
Based on HHH management’s estimates, Summerlin, which is the location of the Las Vegas Ballpark, was home to approximately 127,000 residents as of December 31, 2023 and is expected to grow to approximately 200,000 residents over the next two decades. With a predominately local fan base, we believe this anticipated significant population growth will be a major driver of sales growth and attendance for the Aviators. The ballpark also hosts special events and has become woven into the social fabric of the neighborhood. As a result, we are uniquely positioned to serve the entertainment needs of this community in the coming years.
Embedded Potential Upside Within Landlord Operations Segment. Our focus on increasing the occupancy of the assets in our Landlord Operations segment is expected to drive incremental upside. For example, at the Seaport, Pier 17 was 54% leased and 47% occupied as of March 31, 2024, with available space across its third and fourth floors that benefit from panoramic views of the Brooklyn skyline and the Brooklyn Bridge. Driven by a dedicated management team primarily focused on performance at this and other assets, we believe the Company has substantial internal growth prospects.
Thematically-Focused, Diversified Assets. While the focus of the Company is on entertainment, the assets encompass a wide range of leisure and recreational activities, including live concerts, fine dining, professional sports, and high-end and experiential retail. Seaport Entertainment is not limited to a particular type of entertainment asset, and as a result, it seeks to meet the needs of different customers with the flexibility to adapt to changes in consumer trends, which today favor experiences over products. Unlike traditional landlords and real estate developers, which are focused on building and leasing space, we are a customer-centric business that is responsible for filling the space that we develop, own and lease with offerings that entice and engage our visitors.
Balance Sheet Positioned to Support Growth. The Company expects to conduct a $175 million Rights Offering of common stock following the distribution. In connection with the Rights Offering, the Company is in serious discussions with Pershing Square, which through investment funds advised by it is HHH’s largest shareholder, regarding a potential backstop agreement which would be entered into prior to the distribution. Pursuant to that agreement, if finalized, Pershing Square would agree to (i) exercise its pro rata subscription right with respect to the Rights Offering at a price of $100 per share of our common stock and (ii) purchase any shares not purchased upon the expiration of the Rights Offering at the Rights Offering price, up to $175 million in the aggregate. We believe the Company’s cash balance following the contribution of $23.4 million of cash by HHH pursuant to the Separation Agreement and the capital raised from the Rights Offering, along with amounts available under the Revolving Credit Agreement, will give us significant liquidity and financial flexibility to both support the existing business and facilitate the Company’s growth.
Scalable Platform. Embedded in Seaport Entertainment’s assets are multiple avenues for potential growth, including through the expansion of existing partnerships and development of existing sites. More broadly, we believe the Company’s focus on the intersection of entertainment and real estate is readily scalable, given the ability to pursue opportunities in leisure, tourism, hospitality, gaming, food and beverage and live entertainment spaces. We view these avenues of growth holistically, as components and levers to create broader communities that engage our visitors and provide reasons to spend more time at our locations.
•Live Events Opportunity. The demand for live music is strong and accelerating worldwide. According to Live Nation, in 2023, concert attendance was up 20% year-over-year, with over 145 million fans attending over 50,000 events. Fee-bearing gross transaction value was up 30% year-over-year in 2023. In the first quarter of 2024, Live Nation concert ticket sales were pacing up almost 7% compared to the same period in 2023, with over 155 million tickets sold. Social media is also fueling fan interest in attending concerts, with Live Nation reporting that, as of February 2024, approximately 90% of live music goers agreed that seeing live music content on social media makes them want to attend shows. Seaport Entertainment’s Summer Concert Series has experienced similar strong demand. In 2021, we hosted 30 concerts and sold over 84,000 tickets. In 2022, we hosted 60 shows and sold approximately 188,000 tickets, which was an approximately 50% increase in ticket sales compared to pre-pandemic levels. In 2023, we hosted 63 shows and sold approximately 204,000 tickets, representing an 8.5% increase in sales from the prior year. Based on these metrics, Seaport Entertainment views the live event / concert space to be an attractive opportunity for strong growth.
•Food and Dining Opportunity. Seaport Entertainment plans to leverage the growing consumer appetite for unique restaurant experiences as a catalyst to further expand its culinary footprint. According to the U.S. Department of Agriculture, consumers spent more on food in 2022 than ever before, even after adjusting for inflation. Of the total amount spent on food, consumer purchases for food away from home, including restaurants, have accelerated since the onset of the COVID-19 pandemic. As of 2022, expenditures on food away from home accounted for 54% of total food spending, marking a stark rise from its 50% market share in 2020, according to the U.S. Department of Agriculture. According to restaurant marketing platform BentoBox’s 2023 Restaurant Trend Report, in 2023, diners spent approximately 7% more on restaurants than they did in 2022. In the first quarter of 2024, our Hospitality segment generated $4.0 million in revenue, representing a 23% decrease from first quarter of 2023. Our first quarter 2024 results were impacted by poor weather conditions, as evidenced by a 45% increase in total rainfall during the peak days of Friday through Sunday. In 2023, our Hospitality segment generated $33.0 million in revenues, representing a 23% decrease from 2022, and in 2022, our Hospitality segment revenue was $42.6 million, which was a 41% increase from 2021. Our Hospitality-related period-over-period comparisons do not adjust for operational revisions to our asset strategies from period to period, such as closing restaurant concepts or redirecting operations to use space for private events and/or concerts. Furthermore, our Hospitality segment includes equity earnings from our unconsolidated joint ventures, which primarily relate to our interest in the Tin Building by Jean-Georges joint venture. Although these joint ventures generate food and beverage revenue, our share of this revenue is recognized in equity earnings and not Hospitality revenue. The Tin Building by Jean-Georges joint venture generated food and beverage revenues of $6.5 million in the first quarter of 2024, $32.4 million in 2023, and $8.2 million in 2022. Based on the trend of growing demand for food and beverage offerings and our increased focus on food and beverage programming within the Seaport neighborhood, we believe there is an attractive opportunity to both improve the performance of our Hospitality segment and grow our food and beverage offerings.
•Sports and Gaming Opportunity. Consumer spending toward sporting events has demonstrated tremendous strength over the last few years. According to StubHub’s 2023 Year in Live Experiences Report:
◦NFL sales heading into the 2023 season were double from 2022.
◦College football sales were up almost 50% at season start.
◦NHL sales were trending nearly double last season’s start.
◦NBA sales on StubHub at season start were up nearly 60%.
◦MLS sales were up over 2.5x compared to 2022.
According to StubHub’s 2024 MLB Season Preview, as of mid-March 2024, MLB ticket sales were up by over 60% compared to the same time last year. Similarly, admission prices for sporting events rose significantly in 2023. According to the Bureau of Labor Statistics, in October 2023, admission prices for sporting events increased by 25.1% year-over-year, which was the highest annualized growth rate measured by the CPI inflation gauge. In 2022 and 2023, we sold approximately 396,000 and 388,000 total tickets to Aviators games, respectively, generating revenue of approximately $9.4 million at an average ticket price of $23.88 and revenue of approximately $9.0 million at an average ticket price of $23.32, respectively. Due to the robust demand that exists for live sports and gaming events, Seaport Entertainment will look to further capitalize on new and existing opportunities within this segment of the market.
Experienced Management Team With a Proven Track Record. Seaport Entertainment’s senior management team has decades of hospitality, entertainment and real estate industry expertise, significant public company experience, long-standing business relationships and an extensive track record of implementing strategies to create world-class brands. We believe that management’s significant operating experience with complex and multi-faceted hospitality and real estate assets will enable the Company to achieve a streamlined model while pursuing innovative opportunities.
•Anton D. Nikodemus is the Chief Executive Officer of Seaport Entertainment. Mr. Nikodemus has spent over 30 years in entertainment and hospitality, leading the development and operations of industry premier destination brands. Prior to joining Seaport Entertainment, he served as President and Chief Operating Officer of CityCenter for MGM Resorts International where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa and ARIA Resort & Casino. Mr. Nikodemus notably led the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts.
•Matthew M. Partridge is the Chief Financial Officer of Seaport Entertainment. Mr. Partridge has nearly 15 years of experience in real estate and hospitality across a variety of asset classes and operating models with public and private companies. Prior to joining Seaport Entertainment, Mr. Partridge was the Senior Vice President, Chief Financial Officer and Treasurer for two publicly traded real estate investment trusts, CTO Realty Growth, Inc. and Alpine Income Property Trust, Inc., where he was responsible for accounting, asset management, corporate finance and investor relations, information technology and risk management.

Our Portfolio
We primarily analyze our portfolio of assets through the lens of our three operating segments: (1) Landlord Operations; (2) Hospitality; and (3) Sponsorships, Events, and Entertainment. In each segment, we believe there are multiple opportunities to drive operational efficiencies and value creation over time.
Landlord Operations. Landlord Operations represent our ownership interests in and operation of physical real estate assets. Currently, all Landlord Operations are located in the Seaport. The Seaport encompasses over 478,000 square feet of restaurant, retail, office and entertainment properties, as well as 21 residential units. It is one of the few multi-block neighborhoods in New York City largely under private management and was previously owned and operated by HHH since 2010. Over 13 years, HHH invested over $1 billion in the area, which we believe helped to revitalize the area and positioned it to become one of the premier food and beverage and entertainment destinations in the city. Currently, we own 11 physical real estate assets in the Seaport that comprise 100% of our current Landlord Operations. These assets, reflected on the map below, include:
•Pier 17 – Pier 17 is a 213,000 square foot mixed-use building containing restaurants, entertainment, office space and an outdoor concert venue. The Rooftop at Pier 17 is a 3,500-person concert venue, which was voted the #1 outdoor music venue in New York City in 2022 by Red Bull and ranked by Pollstar as the fifth top club worldwide in 2023. In 2023, the Rooftop’s Summer Concert Series had a record year, selling approximately 204,000 tickets over 63 shows, representing 93% of available ticket inventory. In addition to the concert venue, the building has five restaurants with renowned chefs including Jean-Georges and Andrew Carmellini, and three floors of unique space that can be utilized for retail, office and entertainment purposes.
•Tin Building – Across from Pier 17 is the Tin Building, a 54,000-square-foot culinary destination located on the site of the original Fulton Fish Market. The property opened in September 2022 after undergoing an over $200 million, five-year renovation to reconstruct the building in collaboration with Jean-Georges and is leased to our joint venture with a subsidiary of Jean-Georges. The building has three levels, offering over 20 culinary experiences, including restaurants, bars, grocery markets, retail and private dining.
•Fulton Market Building – The Fulton Market Building is a three-story, 115,000-square-foot mixed-use building. It is 100% leased to tenants like IPIC Theaters, which occupies 46,000 square feet and has a lease through 2035. In July 2022, high-end fashion brand Alexander Wang leased the entire third floor for its global fashion headquarters. The Lawn Club, an experiential retail concept focused on “classic lawn games” and superb cocktails, is one of our joint ventures and the most recent tenant, having opened in November 2023.
•Historic District Retail & Other – Seaport Entertainment is also the landlord for the following Historic District retail and other locations: Museum Block (1st and 2nd Level - Select Spaces), Schermerhorn Row (1st and 2nd Level - Select Spaces), Seaport Translux (1st and 2nd Level - Select Spaces), 117 Beekman Street (1st Level & Basement - Select Spaces), One Seaport Plaza (1st and 2nd Level - Select Spaces) and the John Street Service Building (Select Spaces), which collectively make up approximately 91,000 square feet.
•250 Water Street – 250 Water Street is a full block, one-acre development site that is zoned for 547,000 square feet of market rate and affordable housing, office, retail and community-oriented gathering space. We believe 250 Water Street is a unique opportunity at the Seaport to redevelop this site into a vibrant mixed-use asset, provide long-term viability to the South Street Seaport Museum and deliver economic stimulus to the area. We have received all of the necessary approvals for the plans and permits to build the foundation, which we began building in the second quarter of 2022. Final remediation work on the site is complete, and we can commence construction of the new development at our discretion.
•85 South Street – 85 South Street is an eight-story residential building with 21 apartments and approximately 5,500 square feet of ancillary office space.
The following table shows information about our Seaport assets as of March 31, 2024:

Asset	Asset Type	Ownership Type	Owned Rentable Square Feet	Rentable Units	% Occupied	% Leased
Pier 17	Mixed-Use	Owned Improvements	212,514	—	47%	54%
Fulton Market Building	Mixed-Use	Owned Improvements	114,999	—	100%	100%
Tin Building	Retail	Owned Improvements	53,783	—	100%	100%
Schermerhorn Row	Retail	Owned Improvements	28,872	—	85%	85%
One Seaport Plaza	Retail	Owned Improvements	24,518	—	12%	12%
Museum Block	Retail	Owned Improvements	23,633	—	52%	52%
Seaport Translux	Retail	Owned Improvements	9,928	—	0%	0%
117 Beekman Street	Retail	Owned Improvements	3,609	—	0%	0%
John Street Service Building	Retail	Owned Improvements	636	—	0%	0%
85 South Street	Multifamily & Office	Fee Simple	5,522	21	100%(2)	100%(2)
250 Water Street(1)	Development Site	Fee Simple	—	—	0%	0%
Total			478,014	21	66%	67%
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(1)250 Water Street is zoned for 547,000 square feet of market rate and affordable housing, office, retail and community-oriented gathering space.
(2)Occupancy and leasing figures for multifamily space. Ground floor office space is fully occupied but not leased.

Our Seaport assets primarily sit under a long-term ground lease from the City of New York that provides for an extension option that would extend its expiration from 2072 to 2120. In 2023, we paid $2.5 million in rent and fees under that ground lease and two smaller ground leases on our Seaport assets. The following table shows information about our ground leases as of December 31, 2023:

Location	Expiration	Extensions	Annual Rent Payments for the Year Ended December 31, 2023 (thousands)	Rent Escalator
Seaport Neighborhood(1)	December 2072	December 2120	$1,849	3% annually
Translux Building	December 2072	December 2120	$154(2)	3% annually
One Seaport Plaza	December 2072	N/A	$525	Adjusted every 15 years provided operating profits have been achieved; subject to caps
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Note: Our 85 South Street and 250 Water Street assets are not subject to a ground lease. For the John Street Service Building, there is a separate license agreement with the New York City Department of Parks and Recreation.
(1)Ground lease for the following properties: Pier 17, the Tin Building, Schermerhorn Row, Museum Block, 117 Beekman Street and the Fulton Market Building.
(2)Includes partial rent abatement of approximately $137,000 for the year ended December 31, 2023, which is not expected to continue.
Hospitality. Hospitality represents our ownership interests in various food and beverage operating businesses. Currently, we own, either wholly or through partnerships with third parties, and operate, including under license and management agreements, six fine dining and casual dining restaurants, cocktail bars and entertainment venues (The Fulton, Mister Dips, Carne Mare, Malibu Farm, Pearl Alley and The Lawn Club), as well as our unconsolidated venture, the Tin Building by Jean-Georges, which offers over 20 culinary experiences, including restaurants, bars, grocery markets, retail and private dining. These businesses are all our tenants and pay rent to our Landlord Operations. We also have a 25% interest in Jean-Georges Restaurants.
Jean-Georges Restaurants was founded by renowned Michelin-star chef Jean-Georges Vongerichten and operates over 40 hospitality offerings across the world. In March 2022, HHH acquired a 25% interest in Jean-Georges Restaurants for $45 million. The Tin Building by Jean-Georges was the first project completed by HHH and Jean-Georges since the minority stake acquisition, and it now plays an integral part in the Seaport’s overall performance. Creative Culinary Management Company, LLC, a wholly-owned subsidiary of Jean-Georges Restaurants, provides management services for certain retail and food and beverage businesses within the Seaport.
As of March 31, 2024, Jean-Georges Restaurants had the following hospitality offerings:

Domestic
Owned Restaurants	Licensing Agreements		Management Agreements
JoJo	Mark Hotel - The Mark	Miami Beach Edition - Matador Room	Malibu Farm
Inn at Pound Ridge	Jean-Georges at Topping Rose House	Miami Beach Edition - Market at Edition	R-17
Jean-Georges Restaurant	TWA Paris Café	Miami Beach Edition - Tropicale	Pearl Alley
Perry Street	Greenwich Happy Monkey	Keswick Marigold by Jean-Georges	The Fulton
ABC Kitchen	Tangara Jean-Georges	Nashville - The Pink Hermit	Cobble & Co
ABC V	Aria - Jean-Georges Steakhouse	Nashville - Drusie & Darr	Lawn Club

ABC Cocina	Beverly Hills Waldorf Astoria - The Rooftop by JG	Philadelphia Four Seasons - Jean-Georges Sky High	Tin Building
	Prime Steakhouse	Philadelphia Four Seasons - Jean-Georges	220 Central Park South
	Dune		425 Park Ave Four Twenty Five
425 Park Ave 425 Park Ave Amenity Floor

International
Owned Restaurants	Licensing Agreements		Management Agreements
Market Paris	The Dempsey Cookhouse and Bar	Hotel Vista Monaco La Piscine
	JG Tokyo	Four Seasons - Doha Curiosa by Jean-Georges
	Mercato Shanghai	W Doha Market by Jean-Georges
	Mercato Guangzhou	W Doha Spice Market
	Three on the Bund Jean-Georges Shanghai	La Mamounia L'Italian
	JG Kyoto Jean-Georges at The Shinmonzen	La Mamounia L'Asiatique
	Eden Rock Sand Bar	Palmilla - Seared
	Jean-Georges at The Connaught	Palmilla - Suviche
	The Connaught Grill	ABC Kitchens - London
	Jean-Georges at The Leinster	The Waldorf Astoria Kuala Lumpur
Descriptions of our joint venture agreements as of March 31, 2024 are as follows:
•Jean-Georges Restaurants. In March 2022, we acquired a 25% interest in JG for $45.0 million. JG currently has over 40 hospitality offerings and a pipeline of new concepts. Under the terms of the current operating agreement, all cash distributions and the recognition of income-producing activities are pro rata based on stated ownership interest. We have various, standard protective rights under the operating agreement, including board designation rights tied to our ownership stake in JG, certain consent rights over actions taken with respect to JG and preemptive rights and a right of first refusal to, in certain cases, acquire a greater interest in JG. Concurrent with our acquisition of the 25% interest, we entered into a warrant agreement with Jean-Georges, pursuant to which we paid $10.0 million for the option to acquire up to an additional 20% interest in JG.
•Tin Building by Jean-Georges. In 2015, together with VS-Fulton Seafood Market, LLC (the “Fulton Partner”), we formed Fulton Seafood Market, LLC to operate a 53,783 square foot culinary marketplace in the historic Tin Building. The Fulton Partner is a wholly owned subsidiary of JG. Under the terms of the joint venture agreement, we contribute the cash necessary to fund pre-opening, opening and operating costs of the Tin Building. The Fulton Partner is not required to make any capital contributions. The Tin Building by Jean-Georges culinary marketplace began operations in the third quarter of 2022. We have a 65% final profit-sharing interest in Fulton Seafood Market, LLC. Various provisions in the operating agreement regarding distributions of cash flow based on capital account balances, allocations of profits and losses, and preferred returns may result in our economic interest differing from our final profit-sharing interest. Based on capital contribution and distribution provisions, we currently receive substantially all of the economic interest in the venture. However, we do not have the power to direct the restaurant-related activities that most significantly impact the venture’s economic performance, nor are we the primary beneficiary, and we account for this investment in accordance with the equity method.

•The Lawn Club. In 2021, we formed HHC Lawn Games, LLC with The Lawn Club NYC, LLC (“Endorphin Ventures”) to construct and operate an immersive indoor and outdoor restaurant that includes an extensive area of indoor grass, a stylish clubhouse bar and a wide variety of lawn games. This concept opened in the fourth quarter of 2023. Under the terms of the initial agreement, the Company funded 80% of the cost to construct the restaurant, and Endorphin Ventures contributed the remaining 20%. In October 2023, we executed an amended LLC agreement, in which we will fund 90% of any remaining capital requirements and Endorphin Ventures will contribute 10%. We have a 50% final profit-sharing interest in HHC Lawn Games, LLC, although various provisions in the operating agreement regarding distributions of cash flow based on capital account balances, allocations of profits and losses, and preferred returns may result in our economic interest differing from our final profit-sharing interest. We also entered into a lease agreement with HHC Lawn Games, LLC pursuant to which we agreed to lease 20,000 square feet of the Fulton Market Building to this venture.
Sponsorships, Events, and Entertainment. Our Sponsorships, Events, and Entertainment segment includes the Las Vegas Aviators, the Las Vegas Ballpark, the Fashion Show Mall Air Rights, Seaport events and concerts and all of our sponsorship agreements across both the Seaport and the Las Vegas Ballpark.
•The Aviators and Las Vegas Ballpark. The Las Vegas Aviators are a Minor League Baseball team and the Triple-A affiliate of the Athletics. The team was acquired by the Summerlin Las Vegas Baseball Club, a subsidiary of HHH, and Play Ball Owners Group in May 2013. In 2017, HHH acquired Play Ball’s 50% ownership stake for $16.4 million. In addition to the team, included in Seaport Entertainment is the Aviators’ 10,000-person capacity ballpark, which is located in the heart of Downtown Summerlin, approximately nine miles west of the Las Vegas Strip. We estimate that the area draws approximately 20 million visitors per year. The Aviators averaged approximately 6,800 ticket sales per game in 2023. Since its opening in 2019, the Las Vegas Ballpark, which had a gross carrying value before accumulated depreciation of $132.0 million as of March 31, 2024, has been voted the best ballpark in Triple-A baseball in three out of the last five years by Ballpark Digest. In addition to hosting baseball games, the ballpark holds various special events throughout the year. On November 16, 2023, the Athletics received unanimous approval from MLB to relocate their team from Oakland to Las Vegas, where a new stadium would be built. In 2023, the Aviators and the ballpark generated approximately $30.8 million in revenue.
The following map shows the location of the Las Vegas Ballpark in relation to certain other Las Vegas landmarks.
•The Rooftop at Pier 17. The Rooftop at Pier 17 has evolved into one of the premier concert venues in New York City. The venue has capacity of 3,500 seats and in 2022 and 2023 hosted 60 and 63 concerts, respectively. Located two blocks south of the Brooklyn Bridge, the unique outdoor venue was voted the #1 outdoor music venue in New York City in 2022 by Red Bull and ranked by Pollstar as the fifth top club worldwide in 2023. The venue provides an unmatched outdoor entertainment opportunity for both emerging and established musicians. In addition, given the venue’s destination-like location, it has proven to be successful at hosting events year round and drives incremental revenue outside of the Summer Concert Series.
The demand for live music at The Rooftop at Pier 17 is evident based on the success of our Summer Concert Series, which premiered in 2018, hosting 24 shows and selling over 63,000 tickets. In 2023, our Summer Concert Series sold out 47 of 63 shows and sold approximately 204,000 tickets, which represented 93% of all available tickets, generating over $12 million in gross ticket sales. The venue’s success is also demonstrated by its social media following, which is one of the largest for any New York City-area arena or concert venue, despite only having a 3,500-seat capacity. As a result, we are exploring opportunities to leverage the success of our Summer Concert Series during the winter season by potentially hosting an enclosed winter concert series.
•The Fashion Show Mall Air Rights. The Fashion Show mall is the 25th largest mall in the country. It has a prime Las Vegas Strip location, adjacent to the Wynn and Treasure Island. The mall is owned by Brookfield Properties and features more than 250 retailers and over 30 restaurants spread across approximately two million square feet. Seaport Entertainment has an interest in and to 80% of the air rights above the mall, with Brookfield Properties having an interest in and to the remaining 20% stake. The Fashion Show Mall Air Rights are a contractual right to form a joint venture to hold an 80% managing member interest in a to-be-formed entity that would own the air rights above the Fashion Show mall, as well as the exclusive right to develop such air rights. The Fashion Show Mall Air Rights may potentially be used to develop a new casino and hotel on the Las Vegas Strip. For additional information, see “Risk Factors—Risks Related to Our Business and Our Industry—We are exposed to risks associated with the development, redevelopment or construction of our properties, including the planned redevelopment at 250 Water Street and intended development in connection with our Fashion Show Mall Air Rights.”
Seasonality
Significant portions of our business are seasonal in nature, and the periods during which our properties experience higher revenues vary from property to property, depending primarily on their location, the customer base served and potential impacts due to weather and the timing of certain holidays. For example, our Seaport business is significantly impacted by seasonality due to weather conditions, New York City tourism and other factors, with the majority of Seaport’s revenue generated between May and September. In Las Vegas, we are significantly impacted by the baseball season, with a significant portion of our Sponsorship, Events, and Entertainment segment revenue generated between April and September. As a result, our total revenues tend to be higher in the second and third quarters, and our quarterly results for any one quarter or in any given fiscal year may not be indicative of results to be expected for any other quarter or year. Additionally, during periods of extreme temperatures (either hot or cold) or precipitation, we have historically experienced, and will likely continue experiencing, significant reductions in consumer traffic.
Human Capital
As of March 31, 2024, we had 82 full-time employees supporting our business, and we consider our current relationship with our employees to be good. As of March 31, 2024, none of our employees were represented by unions or covered by collective bargaining agreements.
We believe that our future success largely depends upon our continued ability to attract and retain highly skilled talent. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives.
We strive for diversification and retention of talent that ultimately drives top performance, diverse thought, inclusive culture and leadership development. We invest in processes that help to activate equitable access for employee growth, both personally and professionally. As of March 31, 2024, our workforce was 42% female and 31% ethnically diverse. Employees at a Vice President level or above were 24% female. Through multiple initiatives, we continue to seek opportunities to increase the diversity of our teams.
Properties
Our corporate headquarters are located at 199 Water St. 28th Floor New York, New York 10038, where we occupy 36,985 square feet of office space under a lease that expires on May 31, 2026. We also maintain offices in Las Vegas, Nevada. We believe our present facilities are sufficient to support our operations.
The Seaport, located on the East River in Lower Manhattan, encompasses several city blocks (inclusive of Historic Area/Uplands, Pier 17, Tin Building and the 250 Water Street development) and totals approximately 478,000 square feet of innovative culinary, entertainment and cultural experiences. 250 Water Street is zoned for 547,000 square feet of market rate and affordable housing, office, retail and community-oriented gathering space.
The following tables summarize certain metrics of the Landlord Operations properties in the Seaport as of March 31, 2024:

Landlord Operations	Rentable Square Feet	Leased Square Feet	% Leased
Entertainment, Retail, Restaurant, Office and Other	478,014	322,393	67%

Landlord Operations	Rentable Units	Leased Units	% Leased
Multi-family	21	21	100%
Within our Sponsorships, Events, and Entertainment segment, Seaport Entertainment owns the Las Vegas Ballpark, a 10,000-person capacity stadium located in downtown Summerlin, Nevada, outside of Last Vegas.
Government Regulation and Compliance
We are subject to numerous federal, state and local government laws and regulations, including those relating to: real property; employment practices; building, health and safety; competition, anti-bribery and anti-corruption; the preparation and sale of food and beverages; building and zoning requirements; cybersecurity and data privacy; and general business license and permit requirements. For example, various federal, state and local statutes, ordinances, rules and regulations concerning building, health and safety, site and building design, environment, zoning, sales and similar matters apply to or affect the real estate industry. Our ability to obtain or renew permits or approvals and the continued effectiveness of permits already granted or approvals already obtained depends on factors beyond our control, such as changes in federal, state and local policies, rules and regulations and their interpretations and application. Additionally, approval to develop real property sometimes requires political support and generally entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions and often requires discretionary action by local governments. Real estate projects must generally comply with local land development regulations and may need to comply with state and federal regulations. We incur substantial costs to comply with legal and regulatory requirements.
There is also a variety of legislation being enacted, or considered for enactment, at the federal, state and local levels relating to energy and climate change. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. New building code requirements that impose stricter energy efficiency standards could significantly increase our cost to construct buildings. As climate change concerns continue to grow, legislation and regulations of this nature are expected to continue and become more costly to comply with. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. Governmental regulation also affects sales activities, mortgage lending activities and other dealings with consumers. Further, government agencies routinely initiate audits, reviews or investigations of our business practices to ensure compliance with applicable laws and regulations, which can cause us to incur costs or create other disruptions in our business that can be significant. We may experience delays and increased expenses as a result of legal challenges, whether brought by governmental authorities or private parties.
Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of remediation of certain hazardous substances, including petroleum and certain toxic substances (collectively hazardous substances) on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. The costs of remediation of such substances may be substantial, and the presence of such substances, or the failure to remediate such substances, may adversely affect the owner’s ability to sell such real estate or to obtain financing using such real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain redevelopments, and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with our ownership, operation and management of certain properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.
Intellectual Property
We own several trademarks, copyrights and other intellectual property rights. Although our intellectual property rights are important to our success, we do not consider any single right to be of material significance to our business.
Legal Proceedings
As part of our normal business activities, we are a party to a number of legal proceedings. Management periodically assesses our liabilities and contingencies in connection with these matters based upon the latest information available. The results of any current or future litigation cannot be predicted with certainty; however, as of March 31, 2024, we believe there were no pending lawsuits or claims against us that, individually or in the aggregate, could have a material adverse effect on our business, results of operations or financial condition. For more information, see Note 8 to the audited combined financial statements included elsewhere in this information statement.

MANAGEMENT
Executive Officers Following the Distribution
The following table sets forth information, as of , 2024 with respect to the individuals who are expected to serve as our executive officers, including their positions, and is followed by a biography of each such individual. Additional executive officers of the Company may be identified prior to completion of the distribution, and if so the names and biographies of such additional persons will be provided in subsequent amendments to this information statement.

Name	Age	Position
Anton D. Nikodemus	60	Chief Executive Officer, Chairman of the Board of Directors and Director Nominee
Matthew M. Partridge	40	Chief Financial Officer
Anton D. Nikodemus is the Chief Executive Officer of Seaport Entertainment and a member of our board of directors, and will serve as chairman of our board commencing immediately upon the completion of the distribution. Mr. Nikodemus has spent over 30 years in entertainment and hospitality leading the development and operations of industry premier destination brands. Prior to joining the Company, he served as President and Chief Operating Officer of CityCenter for MGM Resorts International from December 2020 to November 2023, where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa and ARIA Resort & Casino. He also served as Portfolio President of Las Vegas Properties; President and Chief Operating Officer, Bellagio and Park MGM from April 2020 to December 2020 and President and Chief Operating Officer Luxury Portfolio at MGM Resorts International from February 2019 to March 2020. Mr. Nikodemus notably led the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts. Mr. Nikodemus earned a B.S. in Business Management and Marketing from Arizona State University, and he completed the Advanced Finance Program at the Wharton School of the University of Pennsylvania.
Matthew M. Partridge is the Chief Financial Officer of Seaport Entertainment. Mr. Partridge has nearly 15 years of experience in real estate and hospitality, across a variety of asset classes and operating models with public and private companies. Prior to joining Seaport Entertainment, Mr. Partridge was the Senior Vice President, Chief Financial Officer and Treasurer for two publicly traded real estate investment trusts, CTO Realty Growth, Inc. (NYSE: CTO) and Alpine Income Property Trust, Inc. (NYSE: PINE), where he was responsible for accounting, asset management, corporate finance and investor relations, information technology and risk management. He held both roles from October 2020 to April 2024. Before that, Mr. Partridge served as Chief Operating Officer and Chief Financial Officer of Hutton Companies, a private commercial real estate development and investment company headquartered in Chattanooga, Tennessee, from August 2018 to September 2020. Mr. Partridge earned a B.B.A. in Finance from Eastern Michigan University and an M.B.A. in International Business and Finance from Xavier University.
Board of Directors Following the Distribution
The following table sets forth information, as of         , 2024 with respect to the individuals who are expected, as of the date of this information statement, to serve on our board of directors following the completion of the distribution, and is followed by a biography of each such individual.

Name	Age	Position
Anton D. Nikodemus(1)	60	Chief Executive Officer, Chairman of the Board and Director
Michael A. Crawford	56	Director Nominee
Monica S. Digilio	61	Director Nominee
David Z. Hirsh	61	Director Nominee
Anthony F. Massaro	36	Director Nominee
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(1)The biography of Anton D. Nikodemus is set forth under the section entitled “—Executive Officers Following the Distribution.”

Michael A. Crawford will serve as a member of our board of directors commencing immediately upon completion of the distribution. Mr. Crawford currently serves as Chairman of the Board and President and Chief Executive Officer for Hall of Fame Resort & Entertainment Company (Nasdaq: HOFV) (“Hall of Fame Resort & Entertainment Co.”), including its subsidiaries, Hall of Fame Village Media, Gold Summit Gaming, and Hall of Fame Village, which he joined in December 2018. Hall of Fame Resort & Entertainment Co. is a sports, entertainment and media enterprise headquartered in Canton, Ohio, established in 2020 as a result of a merger between HOF Village, LLC, a partnership between the Pro Football Hall of Fame and Industrial Realty Group, and Gordon Pointe Acquisition Corp. From 2014 to 2018, Mr. Crawford held numerous executive positions with the Four Seasons Hotels and Resorts Company (“Four Seasons”), starting as the President of Asia Pacific and subsequently becoming Global President of Portfolio Management. While at Four Seasons, he was responsible for business and capital planning, along with the design and construction of all new Four Seasons hotels and resorts worldwide, as well as overseeing global operations of all Four Seasons branded residential assets. Prior to his time at Four Seasons, Mr. Crawford spent almost 25 years at the Walt Disney Company (NYSE: DIS) where he rose to Senior Vice President and General Manager of Shanghai Disney Resort and President of Shanghai’s Walt Disney Holdings Company. Mr. Crawford’s learnings over decades of international business experience with these two global brands is well documented in his best-selling book, From the Mouse’s House to the Penthouse. Mr. Crawford currently serves on the board of directors of Texas Roadhouse, Inc. (Nasdaq: TXRH). Mr. Crawford earned a B.S. in Business Administration from Bowling Green State University and an M.B.A. from the University of Notre Dame. We believe that Mr. Crawford’s chief executive experience, in addition to his extensive hospitality industry, international business, and strategic planning experience, provide him with valuable insights and perspectives that will assist the Company and our board of directors.
Monica S. Digilio will serve as a member of our board of directors commencing immediately upon completion of the distribution. Ms. Digilio is the Founder, and has served as Chief Executive Officer, of Compass Advisors LLC, a strategic advisory firm that draws on her expertise in human resources, talent management, business leadership and organizational development since January 2021. Prior to establishing Compass Advisors, Ms. Digilio was the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation from 2018 to 2020, where she led the Human Resources and Corporate Social Responsibility functions. Prior to her tenure at Caesars, Ms. Digilio spent six years as the Executive Vice President and Chief Human Resources Officer for Montage International and spent 12 years as the Executive Vice President of Global Human Resources & Administration for Kerzner International, the parent company of the Atlantis and One&Only brands. Ms. Digilio spent 10 years at ITT Sheraton, culminating in leading Human Resources for the North America division. Ms. Digilio currently serves on the boards of directors of Sunstone Hotel Investors (NYSE: SHO), CopperPoint Insurance Companies and The Venetian Resort Las Vegas. Ms. Digilio is an Advisory Board Member for Cornell University’s Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship. She is also a member of the Women Corporate Directors Foundation and the National Association of Corporate Directors. Ms. Digilio earned both a B.S. in Communications and an M.S. in Corporate Communications from Ithaca College. We believe that Ms. Digilio’s real estate knowledge, labor relations, corporate governance, enterprise risk management and hospitality industry experience provide her with valuable insights and perspectives that will assist the Company and our board of directors.
David Z. Hirsh will serve as a member of our board of directors commencing immediately upon completion of the distribution. Mr. Hirsh has served as the Vice Chairman of Sterling Investors, a real estate investment firm, since January 2022. Prior to that, he served as Senior Advisor at Sterling Investors from April 2020 to December 2021. Mr. Hirsh previously spent approximately sixteen years working in the Real Estate Asset Management Group at Blackstone Inc. (“Blackstone”) in various roles until his retirement in January 2018 from the role of Managing Director. During his tenure at Blackstone, Mr. Hirsh’s most significant responsibilities included day-to-day oversight and strategic management of Equity Office Properties from 2009 to 2018, IndCor Industrial Properties from 2013 to 2015, the LXR Hotels and Resorts portfolio from 2004 to 2010 and several investments in the retail and senior housing sectors. Prior to joining Blackstone, Mr. Hirsh worked at Citigroup Inc. for approximately fifteen years, including six years in real estate asset management, where he led the hotel group, and five years in corporate finance, specializing in corporate real estate and project lending. Mr. Hirsh is involved in several philanthropic efforts including the THANC Foundation and CaringKind. He is also an Adjunct Professor and Vice Chair of the Advisory Board at the New York University Schack Institute of Real Estate, a trustee of the Madison Square Park

Conservancy and a trustee at Pace University. Mr. Hirsh served on the board of directors of SILVERspac Inc. (Nasdaq: SLVR) from September 2021 to September of 2023. Mr. Hirsh earned a B.B.A in Public Accounting from Pace University and an M.S. in Real Estate Development and Investment from New York University. We believe that Mr. Hirsh’s finance and real estate experience provide him with valuable insights and perspectives that will assist the Company and our board of directors.
Anthony F. Massaro will serve as a member of our board of directors commencing immediately upon completion of the distribution. Mr. Massaro is a partner and member of the investment team at Pershing Square Capital Management, which he joined in 2013. Mr. Massaro was previously a private equity associate at Apollo Global Management (“Apollo”), where he focused on leveraged buyout and distressed debt investments across a wide range of industries. Prior to his time at Apollo, he was an analyst in the investment banking division at Goldman Sachs. He earned a B.S. in Finance and Accounting from the Wharton School at the University of Pennsylvania. We believe that Mr. Massaro’s finance experience provides him with valuable insights and perspectives that will assist the Company and our board of directors.
Composition of Board
Upon completion of the distribution, our board of directors is expected to consist of five members.
In connection with the distribution, we will amend and restate our certificate of incorporation (as amended, the “Certificate of Incorporation”) and our bylaws (as amended, the “Bylaws”). The Certificate of Incorporation and Bylaws will provide that directors will be up for election at each annual meeting and that each director will hold office until the next annual meeting and, thereafter, until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, disability or removal.
Director Independence
Our board of directors has determined that            are independent directors under the applicable rules of the NYSE.
Our board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), will make a determination as to which members are independent.
Committees of Our Board of Directors
Effective immediately prior to the commencement of “when issued” trading of our common stock on the NYSE, our board of directors will have a standing Audit Committee, and effective upon the completion of the separation, our board of directors will also have a standing Compensation Committee and a standing Nominating and Corporate Governance Committee.
Audit Committee. The initial members of the Audit Committee (the “Audit Committee”) will be           , and           will serve as chair of the Audit Committee. Our board of directors has determined that            is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, our board of directors has determined that            are independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Exchange Act. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this information statement and be composed entirely of independent members within one year of the date of this information statement. The Audit Committee will be organized and conduct its business pursuant to a written charter. The Audit Committee may meet in executive session, without the presence of management, and will report to our board of directors on its actions and recommendations at each regularly scheduled Board meeting. The Audit Committee will be responsible, among its other duties and responsibilities, for reviewing, monitoring, and evaluating the following matters: the engagement of the independent auditors, the internal audit function, and financial reporting compliance. The Audit Committee will also prepare the report that the SEC rules require be included in our annual proxy statement.

Compensation Committee. The initial members of the Compensation Committee (the “Compensation Committee”) will be           , with            serving as chair. Our board of directors has determined that            are independent, as defined by the rules of the NYSE and Section 10C(a) of the Exchange Act. In addition, we expect that            will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee will discharge our board of director’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee will be responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our directors and executive officers, monitoring compensation arrangements applicable to our executive officers in light of their performance, effectiveness and other relevant considerations, adopting and administering our equity and incentive plans and preparing the annual report as required by the SEC. The Compensation Committee will have sole authority to retain and terminate any compensation consultant, legal counsel or other advisor, as the Compensation Committee deems appropriate to assist the Compensation Committee in the performance of its duties, including the sole authority to approve the fees and other terms and conditions of retention. Prior to any such retention, the Compensation Committee will assess any factors relevant to such consultant’s, legal counsel’s or other advisor’s independence from management, including the factors specified in NYSE’s Corporate Governance Standards or other listing rules, to evaluate whether the services to be performed will raise any conflict of interest or compromise the independence of such consultant, legal counsel or other advisor.
Nominating and Corporate Governance Committee. The initial members of the Nominating and Corporate Governance Committee will be           , with            serving as chair. Our board of directors has determined that            are independent, as defined by the rules of the NYSE. The Nominating and Corporate Governance Committee will be responsible for recommending candidates for election to our board of directors. In making its recommendations, the Nominating and Corporate Governance Committee will review a candidate’s qualifications and any potential conflicts of interest and assess contributions of current directors in connection with his or her re-nomination. The Nominating and Corporate Governance Committee will also be responsible, among its other duties and responsibilities, for making recommendations to our board of directors or otherwise acting with respect to corporate governance policies and practices, including size and membership qualifications for our board of directors, new director orientation, committee structure and membership, related party transactions and communications with stockholders and other interested parties.
Our board of directors is expected to adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters will be posted on our website in connection with the separation.
Compensation Committee Interlocks and Insider Participation
During our fiscal year ended December 31, 2023, we were not a separate or independent company and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation for that fiscal year of those who will serve as our executive officers were made by HHH, as described in the section entitled “Executive Compensation.”
Codes of Business Conduct and Ethics
In connection with the separation, we will adopt a Code of Business Conduct and Ethics for our board of directors and a Code of Business Conduct and Ethics for Officers and Employees (together, the “Codes of Conduct”). The Codes of Conduct will set forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Codes of Conduct will also set forth procedures for reporting violations of the Code of Conduct and investigations thereof. If our board of directors grants any waivers from our Codes of Conduct to any of our directors or executive officers, or if we amend our Codes of Conduct, we will, if required, disclose these matters through our website within four business days following such waiver or amendment. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters
In accordance with the Sarbanes-Oxley Act, our Board will establish a process for stockholders and interested parties to communicate with our board of directors and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.
Website Disclosure
The Corporate Governance Guidelines and Codes of Conduct will be posted on our website,           , in connection with the separation.

EXECUTIVE COMPENSATION
We have prepared this disclosure in connection with our separation from HHH. Prior to our separation from HHH, the Company has been a subsidiary of HHH, and therefore, its historical compensation program has been primarily determined by HHH’s senior management and the compensation committee of the HHH Board (the “HHH Compensation Committee”). Since the information presented in the compensation tables of this information statement relates to the 2023 fiscal year, which ended on December 31, 2023, this discussion focuses primarily on HHH’s compensation program and decisions as they applied to our Chief Executive Officer (“CEO”), Anton Nikodemus, with respect to his 2023 compensation while we were part of HHH. This section also presents certain compensation information for our Chief Financial Officer, Matthew Partridge, who, with Mr. Nikodemus, is expected to serve as an executive officer of the Company immediately following the separation. Mr. Nikodemus commenced employment with HHH at the end of 2023 and thus is included as a named executive officer (“NEO”) in the 2023 Summary Compensation Table and the Outstanding Equity Awards at 2023 Fiscal Year-End table below. Because Mr. Partridge commenced employment in April 2024 and did not receive any compensation from HHH during 2023, he is not included in the executive compensation tables below. See “—Executive Compensation Arrangements—Partridge Employment Agreement” for a description of Mr. Partridge’s employment agreement.
Our Compensation Committee has not yet been established. In connection with the separation, our board of directors intends to form our Compensation Committee. We expect that following the separation, our Compensation Committee will determine the compensation program for our executive officers.
Executive Compensation Tables
In 2023, the HHH Compensation Committee reviewed and administered the compensation program for our CEO. The executive compensation tables below present certain 2023 compensation information for our CEO reflecting compensation paid by HHH. The overall compensation package described below, and the components thereof, may not necessarily be indicative of the compensation that our executive officers will receive from us following the separation. All stock-based awards presented in the following tables and narrative discussion reflect awards covering common shares of HHH.
2023 Summary Compensation Table
The following table sets forth information concerning our CEO’s compensation for the year ended December 31, 2023.

Name and Principal Position Following the Separation (1)	Year	Salary ($)(2)	Stock Awards ($) (3)	Total
Anton Nikodemus Chief Executive Officer	2023	4,808	2,400,020	2,404,828
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(1)The principal position shown in this column reflects the principal position that Mr. Nikodemus will hold with the Company following our separation from HHH. Mr. Nikodemus’ principal position with HHH during fiscal 2023 was Chief Executive Officer of HHH Seaport Division.
(2)Mr. Nikodemus’ salary amount in the table above reflects the pro-rated salary payments made to Mr. Nikodemus for his partial year of employment with HHH in 2023, based on an annual base salary rate of $1,250,000 per year.
(3)The amount reported in the “Stock Awards” column represents the aggregate grant date fair value of the restricted stock award (time-based vesting) granted to Mr. Nikodemus in 2023, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC Topic 718”). Pursuant to SEC rules, the amount shown in this column excludes the impact of estimated forfeitures related to service-based vesting conditions. HHH provides information regarding the assumptions used to calculate the value of stock awards in Note 11 to the consolidated financial statements included in HHH’s Annual Report on Form 10-K for the year ended December 31, 2023.
Narrative to Summary Compensation Table
2023 Salary
Our CEO receives a base salary to compensate him for services rendered to HHH. The base salary payable to Mr. Nikodemus is intended to provide a fixed component of compensation reflecting his skill set, experience, role and responsibilities. His 2023 annual base salary was $1,250,000. As noted above, the actual salary payments received by Mr. Nikodemus in 2023 were pro-rated based on his start date. Mr. Nikodemus’ annual base salary has not been increased for 2024.
Annual Bonus
Mr. Nikodemus did not participate in the HHH annual bonus program or an annual bonus program for the Company in 2023. Pursuant to the terms of his employment agreement, Mr. Nikodemus will be eligible to receive an annual bonus beginning in fiscal year 2024. We have not established an annual bonus program for 2024. See “—Executive Compensation Arrangements—Nikodemus Employment Agreement” below.
Equity Compensation
On December 29, 2023, HHH granted Mr. Nikodemus a time-based restricted stock (“TBRS”) award covering 28,054 shares of HHH common stock under the Howard Hughes Corporation 2020 Equity Incentive Plan (the “HHH 2020 Plan”).
The TBRS award granted to Mr. Nikodemus vests as to one-third of the award on each of the first three anniversaries of the grant date, subject to Mr. Nikodemus’ continued service through the applicable vesting date. In the event that Mr. Nikodemus’ service is terminated without “cause” or for “good reason” (as such terms are defined in his employment agreement), due to a non-renewal of his employment agreement by HHH or the Company (as applicable) or due to his death or permanent disability, in any case, all restricted shares subject to the award will vest (to the extent not already vested).
Mr. Nikodemus’ TBRS award will be adjusted in connection with the separation. See “Certain Relationships and Related Party Transactions—Agreements with HHH—Employee Matters Agreement—Equity Award Treatment” for a detailed description of the treatment of equity-based awards in connection with the separation.
Retirement Plans
HHH maintains a 401(k) retirement savings plan for its employees who satisfy certain eligibility requirements. In 2024, Mr. Nikodemus and Mr. Partridge are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, HHH matches contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made.
Employee Benefits and Perquisites
HHH currently provides employees, including Mr. Nikodemus and Mr. Partridge, with a variety of employee welfare benefits including medical benefits, disability benefits, life insurance and accidental death and dismemberment insurance, which are generally provided to other full-time employees. HHH also provides select executives, including Mr. Nikodemus and Mr. Partridge, with disability insurance and travel insurance benefits which are generally not provided to other employees, and for which HHH pays the full amount of the applicable premiums.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table summarizes the number of shares of HHH common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2023.

		Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Anton Nikodemus	12/29/2023	28,054 (2)	$2,400,020
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(1)Amount is calculated based on multiplying the number of shares shown in the table by the per share closing price of HHH common stock on December 29, 2023 (the last trading day of 2023), which was $85.55.
(2)This TBRS award was granted effective December 29, 2023 under the HHH 2020 Plan and vests as to one-third of the award on each of the first three anniversaries of December 29, 2023, subject to Mr. Nikodemus’ continued service through the applicable vesting date. In the event that Mr. Nikodemus’ service is terminated without cause or for good reason, due to a non-renewal of his employment agreement by HHH or the Company (as applicable) or due to his death or permanent disability, in any case, all restricted shares subject to the award will vest (to the extent not already vested).
Executive Compensation Arrangements
Nikodemus Employment Agreement
HHH entered into an employment agreement with Mr. Nikodemus to serve as the Chief Executive Officer of HHH Seaport Division, effective December 29, 2023 (the “Nikodemus Employment Agreement”), which contemplates the assignment of the Nikodemus Employment Agreement by HHH to us in connection with the separation (as used herein, the “Employer” will refer to HHH prior to such assignment and the Company upon and following such assignment). The initial term of the Nikodemus Employment Agreement expires on December 29, 2028, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Nikodemus Employment Agreement, Mr. Nikodemus’ annual base salary is $1,250,000, and he will be eligible to earn an annual cash bonus (commencing in 2024) in the targeted amount of 100% of his annual base salary, based upon the achievement of performance goals established by the Employer’s compensation committee. If the Employer’s compensation committee establishes a minimum overall performance goal that Mr. Nikodemus is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus. Pursuant to the Nikodemus Employment Agreement, Mr. Nikodemus was paid a one-time cash bonus of $1,000,000 in February 2024 (50% of which was deferred by Mr. Nikodemus under the HHH nonqualified deferred compensation plan).
In addition to the TBRS award granted to Mr. Nikodemus on December 29, 2023, the Nikodemus Employment Agreement provides for the grant by the Company to Mr. Nikodemus of a long-term incentive (“LTI”) award consisting of shares of restricted stock, a stock option having a per share exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant and a stock option having a per share exercise price equal to 150% of the fair market value of a share of our common stock on the date of grant, each representing one-third of the value of the LTI award. The LTI award will be granted as soon as reasonably practicable following the date on which the Company begins trading on a nationally recognized securities exchange and has filed a Form S-8 and will have an aggregate value equal to $10,000,000, and each award will cliff-vest on the five-year anniversary of the date on which the Company begins trading on a nationally-recognized securities exchange.
In connection with Mr. Nikodemus’ relocation to the New York City, New York metropolitan area following his commencement of employment, he is eligible to receive temporary housing for up to 12 months and reimbursement of relocation expenses up to $200,000.
Pursuant to the Nikodemus Employment Agreement, in the event that Mr. Nikodemus terminates his employment for “good reason” or is terminated by the Employer without “cause” (other than due to non-renewal, death or disability), the Employer will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:
(1)a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;
(2)an amount equal to the sum of Mr. Nikodemus’ annual base salary and target annual cash bonus; and
(3)all outstanding and unvested time-vesting equity awards, if any, will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.
Pursuant to the Nikodemus Employment Agreement, in the event that Mr. Nikodemus’ employment terminates due to (i) the Employer’s non-renewal of the Nikodemus Employment Agreement after the expiration of the initial term ending on December 29, 2028 or any subsequent one-year renewal period or (ii) Mr. Nikodemus’ death or disability, in any case, the Employer will pay and provide Mr. Nikodemus (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and
(2)all outstanding and unvested time-vesting equity awards, if any, will fully vest and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.
Pursuant to the Nikodemus Employment Agreement, in the event that Mr. Nikodemus terminates his employment for “good reason” or his employment is terminated by the Employer without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Employer will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:
(1)a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;
(2)an amount equal to two times the sum of Mr. Nikodemus’ annual base salary and the target annual cash bonus; and
(3)all outstanding and unvested time-vesting equity awards, if any, will fully and immediately vest and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.
Receipt of the severance payments and benefits set forth above is contingent upon Mr. Nikodemus executing and not revoking a release of claims in favor of the Employer.
Under the Nikodemus Employment Agreement, Mr. Nikodemus is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Nikodemus’ employment and for the 12-month period following his termination of employment for any reason.
Partridge Employment Agreement
HHH entered into an employment agreement with Mr. Partridge to serve as the Chief Financial Officer of HHH Seaport Division, effective April 1, 2024 (the “Partridge Employment Agreement”), which contemplates the assignment of the Partridge Employment Agreement by HHH to us in connection with the separation (as used herein, the “Employer” will refer to HHH prior to such assignment and the Company upon and following such assignment). While Mr. Partridge did not commence employment with HHH in 2023 and thus is not an NEO for purposes of the executive compensation tables above, Mr. Partridge may be considered an NEO of the Company in the future. As such, we have provided a description of the Partridge Employment Agreement here.
The initial term of the Partridge Employment Agreement expires on April 1, 2029, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Partridge Employment Agreement, Mr. Partridge’s annual base salary is $550,000, and he will be eligible to earn an annual cash bonus (commencing in 2024) in the targeted amount of 75% of his annual base salary, based upon the achievement of performance goals established by the Employer’s compensation committee. If the Employer’s compensation committee establishes a minimum overall performance goal that Mr. Partridge is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus. Pursuant to the Partridge Employment Agreement, Mr. Partridge was paid a one-time cash bonus of $200,000 in April 2024, a prorated portion of which is subject to clawback in the event that the Employer terminates Mr. Partridge’s employment for “cause” (as such term is defined in the Partridge Employment Agreement) or Mr. Partridge voluntarily resigns, in either case, prior to the 18-month anniversary of Mr. Partridge’s start date.
Mr. Partridge was granted an initial TBRS award on April 1, 2024 covering 14,081 shares of HHH common stock, which vests as to one-third of the award on each of the first three anniversaries of the grant date, subject to his continued service through the applicable vesting date. In the event that Mr. Partridge’s service is terminated without “cause” or for “good reason” (as such terms are defined in the Partridge Employment Agreement), due to a non-renewal of his employment agreement by the Employer or due to his death or permanent disability, in any case, all restricted shares subject to the award will vest (to the extent not already vested).
In addition to the TBRS award granted to Mr. Partridge on April 1, 2024, the Partridge Employment Agreement provides that during each calendar year during the term of the Partridge Employment Agreement commencing in 2024, Mr. Partridge will be eligible to receive an annual long-term incentive (“LTI”) equity or equity-based award with an aggregate target value equal to $900,000 and with the actual amount of the LTI award based on the achievement of the annual bonus performance metrics applicable to Mr. Partridge. 50% of each annual LTI award shall provide for pro rata time vesting over three years, subject to Mr. Partridge’s continued service through the applicable vesting date, and the other 50% of the annual LTI award shall provide for performance-based vesting. The annual LTI award will be granted to Mr. Partridge at the same time as annual equity or equity-based grants are made to other senior executives of the Company, but in no event later than March 15 of the applicable year.
In connection with Mr. Partridge’s relocation to the New York City, New York metropolitan area following his commencement of employment, he is eligible to receive temporary housing for up to 12 months and reimbursement of relocation expenses up to $40,000.
Pursuant to the Partridge Employment Agreement, in the event that Mr. Partridge terminates his employment for “good reason” or is terminated by the Employer without “cause” (other than due to non-renewal, death or disability), the Employer will pay and provide Mr. Partridge, in addition to his previously accrued benefits and compensation, the following:
(1)a prorated portion of Mr. Partridge’s target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;
(2)an amount equal to the sum of Mr. Partridge’s annual base salary and target annual cash bonus; and
(3)all outstanding and unvested time-vesting equity awards, if any, will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.
Pursuant to the Partridge Employment Agreement, in the event that Mr. Partridge’s employment terminates due to (i) the Employer’s non-renewal of the Partridge Employment Agreement after the expiration of the initial term ending on April 1, 2029 or any subsequent one-year renewal period or (ii) Mr. Partridge’s death or disability, in any case, the Employer will pay and provide Mr. Partridge (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)a prorated portion of Mr. Partridge’s target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and
(2)all outstanding and unvested time-vesting equity awards, if any, will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.
Pursuant to the Partridge Employment Agreement, in the event that Mr. Partridge terminates his employment for “good reason” or his employment is terminated by the Employer without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Employer will pay and provide Mr. Partridge, in addition to his previously accrued benefits and compensation, the following:
(1)a prorated portion of Mr. Partridge’s target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;
(2)an amount equal to two times the sum of Mr. Partridge’s annual base salary and target annual cash bonus; and
(3)all outstanding and unvested time-vesting equity awards, if any, will fully and immediately vest, and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.
Receipt of the severance payments and benefits set forth above is contingent upon Mr. Partridge executing and not revoking a release of claims in favor of the Employer.
Under the Partridge Employment Agreement, Mr. Partridge is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Partridge’s employment and for the 12-month period following his termination of employment for any reason.
Accelerated Vesting of Equity Awards
The TBRS award held by our NEO is eligible to vest upon certain terminations of his employment. See “Outstanding Equity Awards at 2023 Fiscal Year-End” for a description of these accelerated vesting provisions.
Equity Incentive Plan
We expect that, in connection with the separation, our board of directors will adopt, subject to approval by HHH as our sole common stockholder, the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan (the “Equity Incentive Plan”) pursuant to which we may grant equity-based and other incentive awards to eligible service providers. The terms of the Equity Incentive Plan have not yet been determined.

DIRECTOR COMPENSATION
We did not have a board of directors in 2023. As such, none of the members of our board of directors received compensation for service on our board in 2023.
In connection with the separation, we intend to adopt and implement a compensation program for our non-employee directors. The terms of this program have not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with HHH
Following the separation, we and HHH will operate separately, each as an independent public reporting company. We and HHH will enter into a separation agreement that will effectuate the separation and distribution, as well as a transition services agreement, a tax matters agreement and an employee matters agreement. The Separation Agreement, transition services agreement, tax matters agreement and employee matters agreement will provide a framework for our relationship with HHH after the separation and provide for the allocation between Seaport Entertainment and HHH of HHH’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from HHH. The following summaries of the Separation Agreement, transition services agreement and employee matters agreement are each qualified in their entirety by reference to the full text of their respective agreements. The material terms of the tax matters agreement will also be described in a subsequent amendment. The forms of the agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.
Separation Agreement
We intend to enter into a separation agreement with HHH immediately prior to the distribution of our common stock to HHH stockholders. The Separation Agreement will set forth our agreements with HHH regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with HHH following the separation and distribution.
Transfer of Assets and Assumption of Liabilities
The Separation Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be allocated to each of HHH and us as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the Separation Agreement. The Separation Agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and HHH retain or acquire the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The Separation Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and HHH. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:
•“Seaport Entertainment Assets” (as defined in the Separation Agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets primarily (or in the case of business records and rights to indemnification, exclusively) relating to our business, will be retained by or transferred to us or one of our subsidiaries, except as set forth in the Separation Agreement or one of the other agreements described below;
•“Seaport Entertainment Liabilities” (as defined in the Separation Agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:
◦all of the liabilities (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time of the separation) to the extent related to, arising out of or resulting from our business;
◦all of the liabilities as of the effective time of the separation that would have resulted in such liabilities being included or reflected as liabilities or obligations of Seaport Entertainment or its subsidiaries on our pro forma balance sheet;
◦liabilities based upon, relating to or arising from our contracts;
◦liabilities based upon, relating to or arising from our intellectual property;

◦liabilities based upon, relating to or arising out of our permits;
◦liabilities based upon, relating to or arising out of our real property leases;
◦liabilities based upon, relating to or arising out of our owned property;
◦liabilities with respect to terminated, divested or discontinued businesses, assets or operations that were of such a nature that they would have been part of our business had they not been terminated, divested or discontinued;
•“Environmental Liabilities” (as defined in the Separation Agreement) arising at, prior to or after the effective time of the separation to the extent based upon, relating to or arising from the conduct of our business;
◦liabilities arising out of claims by any third party against us to the extent relating to, arising out of or resulting from our business or our assets; and
◦all assets and liabilities of HHH will be retained by HHH or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in us retaining or assuming certain other specified liabilities.
The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are generally covered by the tax matters agreement.
Except as expressly set forth in the Separation Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with. In general, neither we nor HHH will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Cash Contribution
Pursuant to the Separation Agreement, HHH will contribute approximately $23.4 million to us to provide additional liquidity following the separation and distribution.
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation Agreement have not been consummated on or prior to the date of the distribution, each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and other transaction agreements. Additionally, we and HHH will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities retained by HHH and its subsidiaries and to remove HHH and its subsidiaries as a guarantor of liabilities to be assumed by us.
Shared Contracts and Permits
In the event any contract or permit is not a Seaport Entertainment Asset and is shared between HHH and us, such contract or permit shall remain with HHH; however, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract or permit after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the Separation Agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities of such party, liabilities arising from, or in connection with, the transactions and other activities to implement the separation and distribution and liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the separation (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time of the separation) to the extent relating to, arising out of or resulting from such party’s business, assets and liabilities. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation Agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the Separation Agreement.
The Separation Agreement will provide for cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the Separation Agreement with us and financial responsibility for the obligations and liabilities allocated to HHH under the separation agreement. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its past, present and future officers, directors, employees and agents for any losses relating to, arising out of or resulting from, directly or indirectly:
•the liabilities the indemnifying party assumed or retained pursuant to the Separation Agreement;
•any breach by the indemnifying party of the Separation Agreement or any ancillary agreement (unless such other ancillary agreement expressly provides for separate indemnification therein);
•any third-party claims that the use of the indemnifying party’s intellectual property by the other party infringes the intellectual property rights of such third-party;
•any guarantee, indemnification or contribution obligation, letter of credit, bond or similar credit support commitment by the other party for the benefit of the indemnifying party; and
•any untrue statement or alleged untrue statement of material fact or omission by such indemnifying party in this information statement, the registration statement on Form 10 of which this information statement forms a part or any other disclosure document.
Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The Separation Agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.
Legal Matters
Except as otherwise set forth in the Separation Agreement or any ancillary agreement (or as otherwise described above), each party to the Separation Agreement will assume the liability for, and may elect to control, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.

Insurance
Following the separation, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the separation, we may seek coverage under HHH third-party insurance policies in effect prior to the separation to the extent that coverage may be available thereunder.
No Restriction on Competition
None of the provisions of the Separation Agreement includes any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.
No Hire and No Solicitation
Subject to customary exceptions, neither we nor HHH will, without the consent of the other party, solicit or hire an executive, officer or engineer of the other party or its subsidiaries for              following the separation.
Dispute Resolution
If a dispute arises between us and HHH under the Separation Agreement, the parties will first seek to settle the matter amicably by negotiation in the normal course of business at the operational level for a 15-day period. If the parties are unable to resolve the dispute in such manner, executives of the parties will negotiate to resolve such dispute for an additional 30-day period. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the Separation Agreement, the dispute will be resolved through binding confidential arbitration.
Term/Termination
Prior to the effective time of the separation, HHH has the unilateral right to terminate or modify the terms of the Separation Agreement and related agreements. After the distribution, the term of the Separation Agreement is indefinite and it may only be terminated with the prior written consent of both HHH and us.
Separation Costs
All costs with respect to the separation incurred in connection with the transactions contemplated by the separation agreement will be borne              , in accordance with the Separation Agreement, except as otherwise provided by the tax matters agreement.
Any costs or expenses incurred by a party for actions requested by the other party to vest in such party all of the transferring party’s right, title and interest to the assets allocated to such party shall be borne by the requesting party.
Treatment of Intercompany Arrangements
Except as otherwise set forth in the Separation Agreement, upon completion of the separation, all intercompany balances, accounts and agreements between HHH or any subsidiary of HHH (other than us and our subsidiaries), on the one hand, and us or any of our subsidiaries, on the other hand, will be terminated.
Other Matters Governed by the Separation Agreement
Other matters governed by the Separation Agreement include, among others, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
We and HHH will enter into a transition services agreement that will be effective upon the distribution, pursuant to which HHH and its subsidiaries will provide to us and our subsidiaries, on an interim, transitional basis, certain services, including, but not limited to, information technology services, construction and development services, treasury services and human resources. The charges for the transition services are generally expected to allow HHH to recover all internal and external costs and expenses it actually incurs in connection with providing the service without further markup and are calculated on a time and materials basis with pass-through of external costs.
The transition services will be provided in the manner and at a level substantially consistent with that which was provided to us in the 12 month period preceding the distribution date. The term for each of the transition services to be provided under the agreement will be set forth in the service schedules, and it is anticipated that all of the services will expire within 12 months following the distribution date. The transition services will also be terminable by the service provider in the event of an uncured payment default by the service recipient, or by either party in the event of an uncured material breach by the other party. We can generally terminate any particular service prior to the scheduled expiration date, subject to a minimum notice period of 30 days.
HHH will not be liable to us for claims under the transition services agreement except for those arising out of their gross negligence or willful misconduct. Neither us nor HHH will be liable for any special, indirect, incidental or consequential damages except those arising from the respective party’s gross negligence or willful misconduct.
Employee Matters Agreement
Prior to the distribution, we and HHH will enter into an employee matters agreement in connection with the separation, which will allocate liabilities and responsibilities relating to employment matters, employee compensation and employee benefits plans and programs, and other related matters. Pursuant to the employee matters agreement, except as otherwise provided in the transition services agreement, from and after the effective time of the separation and distribution, HHH will assume or retain all liabilities with respect to all HHH employees and former employees and all HHH compensation and employee benefit plans and arrangements, and we will assume or retain all liabilities with respect to all Seaport Entertainment employees and all Seaport Entertainment compensation and employee benefit plans and arrangements.
Equity Award Treatment. Pursuant to the employee matters agreement, HHH equity-based incentive awards that are outstanding immediately prior to the distribution will be treated as follows in connection with the distribution. The number of shares subject to (and in the case of stock options, the exercise price of) each award will be adjusted in a manner intended to preserve the aggregate intrinsic value of each award immediately prior to the distribution.
•Stock Options. Effective as of the distribution, each outstanding stock option covering shares of HHH common stock will be converted into an option covering shares of HHH common stock and an option covering shares of Seaport Entertainment common stock.
•Time-Based Restricted Stock. Effective as of the distribution, each HHH time-based restricted stock award that is held by an employee or non-employee director of HHH will be converted into a restricted stock award covering shares of HHH common stock and each HHH time-based restricted stock award that is held by an employee of Seaport Entertainment will be converted into a restricted stock award covering shares of Seaport Entertainment common stock.
•Performance-Based Restricted Stock. Effective as of the distribution:
◦Each HHH performance-based restricted stock award which vests based on achievement of absolute or relative HHH total shareholder return will be converted into a time-based restricted stock award covering a number of shares of common stock of the holder’s post-distribution employer, determined as of immediately prior to the effective time of the separation based on actual achievement of the performance metrics applicable to the award, and will continue to be subject to the original vesting period following the distribution based on the holder’s continued service with his or her post-distribution employer.
◦Each HHH performance-based restricted stock award which vests based on achievement of HHH net asset value per share (“NAV”) or adjusted NAV that is held by an HHH employee will be converted into an award covering shares of HHH common stock and will continue to be subject to the same terms and conditions following the effective time as applied to such award prior to the effective time of the separation, subject to adjustment of the applicable performance goals and/or performance calculation methodology in order to reflect the separation. Each performance-based restricted stock award which vests based on achievement of HHH NAV or adjusted NAV that is held by a Seaport Entertainment employee will be converted into a time-based restricted stock award covering a number of shares of Seaport Entertainment common stock based on the original number of shares subject to the award at the time of grant and will continue to be subject to the original vesting period following the distribution based on the holder’s continued service with Seaport Entertainment.
Cash Incentive Programs. In connection with the distribution, we will assume responsibility for cash bonus and incentive payments to our employees with respect to performance periods under HHH programs that are open as of the effective time of the separation and any unpaid amounts that such employees have earned under such programs prior to the distribution date.
Retirement, Health and Welfare Plans. In connection with the distribution, our employees will cease to participate in HHH’s 401(k) plan as of the effective date of the separation, and we will establish a 401(k) plan for the benefit of Seaport Entertainment employees. Pursuant to the transition services agreement, Seaport Entertainment employees will continue to participate in HHH’s health and welfare plans until December 31, 2024, subject to our reimbursement obligations to HHH thereunder. Following such transition period, we will establish and maintain health and welfare plans for the benefit of Seaport Entertainment employees.
Non-Qualified Deferred Compensation Plans. In connection with the distribution, our employees will cease to participate in the HHH non-qualified deferred compensation plan, and we will establish a deferred compensation plan for the benefit of Seaport Entertainment employees. The account balances of Seaport Entertainment employees as of the date of separation will be transferred from the HHH non-qualified deferred compensation plan to our non-qualified deferred compensation plan.
Termination. Prior to the effective time of the separation, HHH has the unilateral right to terminate or modify the terms of the employee matters agreement. After the distribution, the term of the employee matters agreement is indefinite and may only be terminated with the prior written consent of both HHH and us.
Tax Matters Agreement
The material terms of the tax matters agreement will be described in a subsequent amendment to this information statement.
Revolving Credit Agreement
In connection with the distribution, we, as borrower, also expect to enter into a credit agreement with HHH, as lender (the “Revolving Credit Agreement”). The Revolving Credit Agreement is expected to provide for a revolving commitment of $5.0 million, with an interest rate of 10.0% and a term of 1 year (which may be extended for an additional 6 months at the discretion of HHH). Our obligations under the Revolving Credit Agreement will be unsecured. The Revolving Credit Agreement will provide for the mandatory prepayment of the revolving loans from the net proceeds of certain equity issuances and asset sales by Seaport Entertainment and its subsidiaries. The Revolving Credit Agreement will require Seaport Entertainment and certain of its subsidiaries to comply with a number of customary covenants, including limitations on our ability to pay dividends or make distributions; merge with or consolidate into other companies; amend or modify our governing documents and create, incur or suffer to exist certain liens. The Revolving Credit Agreement will include customary provisions relating to the occurrence of events of default, including default for failure to make interest payments if not cured within three business days and failure to comply with covenants if not cured within 30 days with respect to certain covenants. See also “Description of Certain Indebtedness—Revolving Credit Agreement.”
Backstop Agreement with Pershing Square
We are in serious discussions with Pershing Square regarding a potential backstop commitment for the Rights Offering. If that agreement is finalized, we would expect to agree to reimburse Pershing Square’s reasonable out of pocket expenses in an amount up to $          .

Procedures for Approval of Related Party Transactions
Our board of directors is expected to adopt a written policy on related party transactions (the “RPT Policy”). This policy was not in effect when we entered into the transactions described above. Each of the agreements between us and HHH and its subsidiaries that have been entered into prior to the distribution, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy.
As described in the Codes of Conduct, conflicts of interest can arise when an employee’s or a director’s personal or family relationships, financial affairs, an outside business involvement or other private interest may adversely influence the judgment or loyalty required for performance of his or her duties to us. In cases where there is an actual or even the appearance of a conflict of interest, the individual involved is required to notify his or her supervisor or our Ethics Officer. The supervisor will then consult with management or the Ethics Officer, as appropriate. The Codes of Conduct provides that any action or transaction in which the personal interest of an executive officer or a director may be in conflict with our interest is to be reported to the Audit Committee. The Audit Committee must investigate and, if it is determined that such action or transaction would constitute a violation of the Codes of Conduct, the Audit Committee is authorized to take any action it deems appropriate.
The RPT Policy, which will supplement the Codes of Conduct provisions addressing conflicts of interest, will address our policy with respect to related party transactions. The RPT Policy will be administered by the Audit Committee. Under this policy, the Audit Committee will review certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:
•any director, director nominee or executive officer of the Company;
•any beneficial owner of more than 5% of the Company’s outstanding stock; and
•any immediate family member of any of the foregoing.
No director may participate in any approval or ratification of a related party transaction in which the director or an immediate family member of the director is involved. The Audit Committee may only approve or ratify those transactions the Audit Committee determines to be in our best interests.
Any related party transaction previously approved or ratified by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the distribution, all of our outstanding shares of common stock will be owned beneficially and of record by HHH.
The following table sets forth information with respect to the expected beneficial ownership of our common stock immediately after the distribution by: (1) each person expected to beneficially own more than five percent of our common stock, (2) each expected director and NEO, and (3) all of our expected directors and executive officers as a group. The table does not give effect to the Rights Offering we expect to conduct. We based the share amounts on each person’s beneficial ownership of HHH common stock as of           , 2024, assuming a distribution ratio of            share(s) of our common stock for every            share(s) of common stock of HHH. Solely for the purposes of this table, we assumed that            shares of our common stock were issued and outstanding as of           , 2024 based on shares of HHH common stock outstanding as of such date and the distribution ratio. The actual number of shares of our common stock to be outstanding following the distribution will be determined on the record date for the distribution. Except as indicated, the address of each director and executive officer shown in the table below is c/o Seaport Entertainment Group Inc., 199 Water Street, 28th Floor New York, New York 10038.

	Common stock beneficially owned before the distribution		Common stock beneficially owned after the distribution
Name and address of beneficial owner	Number	%	Number	%
5% Beneficial Owner
Howard Hughes Holdings Inc.		100
Pershing Square(1)	—	—
Directors and Executive Officers
Anton D. Nikodemus	—	—
Matthew M. Partridge	—	—
Michael A. Crawford	—	—
Monica S. Digilio	—	—
David Z. Hirsh	—	—
Anthony F. Massaro	—	—
All directors and executive officers as a group ( persons)
______________
(1)              .

THE SEPARATION AND DISTRIBUTION
Background
On October 5, 2023, Howard Hughes announced its intention to separate its Seaport Entertainment business from the remainder of its businesses.
It is expected that the HHH Board, or a duly authorized committee thereof, will approve the distribution of 100% of our issued and outstanding shares of common stock on the basis of            share(s) of our common stock for every            share(s) of common stock of HHH held as of the close of business on the record date of           , 2024.
On           , 2024, the distribution date, each HHH stockholder will receive            share(s) of our common stock for every            share(s) of common stock of HHH held at the close of business on the record date for the distribution, as described below. HHH stockholders will receive cash in lieu of any fractional shares of our common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your shares of HHH common stock or take any other action to receive your shares of Seaport Entertainment common stock in the distribution. The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”
Reasons for the Separation
The HHH Board believes that separating its Seaport entertainment division from the remainder of HHH is in the best interests of HHH and its stockholders at this time for the following reasons:
•Enhanced Strategic Focus. Separating the Seaport Entertainment business into a standalone entity creates two separate companies, each focused on its distinct business strategy.
◦Allows Howard Hughes to Focus on its Core Portfolio of Master Planned Communities. HHH owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. It operates one of the nation’s largest portfolios of MPCs spanning approximately 101,000 gross acres, including: The Woodlands®, Bridgeland®, and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in the Greater Las Vegas, Nevada area; Ward Village® in Honolulu, Hawaii; and TeravalisTM in the Greater Phoenix, Arizona area.
◦Allows Seaport Entertainment to Focus on Enhancing the Value of its Existing Portfolio and to Acquire Additional Assets with a Differentiated Investment Strategy. Post separation, Seaport Entertainment will be able to focus on unlocking the inherent value embedded in its unique collection of assets positioned at the intersection of entertainment and real estate. In addition, Seaport Entertainment’s focus on acquiring hospitality and entertainment related physical and/or operational assets across geographic markets in both mixed-use communities and bespoke one-off locations materially differs from that of HHH. The separation allows Seaport Entertainment to pursue such acquisition opportunities, which may not have been pursued while the Seaport Entertainment business was owned by HHH.
•Growth Opportunities. The separation of Seaport Entertainment from HHH allows each company to pursue attractive growth opportunities in areas that align with its respective core competencies. With a well-capitalized balance sheet and liquidity, Seaport Entertainment expects to have the financial flexibility to expand its scalable platform across multiple verticals within the entertainment and hospitality industries.
•Organizational Efficiency. Separating the Seaport Entertainment business from the remainder of HHH provides both companies with dedicated and experienced management teams and other key personnel to drive enhanced efficiencies across the organization, coupled with dedicated focus and attention to their respective assets, which will better position both companies to achieve their financial and commercial goals.

•Direct and More Efficient Access to the Capital Markets. The separation provides Seaport Entertainment with direct access to the capital markets, as demonstrated by the expected Rights Offering post-separation. As a result, Seaport Entertainment will be able to more efficiently manage its capital structure in a manner more closely tailored to the company’s business plan.
•Clarity for the Investment Community. Separating Seaport Entertainment from HHH provides existing and potential investors with greater transparency and better highlights the tailored investment opportunities presented by HHH and Seaport Entertainment. Over time, this should allow Seaport Entertainment ownership to shift to a shareholder base whose investment goals are more closely aligned with Seaport Entertainment’s business.
•Potential Value Creation. Following the separation, Seaport Entertainment will be fully dedicated to realizing shareholder value through stabilizing its existing real estate portfolio, executing on its development pipeline, expanding of partnerships and pursuing strategic acquisitions that capitalize on industry trends. Similarly, the separation of entertainment-related assets from Howard Hughes will allow HHH to better focus on driving outsized performance within its core portfolio of MPCs.
•Create Targeted Equity Currency. Following the separation, each company’s equity may be a much more attractive acquisition currency to related business owners seeking investment diversification and liquidity through a combination with Seaport Entertainment. Similarly, this targeted equity can be used for management incentive programs which should help Seaport Entertainment attract and retain talented employees seeking opportunities more closely aligned with Seaport Entertainment’s business plan. In addition, management’s and employees’ incentive compensation in the form of Seaport Entertainment’s equity will more directly align with Seaport Entertainment’s performance. The incentives of management and employees will therefore be more closely aligned with the performance of Seaport Entertainment’s business.
The HHH Board also considered certain aspects of the separation that may be adverse to us. Our common stock may come under initial selling pressure as certain HHH stockholders sell their shares in us because they are not interested in holding an investment in our business. Because we will no longer be part of HHH, the separation will also affect the terms upon which we can pursue cross-company business transactions and initiatives with HHH’s other businesses. As a result of the separation, we will bear significant incremental costs associated with being a publicly-held company and will need to absorb certain corporate and operational support costs previously allocated to HHH.
The HHH Board concluded that the potential benefits of the separation outweighed these factors. See the section entitled “Risk Factors.”
Formation of a New Company Prior to the Distribution
We were incorporated in Delaware on January 24, 2024 for the purpose of holding HHH’s Seaport Entertainment business. As part of the plan to separate these businesses from the remainder of its businesses, HHH plans to transfer the equity interests of certain entities that operate the Seaport Entertainment business and its assets and liabilities to us, as well as certain other assets and liabilities, as set forth in the Separation Agreement.
When and How You Will Receive the Distribution
With the assistance of Computershare, HHH expects to distribute shares of our common stock on           , 2024, the distribution date, to all holders of outstanding shares of common stock of HHH as of the close of business on           , 2024, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for common stock of HHH, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for our common stock.
If you own shares of common stock of HHH as of the close of business on the record date for the distribution, shares of our common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Seaport Entertainment common stock. If you hold your HHH common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Seaport Entertainment shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in the distribution. If you sell shares of HHH common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the distribution.
Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of HHH common stock and you are the registered holder of the common stock represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name.
Most HHH stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the common stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of HHH common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Common Stock You Receive
Shares of our common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares of common stock received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with the Company which may include certain Company executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of Our Common Stock You Will Receive
For every            share(s) of common stock of HHH that you own at the close of business on           , 2024, the record date for the distribution, you will receive            share(s) of our common stock on the distribution date. HHH will not distribute any of fractional shares of our common stock to its stockholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares of common stock into whole shares of common stock, sell the whole shares of common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional common share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional common share in the distribution. Computershare, in its sole discretion, without any influence by HHH or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares of common stock. Any broker-dealer used by the transfer agent will not be an affiliate of either HHH or us. Neither we nor HHH will be able to guarantee any minimum sale price in connection with the sale of these shares of common stock. Recipients of cash in lieu of fractional shares of common stock will not be entitled to any interest on the amounts of payment made in lieu of fractional shares of common stock.
We estimate that it will take approximately            from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of HHH common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution
After our separation from HHH, we will be an independent, publicly traded company. The actual number of shares of common stock to be distributed will be determined at the close of business on           , 2024, the record date for the distribution. The distribution will not affect the number of outstanding shares of HHH common stock or any rights of HHH stockholders. HHH will not distribute any of our fractional shares of common stock.
We will enter into a separation agreement and other related agreements with HHH to effect the separation and provide a framework for our relationship with HHH after the separation. These agreements provide for the allocation between HHH and us of the assets, liabilities and obligations (including their respective investments, property and employee benefits and tax-related assets and liabilities) of HHH and its subsidiaries attributable to periods prior to, at and after our separation from HHH and will govern certain relationships between HHH and us after the separation. For a more detailed description of these agreements, please refer to the section entitled “Certain Relationships and Related Party Transactions.”
Market for Our Common Stock
There is currently no public trading market for our common stock. We intend to apply to list our common stock on the NYSE under the symbol “SEG.” We have not and will not set the initial price of our common stock. The initial price will be established by the public markets.
We cannot predict the price at which our common stock will trade after the distribution. In fact, the combined trading prices of one share of common stock of HHH and            share(s) of our common stock after the distribution (representing the number of shares of our common stock to be received per one share of HHH common stock in the distribution) may not equal the “regular-way” trading price of a share of HHH common stock immediately prior to the distribution. The price at which our common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors.
Trading Between the Record Date and Distribution Date
Beginning shortly before the distribution date and continuing up to the distribution date, HHH expects that there will be two markets in common stock of HHH: a “regular-way” market and an “ex-distribution” market. Common stock of HHH that trades on the “regular-way” market will trade with an entitlement to our common stock distributed pursuant to the separation. Common stock of HHH that trades on the “ex-distribution” market will trade without an entitlement to our common stock distributed pursuant to the distribution. Therefore, if you sell common stock of HHH in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive our common stock in the distribution. If you own common stock of HHH at the close of business on the record date and sell that common stock on the “ex-distribution” market up to and including through the distribution date, you will receive the Seaport Entertainment common stock that you are entitled to receive pursuant to your ownership as of the record date of the common stock of HHH.
Furthermore, beginning shortly before the distribution date and continuing up to the distribution date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common stock that will be distributed to holders of common stock of HHH on the distribution date. If you owned common stock of HHH at the close of business on the record date for the distribution, you would be entitled to our common stock distributed pursuant to the distribution. You may trade this entitlement to our common stock, without the common stock of HHH you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end, and “regular-way” trading will begin.
“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if HHH determines not to proceed with the distribution following the initiation of the “ex-distribution” and “when-issued” trading markets, trades in the “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.

Conditions to the Distribution
The distribution will be effective at            on          , 2024, the distribution date, provided that the following conditions will have been satisfied (or waived by HHH in its sole discretion):
•the transfer of assets and liabilities to us in accordance with the Separation Agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;
•HHH will have received an opinion of Latham & Watkins LLP, tax counsel to HHH, regarding the qualification of the distribution as a distribution under Section 355 of the Code;
•the SEC will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement (or a Notice of Internet Availability) will have been mailed to HHH stockholders;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;
•the transaction agreements relating to the separation will have been duly executed and delivered by the parties;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;
•our common stock to be distributed will have been approved and accepted for listing on the NYSE, subject to official notice of distribution;
•HHH will have entered into a distribution agent agreement with, or provided instructions regarding the distribution to, Computershare as distribution agent;
•all material governmental approvals necessary to consummate the distribution and to permit the operation of our business after the separation substantially as it is currently conducted will have been obtained; and
•no event or development will have occurred or exist that, in the judgment of the HHH Board, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.
The satisfaction of the foregoing conditions does not create any obligations on HHH’s part to effect the separation, and the HHH Board has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the HHH Board determines that any modifications by HHH materially change the material terms of the distribution, HHH will notify HHH stockholders in a manner reasonably calculated to inform them about the modification as may be required by law. HHH may also waive any or all of these conditions in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the HHH Board waived any such condition, such waiver could have a material adverse effect on (i) HHH’s and Seaport Entertainment’s respective business, financial condition or results of operations, (ii) the trading price of shares of Seaport Entertainment common stock or (iii) the ability of stockholders to sell their Seaport Entertainment stock after the distribution, including, without limitation, as a result of (a) illiquid trading if shares of Seaport Entertainment common stock are not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If HHH elects to proceed with the distribution, notwithstanding that one or more of the conditions to the distribution has not been met, HHH will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as HHH determines to be necessary and appropriate in accordance with applicable law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences of the distribution to HHH common stockholders that are U.S. Holders (as defined below). This summary is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as of the date of this information statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of common stock of HHH that, for U.S. federal income tax purposes, is or is treated as:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.
This summary is limited to U.S. Holders who hold common stock of HHH as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•dealers or brokers in securities, commodities or currencies;
•tax-exempt organizations;
•banks, insurance companies or other financial institutions;
•mutual funds;
•regulated investment companies and real estate investment trusts;
•corporations that accumulate earnings to avoid U.S. federal income tax;
•holders who hold shares of HHH common stock in individual retirement or other tax-deferred accounts;
•holders who acquired common stock of HHH pursuant to the exercise of stock options, the settlement of restricted stock units or otherwise as compensation;
•holders who own, or are deemed to own, 10% or more of the common stock of HHH by vote or value;
•holders who hold common stock of HHH as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction;
•traders in securities who elect to apply a mark-to-market method of accounting;
•holders who have a functional currency other than the U.S. dollar;

•holders subject to special tax accounting rules as a result of any item of gross income with respect to common stock of HHH being taken into account in an applicable financial statement; or
•partnerships or other pass-through entities or investors in such entities.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock of HHH, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding common stock of HHH and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THE FOLLOWING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS UNDER CURRENT LAW. THE FOLLOWING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER OTHER TAX LAWS. EACH HHH STOCKHOLDER IS ENCOURAGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN APPLICABLE TAX LAWS.
U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders Who Receive Common Stock of Seaport Entertainment
The distribution is conditioned upon, among other things, HHH’s receipt of an opinion of tax counsel regarding the qualification of the distribution as a distribution under Section 355 of the Code, although HHH may waive this condition in its sole discretion. The opinion of tax counsel will be based on certain factual assumptions and representations and subject to qualifications and limitations. If the distribution qualifies as such a reorganization, then for U.S. federal income tax purposes:
•no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder solely as a result of the receipt of common stock of Seaport Entertainment in the distribution;
•the aggregate tax basis of the common stock of HHH and common stock of Seaport Entertainment in the hands of a U.S. Holder immediately after the distribution will be the same as the aggregate tax basis of the common stock of HHH held by the holder immediately before the distribution, allocated between the common stock of HHH and common stock of Seaport Entertainment, including any fractional share interest for which cash is received, in proportion to their relative fair market values;
•the holding period with respect to common stock of Seaport Entertainment received by a U.S. Holder will include the holding period of its common stock of HHH; and
•a U.S. Holder who receives cash in lieu of a fractional common share of Seaport Entertainment in the distribution will be treated as having sold such fractional common share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the fractional common share. That gain or loss will be long-term capital gain or loss if the holder’s holding period for its common stock of HHH exceeds one year.
Treasury Regulations generally provide that if a U.S. Holder holds different blocks of common stock of HHH (generally common stock of HHH purchased or acquired on different dates or at different prices), the aggregate basis for each block of common stock of HHH purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the common stock of Seaport Entertainment received in the distribution in respect of such block of common stock of HHH and such block of common stock of HHH, in proportion to their respective fair market values, and the holding period of the common stock of Seaport Entertainment received in the distribution in respect of such block of common stock of HHH will include the holding period of such block of common stock of HHH, provided that such block of common stock of HHH was held as a capital asset on the date of the distribution. If a U.S. Holder is not able to identify which particular shares of common stock of Seaport Entertainment are received in the distribution with respect to a particular block of common stock of HHH, for purposes of applying the rules described above, the U.S. Holder may designate which shares of common stock of Seaport Entertainment are received in the distribution in respect of a particular block of common stock of HHH, provided that such designation is consistent with the terms of the distribution. Holders of common stock of HHH are encouraged to consult their tax advisors regarding the application of these rules to their particular circumstances.
The opinion HHH expects to receive from Latham & Watkins LLP will be based on, among other things, certain factual assumptions, representations and undertakings from HHH and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these factual assumptions, representations, or undertakings are incorrect or not satisfied, HHH may not be able to rely on the opinion. In addition, the opinion will not be binding on the IRS or the courts.
If, notwithstanding the conclusions in the opinion, the distribution is ultimately determined not to qualify as a distribution under Section 355 of the Code, each U.S. Holder who receives common stock of Seaport Entertainment in the distribution would be treated as receiving a potentially taxable distribution in an amount equal to the fair market value of the common stock of Seaport Entertainment that was distributed to the U.S. Holder. Specifically, the full value of the common stock of Seaport Entertainment distributed to a U.S. Holder generally would be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of HHH’s current and accumulated earnings and profits, then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the common stock of HHH, and finally as capital gain from the sale or exchange of common stock of HHH with respect to any remaining value.
Information Reporting and Backup Withholding
U.S. Treasury regulations require certain stockholders who receive stock in a distribution to attach to their U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution. In addition, payments of cash to a HHH stockholder in lieu of fractional common stock of Seaport Entertainment in the distribution may be subject to information reporting and backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:
•the U.S. Holder fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•the U.S. Holder furnishes an incorrect taxpayer identification number;
•the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or
•the U.S. Holder fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on common stock of HHH. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA to the distribution.

DESCRIPTION OF CERTAIN INDEBTEDNESS
The following is a summary of the terms of our principal indebtedness. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents.
250 Water Street Term Loan
On September 7, 2023, our subsidiary 250 Seaport District, LLC (“250 Water Street Borrower,” then a subsidiary of HHH), the fee owner of 250 Water Street, entered into a term loan agreement (the “Existing 250 Water Street Term Loan”) with Mizuho Capital Markets (“MCM”), as agent, and certain lenders. The Existing 250 Water Street Term Loan is a variable rate term loan secured by, among other things, a mortgage encumbering, and a security interest in the operating cash flow of, 250 Water Street. Prior to the distribution, we expect to cause 250 Water Street Borrower to enter into an agreement (the “Refinanced 250 Water Street Term Loan”) with MCM pursuant to which we will refinance the Existing 250 Water Street Term Loan. Following such refinancing, MCM will continue to have (a) the same security for the Refinanced 250 Water Street Term Loan as it had for the Existing 250 Water Street Term Loan and (b) additional security in the form of a full backstop guaranty provided by TWL-Bridgeland Holding Company, LLC (“TWL-Bridgeland”), a subsidiary of HHH, for the benefit of MCM. In consideration of TWL-Bridgeland providing such guarantee, TWL-Bridgeland will be paid an annual guaranty fee of $        in monthly installments. The Refinanced 250 Water Street Term Loan is expected to be a variable rate term loan in the initial principal amount of $61.3 million, with an interest rate of 4.5% plus the current SOFR, and will mature on                    , 2029.
Under the Refinanced 250 Water Street Term Loan, we will be required to comply with various collateral maintenance and financial covenants, including with respect to a specified net loan-to-value ratio, which we will be required to calculate on a quarterly basis. The Refinanced 250 Water Street Term Loan will also require us to comply with a number of customary covenants, including covenants related to non-occurrence of regulatory events, acts of bankruptcy, material changes to the security, and other customary covenants and related provisions.
Las Vegas Ballpark Deed of Trust
On July 20, 2018, in order to finance the Las Vegas Ballpark, Clark County Las Vegas Stadium, LLC (“CCLVS”), then a subsidiary of HHH, entered into a Note Purchase Agreement pursuant to which it issued a 4.92% senior secured note to Wells Fargo Trust Company, National Association, as trustee, in the principal amount of $51.2 million (the “Las Vegas Note Purchase Agreement”). The Las Vegas Note Purchase Agreement is secured by a deed of trust (the “Las Vegas Ballpark Deed of Trust”). The Las Vegas Note Purchase Agreement is secured by, among other things, a lien on the Las Vegas Ballpark pursuant to the Las Vegas Ballpark Deed of Trust and certain of CCLVS’s interests in agreements related to the Las Vegas Ballpark.
The Las Vegas Ballpark Deed of Trust includes customary provisions relating to the occurrence of events of default, including payment default on the note if not cured within 5 days, failure to comply with certain covenants, CCLVS’s default on certain of our other agreements, if the Aviators relocate their home games to a facility outside of Las Vegas, and if CCLVS assigns, pledges or otherwise grants a security interest in the property secured by the Las Vegas Ballpark Deed of Trust.
Under the Las Vegas Ballpark Deed of Trust, CCLVS is also subject to certain covenants limiting, among other things, CCLVS’s ability to incur or guaranty additional indebtedness; pay dividends or make distributions that would cause an event of default; lease, sell or transfer the secured property; initiate bankruptcy or insolvency hearings; sell certain assets or merge with or consolidate into other companies; amend or modify its governing documents; create, organize or establish any subsidiary; combine with or merge with another entity; and create, incur or suffer to exist certain liens.
The Las Vegas Ballpark Mortgage matures on December 15, 2039. As of December 31, 2023, the Las Vegas Ballpark Deed of Trust had an aggregate principal amount of $43.0 million.
HHH currently guarantees the Las Vegas Ballpark Deed of Trust pursuant to an indemnity and guaranty agreement. Prior to the distribution, we intend to enter into a replacement indemnity and guaranty agreement pursuant to which we will replace HHH as guarantor of the Las Vegas Ballpark Deed of Trust pursuant to an agreement that we expect will contain substantially the same terms as the existing indemnity and guaranty agreement.
Revolving Credit Agreement
In connection with the spin-off from HHH, we, as borrower, expect to enter into the Revolving Credit Agreement with HHH, as lender. The Revolving Credit Agreement is expected to provide for a revolving commitment of $5.0 million, with an interest rate of 10.0% and a term of 1 year (which may be extended for an additional 6 months at the discretion of HHH). Our obligations under the Revolving Credit Agreement will be unsecured. The Revolving Credit Agreement will provide for the mandatory prepayment of the revolving loans from the net proceeds of certain equity issuances and asset sales by Seaport Entertainment and its subsidiaries. The Revolving Credit Agreement will require Seaport Entertainment and certain of its subsidiaries to comply with a number of customary covenants, including limitations on our ability to pay dividends or make distributions; merge with or consolidate into other companies; amend or modify our governing documents and create, incur or suffer to exist certain liens. The Revolving Credit Agreement will include customary provisions relating to the occurrence of events of default, including default for failure to make interest payments if not cured within three business days and failure to comply with covenants if not cured within 30 days with respect to certain covenants.

DESCRIPTION OF CAPITAL STOCK
In connection with the distribution, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our Certificate of Incorporation and our Bylaws, each of which will be in effect upon the consummation of the distribution, the forms of which will be filed as exhibits to the registration statement of which this information statement forms a part. Because this is only a summary, it may not contain all the information that is important to you.
Authorized Capital Stock
Under the Certificate of Incorporation, the Company’s authorized capital stock will consist of           shares of common stock and            shares of preferred stock.
Common Stock
Holders of the Company’s common stock will be entitled to:
Voting Rights
Each share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of common stock will not have cumulative voting rights.
Dividend Rights
Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.
Liquidation Rights
If there is a liquidation, dissolution or winding up of our Company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.
Other Rights and Preferences
There will be no preemptive or conversion rights or other subscription rights, and there will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. There will be no provisions in our Certificate of Incorporation or Bylaws discriminating against a stockholder because of his or her ownership of a particular number of shares.
Preferred Stock
Under our Certificate of Incorporation, our board of directors will be authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors will be authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.
A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.
We may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.
Rank
Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of its affairs, rank:
•senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;
•on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and
•junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.
Dividends
Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.
No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.
Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
Redemption
If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:
•if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or
•if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:
•if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or
•if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.
However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.
If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.
Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:
•the redemption date;
•the number of shares and series of preferred stock to be redeemed;
•the redemption price;
•the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;
•that dividends on the shares to be redeemed will cease to accrue on such redemption date;
•the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and
•the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.
Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Provisions of the DGCL and our Certificate of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or, if the person is an affiliate or an associate of the Company, within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
The Company’s Corporate Governance Guidelines will provide that the Company will grant to any stockholder a waiver of the applicability of Section 203 of the DGCL to the acquisition of up to          % of the Company’s outstanding voting stock upon the request of such stockholder, subject to our board of director’s fiduciary duties and applicable law.
These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. There also may be dilution of our common stock from the exercise of outstanding warrants, which may materially adversely affect the market price and negatively impact a holder’s investment.
Size of Board and Vacancies
Our Bylaws will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the total number of directors is present, unless our board of directors otherwise determines that such directorships should be filled by the affirmative vote of the stockholders of record of at least a majority of the voting stock. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present. Our Certificate of Incorporation and Bylaws will permit stockholders to remove a director or directors with or without cause.
Indemnification of Directors and Officers
Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation will provide that no director shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Our Bylaws will provide that the Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer while serving as such, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
Our Bylaws will also provide that the Company will have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
Prior to the completion of separation, we intend to enter into indemnification agreements with our directors and executive officers.
The Company will maintain a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Special Stockholder Meetings
Under our Certificate of Incorporation and Bylaws, our board of directors will be permitted to call special meetings of our stockholders. A special meeting will also be required to be called by the secretary upon written request by stockholders who together hold 15% or more of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors.
Prohibition of Stockholder Action by Written Consent
Our Certificate of Incorporation will expressly prohibit our stockholders from acting by written consent. Stockholder action will be required to take place at an annual or a special meeting of our stockholders.
Requirements for Advance Notice of Stockholder Nominations and Proposals
Our Bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
Transfer Agent and Registrar
Computershare Trust Company, N.A. will be the transfer agent and registrar for our common stock.
Listing
We intend to apply to have our common stock authorized for listing on the NYSE under the symbol “SEG.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form 10 with respect to our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including the exhibits and schedules to the registration statement. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
As a result of the distribution, we will become subject to the informational requirements of the Exchange Act and will be required to file periodic and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent registered public accounting firm.
In addition, following the completion of the distribution, we will make the information filed with or furnished to the SEC available free of charge through our website           as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this information statement.
You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

Page
Audited Financial Statement for Seaport Entertainment Group Inc.
Independent Auditor's Report	F-2
Balance Sheet	F-3

Unaudited Condensed Combined Financial Statements of Seaport Entertainment Division of Howard Hughes for the Three Months Ended March 31, 2024, and March 31, 2023
Condensed Combined Balance Sheets	F-5
Condensed Combined Statements of Operations	F-6
Condensed Combined Statements of Cash Flows	F-7
Condensed Combined Statements of Equity	F-8
Notes To Financial Statements	F-9

Audited Combined Financial Statements of Seaport Entertainment Division of Howard Hughes for the Years Ended December 31, 2023, 2022, and 2021
Independent Auditor's Report	F-26
Combined Balance Sheets	F-28
Combined Statements of Operations	F-29
Combined Statements of Cash Flows	F-30
Combined Statements of Equity	F-32
Notes to the Financial Statements	F-33
Schedule III – Real Estate And Accumulated Depreciation	F-60

Audited Financial Statements of Fulton Seafood Market, LLC for The Years Ended December 31, 2023 and January, 1, 2023
Independent Auditor's Report	F-63
Balance Sheets	F-65
Statements of Operations and Members’ Equity (Deficit)	F-66
Statements of Cash Flows	F-67
Notes to Financial Statements	F-68

Audited Financial Statements of Fulton Seafood Market, LLC for The Year Ended January 1, 2023
Independent Auditor's Report	F-75
Balance Sheet	F-77
Statement of Operations and Member's Equity (Deficit)	F-78
Statement of Cash Flows	F-79
Notes to Financial Statements	F-80

Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors
Seaport Entertainment Group Inc.:
Opinion on the Financial Statement
We have audited the accompanying balance sheet of Seaport Entertainment Group Inc. (the Company) as of February 6, 2024, and the related notes (collectively, the financial statement). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 6, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2024.
Dallas, Texas
February 13, 2024

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT GROUP INC.
BALANCE SHEET

February 6, 2024
ASSETS
Cash	1,000
Total assets	$1,000
SHAREHOLDER’S EQUITY
Common shares ($.01 par value, 5,000 shares authorized, 1,000 issued and outstanding)	10
Additional paid-in capital	990
Total equity	$1,000
See Notes to Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
1. Organization
Seaport Entertainment Group Inc. (Seaport Entertainment) was organized by Howard Hughes Holdings Inc. (NYSE:HHH) (HHH) on January 24, 2024 (capitalized February 6, 2024). Seaport Entertainment was formed for the purpose of receiving via contribution from HHH, all of the assets and liabilities of HHH’s existing entertainment-related assets in New York City and Las Vegas, including the Seaport in Lower Manhattan, a 25% minority interest in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A Minor League Baseball team and Las Vegas Ballpark, an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas and certain other assets and liabilities that HHH is expected to contribute to Seaport Entertainment.
2. Basis of Presentation
Seaport Entertainment’s balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of income, changes in shareholder’s equity, and cash flows have not been presented because Seaport Entertainment has no activity.
3. Shareholder’s Equity
Seaport Entertainment has been capitalized with the issuance of 1,000 common shares ($.01 par value per share) and $990 additional paid-in capital for a total of $1,000.
4. Subsequent Events
Subsequent events have been evaluated through February 13, 2024, the date that this balance sheet was available to be issued.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
CONDENSED COMBINED BALANCE SHEETS

(unaudited)	March 31, 2024	December 31, 2023
thousands
ASSETS
Buildings and equipment	$533,836	$528,299
Less: accumulated depreciation	(207,832)	(203,208)
Land	9,497	9,497
Developments	99,092	102,874
Net investment in real estate	434,593	437,462
Investments in unconsolidated ventures	41,879	37,459
Cash and cash equivalents	1,955	1,834
Restricted cash	42,175	42,011
Accounts receivable, net	11,282	13,672
Deferred expenses, net	4,225	4,379
Operating lease right-of-use assets, net	40,272	40,884
Other assets, net	38,348	39,112
Total assets	$614,729	$616,813

LIABILITIES
Mortgages payable, net	$155,822	$155,628
Operating lease obligations	48,015	48,153
Accounts payable and other liabilities	21,760	28,139
Total liabilities	225,597	231,920
Commitments and Contingencies (see Note 7)
EQUITY
Net parent investment	389,132	384,893
Total equity	389,132	384,893
Total liabilities and equity	$614,729	$616,813
See Notes to Unaudited Condensed Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended March 31,
thousands	2024	2023
REVENUES
Sponsorships, events, and entertainment revenue	$4,180	$4,081
Hospitality revenue	4,004	5,222
Rental revenue	6,447	5,442
Other revenue	23	3
Total revenues	14,654	14,748

EXPENSES
Sponsorships, events, and entertainment costs	4,861	5,988
Hospitality costs	5,568	6,881
Operating costs	9,904	9,137
Provision for (recovery of) doubtful accounts	953	(19)
General and administrative	16,554	5,456
Depreciation and amortization	8,074	13,230
Other	—	403
Total expenses	45,914	41,076

OTHER
Other income, net	8	21
Total other	8	21
Operating loss	(31,252)	(26,307)
Interest expense, net	(2,546)	(630)
Equity in losses from unconsolidated ventures	(10,280)	(10,820)
Loss before income taxes	(44,078)	(37,757)
Income tax (benefit) expense	—	—
Net loss	$(44,078)	$(37,757)
See Notes to Unaudited Condensed Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited)	Three months ended March 31,
thousands	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(44,078)	$(37,757)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	7,176	12,380
Amortization	898	850
Amortization of deferred financing costs	193	77
Straight-line rent amortization	(187)	(71)
Stock compensation expense	658	292
Equity in losses from unconsolidated ventures, net of distributions and impairment charges	10,280	10,820
Provision for (recovery of) doubtful accounts	1,009	(83)
Net Changes:
Accounts receivable	1,567	(1,285)
Other assets, net	(25)	1,110
Deferred expenses, net	46	—
Accounts payable and other liabilities	3,667	5,483
Cash used in operating activities	(18,796)	(8,184)

CASH FLOWS FROM INVESTING ACTIVITIES
Operating property improvements	(1,860)	(4,626)
Property development and redevelopment	(12,018)	(10,641)
Investments in unconsolidated ventures	(14,700)	(11,790)
Cash used in investing activities	(28,578)	(27,057)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Parent	47,659	22,242
Cash provided by financing activities	47,659	22,242

Net change in cash, cash equivalents and restricted cash	285	(12,999)
Cash, cash equivalents and restricted cash at beginning of period	43,845	66,713
Cash, cash equivalents and restricted cash at end of period	$44,130	$53,714

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents	$1,955	$5,436
Restricted cash	42,175	48,278
Cash, cash equivalents and restricted cash at end of period	$44,130	$53,714

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$2,681	$1,987
Interest capitalized	667	2,031

NON-CASH TRANSACTIONS
Accrued property improvements, developments, and redevelopments	(9,571)	250
Capitalized stock compensation	394	243
See Notes to Unaudited Condensed Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
CONDENSED COMBINED STATEMENTS OF EQUITY

(unaudited)	Net parent investment	Total equity
thousands
Balance, December 31, 2022	$1,096,186	$1,096,186
Net loss	(37,757)	(37,757)
Net transfers from parent	22,534	22,534
Balance, March 31, 2023	$1,080,963	$1,080,963

Balance, December 31, 2023	$384,893	$384,893
Net loss	(44,078)	(44,078)
Net transfers from parent	48,317	48,317
Balance, March 31, 2024	$389,132	$389,132
See Notes to Unaudited Condensed Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
1. Summary of Significant Accounting Policies
Description of the Company On July 17, 2023, The Howard Hughes Corporation (“HHC”) announced that its Board of Directors authorized the creation of a holding company structure. On August 11, 2023, upon the consummation of the transaction, Howard Hughes Holdings Inc. (“HHH” or “Parent”), the new parent holding company, replaced HHC as the public company trading on the New York Stock Exchange. Existing shares of common stock of HHC were automatically converted, on a one-for-one basis, into shares of common stock of HHH, with the same designations, rights, powers, and preferences, and the same qualifications, limitations, and restrictions, as the shares of HHC common stock immediately prior to the reorganization. HHH became the successor issuer to HHC pursuant to Rule 12g-3 (a) under the Exchange Act and replaced HHC as the public company trading on the New York Stock Exchange.
On October 5, 2023, HHH announced its intent to form a new division, the Seaport Entertainment division of Howard Hughes (the "Company"), that includes HHH’s entertainment-related real estate assets and operations, which are concentrated in New York and Las Vegas, including the Seaport in Lower Manhattan (the “Seaport”), a 25% ownership stake in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A Minor League Baseball team (the “Aviators”) and the Las Vegas Ballpark, and an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas.
HHH is establishing the Seaport Entertainment division with the intention of separating it into a stand-alone publicly traded company through the distribution of all of the outstanding shares of common stock of Seaport Entertainment to HHH’s stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of common stock. While HHH currently intends to effect the distribution, subject to the satisfaction of certain conditions, HHH has no obligation to pursue or consummate any disposition of its ownership of Seaport Entertainment, including through the distribution, by any specified date, or at all. The planned separation and distribution of the Seaport Entertainment division from Howard Hughes will refine the identity of HHH as a pure-play real estate company focused solely on its portfolio of master planned communities and allow the new company to own, operate and develop a unique collection of assets independently positioned at the intersection of entertainment and real estate. To date, Seaport Entertainment has not conducted any business as a separate company.
Principles of Combination and Basis of Presentation The accompanying Unaudited Condensed Combined Financial Statements have been prepared on a standalone basis derived from the consolidated financial statements and accounting records of HHH. These statements reflect the unaudited condensed combined historical results of operations, financial position, and cash flows of the Seaport Entertainment division of Howard Hughes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The unaudited interim financial information included in this information statement reflects all adjustments, all of which are of a normal and recurring nature, that management believes are necessary for a fair statement of the results of operations, financial position, equity, and cash flows for the periods presented. The information included in this interim report should be read in conjunction with our Combined Financial Statements and accompanying notes included elsewhere in this information statement.
The Condensed Combined Balance Sheet information at December 31, 2023 was derived from annual audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the year-to-date period ended March 31, 2024 are not necessarily indicative of the results to be expected for other interim periods or the full year.
The Unaudited Condensed Combined Financial Statements include the attribution of certain assets and liabilities that have been held at Parent which are specifically identifiable or attributable to the Company. The assets and liabilities in the carve-out financial statements have been presented on a historical cost basis.
All significant intercompany transactions within the Company have been eliminated. All transactions between the Company and Parent are considered to be effectively settled in the Unaudited Condensed Combined Financial Statements at the time the transaction is recorded, other than transactions described in Note 14 – Related-Party Transactions that have historically been settled in cash. The total net effect of the settlement of these intercompany

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
transactions is reflected in the Unaudited Condensed Combined Statements of Cash Flows as a financing activity and in the Unaudited Condensed Combined Balance Sheets as net parent investment.
These Unaudited Condensed Combined Financial Statements include expense allocations for: (1) certain support functions that are provided on a centralized basis within HHH, including, but not limited to property management, development, executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, facilities, and risk management; and (2) employee benefits and compensation, including stock-based compensation. These expenses have been allocated to the Company on the basis of direct time spent on Company projects where identifiable, with the remainder allocated on a basis of revenue, headcount, payroll costs, or other applicable measures. For an additional discussion and quantification of expense allocations, see Note 12 – Related-Party Transactions.
Management believes the assumptions underlying these Unaudited Condensed Combined Financial Statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. Nevertheless, the Unaudited Condensed Combined Financial Statements may not reflect the results of operations, financial position and cash flows had the Company been a standalone company during the periods presented. Actual costs that the Company may have incurred had it been a standalone company would depend on several factors, including the chosen organization structure, whether functions were outsourced or performed by its employees and strategic decisions made in areas such as executive leadership, corporate infrastructure, and information technology.
Debt obligations and related financing costs of Parent have not been included in the Unaudited Condensed Combined Financial Statements of the Company, because the Company’s business is not a party to the obligations between Parent and the debt holders. Further, the Company does not guarantee any of Parent’s debt obligations.
The income tax provision in the Unaudited Condensed Combined Statements of Operations has been calculated as if the Company was operating on a standalone basis and filed separate tax returns in the jurisdictions in which it operates. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the carve-out.
HHH maintains stock-based compensation plans at a corporate level. The Company’s employees participate in such plans and the portion of the cost of those plans related to the Company’s employees is included in the Unaudited Condensed Combined Statements of Operations. However, the Unaudited Condensed Combined Balance Sheets does not include any equity issued related to stock-based compensation plans.
The equity balance in these Unaudited Condensed Combined Financial Statements represents the excess of total assets over total liabilities, including intercompany balances between the Company and Parent (net parent investment).
Liquidity and Going Concern The Company historically managed liquidity risk by effectively managing its operations, capital expenditures, development and redevelopment activities, and cash flows, making use of a central treasury function and other shared services provided by the Parent. The Company does not currently have, nor does it expect to generate from operations, adequate liquidity to fund its operations for the next twelve months. To mitigate such conditions, the Parent has committed to support the operating, investing and financing activities of the Company by contributing capital to the Company prior to the separation and distribution.
Management believes that cash on hand and the financial support from Parent will provide sufficient liquidity to meet the Company’s projected obligations for at least twelve months.
The Unaudited Combined Financial Statements for the Company have been prepared on the basis of accounting policies applicable to a going concern. The going concern basis presumes that for the foreseeable future, funds will be available to finance future operations and that the realization of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business.
Use of Estimates The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and

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FOOTNOTES	Index to Financial Statements
liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimates and assumptions include, but are not limited to, capitalization of development costs, provision for income taxes, future cash flows used in impairment analysis and fair value used in impairment calculations, recoverable amounts of receivables and deferred tax assets, initial valuations of tangible and intangible assets acquired and the related useful lives of assets upon which depreciation and amortization is based. Estimates and assumptions have also been made with respect to future revenues and costs. Actual results could differ from these and other estimates.
Cash and Cash Equivalents Cash and cash equivalents consist of highly liquid investments with maturities at date of purchase of three months or less and deposits with major banks throughout the United States. Such deposits are in excess of FDIC limits and are placed with high-quality institutions in order to minimize concentration of counterparty credit risk.
Restricted Cash Restricted cash reflects amounts segregated in escrow accounts in the name of the Company, primarily related to development activity at 250 Water Street and other amounts related to payment of principal and interest on the Company’s outstanding mortgages payable.
Accounts Receivable, net Accounts receivable includes tenant receivables, straight-line rent receivables, and other receivables. On a quarterly basis, management reviews tenant receivables and straight-line rent assets for collectability. As required under ASC 842 Leases (ASC 842), this analysis includes a review of past due accounts and considers factors such as the credit quality of tenants, current economic conditions and changes in customer payment trends. When full collection of a lease receivable or future lease payment is not probable, a reserve for the receivable balance is charged against rental revenue and future rental revenue is recognized on a cash basis. The Company also records reserves for estimated losses under ASC 450 Contingencies (ASC 450) if the estimated losses are probable and can be reasonably estimated.
Other receivables primarily related to short-term trade receivables. The Company is exposed to credit losses through the sale of goods and services to customers. As required under ASC 326 Financial Instruments – Credit Losses (ASC 326), the Company assesses its exposure to credit loss related to these receivables on a quarterly basis based on historical collection experience and future expectations by portfolio. As of March 31, 2024, and December 31, 2023, there were no material past due receivables and there have been no material write-offs or recoveries of amounts previously written-off.
The following table represents the components of Accounts Receivable, net of amounts considered uncollectible, in the accompanying Unaudited Condensed Combined Balance Sheets as of:

thousands	March 31, 2024	December 31, 2023
Tenant receivables	$707	$875
Straight-line rent receivables	3,539	3,353
Other receivables	7,036	9,444
Accounts receivable, net (a)	$11,282	$13,672
__________________
(a)As of March 31, 2024, and December 31, 2023, the total reserve balance was $2.3 million and $1.4 million, respectively.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The following table summarizes the impacts of the collectability reserves in the accompanying Unaudited Condensed Combined Statements of Operations:

	Three months ended March 31,
thousands	2024	2023
Statements of Operations Location
Rental revenue	$56	$(128)
Provision for doubtful accounts	953	(19)
Total (income) expense impact	$1,009	$(147)
As of March 31, 2024, two customers had an accounts receivable balance of $1.1 million and $1.1 million, which represented approximately 9.7% and 9.7% of the Company’s accounts receivable balance, respectively. Additionally, one related party accounted for approximately $1.3 million, which represented approximately 11.5% of the Company’s accounts receivable. See Note 12 - Related-Party Transactions for additional information.
As of December 31, 2023, two customers had an accounts receivable balance of $2.1 million and $1.7 million, which represented approximately 15.1% and 12.2% of the Company’s accounts receivable balance, respectively. Additionally, one related party accounted for approximately $3.1 million, which represented approximately 22.8% of the Company’s accounts receivable. See Note 12 – Related-Party Transactions for additional information.
2. Investments in Unconsolidated Ventures
In the normal course of business, the Company enters into partnerships and ventures with an emphasis on investments associated with businesses that operate at the Company’s real estate assets and other entertainment-related investments. The Company does not consolidate the investments in the periods presented below as it does not have a controlling financial interest in these ventures. As such, the Company primarily reports its interests in accordance with the equity method. Additionally, the Company evaluates its equity method investments for significance in accordance with Regulation S-X, Rule 3-09 and Regulation S-X, Rule 4-08(g) and presents separate annual financial statements or summarized financial information, respectively, as required by those rules.
Investments in unconsolidated ventures consist of the following:

	Ownership Interest (a)		Carrying Value		Share of Earnings (Losses)/ Dividends
					Three months ended March 31,
thousands except percentages	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023	2024	2023
Equity Method Investments
The Lawn Club (b)	50%	50%	$3,926	$1,266	$(453)	$—
Ssäm Bar (b) (c)	50%	50%	—	—	—	(398)
Tin Building by Jean-Georges (b) (c)	65%	65%	13,583	11,658	(9,661)	(10,208)
Jean-Georges Restaurants	25%	25%	14,370	14,535	(166)	(214)
			31,879	27,459	(10,280)	(10,820)
Other equity investments (d)			10,000	10,000	—	—
Investments in unconsolidated ventures			$41,879	$37,459	$(10,280)	$(10,820)
__________________
(a)Ownership interests presented reflect the Company’s stated ownership interest or if applicable, the Company’s final profit-sharing interest after receipt of any preferred returns based on the venture’s distribution priorities.
(b)For these equity method investments, various provisions in the venture operating agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and preferred returns may result in the Company’s economic interest differing from its stated interest or final profit-sharing interest. For these investments, the Company recognizes income or loss based on the venture’s distribution priorities, which could fluctuate over time and may be different from its stated ownership or final profit-sharing interest.

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(c)Classified as a VIE; however, the Company is not the primary beneficiary and accounts for its investment in accordance with the equity method. Refer to discussion below for additional information.
(d)Other equity investments represent investments not accounted for under the equity method. The Company elected the measurement alternative as these investments do not have readily determinable fair values. There were no impairments, or upward or downward adjustments to the carrying amounts of these securities either during the three months ended March 31, 2024, or cumulatively. As of December 31, 2023, Other equity investments consists of $10.0 million of warrants, which represents cash paid by the Company for the option to acquire additional ownership interest in Jean-Georges Restaurants. Refer to discussion below for additional detail.
The Lawn Club In 2021, the Company formed HHC Lawn Games, LLC with The Lawn Club NYC, LLC (“Endorphin Ventures”), to construct and operate an immersive indoor and outdoor restaurant that includes an extensive area of indoor grass, a stylish clubhouse bar, and a wide variety of lawn games. This concept opened in the fourth quarter of 2023. Under the terms of the initial agreement, the Company funded 80% of the cost to construct the restaurant, and Endorphin Ventures contributed the remaining 20%. In October 2023, the members executed an amended LLC agreement, in which the Company will fund 90% of any remaining capital requirements, and Endorphin Ventures will contribute 10%. The Company will recognize its share of income or loss based on the joint venture distribution priorities, which could fluctuate over time. Upon return of each member’s contributed capital and a preferred return to the Company, distributions and recognition of income or loss will be allocated to the Company based on its final profit-sharing interest. The Company also entered into a lease agreement with HHC Lawn Games, LLC pursuant to which the Company agreed to lease 20,000 square feet of the Fulton Market Building to this venture.
Ssäm Bar In 2016, the Company formed Pier 17 Restaurant C101, LLC (“Ssäm Bar”) with MomoPier, LLC (“Momofuku”) to construct and operate a restaurant and bar at Pier 17 in the Seaport, which opened in 2019. The Company recognizes its share of income or loss based on the joint venture’s distribution priorities, which could fluctuate over time. During the third quarter of 2023, the Ssäm Bar restaurant closed, and the Company and Momofuku are in the process of dissolving the venture.
Tin Building by Jean-Georges In 2015, the Company, together with VS-Fulton Seafood Market, LLC (“Fulton Partner”), formed Fulton Seafood Market, LLC (“Tin Building by Jean-Georges”) to operate a 53,783 square foot culinary marketplace in the historic Tin Building. The Fulton Partner is a wholly owned subsidiary of Jean-Georges Restaurants. The Company purchased a 25% interest in Jean-George Restaurants in March 2022 as discussed below.
The Company owns 100% of the Tin Building and leased 100% of the space to the Tin Building by Jean-Georges joint venture. Throughout this information statement, references to the Tin Building relate to the Company’s 100% owned landlord operations and references to the Tin Building by Jean-Georges refer to the hospitality business in which the Company has an equity ownership interest. The Company, as landlord, funded 100% of the development and construction of the Tin Building. Under the terms of the Tin Building by Jean-Georges LLC agreement, the Company contributes the cash necessary to fund pre-opening, opening and operating costs of the Tin Building by Jean-Georges. The Fulton Partner is not required to make any capital contributions. The Tin Building was completed and placed in service during the third quarter of 2022 and the Tin Building by Jean-Georges culinary marketplace began operations in the third quarter of 2022. Based on capital contribution and distribution provisions for the Tin Building by Jean-Georges, the Company currently receives substantially all of the economic interest in the venture. Upon return of the Company’s contributed capital and a preferred return to the Company, distribution and recognition of income or loss will be allocated to the Company based on its final profit-sharing interest.
As of March 31, 2024, the Tin Building by Jean-Georges is classified as a VIE because the equity holders, as a group, lack the characteristics of a controlling financial interest. The Company further concluded that it is not the primary beneficiary of the VIE as it does not have the power to direct the restaurant-related activities that most significantly impact its economic performance. As the Company is unable to quantify the maximum amount of additional capital contributions that may be funded in the future associated with this investment, the Company’s maximum exposure to loss is currently equal to the $13.6 million carrying value of the investment as of March 31, 2024. The Company funded capital contributions of $11.6 million for the three months ended March 31, 2024, and $48.1 million for the year ended December 31, 2023.

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FOOTNOTES	Index to Financial Statements
The Company’s investment in the Tin Building by Jean-Georges meets the threshold for disclosure of summarized financials for the three months ended March 31, 2024, and March 31, 2023. Relevant financial statement information is summarized as follows:

thousands	March 31, 2024	December 31, 2023
Balance Sheet
Total Assets	$97,191	$96,555
Total Liabilities	82,426	83,716
Total Equity	14,765	12,839

	Three months ended March 31,
thousands	2024	2023
Income Statement
Revenues	$6,538	$6,953
Gross Margin	4,047	4,340
Net Loss	(9,661)	(10,208)
Jean-Georges Restaurants In March 2022, the Company acquired a 25% interest in JG Restaurant HoldCo LLC (“Jean-Georges Restaurants”) for $45.0 million from JG TopCo LLC (“Jean-Georges”). Jean-Georges Restaurants currently has over 40 hospitality offerings and a pipeline of new concepts. The Company accounts for its ownership interest in accordance with the equity method and recorded its initial investment at cost, inclusive of legal fees and transaction costs. Under the terms of the current operating agreement, all cash distributions and the recognition of income-producing activities will be pro rata based on stated ownership interest.
Concurrent with the Company’s acquisition of the 25% interest in Jean-Georges Restaurants, the Company entered into a warrant agreement with Jean-Georges. The Company paid $10.0 million for the option to acquire up to an additional 20% interest in Jean-Georges Restaurants at a fixed exercise price per share subject to certain anti-dilution provisions. Should the warrant agreement be exercised by the Company, the $10.0 million will be credited against the aggregate exercise price of the warrants. Per the warrant agreement, the $10.0 million is to be used for working capital of Jean-Georges Restaurants. The warrant became exercisable on March 2, 2022, subject to automatic exercise in the event of dissolution or liquidation and will expire on March 2, 2026. As of March 31, 2024, this warrant has not been exercised. The Company elected the measurement alternative for this purchase option as the equity security does not have a readily determinable fair value. As such, the investment is measured at cost, less any identified impairment charges.
Creative Culinary Management Company, LLC (“CCMC”), a wholly owned subsidiary of Jean-Georges Restaurants, provides management services for certain retail and food and beverage businesses that the Company owns, either wholly or through partnerships with third parties. The Company’s businesses managed by CCMC include the Tin Building by Jean-Georges, The Fulton, and Malibu Farm. Pursuant to the various management agreements, CCMC is responsible for employment and supervision of all employees providing services for the food and beverage operations and restaurant as well as the day-to-day operations and accounting for the food and beverage operations.
3. Impairment
The Company reviews its long-lived assets for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment or disposal of long-lived assets in accordance with ASC 360 Property, Plant, and Equipment (ASC 360) require that if impairment indicators exist and expected undiscounted cash flows generated by the asset over an anticipated holding period are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of the asset to its fair value. The impairment analysis does not consider the timing of future cash flows and whether the asset is

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FOOTNOTES	Index to Financial Statements
expected to earn an above- or below-market rate of return. No impairment charges were recorded during the three months ended March 31, 2024 and 2023.
The Company evaluates each investment in an unconsolidated venture discussed in Note 2 – Investments in Unconsolidated Ventures periodically for recoverability and valuation declines that are other-than-temporary. If the decrease in value of an investment is deemed to be other-than-temporary, the investment is reduced to its estimated fair value. No impairment charges were recorded for investment in real estate and other affiliates during the three months ended March 31, 2024 and 2023.
4. Other Assets and Liabilities
Other Assets, net The following table summarizes the significant components of Other assets, net as of:

thousands	March 31, 2024	December 31, 2023
Intangibles	$19,746	$20,534
Security and other deposits	14,190	14,190
Food and beverage and merchandise inventory	2,779	2,718
Prepaid expenses	1,516	1,524
Other	117	146
Other assets, net	$38,348	$39,112
Accounts Payable and Other Liabilities The following table summarizes the significant components of Accounts payable and other liabilities as of:

thousands	March 31, 2024	December 31, 2023
Deferred income	$8,426	$4,030
Accounts payable and accrued expenses	5,167	4,285
Construction payables	2,907	12,477
Accrued payroll and other employee liabilities	2,157	4,885
Accrued interest	1,528	1,000
Tenant and other deposits	1,034	554
Other	541	908
Accounts payable and other liabilities	$21,760	$28,139
5. Mortgages Payable, Net
Mortgages Payable Mortgages payable, net are summarized as follows:

thousands	March 31, 2024	December 31, 2023
Fixed-rate debt
Secured mortgages payable	$42,990	$42,990
Variable-rate debt
Secured mortgages payable	115,000	115,000
Unamortized deferred financing costs	(2,168)	(2,362)
Mortgages payable, net	$155,822	$155,628
As of March 31, 2024, land, buildings and equipment, developments, and other collateral with an aggregate net book value of $198.4 million have been pledged as collateral for the Company’s debt obligations. Secured mortgages payable are without recourse to the Company and the Company’s Parent at March 31, 2024.

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FOOTNOTES	Index to Financial Statements
Secured Mortgages Payable The Company’s outstanding mortgages are collateralized by certain of the Company’s real estate assets. The Company’s fixed-rate debt obligation requires semi-annual installments of principal and interest, and the Company’s variable-rate debt requires monthly installments of only interest. As of March 31, 2024, the Company’s secured mortgage loans did not have any undrawn lender commitment available to be drawn for property development.
The following table summarizes the Company’s Secured mortgages payable:

	March 31, 2024			December 31, 2023
$ in thousands	Principal	Interest Rate	Maturity Date	Principal	Interest Rate	Maturity Date
Fixed rate (a)	$42,990	4.92%	December 15, 2039	$42,990	4.92%	December 15, 2039
Variable rate (b)	115,000	9.20%	September 1, 2026	115,000	9.21%	September 1, 2026
Secured mortgages payable	$157,990			$157,990
__________________
(a)The Company has one fixed-rate debt obligation as of March 31, 2024, and December 31, 2023. The interest rate presented is based upon the coupon rate of the debt.
(b)The Company has one variable-rate debt obligation as of March 31, 2024, and December 31, 2023. The interest rate presented is based on the applicable reference interest rate as of March 31, 2024, and December 31, 2023.
During March 31, 2024, there were no refinancings, additional draws, or repayments.
6. Fair Value
ASC 820 Fair Value Measurement (ASC 820), emphasizes that fair value is a market-based measurement that should be determined using assumptions market participants would use in pricing an asset or liability. The standard establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets or liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the asset or liability. Assets or liabilities with readily available active quoted prices, or for which fair value can be measured from actively quoted prices, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
The following table presents the fair value measurement hierarchy levels required under ASC 820 for the estimated fair values of the Company’s financial instruments that are not measured at fair value on a recurring basis:

		March 31, 2024		December 31, 2023
thousands	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and Restricted cash	Level 1	$44,130	$44,130	$43,845	$43,845
Accounts receivable, net (a)	Level 3	11,282	11,282	13,672	13,672
Liabilities:
Fixed-rate debt (b)	Level 2	42,990	37,935	42,990	38,906
Variable-rate debt (b)	Level 2	115,000	115,000	115,000	115,000
__________________
(a)Accounts receivable, net is shown net of an allowance of $2.3 million at March 31, 2024 and $1.4 million at December 31, 2023, respectively. Refer to Note 1 - Summary of Significant Accounting Policies for additional information on the allowance.
(b)Excludes related unamortized financing costs.
The carrying amounts of Cash and Restricted cash and Accounts receivable, net approximate fair value because of the short‑term maturity of these instruments.
The fair value of fixed-rate debt in the table above was estimated based on a discounted future cash payment model, which includes risk premiums and risk-free rates derived from the SOFR or U.S. Treasury obligation interest rates as of March 31, 2024. Refer to Note 5 - Mortgages Payable, Net for additional information. The discount rates reflect the Company’s judgment as to what the approximate current lending rates for loans or groups of loans with

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
similar maturities and credit quality would be if credit markets were operating efficiently and assuming that the debt is outstanding through maturity.
The carrying amount for the Company’s variable-rate debt approximates fair value given that the interest rate is variable and adjusts with current market rates for instruments with similar risks and maturities.
7. Commitments and Contingencies
Litigation In the normal course of business, from time to time, the Company is involved in legal proceedings relating to the ownership and operations of its properties. In management’s opinion, the liabilities, if any, that may ultimately result from normal course of business legal actions are not expected to have a material effect on the Company’s combined financial position, results of operations or liquidity.
250 Water Street In 2021, the Company received the necessary approvals for its 250 Water Street development project, which includes a mixed-use development with affordable and market-rate apartments, community-oriented spaces, and office space. In May 2021, the Company received approval from the New York City Landmarks Preservation Commission (“LPC”) on its proposed design for the 250 Water Street site. The Company received final approvals in December 2021 through the New York City Uniform Land Use Review Procedure known as ULURP, which allowed the necessary transfer of development rights to the parking lot site. The Company began initial foundation and voluntary site remediation work in the second quarter of 2022 and completed remediation work in December 2023.
The Company has prevailed in various lawsuits filed in 2021 and 2022 challenging the development approvals in order to prevent construction of this project.
A separate lawsuit was filed in July 2022 again challenging the Landmarks Preservation Commission approval. In January 2023, a Court ruled in favor of the petitioners vacating the Certificate of Appropriateness (“COA”) issued by the LPC. The Company immediately appealed this decision to the New York State Supreme Court’s Appellate Division and on June 6, 2023, an Appellate Division panel of five judges unanimously reversed the lower Court’s decision, reinstating the COA. Subsequently, on June 29, 2023, petitioners filed a motion requesting reargument or, in the alternative, permission to appeal the decision of the Appellate Division to the New York State Court of Appeals. On August 31, 2023, the Appellate Division denied petitioners’ motion in full. Subsequently, petitioners filed a motion in the Court of Appeals for permission to appeal to that court. On May 21, 2024, the Court of Appeals denied this motion. As there is no potential loss for the Company, it has not recorded any reserves or contingencies related to this legal matter.
Operating Leases The Company leases land or buildings at certain properties from third parties, which are recorded in Operating lease right-of-use assets, net, and Operating lease obligations on the Unaudited Condensed Combined Balance Sheets. See Note 10 – Leases for additional information. Contractual rental expense was $2.1 million during the three months ended March 31, 2024, and $2.1 million during the three months ended March 31, 2023. The amortization of straight‑line rents included in the contractual rent amount was $0.6 million during the three months ended March 31, 2024, and $0.7 million during the three months ended March 31, 2023.
8. Income Taxes
The Company’s tax provision for interim periods is determined using an estimate of its annual current and deferred effective tax rates, adjusted for discrete items. The Company generated operating losses in the interim periods presented. The income tax benefit recognized related to this loss was zero for the three months ended March 31, 2024 and 2023, after an assessment of the available positive and negative evidence, which causes the Company’s effective tax rate to deviate from the federal statutory rate.
9. Revenues
Revenues from contracts with customers (excluding lease-related revenues) are recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The following presents the Company’s revenues disaggregated by revenue source:

	Three months ended March 31,
thousands	2024	2023
Revenues from contracts with customers
Recognized at a point in time or over time
Sponsorships, events, and entertainment revenue	$4,180	$4,081
Other revenue	23	3
Total	4,203	4,084

Recognized at a point in time
Hospitality revenue	4,004	5,222

Rental and lease-related revenues
Rental revenue	6,447	5,442
Total revenues	$14,654	$14,748
Contract Assets and Liabilities Contract assets are the Company’s right to consideration in exchange for goods or services that have been transferred to a customer, excluding any amounts presented as a receivable. Contract liabilities are the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration.
There were no contract assets for the periods presented. The contract liabilities primarily relate to deferred Aviators and Seaport concert series ticket sales and sponsorship revenues.

thousands	Contract Liabilities
Balance at December 31, 2022	$4,740
Consideration earned during the period	(2,346)
Consideration received during the period	8,614
Balance at March 31, 2023	$11,008

Balance at December 31, 2023	$3,707
Consideration earned during the period	(4,466)
Consideration received during the period	8,896
Balance at March 31, 2024	$8,137
Remaining Unsatisfied Performance Obligation The Company’s remaining unsatisfied performance obligations represent a measure of the total dollar value of work to be performed on contracts executed and in progress. These performance obligations primarily relate to the completion of the 2024 Aviators baseball season and 2024 concert series, as well as performance under various sponsorship agreements. The aggregate amount of the transaction price allocated to the Company’s remaining unsatisfied performance obligations from contracts with customers as of March 31, 2024, is $13.3 million. The Company expects to recognize this amount as revenue over the following periods:

thousands	Less than 1 year	1-2 years	3 years and thereafter
Total remaining unsatisfied performance obligations	$11,421	$1,887	$—

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The Company’s remaining performance obligations are adjusted to reflect any known contract cancellations, revisions to customer agreements, and deferrals, as appropriate.
During the three months ended March 31, 2024 and 2023, revenue from one customer accounted for approximately 19% of the Company’s total revenue through a related-party transaction. See Note 12 – Related-Party Transactions for additional information.
10. Leases
Lessee Arrangements The Company determines whether an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets, net and Operating lease obligations on the Unaudited Condensed Combined Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of future minimum lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimate of the incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Operating lease right-of-use asset also includes any lease payments made, less any lease incentives and initial direct costs incurred. The Company does not have any finance leases. The Company elected the practical expedient to not separate lease components from non-lease components of its lease agreements for all classes of underlying assets. Certain of the Company’s lease agreements include non-lease components such as fixed common area maintenance charges. The Company applies Leases (Topic 842) to the single combined lease component.
The Company’s lessee agreements consist of operating leases primarily for ground leases and other real estate. The majority of the Company’s leases have remaining lease terms ranging from less than two years to approximately 50 years, excluding extension options. The Company considers its strategic plan and the life of associated agreements in determining when options to extend or terminate lease terms are reasonably certain of being exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Certain of the Company’s lease agreements include variable lease payments based on a percentage of income generated through subleases, changes in price indices and market rates, and other costs arising from operating, maintenance, and taxes. The Company’s lease agreements do not contain residual value guarantees or restrictive covenants. The Company leases various buildings and office space constructed on its ground leases to third parties.
The Company’s leased assets and liabilities are as follows:

thousands	March 31, 2024	December 31, 2023
Assets
Operating lease right-of-use assets, net	$40,272	$40,884
Liabilities
Operating lease obligations	$48,015	$48,153
The components of lease expense are as follows:

	Three months ended March 31,
thousands	2024	2023
Operating lease cost	$1,547	$1,516
Variable lease cost	553	624
Total lease cost	$2,100	$2,140

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
Future minimum lease payments as of March 31, 2024, are as follows:

thousands	Operating Leases
Remainder of 2024	$3,247
2025	4,375
2026	3,416
2027	2,749
2028	2,808
Thereafter	234,042
Total lease payments	250,637
Less: imputed interest	(202,622)
Present value of lease liabilities	$48,015
Other information related to the Company’s lessee agreements is as follows:

Supplemental Unaudited Condensed Combined Statements of Cash Flows Information	Three months ended March 31,
thousands	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows on operating leases	$1,074	$1,052

Other Information	March 31, 2024	March 31, 2023
Weighted-average remaining lease term (years)
Operating leases	45.4	44.8
Weighted-average discount rate
Operating leases	7.8%	7.5%
Lessor Arrangements The Company receives rental income from the leasing of retail, office, multi-family and other space under operating leases, as well as certain variable tenant recoveries. Operating leases for our retail, office, and other properties are with a variety of tenants and have a remaining average term of approximately seven years. Lease terms generally vary among tenants and may include early termination options, extension options, and fixed rental rate increases or rental rate increases based on an index. Multi-family leases generally have a term of 12 months or less. The Company elected the practical expedient to not separate lease components from non-lease components of its lease agreements for all classes of underlying assets. Minimum rent revenues related to operating leases are as follows:

thousands	Three months ended March 31,
	2024	2023
Total minimum rent payments	$5,161	$4,784

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
Total future minimum rents associated with operating leases are as follows:

thousands	Total Minimum Rent
Remainder of 2024	$15,847
2025	21,879
2026	19,481
2027	19,605
2028	19,703
Thereafter	106,227
Total	$202,742
Minimum rent revenues are recognized on a straight‑line basis over the terms of the related leases when collectability is reasonably assured and the tenant has taken possession of, or controls, the physical use of the leased asset. Percentage rent in lieu of fixed minimum rent is recognized as sales are reported from tenants. Minimum rent revenues reported on the Unaudited Condensed Combined Statements of Operations also include amortization related to above and below‑market tenant leases on acquired properties.
11. Segments
The Company has three business segments that offer different products and services. The Company’s three segments are managed separately as each requires different operating strategies or management expertise. Adjusted EBITDA is used to assess operating results for each of the Company’s business segments. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, equity in earnings (losses) from unconsolidated ventures, general and administrative expenses, and other expenses. The Company’s segments or assets within such segments could change in the future as development of certain properties commences or other operational or management changes occur. All operations are within the United States. The Company’s reportable segments are as follows:
•Landlord Operations – consists of the Company’s rental operations associated with over 470,000 square feet of properties situated in three primary locations at the Seaport in New York, New York: Pier 17, Historic Area/Uplands and Tin Building, as well as the 250 Water Street development.
•Hospitality – consists of restaurant and retail businesses in the Historic District and Pier 17 that are owned, either wholly or through joint ventures, and operated by the Company or through license and management agreements, and also includes the equity interest in Jean-Georges Restaurants.
•Sponsorships, Events, and Entertainment – consists of baseball operations of the Aviators and Las Vegas Ballpark along with sponsorships, events, and other revenue generated at the Seaport in New York, New York.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
Segment operating results are as follows:

thousands	Landlord Operations	Hospitality	Sponsorships, Events, and Entertainment	Total
Three months ended March 31, 2024
Total revenues	$6,470	$4,004	$4,180	$14,654
Total segment expenses	(8,461)	(6,220)	(6,597)	(21,278)
Segment Adjusted EBITDA	(1,991)	(2,216)	(2,417)	(6,624)
Depreciation and amortization				(8,074)
Interest expense, net				(2,546)
Equity in losses from unconsolidated ventures				(10,280)
Corporate expenses and other items				(16,554)
Loss before income taxes				(44,078)
Income tax benefit (expense)				—
Net loss				$(44,078)

Three months ended March 31, 2023
Total revenues	$5,445	$5,222	$4,081	$14,748
Total segment expenses	(7,469)	(7,579)	(6,918)	(21,966)
Segment Adjusted EBITDA	(2,024)	(2,357)	(2,837)	(7,218)
Depreciation and amortization				(13,230)
Interest expense, net				(630)
Equity in losses from unconsolidated ventures				(10,820)
Corporate expenses and other items				(5,859)
Loss before income taxes				(37,757)
Income tax benefit (expense)				—
Net loss				$(37,757)
The following represents assets by segment and the reconciliation of total segment assets to Total assets in the Unaudited Condensed Combined Balance Sheets as of:

thousands	March 31, 2024	December 31, 2023
Landlord Operations	$408,410	$411,871
Hospitality	68,748	64,816
Sponsorships, Events, and Entertainment	132,598	135,121
Total segment assets	609,756	611,808
Corporate	4,973	5,005
Total assets	$614,729	$616,813
12. Related-Party Transactions
The Company has not historically operated as a standalone business and has various relationships with the Parent whereby the Parent provides services to the Company. The Company also engages in transactions with CCMC and generates rental revenue by leasing space to equity method investees, which are related parties, as described below.
Net Transfers from Parent As discussed in Note 1 – Summary of Significant Accounting Policies in the basis of presentation section and below, net parent investment is primarily impacted by allocation of expenses for certain

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
services related to shared functions provided by the Parent and contributions from the Parent which are the result of net funding provided by or distributed to Parent. The components of net parent investment are:

thousands	Three months ended March 31,
	2024	2023
Net transfers from Parent as reflected in the Unaudited Condensed Combined Statements of Cash Flows	$47,659	$22,242
Non-cash stock compensation expense	658	292
Net transfers from Parent as reflected in the Unaudited Condensed Combined Statements of Equity	$48,317	$22,534
Corporate Overhead and Other Allocations The Parent provides the Company certain services, including (1) certain support functions that are provided on a centralized basis within HHH, including, but not limited to executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, and risk management; and (2) employee benefits and compensation, including stock-based compensation. The Company’s Unaudited Condensed Combined Financial Statements reflect an allocation of these costs. When specific identification or a direct attribution of costs based on time incurred for the Company’s benefit is not practicable, a proportional cost method is used, primarily based on revenue, headcount, payroll costs or other applicable measures.
The allocation of expenses, net of amounts capitalized, from Parent to the Company were reflected as follows in the Unaudited Condensed Combined Statements of Operations:

	Three months ended March 31,
thousands	2024	2023
Operating costs	$200	$133
General and administrative	3,426	2,827
Other income, net	(8)	(8)
Total	$3,618	$2,952
Allocated expenses recorded in operating costs, general and administrative expenses, and other income, net in the table above primarily include the allocation of employee benefits and compensation costs, including stock compensation expense, as well as overhead and other costs for shared support functions provided by the Parent on a centralized basis. Operating costs as provided in the table above include immaterial expenses recorded to hospitality costs and sponsorships, events, and entertainment costs with the remainder recorded to operating costs. During the three months ended March 31, 2024, the Company capitalized costs of $0.4 million and $0.2 million that were incurred by the Parent for the Company’s benefit in Developments and Buildings and equipment, respectively. During the three months ended March 31, 2023, the Company capitalized costs of $0.6 million and $0.1 million that were incurred by the Parent for the Company’s benefit in Developments and Building and equipment, respectively.
The financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company are reasonable; however, the allocations may not be indicative of actual expenses that would have been incurred had the Company operated as an independent, publicly traded company for the periods presented. Actual costs that the Company may have incurred had it been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company employees and strategic decisions made in areas such as executive leadership, corporate infrastructure, and information technology.
Unless otherwise stated, these intercompany transactions between the Company and Parent have been included in these Unaudited Condensed Combined Financial Statements and are considered to be effectively settled at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
in the Unaudited Condensed Combined Statements of Cash Flows as a financing activity and in the Unaudited Condensed Combined Balance Sheets as net parent investment.
Stock Compensation The Company’s employees participate in Parent’s stock-compensation plan and the Company is allocated a portion of stock compensation expense based on the services provided to the Company. The non-cash stock compensation expense for employee services directly attributable to the Company totaled $0.7 million and $0.3 million for the three months ended March 31, 2024 and 2023, respectively, and is included within general and administrative expenses in the Unaudited Condensed Combined Statements of Operations and included in the table above. These expenses are presented net of $0.4 million and $0.2 million capitalized to development projects during the three months ended March 31, 2024 and 2023, respectively. Employee benefits and compensation expense, including stock-based compensation expense, related to the Parent employees who provide shared services to the Company have also been allocated to the Company and is recorded in general and administrative expenses in the Unaudited Condensed Combined Statements of Operations and included in the table above.
Related-party Management Fees The Parent provides management services to the Company for managing its real estate assets and the Company reimburses Parent for expenses incurred and pays Parent a management fee for services provided. The amounts outstanding pursuant to the management fee agreement between the Company and Parent are cash settled each month and are reflected in the Unaudited Condensed Combined Balance Sheets as related-party payables to the extent unpaid as of each balance sheet date. During the three months ended March 31, 2024 and 2023, the Unaudited Condensed Combined Balance Sheets reflects immaterial outstanding payables due to Parent with respect to the landlord management fees. These landlord management fees amounted to $0.1 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
As discussed in Note 2 – Investments in Unconsolidated Ventures, CCMC, a wholly owned subsidiary of Jean-Georges Restaurants, which is a related party of the Company, also provides management services for certain of the Company’s retail and food and beverage businesses, either wholly owned or through partnerships with third parties. The Company’s businesses managed by CCMC include, but are not limited to, locations such as The Tin Building by Jean-Georges, The Fulton, and Malibu Farm. Pursuant to the various management agreements, CCMC is responsible for employment and supervision of all employees providing services for the food and beverage operations and restaurant as well as the day-to-day operations and accounting for the food and beverage operations. As of March 31, 2024, and December 31, 2023, the Unaudited Condensed Combined Balance Sheets reflect receivables for funds provided to CCMC with respect to the management fees of $1.9 million and $1.2 million, respectively and accounts payable of $0.7 million and $0.2 million, respectively due to CCMC with respect to reimbursable expenses to be funded by the Company. The Company’s related-party management fees due to CCMC amounted to $0.5 million during the three months ended March 31, 2024 and $0.5 million during the three months ended March 31, 2023.
Related-party Rental Revenue The Company owns the real estate assets that are leased by Lawn Club and the Tin Building by Jean-Georges. The Company also leased space to the Ssäm Bar through the third quarter of 2023. As discussed in Note 2 – Investments in Unconsolidated Ventures, the Company owns a noncontrolling interest in these ventures and accounts for its interests in accordance with the equity method.
As of March 31, 2024, and December 31, 2023, the Unaudited Condensed Combined Balance Sheets reflect accounts receivable of $0.2 million and $0.1 million, respectively, due from these ventures generated by rental revenue earned by the Company.
During the three months ended March 31, 2024 and 2023, the Unaudited Condensed Combined Income Statements reflect rental revenue associated with these related parties of $2.9 million and $2.9 million, respectively. This is primarily comprised of $2.9 million and $2.8 million from the Tin Building by Jean-Georges during the three months ended March 31, 2024 and 2023, respectively.
Related-party Other Receivables As of March 31, 2024, and December 31, 2023, the Unaudited Condensed Combined Balance Sheets include a $1.1 million and $3.1 million receivable related to development costs incurred by the Company, which will be reimbursed by the Lawn Club venture.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
13. Subsequent Events
The Company has evaluated the effects of subsequent events through May 23, 2024, the date the Unaudited Condensed Combined financial statements were available for issuance.

KPMG LLP Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721
Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Howard Hughes Holdings Inc.
Seaport Entertainment Division of Howard Hughes:
Opinion on the Combined Financial Statements
We have audited the accompanying combined balance sheets of Seaport Entertainment Division of Howard Hughes (the Company) as of December 31, 2023 and 2022, the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes and financial statement Schedule III (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company does not currently have, nor does it expect to generate from operations, adequate liquidity to fund its operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Carve-out Basis of Accounting
As discussed in Note 1, the combined financial statements have been prepared on a “carve-out” basis from the financial statements of Howard Hughes Holdings Inc. (Parent) to reflect attribution of certain assets and liabilities that have been held at Parent which are specifically identifiable or attributable to the Company as well as allocations deemed reasonable by management to present the results of operations, financial position and cash flows of the Company on a standalone basis and may not reflect the results of operations, financial position and cash flows had the Company operated as a standalone company during the period presented. Our Opinion is not modified with respect to this matter.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.
Dallas, Texas
May 23, 2024

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
COMBINED BALANCE SHEETS

	December 31,
thousands	2023	2022
ASSETS
Buildings and equipment	$528,299	$956,943
Less: accumulated depreciation	(203,208)	(161,637)
Land	9,497	21,231
Developments	102,874	276,322
Net investment in real estate	437,462	1,092,859
Investments in unconsolidated ventures	37,459	69,814
Cash and cash equivalents	1,834	16,448
Restricted cash	42,011	50,265
Accounts receivable, net	13,672	8,203
Deferred expenses, net	4,379	4,451
Operating lease right-of-use assets, net	40,884	41,500
Other assets, net	39,112	30,975
Total assets	$616,813	$1,314,515

LIABILITIES
Mortgages payable, net	$155,628	$144,181
Operating lease obligations	48,153	46,349
Deferred tax liabilities, net	-	2,187
Accounts payable and other liabilities	28,139	25,612
Total liabilities	231,920	218,329
Commitments and Contingencies (see Note 8)
EQUITY
Net parent investment	384,893	1,096,186
Total equity	384,893	1,096,186
Total liabilities and equity	$616,813	$1,314,515
See Notes to Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
thousands	2023	2022	2021
REVENUES
Sponsorships, events, and entertainment revenue	$60,623	$55,724	$41,504
Hospitality revenue	32,951	42,565	29,632
Rental revenue	22,096	19,810	7,978
Other revenue	8	947	3,506
Total revenues	115,678	119,046	82,620

EXPENSES
Sponsorships, events, and entertainment costs	47,466	38,764	29,260
Hospitality costs	31,432	38,037	27,643
Operating costs	41,219	44,048	41,870
Provision for doubtful accounts	459	1,412	161
General and administrative	30,536	16,977	17,214
Depreciation and amortization	48,432	47,356	41,612
Other	81	58	977
Total expenses	199,625	186,652	158,737

OTHER
Provision for impairment	(672,492)	-	-
Other income, net	33	935	198
Total other	(672,459)	935	198
Operating loss	(756,406)	(66,671)	(75,919)
Interest expense, net	(3,166)	(4,013)	(6,534)
Equity in losses from unconsolidated ventures	(80,633)	(37,124)	(1,988)
Loss on extinguishment of debt	(47)	-	-
Loss before income taxes	(840,252)	(107,808)	(84,441)
Income tax (benefit) expense	(2,187)	3,469	(3,575)
Net loss	$(838,065)	$(111,277)	$(80,866)
See Notes to Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
thousands	2023	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(838,065)	$(111,277)	$(80,866)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	45,030	43,985	38,698
Amortization	3,402	3,371	2,914
Amortization of deferred financing costs	463	500	527
Straight-line rent amortization	(216)	(871)	284
Stock compensation expense	1,495	869	483
Deferred income taxes	(2,187)	3,469	(3,575)
Other	1,178	1,820	—
Loss on extinguishment of debt	47	—	—
Impairment charges	672,492	—	—
Equity in losses from unconsolidated ventures, net of distributions and impairment charges	81,364	37,124	1,988
Provision for (recovery of) doubtful accounts	328	(2,268)	1,311
Net Changes:
Accounts receivable	(5,285)	671	(2,638)
Other assets, net	(12,254)	1,575	(1,995)
Deferred expenses, net	(175)	(2,329)	(152)
Accounts payable and other liabilities	1,603	(6,190)	7,209
Cash used in operating activities	(50,780)	(29,551)	(35,812)

CASH FLOWS FROM INVESTING ACTIVITIES
Operating property improvements	(18,747)	(12,206)	(9,215)
Property development and redevelopment	(44,047)	(85,714)	(92,758)
Investments in unconsolidated ventures	(45,527)	(100,112)	(1,162)
Distributions from unconsolidated ventures	19	—	—
Cash used in investing activities	(108,302)	(198,032)	(103,135)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgages payable	115,000	—	—
Deferred financing costs	(2,251)	(295)	—
Principal payments on mortgages payable	(101,812)	(1,910)	(1,747)
Net transfers from Parent	125,277	239,617	185,922
Cash provided by financing activities	136,214	237,412	184,175

Net change in cash, cash equivalents and restricted cash	(22,868)	9,829	45,228
Cash, cash equivalents and restricted cash at beginning of period	66,713	56,884	11,656
Cash, cash equivalents and restricted cash at end of period	$43,845	$66,713	$56,884

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements

	Year Ended December 31,
thousands	2023	2022	2021
RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents	$1,834	$16,448	$12,989
Restricted cash	42,011	50,265	43,895
Cash, cash equivalents and restricted cash at end of period	$43,845	$66,713	$56,884

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$11,227	$7,456	$5,454
Interest capitalized	8,537	4,028	—

NON-CASH TRANSACTIONS
Initial recognition of ASC 842 operating leases ROU asset	$—	$—	$6,189
Initial recognition of ASC 842 operating lease obligation	—	—	6,189
Accrued property improvements, developments, and redevelopments	3,344	(12,408)	2,911
Capitalized stock compensation	1,277	3,005	1,401
See Notes to Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SEAPORT ENTERTAINMENT DIVISION OF HOWARD HUGHES
COMBINED STATEMENTS OF EQUITY

thousands	Net parent investment	Total equity
Balance, December 31, 2020	$861,438	$861,438
Net loss	(80,866)	(80,866)
Net transfers from parent	186,405	186,405
Balance, December 31, 2021	$966,977	$966,977
Net loss	(111,277)	(111,277)
Net transfers from parent	240,486	240,486
Balance, December 31, 2022	$1,096,186	$1,096,186
Net loss	(838,065)	(838,065)
Net transfers from parent	126,772	126,772
Balance, December 31, 2023	$384,893	$384,893
See Notes to Combined Financial Statements.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
1. Summary of Significant Accounting Policies
Description of the Company On July 17, 2023, The Howard Hughes Corporation (“HHC”) announced that its Board of Directors authorized the creation of a holding company structure. On August 11, 2023, upon the consummation of the transaction, Howard Hughes Holdings Inc. (“HHH” or “Parent”), the new parent holding company, replaced HHC as the public company trading on the New York Stock Exchange. Existing shares of common stock of HHC were automatically converted, on a one-for-one basis, into shares of common stock of HHH, with the same designations, rights, powers, and preferences, and the same qualifications, limitations, and restrictions, as the shares of HHC common stock immediately prior to the reorganization. HHH became the successor issuer to HHC pursuant to Rule 12g-3 (a) under the Exchange Act and replaced HHC as the public company trading on the New York Stock Exchange.
On October 5, 2023, HHH announced its intent to form a new division, the Seaport Entertainment division of Howard Hughes (the "Company"), that includes HHH’s entertainment-related real estate assets and operations, which are concentrated in New York and Las Vegas, including the Seaport in Lower Manhattan (the “Seaport”), a 25% ownership stake in Jean-Georges Restaurants as well as other partnerships, the Las Vegas Aviators Triple-A Minor League Baseball team (the “Aviators”) and the Las Vegas Ballpark, and an interest in and to 80% of the air rights above the Fashion Show mall in Las Vegas.
HHH is establishing the Seaport Entertainment division with the intention of separating it into a stand-alone publicly traded company through the distribution of all of the outstanding shares of common stock of Seaport Entertainment to HHH’s stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of common stock. While HHH currently intends to effect the distribution, subject to the satisfaction of certain conditions, HHH has no obligation to pursue or consummate any disposition of its ownership of Seaport Entertainment, including through the distribution, by any specified date, or at all. The planned separation and distribution of the Seaport Entertainment division from Howard Hughes will refine the identity of HHH as a pure-play real estate company focused solely on its portfolio of master planned communities and allow the new company to own, operate and develop a unique collection of assets independently positioned at the intersection of entertainment and real estate. To date, Seaport Entertainment has not conducted any business as a separate company.
COVID-19 Pandemic The 2020 outbreak of the novel strain of the coronavirus (COVID-19) resulted in a global slowdown of economic activity including worldwide travel restrictions, prohibitions of non-essential work activities, and the disruption and shutdown of businesses, all of which resulted in significant uncertainty in global financial market. This had an adverse impact on the Company’s financial performance in 2020, with the closure or limited operation of the Seaport properties throughout the year, and the cancellation of the 2020 concert series and Aviators baseball season. The impact of COVID-19 notably lessened during 2021, with Seaport operations returning to full capacity by the end of the year, including the return of the 2021 concert series and Aviators baseball season. The Company did not experience adverse effects related to COVID-19 in 2022 and 2023.
Principles of Combination and Basis of Presentation The accompanying Combined Financial Statements have been prepared on a standalone basis derived from the consolidated financial statements and accounting records of HHH. These statements reflect the combined historical results of operations, financial position, and cash flows of the Seaport Entertainment division of Howard Hughes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The Combined Financial Statements include the attribution of certain assets and liabilities that have been held at Parent which are specifically identifiable or attributable to the Company. The assets and liabilities in the carve-out financial statements have been presented on a historical cost basis.
All significant intercompany transactions within the Company have been eliminated. All transactions between the Company and Parent are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded, other than transactions described in Note 14 – Related-Party Transactions that have historically been settled in cash. The total net effect of the settlement of these intercompany transactions is reflected

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as net parent investment.
These Combined Financial Statements include expense allocations for: (1) certain support functions that are provided on a centralized basis within HHH, including, but not limited to property management, development, executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, facilities, and risk management; and (2) employee benefits and compensation, including stock-based compensation. These expenses have been allocated to the Company on the basis of direct time spent on Company projects where identifiable, with the remainder allocated on a basis of revenue, headcount, payroll costs, or other applicable measures. For an additional discussion and quantification of expense allocations, see Note 14 – Related-Party Transactions.
Management believes the assumptions underlying these Combined Financial Statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. Nevertheless, the Combined Financial Statements may not reflect the results of operations, financial position and cash flows had the Company been a standalone company during the periods presented. Actual costs that the Company may have incurred had it been a standalone company would depend on several factors, including the chosen organization structure, whether functions were outsourced or performed by its employees and strategic decisions made in areas such as executive leadership, corporate infrastructure, and information technology.
Debt obligations and related financing costs of Parent have not been included in the Combined Financial Statements of the Company, because the Company’s business is not a party to the obligations between Parent and the debt holders. Further, the Company does not guarantee any of Parent’s debt obligations.
The income tax provision in the Combined Statements of Operations has been calculated as if the Company was operating on a standalone basis and filed separate tax returns in the jurisdictions in which it operates. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the carve-out.
HHH maintains stock-based compensation plans at a corporate level. The Company’s employees participate in such plans and the portion of the cost of those plans related to the Company’s employees is included in the Combined Statements of Operations. However, the Combined Balance Sheets does not include any equity issued related to stock-based compensation plans.
The equity balance in these Combined Financial Statements represents the excess of total assets over total liabilities, including intercompany balances between the Company and Parent (net parent investment).
Liquidity and Going Concern The Company historically managed liquidity risk by effectively managing its operations, capital expenditures, development and redevelopment activities, and cash flows, making use of a central treasury function and other shared services provided by the Parent. The Company does not currently have, nor does it expect to generate from operations, adequate liquidity to fund its operations for the next twelve months. To mitigate such conditions, the Parent has committed to support the operating, investing and financing activities of the Company by contributing capital to the Company prior to the separation and distribution.
Management believes that cash on hand and the financial support from Parent will provide sufficient liquidity to meet the Company’s projected obligations for at least twelve months from May 23, 2024, the date these Combined Financial Statements were available to be issued.
The Combined Financial Statements for the Company have been prepared on the basis of accounting policies applicable to a going concern. The going concern basis presumes that for the foreseeable future, funds will be available to finance future operations and that the realization of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business.
Variable Interest Entities The Company has interests in various legal entities that represent a variable interest entity. A VIE is an entity: (a) that has total equity at risk that is not sufficient to permit the entity to finance its

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activities without additional subordinated financial support from other entities; (b) where the group of equity holders does not have the power to direct the activities of the entity that most significantly impact the entity’s economic performance, or the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual return, or both (i.e., lack the characteristics of a controlling financial interest); or (c) where the voting rights of the equity holders are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
The Company determines if a legal entity is a VIE by performing a qualitative analysis that requires certain subjective decisions, taking into consideration the design of the entity, the variability that the entity was designed to create and pass along to its interest holders, the rights of the parties and the purpose of the arrangement. Upon the occurrence of certain reconsideration events, the Company reassesses its initial determination as to whether the entity is a VIE.
The Company also performs a qualitative assessment of each VIE to determine if it is the primary beneficiary. The Company is the primary beneficiary and would consolidate the VIE if it has a controlling financial interest where it has both (a) the power to direct the economically significant activities of the entity and (b) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. This assessment requires certain subjective decisions, taking into consideration the contractual agreements that define the ownership structure, the design of the entity, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties. Management’s assessment of whether the Company is the primary beneficiary of a VIE is continuously performed.
Upon initial consolidation of a VIE, the Company records the assets, liabilities and noncontrolling interests at fair value and recognizes a gain or loss for the difference between (i) the fair value of the consideration paid, the fair value of noncontrolling interests and the reported amount of any previously held interests and (ii) the net amount of the fair value of the assets and liabilities.
If the Company determines it is no longer the primary beneficiary of a VIE, it will deconsolidate the entity and measure the initial cost basis for any retained interests that are recorded upon the deconsolidation at fair value. The Company will recognize a gain or loss for the difference between the fair value and the previous carrying amount of its investment in the VIE.
The Company was not the primary beneficiary of any VIE’s during 2023, 2022, and 2021 and, therefore; the Company does not consolidate any VIE’s in which it holds a variable interest.
Investments in Unconsolidated Ventures The Company’s investments in unconsolidated ventures are accounted for under the equity method to the extent that, based on contractual rights associated with the investments, the Company can exert significant influence over a venture’s operations. Under the equity method, the Company’s investment in the venture is recorded at cost and is subsequently adjusted to recognize the Company’s allocable share of the earnings or losses of the venture. Dividends and distributions received by the Company are recognized as a reduction in the carrying amount of the investment. Generally, joint venture operating agreements provide that assets, liabilities, funding obligations, profits and losses, and cash flows are shared in accordance with ownership percentages. For certain equity method investments, various provisions in the joint venture operating agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and preferred returns may result in the Company’s economic interest differing from its stated ownership or if applicable, the Company’s final profit-sharing interest after receipt of any preferred returns based on the venture’s distribution priorities. For these investments, the Company recognizes income or loss based on the joint venture’s distribution priorities, which could fluctuate over time and may be different from its stated ownership or final profit-sharing percentage.
The Company periodically assesses the appropriateness of the carrying amount of its equity method investments, as events or changes in circumstance may indicate that a decrease in value has occurred which is other‑than‑temporary. In addition to the property‑specific impairment analysis performed on the underlying assets of the investment, the Company also considers the ownership, distribution preferences, limitations and rights to sell and

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repurchase its ownership interests. If a decrease in value of an investment is deemed to be other‑than‑temporary, the investment is reduced to its estimated fair value and an impairment-related loss is recognized in the Combined Statements of Operations as a component of Equity in earnings (losses) from investments in unconsolidated ventures.
For investments in ventures where the Company has virtually no influence over operations and the investments do not have a readily determinable fair value, the Company has elected the measurement alternative to carry the securities at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the issuer. Equity securities not accounted for under the equity method, or where the measurement alternative has not been elected, are required to be reported at fair value with unrealized gains and losses reported in the Combined Statements of Operations as Net unrealized gains (losses) on instruments measured at fair value through earnings.
Use of Estimates The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimates and assumptions include, but are not limited to, capitalization of development costs, provision for income taxes, future cash flows used in impairment analysis and fair value used in impairment calculations, recoverable amounts of receivables and deferred tax assets, initial valuations of tangible and intangible assets acquired and the related useful lives of assets upon which depreciation and amortization is based. Estimates and assumptions have also been made with respect to future revenues and costs. Actual results could differ from these and other estimates.
Segments Segment information is prepared on the same basis that management reviews information for operational decision-making purposes. Management evaluates the performance of each of the Company’s real estate assets and investments individually and aggregates such properties and investments into segments based on their economic characteristics and types of revenue streams. The Company operates in three business segments: (i) Landlord Operations, (ii) Hospitality, and (iii) Sponsorships, Events, and Entertainment.
Net Investment in Real Estate
Buildings and Equipment and Land Real estate assets are stated at cost less any provisions for impairments and depreciation as applicable. Expenditures for significant improvements to the Company’s assets are capitalized. Tenant improvements relating to the Company’s real estate assets are capitalized and depreciated over the shorter of their economic lives or the lease term. Maintenance and repair costs are charged to expense when incurred.
Depreciation The Company periodically reviews the estimated useful lives of Building and Equipment. Depreciation or amortization expense is computed using the straight‑line method based upon the following estimated useful lives:

Asset Type	Years	Balance Sheet Location
Buildings and improvements	7 - 40	Buildings and Equipment
Equipment and fixtures	5 - 20	Buildings and Equipment
Computer hardware and software, and vehicles	3 - 5	Buildings and Equipment
Tenant improvements	Related lease term	Buildings and Equipment
Leasing costs	Related lease term	Other assets, net
From time to time, the Company may reassess the development strategies for certain buildings and improvements which results in changes to the Company’s estimate of their remaining useful lives. The Company did not recognize additional depreciation expense of significance for the years ended December 31, 2023, 2022, and 2021.
Developments Development costs, which primarily include direct costs related to placing the asset in service associated with specific development properties, are capitalized as part of the property being developed. Construction and improvement costs incurred in connection with the development of new properties, or the

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redevelopment of existing properties are capitalized before they are placed into service. Costs include planning, engineering, design, direct material, labor and subcontract costs. Real estate taxes, utilities, direct legal and professional fees related to the sale of a specific unit, interest, insurance costs and certain employee costs incurred during construction periods are also capitalized. Capitalization commences when the development activities begin and cease when a project is completed, put on hold or at the date that the Company decides not to move forward with a project. Capitalized costs related to a project where the Company has determined not to move forward are expensed if they are deemed not recoverable. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Demolition costs associated with redevelopments are expensed as incurred unless the demolition was included in the Company’s development plans and imminent as of the acquisition date of an asset. Once an asset is placed into service, it is depreciated in accordance with the Company’s policy. In the event that management no longer has the ability or intent to complete a development, the costs previously capitalized are evaluated for impairment.
Developments consist of the following categories as of December 31:

thousands	2023	2022
Land and improvements	$51,718	$179,471
Development costs	51,156	96,851
Total Developments	$102,874	$276,322
Acquisitions of Properties The Company accounts for the acquisition of real estate properties in accordance with Accounting Standards Codification (ASC) 805 Business Combinations (ASC 805). This methodology requires that assets acquired, and liabilities assumed be recorded at their fair values on the date of acquisition for business combinations and at relative fair values for asset acquisitions. Acquisition costs related to the acquisition of a business are expensed as incurred. Costs directly related to asset acquisitions are considered additions to the purchase price and increase the cost basis of such assets.
The fair value of tangible assets of an acquired property (which includes land, buildings and improvements) is determined by valuing the property as if it were vacant, and the as-if-vacant value is then allocated to land, buildings and improvements based on management’s determination of the fair value of these assets. The as-if-vacant values are derived from several sources which incorporate significant unobservable inputs that are classified as Level 3 inputs in the fair value hierarchy and primarily include a discounted cash flow analysis using discount and capitalization rates based on recent comparable market transactions, where available.
The fair value of acquired intangible assets consisting of in-place, above-market and below-market leases is recorded based on a variety of considerations, some of which incorporate significant unobservable inputs that are classified as Level 3 inputs in the fair value hierarchy. In-place lease considerations include, but are not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e., the market cost to execute a lease, including leasing commissions and tenant improvements); (2) the value associated with lost revenue related to tenant reimbursable operating costs incurred during the assumed lease-up period (i.e., real estate taxes, insurance and certain other operating expenses); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Above-market and below-market leases are valued at the present value, using a discount rate that reflects the risks associated with the leases acquired, of the difference between (1) the contractual amounts to be paid pursuant to the in-place lease; and (2) management’s estimate of current market lease rates, measured over the remaining non-cancelable lease term, including any below-market renewal option periods.
Impairment The Company reviews its long-lived assets (including those held by its unconsolidated ventures) for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future economic conditions, such as occupancy, rental rates, capital requirements and sales values that could differ materially from actual results in future periods. If impairment indicators exist and it is

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expected that undiscounted cash flows generated by the asset are less than its carrying amount, an impairment provision is recorded to write down the carrying amount of the asset to its fair value.
Impairment indicators include, but are not limited to, significant changes in projected completion dates, stabilization dates, operating revenues or cash flows, development costs, ongoing low occupancy, and market factors.
The cash flow estimates used both for determining recoverability and estimating fair value are inherently judgmental and reflect current and projected trends in rental, occupancy, pricing, development costs, sales pace and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated fair value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount is not expected to be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated fair value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset. Assets that have been impaired will in the future have lower depreciation and cost of sale expenses. The impairment will have no impact on cash flow.
Cash and Cash Equivalents Cash and cash equivalents consist of highly liquid investments with maturities at date of purchase of three months or less and deposits with major banks throughout the United States. Such deposits are in excess of FDIC limits and are placed with high-quality institutions in order to minimize concentration of counterparty credit risk.
Restricted Cash Restricted cash reflects amounts segregated in escrow accounts in the name of the Company, primarily related to development activity at 250 Water Street and other amounts related to payment of principal and interest on the Company’s outstanding mortgages payable.
Accounts Receivable, net Accounts receivable includes tenant receivables, straight-line rent receivables, and other receivables. On a quarterly basis, management reviews tenant receivables and straight-line rent assets for collectability. As required under ASC 842 Leases (ASC 842), this analysis includes a review of past due accounts and considers factors such as the credit quality of tenants, current economic conditions and changes in customer payment trends. When full collection of a lease receivable or future lease payment is not probable, a reserve for the receivable balance is charged against rental revenue and future rental revenue is recognized on a cash basis. The Company also records reserves for estimated losses under ASC 450 Contingencies (ASC 450) if the estimated losses are probable and can be reasonably estimated.
Other receivables primarily related to short-term trade receivables. The Company is exposed to credit losses through the sale of goods and services to customers. As required under ASC 326 Financial Instruments – Credit Losses (ASC 326), the Company assesses its exposure to credit loss related to these receivables on a quarterly basis based on historical collection experience and future expectations by portfolio. As of December 31, 2023 and 2022, there were no material past due receivables and there have been no material write-offs or recoveries of amounts previously written-off.
The following table represents the components of Accounts Receivable, net of amounts considered uncollectible, in the accompanying Combined Balance Sheets as of December 31:

thousands	2023	2022
Tenant receivables	$875	$1,300
Straight-line rent receivables	3,353	3,136
Other receivables	9,444	3,767
Accounts receivable, net (a)	$13,672	$8,203
__________________
(a)As of December 31, 2023 and 2022, the total reserve balance was $1.4 million.

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The following table summarizes the impacts of the collectability reserves in the accompanying Combined Statements of Operations for the years ended December 31:

thousands
Statements of Operations Location	2023	2022	2021
Rental revenue	$288	$(3,305)	$1,314
Provision for doubtful accounts	459	1,412	161
Total (income) expense impact	$747	$(1,893)	$1,475
As of December 31, 2023, two customers had an accounts receivable balance of $2.1 million and $1.7 million, which represented approximately 15.1% and 12.2% of the Company’s accounts receivable balance, respectively. Additionally, one related party accounted for approximately $3.1 million, which represented approximately 22.8% of the Company’s accounts receivable. See Note 14 – Related-Party Transactions for additional information.
As of December 31, 2022, three customers had an accounts receivable balance of $1.5 million, $1.3 million, and $1.0 million, which represented 17.7%, 16.3%, and 12.4% of the Company’s accounts receivable, respectively.
Other Assets, net The major components of Other assets, net include various intangibles, security deposits, prepaid expenses, and food and beverage and merchandise inventory related to the Company’s properties.
The Company’s intangibles include the player development license agreement with Major League Baseball (“MLB”) and other intangibles relating to the Aviators. The Company amortizes finite-lived intangible assets less any residual value, if applicable, on a straight-line basis over the term of the related lease or the estimated useful life of the asset. Refer to Note 5 - Intangibles for additional information.
Security and other deposits primarily includes a $13.8 million collateral deposit associated with the 250 Water Street mortgage refinancing.
Food and beverage and merchandise inventory is stated at lower of cost or market with cost being determined on a first-in, first-out basis for food and beverage inventory and average cost for merchandise inventory.
Income Taxes The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards.
The Company periodically assesses the realizability of its deferred tax assets. If the Company concludes that it is more likely than not that some of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including expectations of future taxable income, carryforward periods available to the Company for tax reporting purposes, various income tax strategies and other relevant factors. In addition, interest and penalties related to uncertain tax positions, if necessary, are recognized in income tax expense.
Deferred Expenses, net Deferred expenses consist principally of leasing costs. Deferred leasing costs are amortized using the straight‑line method over the related lease term. Deferred expenses are shown net of accumulated amortization of $0.8 million and $0.6 million as of December 31, 2023 and 2022, respectively.
Marketing and Advertising The Company incurs various marketing and advertising costs as part of development, branding, leasing or sales initiatives. These costs include special events, broadcasts, direct mail, and online digital and social media programs, and they are expensed as incurred. For the years ended December 31, 2023, 2022, and 2021, marketing and advertising expenses were $6.7 million, $5.1 million, and $4.1 million, respectively.

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Fair Value of Financial Instruments The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses, and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments.
Stock-Based Compensation The Parent uses a stock-based compensation equity plan, including stock options, restricted stock awards and performance-based awards, to provide long-term incentives for its workforce. Stock-based compensation expense for the respective awards granted to the Company’s employees has been reflected in the Combined Statements of Operations based on their fair values.
The stock-based compensation expense has been derived from the equity awards granted by Parent to the Company’s employees. The Parent estimates the fair value of stock option awards using the Black-Scholes option-pricing model. Restricted stock awards are valued using the market price of the Parent’s common stock on the grant date. For performance-based awards, the fair value of the market-condition portion of the award is measured using a Monte Carlo simulation, and the performance-condition portion is measured at the market price of the Parent’s common stock on the grant date. The Parent records compensation cost for stock-based compensation awards over the requisite service period. If the requisite service period is satisfied, compensation cost is not adjusted unless the award contains a performance condition. If an award contains a performance condition, expense is recognized only for those shares that ultimately vest using the per-share fair value measured at the grant date. The Parent recognizes forfeitures as they occur.
As the stock-based compensation plans are Parent’s plans and the awards are settled by Parent, the offset to the expense has been recognized through net parent investment on the Combined Balance Sheets. See Note 9 – Stock-Based Compensation Plans for additional information.
Revenue Recognition and Related Matters
Sponsorships, Events, and Entertainment Revenue Sponsorships, events, and entertainment revenue related to contracts with customers is generally comprised of baseball-related ticket sales, concert-related ticket sales, events-related service revenue, concession sales, and advertising and sponsorships revenue. Baseball season ticket sales are recognized over time as games take place. Single baseball and concert tickets are recognized at a point in time. The baseball and concert related payments are made in advance or on the day of the event. Events-related service revenue is recognized at the time the customer receives the benefit of the service, with a portion of related payments made in advance, as per the agreements, and the remainder of the payment made on the day of the event. For concession sales, the transaction price is the net amount collected from the customer at the time of service and revenue is recognized at a point in time when the food or beverage is provided to the customer. In all other cases, the transaction prices are fixed, stipulated in the ticket, and representative in each case of a single performance obligation.
Baseball-related and other advertising and sponsorship agreements allow third parties to display their advertising and products at the Company‘s venues for a certain amount of time and relate to a single performance obligation. The agreements generally cover a baseball season or other contractual period of time, and the related revenue is generally recognized on a straight-line basis over time, as time elapses, unless a specific performance obligation exists within the sponsorship contract where point-in-time delivery occurs and recognition at a specific performance or delivery date is more appropriate. Consideration terms for these services are fixed in each respective agreement is paid in accordance with individual contractual terms.
Sponsorships, events, and entertainment revenue is disclosed net of any refunds, which are settled and recorded at the time of an event cancellation. The Company does not accrue or estimate any obligations related to refunds.
Hospitality Revenue Hospitality revenue is generated by the Seaport restaurants. The transaction price is the net amount collected from the customer and is recognized as revenue at a point in time when the food or beverage is provided to the customer. These transactions are ordinarily settled with cash or credit card over a short period of time.
Rental Revenue Rental revenue is associated with the Company’s Landlord Operations assets and is comprised of minimum rent, percentage rent in lieu of fixed minimum rent, tenant recoveries, and overage rent.

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Minimum rent revenues are recognized on a straight‑line basis over the terms of the related leases when collectability is reasonably assured and the tenant has taken possession of, or controls, the physical use of the leased asset. Percentage rent in lieu of fixed minimum rent is recognized as sales are reported from tenants. Minimum rent revenues also include amortization related to above and below‑market tenant leases on acquired properties. Rent payments for landlord assets are due on the first day of each month during the lease term.
Recoveries from tenants are stipulated in the leases, are generally computed based upon a formula related to real estate taxes, insurance, and other real estate operating expenses, and are generally recognized as revenues in the period the related costs are incurred.
Overage rent is recognized on an accrual basis once tenant sales exceed contractual thresholds contained in the lease and is calculated by multiplying the tenant sales in excess of the minimum amount by a percentage defined in the lease.
If the lease provides for tenant improvements, the Company determines whether the tenant improvements are owned by the tenant or by the Company. When the Company is the owner of the tenant improvements, rental revenue begins when the improvements are substantially complete. When the tenant is the owner of the tenant improvements, any tenant allowance funded by the Company is treated as a lease incentive and amortized as an adjustment to rental revenue over the lease term.
Other Revenue Other revenue is comprised of parking revenue and other miscellaneous revenue. Other revenue is recognized at a point in time, at the time of sale when payment is received, and the customer receives the good or service. In all cases, the transaction prices are fixed, stipulated in the contract or product, and representative in each case of a single performance obligation.
2. Investments in Unconsolidated Ventures
In the normal course of business, the Company enters into partnerships and ventures with an emphasis on investments associated with businesses that operate at the Company’s real estate assets and other entertainment-related investments. The Company does not consolidate the investments in the periods presented below as it does not have a controlling financial interest in these ventures. As such, the Company primarily reports its interests in accordance with the equity method. Additionally, the Company evaluates its equity method investments for significance in accordance with Regulation S-X, Rule 3-09 and Regulation S-X, Rule 4-08(g) and presents separate annual financial statements or summarized financial information, respectively, as required by those rules.
Investments in unconsolidated ventures consist of the following:

	Ownership Interest (a)		Carrying Value		Share of Earnings (Losses)/ Dividends
	December 31,		December 31,		Year Ended December 31,
thousands except percentages	2023	2022	2023	2022	2023	2022	2021
Equity Method Investments
The Lawn Club (b)	50%	50%	$1,266	$2,553	$(1,287)	$—	$—
Ssäm Bar (b) (c) (d)	50%	50%	—	5,551	(5,981)	(783)	(1,988)
Tin Building by Jean-Georges (b) (c) (d)	65%	65%	11,658	6,304	(42,698)	(36,813)	—
Jean-Georges Restaurants (d)	25%	25%	14,535	45,406	(30,667)	472	—
			27,459	59,814	(80,633)	(37,124)	(1,988)
Other equity investments (e)			10,000	10,000	—	—	—
Investments in unconsolidated ventures			$37,459	$69,814	$(80,633)	$(37,124)	$(1,988)

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__________________
(a)Ownership interests presented reflect the Company’s stated ownership interest or if applicable, the Company’s final profit-sharing interest after receipt of any preferred returns based on the venture’s distribution priorities.
(b)For these equity method investments, various provisions in the venture operating agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and preferred returns may result in the Company’s economic interest differing from its stated interest or final profit-sharing interest. For these investments, the Company recognizes income or loss based on the venture’s distribution priorities, which could fluctuate over time and may be different from its stated ownership or final profit-sharing interest.
(c)Classified as a VIE; however, the Company is not the primary beneficiary and accounts for its investment in accordance with the equity method. Refer to discussion below for additional information.
(d)These investments were impaired as part of the Seaport impairment recognized in the current period. Refer to specific investment discussion below and Note 3 - Impairment for additional information.
(e)Other equity investments represent investments not accounted for under the equity method. The Company elected the measurement alternative as these investments do not have readily determinable fair values. There were no impairments, or upward or downward adjustments to the carrying amounts of these securities either during 2023, or cumulatively. As of December 31, 2023, Other equity investments consists of $10.0 million of warrants, which represents cash paid by the Company for the option to acquire additional ownership interest in Jean-Georges Restaurants. Refer to discussion below for additional detail.
The Lawn Club In 2021, the Company formed HHC Lawn Games, LLC with The Lawn Club NYC, LLC (“Endorphin Ventures”), to construct and operate an immersive indoor and outdoor restaurant that includes an extensive area of indoor grass, a stylish clubhouse bar, and a wide variety of lawn games. This concept opened in the fourth quarter of 2023. Under the terms of the initial agreement, the Company funded 80% of the cost to construct the restaurant, and Endorphin Ventures contributed the remaining 20%. In October 2023, the members executed an amended LLC agreement, in which the Company will fund 90% of any remaining capital requirements, and Endorphin Ventures will contribute 10%. The Company will recognize its share of income or loss based on the joint venture distribution priorities, which could fluctuate over time. Upon return of each member’s contributed capital and a preferred return to the Company, distributions and recognition of income or loss will be allocated to the Company based on its final profit-sharing interest. The Company also entered into a lease agreement with HHC Lawn Games, LLC pursuant to which the Company agreed to lease 20,000 square feet of the Fulton Market Building to this venture.
Ssäm Bar In 2016, the Company formed Pier 17 Restaurant C101, LLC (“Ssäm Bar”) with MomoPier, LLC (“Momofuku”) to construct and operate a restaurant and bar at Pier 17 in the Seaport, which opened in 2019. The Company recognizes its share of income or loss based on the joint venture’s distribution priorities, which could fluctuate over time. During the third quarter of 2023, the Ssäm Bar restaurant closed, and the Company and Momofuku are in the process of dissolving the venture. Additionally, the Company recognized an impairment of $5.0 million related to this investment in the year ended December 31, 2023. See Note 3 - Impairment for additional information.
Tin Building by Jean-Georges In 2015, the Company, together with VS-Fulton Seafood Market, LLC (“Fulton Partner”), formed Fulton Seafood Market, LLC (“Tin Building by Jean-Georges”) to operate a 53,783 square foot culinary marketplace in the historic Tin Building. The Fulton Partner is a wholly owned subsidiary of Jean-Georges Restaurants. The Company purchased a 25% interest in Jean-George Restaurants in March 2022 as discussed below.
The Company owns 100% of the Tin Building and leased 100% of the space to the Tin Building by Jean-Georges joint venture. Throughout this information statement, references to the Tin Building relate to the Company’s 100% owned landlord operations and references to the Tin Building by Jean-Georges refer to the hospitality business in which the Company has an equity ownership interest. The Company, as landlord, funded 100% of the development and construction of the Tin Building. Under the terms of the Tin Building by Jean-Georges LLC agreement, the Company contributes the cash necessary to fund pre-opening, opening and operating costs of the Tin Building by Jean-Georges. The Fulton Partner is not required to make any capital contributions. The Tin Building was completed and placed in service during the third quarter of 2022 and the Tin Building by Jean-Georges culinary marketplace began operations in the third quarter of 2022. Based on capital contribution and distribution provisions for the Tin Building by Jean-Georges, the Company currently receives substantially all of the economic interest in the venture. Upon return of the Company’s contributed capital and a preferred return to the Company, distribution and recognition of income or loss will be allocated to the Company based on its final profit-sharing interest.

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As of December 31, 2023 and 2022, the Tin Building by Jean-Georges is classified as a VIE because the equity holders, as a group, lack the characteristics of a controlling financial interest. The Company further concluded that it is not the primary beneficiary of the VIE as it does not have the power to direct the restaurant-related activities that most significantly impact its economic performance. As the Company is unable to quantify the maximum amount of additional capital contributions that may be funded in the future associated with this investment, the Company’s maximum exposure to loss is currently equal to the $11.7 million carrying value of the investment as of December 31, 2023. The Company funded capital contributions of $48.1 million for the year ended December 31, 2023, and $43.1 million for the year ended December 31, 2022. The Company did not fund any capital contributions for the year ended December 31, 2021, as the Tin Building by Jean-Georges did not commence operations until 2022.
The Company recognized an impairment of $1.2 million related to this investment in the year ended December 31, 2023. See Note 3 - Impairment for additional information.
The Company is required to file audited financial statements of the Fulton Seafood Market, LLC for the year ended December 31, 2022. The Company’s investment in the Fulton Seafood Market, LLC does not meet the threshold necessary for disclosure of audited financial statements in 2023, however for comparability, audited financial statements of Fulton Seafood Market, LLC for the years ended December 31, 2023 and 2022 are included in this information statement. Financial statements of Fulton Seafood Market, LLC for the year ended December 31, 2021 are not included in this information statement as Fulton Seafood Market, LLC had no activity prior to 2022.
Jean-Georges Restaurants In March 2022, the Company acquired a 25% interest in JG Restaurant HoldCo LLC (“Jean-Georges Restaurants”) for $45.0 million from JG TopCo LLC (“Jean-Georges”). Jean-Georges Restaurants currently has over 40 hospitality offerings and a pipeline of new concepts. The Company accounts for its ownership interest in accordance with the equity method and recorded its initial investment at cost, inclusive of legal fees and transaction costs. Under the terms of the current operating agreement, all cash distributions and the recognition of income-producing activities will be pro rata based on stated ownership interest. The Company recognized an impairment of $30.8 million related to this investment in the year ended December 31, 2023. See Note 3 – Impairment for additional information.
Concurrent with the Company’s acquisition of the 25% interest in Jean-Georges Restaurants, the Company entered into a warrant agreement with Jean-Georges. The Company paid $10.0 million for the option to acquire up to an additional 20% interest in Jean-Georges Restaurants at a fixed exercise price per share subject to certain anti-dilution provisions. Should the warrant agreement be exercised by the Company, the $10.0 million will be credited against the aggregate exercise price of the warrants. Per the warrant agreement, the $10.0 million is to be used for working capital of Jean-Georges Restaurants. The warrant became exercisable on March 2, 2022, subject to automatic exercise in the event of dissolution or liquidation and will expire on March 2, 2026. As of December 31, 2023, this warrant has not been exercised. The Company elected the measurement alternative for this purchase option as the equity security does not have a readily determinable fair value. As such, the investment is measured at cost, less any identified impairment charges.
Creative Culinary Management Company, LLC (“CCMC”), a wholly owned subsidiary of Jean-Georges Restaurants, provides management services for certain retail and food and beverage businesses that the Company owns, either wholly or through partnerships with third parties. The Company’s businesses managed by CCMC include The Tin Building by Jean-Georges, The Fulton, and Malibu Farm. Pursuant to the various management agreements, CCMC is responsible for employment and supervision of all employees providing services for the food and beverage operations and restaurant as well as the day-to-day operations and accounting for the food and beverage operations.
Summarized Financial Information The following tables provide combined summarized financial statements information for the Company’s unconsolidated ventures. Financial statements information is included for each

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
investment for all periods in which the Company’s ownership interest was accounted for as an equity method investment.

	December 31,
thousands	2023	2022
Balance Sheet
Total Assets	$174,283	$182,274
Total Liabilities	142,539	150,014
Total Equity	31,744	32,260

	Year ended December 31,
thousands	2023	2022	2021
Income Statement
Revenues	$118,674	$81,275	$2,035
Operating Loss	(39,196)	(24,754)	1,459
Net loss	(43,264)	(36,350)	(1,583)
__________________
(a)The increase in income statement activity for the year ended December 31, 2022 is due to the opening of the Tin Building by Jean-Georges and the acquisition of the interest in Jean-Georges Restaurants in 2022.
3. Impairment
The Company reviews its long-lived assets for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment or disposal of long-lived assets in accordance with ASC 360 Property, Plant, and Equipment (ASC 360) require that if impairment indicators exist and expected undiscounted cash flows generated by the asset over an anticipated holding period are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of the asset to its fair value. The impairment analysis does not consider the timing of future cash flows and whether the asset is expected to earn an above- or below-market rate of return.
The Company evaluates each investment in an unconsolidated venture discussed in Note 2 – Investments in Unconsolidated Ventures periodically for recoverability and valuation declines that are other-than-temporary. If the decrease in value of an investment is deemed to be other-than-temporary, the investment is reduced to its estimated fair value.
During the third quarter of 2023, the Company recorded a $709.5 million impairment charge related to Seaport properties in the Landlord Operations segment and investments in the Hospitality segment. The Company recognized the impairment due to decreases in estimated future cash flows due to significant uncertainty of future performance as stabilization and profitability are taking longer than expected, pressure on the current cost structure, decreased demand for office space, as well as an increase in the capitalization rate and a decrease in restaurant multiples used to evaluate future cash flows. The Company used a discounted cash flow analysis to determine fair value, with capitalization rates ranging from 5.5% to 6.75%, discount rates ranging from 8.5% to 13.3%, and restaurant multiples ranging from 8.3 to 11.8.
The assumptions and estimates included in the Company’s impairment analysis require significant judgment about future events, market conditions, and financial performance. Actual results may differ from these assumptions. There can be no assurance that these estimates and assumptions will prove to be an accurate prediction of the future.

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FOOTNOTES	Index to Financial Statements
The following table summarizes the pre-tax impacts of the impairment mentioned above to the Combined Statements of Operations for the year ended December 31, 2023. There were no impairments recorded in 2022 and 2021.

thousands	Statements of Operations Line Item	2023
Building and equipment	Provision for impairment	$445,818
Land	Provision for impairment	11,734
Developments	Provision for impairment	214,940
Net investments in real estate		672,492
Investments in unconsolidated ventures (a)	Equity in losses from unconsolidated ventures	37,001
Total impairment		$709,493
__________________
(a)Impairment charges relate to the Company’s investments in Jean-Georges Restaurants, Ssäm Bar, and Tin Building by Jean-Georges unconsolidated ventures. See Note 2 - Investments in Unconsolidated Ventures for additional information.
4. Other Assets and Liabilities
Other Assets, net The following table summarizes the significant components of Other assets, net as of December 31:

thousands	2023	2022
Intangibles	$20,534	$23,690
Security and other deposits	14,190	390
Food and beverage and merchandise inventory	2,718	2,458
Prepaid expenses	1,524	3,916
Other	146	521
Other assets, net	$39,112	$30,975
Accounts Payable and Other Liabilities The following table summarizes the significant components of Accounts payable and other liabilities as of December 31:

thousands	2023	2022
Construction payables	$12,477	$9,134
Accrued payroll and other employee liabilities	4,885	4,556
Deferred income	4,030	5,168
Accounts payable and accrued expenses	4,285	3,340
Accrued interest	1,000	737
Other	908	2,323
Tenant and other deposits	554	354
Accounts payable and other liabilities	$28,139	$25,612

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
5. Intangibles
The following table summarizes the Company’s intangible assets and liabilities:

	As of December 31, 2023			As of December 31, 2022
	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
thousands
Intangible Assets:
License agreement with MLB (a)	$24,872	$(7,354)	$17,518	$24,872	$(4,758)	$20,114
Other definite lived intangibles (b)	6,844	(3,828)	3,016	6,844	(3,268)	3,576

Tenant leases:
Below-market	(3,679)	3,403	(276)	(3,679)	3,035	(644)
Total amortizing intangibles	$28,037	$(7,779)	$20,258	$28,037	$(4,991)	$23,046
__________________
(a)Represents 10-year player development agreement between the Aviators and MLB.
(b)Includes a franchise relationship and food and beverage contract associated with the Aviators
The tenant below-market lease intangible liabilities resulted from real estate acquisitions. The below‑market tenant leases are included in Accounts payable and other liabilities and are amortized over the remaining non-cancelable terms of the respective leases. See Note 4 – Other Assets and Liabilities for additional information regarding Other assets, net and Accounts payable and other liabilities. The Company has no indefinite lived intangible assets.
Net amortization and accretion expense for these intangible assets and liabilities was $2.8 million, $2.8 million, and $2.4 million in 2023, 2022, and 2021, respectively.
Future net amortization and accretion expense is estimated for each of the five succeeding years as shown below:

thousands	2024	2025	2026	2027	2028
Net amortization and accretion expense	$2,879	$3,155	$3,155	$2,895	$2,844
6. Mortgages Payable, Net
Mortgages Payable Mortgages payable, net are summarized as follows:

	December 31,
thousands	2023	2022
Fixed-rate debt
Secured mortgages payable	$42,990	$44,802
Variable-rate debt
Secured mortgages payable	115,000	100,000
Unamortized deferred financing costs	(2,362)	(621)
Mortgages payable, net	$155,628	$144,181
As of December 31, 2023, land, buildings and equipment, developments, and other collateral with an aggregate net book value of $197 million have been pledged as collateral for the Company’s debt obligations. Secured mortgages payable are without recourse to the Company and the Company’s Parent at December 31, 2023.

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FOOTNOTES	Index to Financial Statements
Secured Mortgages Payable The Company’s outstanding mortgages are collateralized by certain of the Company’s real estate assets. The Company’s fixed-rate debt obligation requires semi-annual installments of principal and interest, and the Company’s variable-rate debt requires monthly installments of only interest. As of December 31, 2023, the Company’s secured mortgage loans did not have any undrawn lender commitment available to be drawn for property development.
The following table summarizes the Company’s Secured mortgages payable:

	December 31, 2023			December 31, 2022
$ in thousands	Principal	Interest Rate	Maturity Date	Principal	Interest Rate	Maturity Date
Fixed rate (a)	$42,990	4.92%	December 15, 2039	$44,802	4.92%	December 15, 2039
Variable rate (b)	115,000	9.21%	September 1, 2026	100,000	7.74%	November 18, 2023
Secured mortgages payable	$157,990			$144,802
__________________
(a)The Company has one fixed-rate debt obligation as of December 31, 2023 and 2022. The interest rate presented is based upon the coupon rate of the debt.
(b)The Company has one variable-rate debt obligation as of December 31, 2023 and 2022. The interest rate presented is based on the applicable reference interest rate as of December 31, 2023 and 2022.
During 2023, the Company’s mortgage activity included refinancings of $100 million, additional draws of $15 million, and repayments of $1.8 million.
During the third quarter of 2023, the Company refinanced its variable-rate mortgage related to the 250 Water Street development property, which had an outstanding principal of $100 million and a maturity date of November 2023. The Company’s new variable-rate mortgage has an outstanding principal of $115 million, an interest rate of 3.88% plus the current Secured Overnight Financing Rate (“SOFR”) and is set to mature in September 2026. In connection with the refinancing, the Company’s obligations under the new variable-rate mortgage related to the 250 Water Street development are guaranteed by the Company’s Parent.
Scheduled Maturities The following table summarizes the contractual obligations relating to the Company’s mortgages payable as of December 31, 2023:

thousands	Mortgages payable principal payments
2024	$1,903
2025	1,997
2026	117,097
2027	2,201
2028	2,311
Thereafter	32,481
Total principal payments	157,990
Unamortized deferred financing costs	(2,362)
Mortgages payable, net	$155,628
7. Fair Value
ASC 820 Fair Value Measurement (ASC 820), emphasizes that fair value is a market-based measurement that should be determined using assumptions market participants would use in pricing an asset or liability. The standard establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets or liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the asset or liability. Assets or liabilities with

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
readily available active quoted prices, or for which fair value can be measured from actively quoted prices, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
The following table presents the fair value measurement hierarchy levels required under ASC 820 for the estimated fair values of the Company’s financial instruments that are not measured at fair value on a recurring basis:

		December 31, 2023		December 31, 2022
thousands	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and Restricted cash	Level 1	$43,845	$43,845	$66,713	$66,713
Accounts receivable, net (a)	Level 3	13,672	13,672	8,203	8,203
Liabilities:
Fixed-rate debt (b)	Level 2	42,990	38,906	44,802	44,591
Variable-rate debt (b)	Level 2	115,000	115,000	100,000	100,000
__________________
(a)Accounts receivable, net is shown net of an allowance of $1.4 million and $1.4 million at December 31, 2023 and 2022, respectively. Refer to Note 1 – Summary of Significant Accounting Policies for additional information on the allowance.
(b)Excludes related unamortized financing costs.
The carrying amounts of Cash and Restricted cash and Accounts receivable, net approximate fair value because of the short‑term maturity of these instruments.
The fair value of fixed-rate debt in the table above was estimated based on a discounted future cash payment model, which includes risk premiums and risk-free rates derived from the SOFR or U.S. Treasury obligation interest rates as of December 31, 2023, and from the London Interbank Offered Rate (“LIBOR”) or U.S. Treasury obligation interest rates as of December 31, 2022. Refer to Note 6 – Mortgages Payable, Net for additional information. The discount rates reflect the Company’s judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assuming that the debt is outstanding through maturity.
The carrying amount for the Company’s variable-rate debt approximates fair value given that the interest rate is variable and adjusts with current market rates for instruments with similar risks and maturities.
The below table includes non-financial assets that were measured at fair value on a non-recurring basis resulting in the properties and investments being impaired:

		Fair Value Measurements Using
thousands	Total Fair Value Measurement (a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2023
Net investment in real estate	$321,180	$—	$—	$321,180
Investments in unconsolidated ventures	40,225	$—	$—	40,225
__________________
(a)The fair value was measured as of the impairment date in the third quarter of 2023 using a discounted cash flow analysis to determine fair value, with capitalization rates ranging from 5.5% to 6.75%, discount rates ranging from 8.5% to 13.3%, and restaurant multiples ranging from 8.3 to 11.8. Refer to Note 3 – Impairment for additional information.
8. Commitments and Contingencies
Litigation In the normal course of business, from time to time, the Company is involved in legal proceedings relating to the ownership and operations of its properties. In management’s opinion, the liabilities, if any, that may ultimately result from normal course of business legal actions are not expected to have a material effect on the Company’s combined financial position, results of operations or liquidity.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
250 Water Street In 2021, the Company received the necessary approvals for its 250 Water Street development project, which includes a mixed-use development with affordable and market-rate apartments, community-oriented spaces, and office space. In May 2021, the Company received approval from the New York City Landmarks Preservation Commission (“LPC”) on its proposed design for the 250 Water Street site. The Company received final approvals in December 2021 through the New York City Uniform Land Use Review Procedure known as ULURP, which allowed the necessary transfer of development rights to the parking lot site. The Company began initial foundation and voluntary site remediation work in the second quarter of 2022 and completed remediation work in December 2023.
The Company has prevailed in various lawsuits filed in 2021 and 2022 challenging the development approvals in order to prevent construction of this project.
A separate lawsuit was filed in July 2022 again challenging the Landmarks Preservation Commission approval. In January 2023, a Court ruled in favor of the petitioners vacating the Certificate of Appropriateness (“COA”) issued by the LPC. The Company immediately appealed this decision to the New York State Supreme Court’s Appellate Division and on June 6, 2023, an Appellate Division panel of five judges unanimously reversed the lower Court’s decision, reinstating the COA. Subsequently, on June 29, 2023, petitioners filed a motion requesting reargument or, in the alternative, permission to appeal the decision of the Appellate Division to the New York State Court of Appeals. On August 31, 2023, the Appellate Division denied petitioners’ motion in full. Subsequently, petitioners filed a motion in the Court of Appeals for permission to appeal to that court. On May 21, 2024, the Court of Appeals denied this motion. As there is no potential loss for the Company, it has not recorded any reserves or contingencies related to this legal matter.
Operating Leases The Company leases land or buildings at certain properties from third parties, which are recorded in Operating lease right-of-use assets, net, and Operating lease obligations on the Combined Balance Sheets. See Note 12 – Leases for additional information. Contractual rental expense was $6.7 million, $6.5 million, and $5.5 million for the years ended December 31, 2023, 2022, and 2021, respectively. The amortization of straight‑line rents included in the contractual rent amount was $2.5 million, $2.5 million, and $1.7 million for the years ended December 31, 2023, 2022, and 2021, respectively.
Guarantee Agreements In conjunction with the execution of the ground lease for the Seaport, the Company executed a completion guarantee for the core and shell construction of the Tin Building. The core and shell construction were completed in the fourth quarter of 2021, and the remainder of construction was completed in the third quarter of 2022. As such, the Company has fully satisfied the completion guarantee.
9. Stock-Based Compensation Plans
On May 14, 2020, the Parent’s shareholders approved The Howard Hughes Corporation 2020 Equity Incentive Plan (the “2020 Equity Plan” or “Plan”). Pursuant to the 2020 Equity Plan, 1,350,000 shares of the Parent’s common stock were reserved for issuance. As of December 31, 2023, there were a maximum of 727,758 shares available for future grants under the 2020 Equity Plan. The 2020 Equity Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards (collectively, the “Awards”). Employees, directors, and consultants of the Parent are eligible for Awards. The 2020 Equity Incentive Plan is administered by the HHH Compensation Committee of the Board of Directors.
Until the separation and distribution is effective, the Company’s employees will participate in Parent’s Plan and the Company will be allocated a portion of stock compensation expense based on the services provided to the Company. The non-cash stock compensation expense for employee services directly attributable to the Company totaled $1.5 million, $0.9 million, and $0.5 million for the years ended December 31, 2023, 2022, and 2021, respectively. These expenses are presented net of $1.3 million, $3.0 million, and $1.4 million capitalized to development projects during the years ended December 31, 2023, 2022, and 2021, respectively. The Company also records an allocation of costs for shared services provided by the Parent, which includes expense allocations for stock-based compensation. See Note 14 – Related-Party Transactions for additional information regarding corporate overhead and other allocations.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The allocated amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs that the Company would have incurred as an independent company for the periods presented.
10. Income Taxes
Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates currently in effect. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards.
The following summarizes Income tax (benefit) expense for the years ended December 31:

thousands	2023	2022	2021
Current	$—	$—	$—
Deferred	(2,187)	3,469	(3,575)
Total	$(2,187)	$3,469	$(3,575)
Reconciliation of the Income tax (benefit) expense if computed at the U.S. federal statutory income tax rate to the Company’s reported Income tax (benefit) expense for the years ended December 31 is as follows:

thousands except percentages	2023	2022	2021
Loss before income taxes	$(840,252)	$(107,808)	$(84,441)
U.S. federal statutory tax rate	21%	21%	21%
Tax (benefit) expense computed at the U.S. federal statutory rate	$(176,453)	$(22,640)	$(17,733)
State income tax (benefit) expense, net of federal income tax	(75,917)	(10,254)	(7,891)
Unbenefited losses	35,791	36,270	22,002
Valuation Allowance	213,127	—	—
Tax (benefit) expense from other change in rates, prior period adjustments and other permanent differences	1,265	93	47
Income tax (benefit) expense	$(2,187)	$3,469	$(3,575)
Effective tax rate	0.3%	(3.2%)	4.2%
The Company generated operating losses in the years presented. The income tax benefit recognized related to this loss was zero for the years ended December 31, 2023, 2022, and 2021, after an assessment of the available positive and negative evidence. Operating results of the Company have historically been included in the consolidated federal and combined state income tax returns of the Parent and the resulting tax attributes have been fully utilized by the Parent and are no longer available to the Company for future use. As a result, any hypothetical net operating loss attributes and related valuation allowances are deemed to have been distributed to the Parent through net parent investment. Future income tax provisions may be impacted by future changes in the realizability of the hypothetical net operating loss deferred tax asset. The difference between the (benefit) expense at the statutory rate and the income tax provision related to these operating losses is reflected in the table above as “Unbenefited losses”.
Furthermore, it was necessary to assess the positive and negative evidence of the realizability of the US federal and consolidated state net deferred tax asset balance for the period ending December 31, 2023. After such an assessment, it was determined a valuation allowance was required. The difference between the expense (benefit) at the statutory rate and the income tax provision is primarily related to state taxes, the unbenefited federal and state losses, and the valuation allowance recorded against the Company’s deferred tax assets.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The following summarizes tax effects of temporary differences and carryforwards included in the net deferred tax liabilities as of December 31:

thousands	2023	2022
Deferred tax assets:
Accounts receivable	$408	$420
Accrued expenses	1,041	1,262
Operating lease liabilities	14,547	14,312
Deferred income	537	1,442
Depreciation, impairments, and asset disposals	210,168	—
Total deferred tax assets	226,701	17,436
Valuation allowance	(213,127)	—
Total net deferred tax assets	$13,574	$17,436
Deferred tax liabilities:
Depreciation and asset disposals	—	$(5,004)
Prepaid other	(286)	(1,025)
Operating lease right of use assets	(13,288)	(13,594)
Total deferred tax liabilities	$(13,574)	$(19,623)
Total net deferred tax liabilities	—	$(2,187)
The Company is included in the income tax returns filed by HHH. Generally, the Company is currently open to audit under the statute of limitations by the Internal Revenue Service as well as state taxing authorities for the years ended December 31, 2020 through 2023. In the Company’s opinion, it has made adequate tax provisions for years subject to examination. The final determination of tax examinations and any related litigation could be different from what was reported on the returns, however, the Company would not be liable for any incremental taxes payable, interest or penalties, which remain the obligation of HHH.
The Company applies the generally accepted accounting principle related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition issues.
The Company recognizes and reports interest and penalties related to unrecognized tax benefits, if applicable, within the provision for income tax expense. The Company had no unrecognized tax benefits for the years ended December 31, 2023, 2022, or 2021, and therefore did not recognize any interest expense or penalties on unrecognized tax benefits.
11. Revenues
Revenues from contracts with customers (excluding lease-related revenues) are recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The following presents the Company’s revenues disaggregated by revenue source for the years ended December 31:

thousands	2023	2022	2021
Revenues from contracts with customers
Recognized at a point in time or over time
Sponsorships, events, and entertainment revenue	$60,623	$55,724	$41,504
Other revenue(a)	8	947	3,506
Total	60,631	56,671	45,010

Recognized at a point in time
Hospitality revenue	32,951	42,565	29,632

Rental and lease-related revenues
Rental revenue	22,096	19,810	7,978
Total revenues	$115,678	$119,046	$82,620
__________________
(a)Other revenue in 2022 and 2021 primarily relates to parking revenue at 250 Water Street prior to the start of initial foundation and voluntary site remediation work in the second quarter of 2022.
Contract Assets and Liabilities Contract assets are the Company’s right to consideration in exchange for goods or services that have been transferred to a customer, excluding any amounts presented as a receivable. Contract liabilities are the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration.
There were no contract assets for the periods presented. The contract liabilities primarily relate to deferred Aviators and Seaport concert series ticket sales and sponsorship revenues.

thousands	Contract Liabilities
Balance at December 31, 2022	$4,740
Consideration earned during the period	(42,195)
Consideration received during the period	41,162
Balance at December 31, 2023	$3,707

Balance at December 31, 2021	$6,127
Consideration earned during the period	(41,664)
Consideration received during the period	40,277
Balance at December 31, 2022	$4,740
Remaining Unsatisfied Performance Obligation The Company’s remaining unsatisfied performance obligations represent a measure of the total dollar value of work to be performed on contracts executed and in progress. These performance obligations primarily relate to the completion of the 2024 Aviators baseball season and 2024 concert series, as well as performance under various sponsorship agreements. The aggregate amount of the transaction price allocated to the Company’s remaining unsatisfied performance obligations from contracts with customers as of December 31, 2023, is $8.7 million. The Company expects to recognize this amount as revenue over the following periods:

thousands	Less than 1 year	1-2 years	3 years and thereafter
Total remaining unsatisfied performance obligations	$6,251	$1,977	$487

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The Company’s remaining performance obligations are adjusted to reflect any known contract cancellations, revisions to customer agreements, and deferrals, as appropriate.
During the year ended December 31, 2023, revenue from one customer accounted for approximately 10.1% of the Company’s total revenue through a related-party transaction. See Note 14 – Related-Party Transactions for additional information.
For the year ended December 31, 2022 and 2021, no customers accounted for greater than 10% of the Company’s revenue.
12. Leases
Lessee Arrangements The Company determines whether an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets, net and Operating lease obligations on the Combined Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of future minimum lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimate of the incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Operating lease right-of-use asset also includes any lease payments made, less any lease incentives and initial direct costs incurred. The Company does not have any finance leases. The Company elected the practical expedient to not separate lease components from non-lease components of its lease agreements for all classes of underlying assets. Certain of the Company’s lease agreements include non-lease components such as fixed common area maintenance charges. The Company applies Leases (Topic 842) to the single combined lease component.
The Company’s lessee agreements consist of operating leases primarily for ground leases and other real estate. The majority of the Company’s leases have remaining lease terms ranging from less than two years to approximately 50 years, excluding extension options. The Company considers its strategic plan and the life of associated agreements in determining when options to extend or terminate lease terms are reasonably certain of being exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Certain of the Company’s lease agreements include variable lease payments based on a percentage of income generated through subleases, changes in price indices and market rates, and other costs arising from operating, maintenance, and taxes. The Company’s lease agreements do not contain residual value guarantees or restrictive covenants. The Company leases various buildings and office space constructed on its ground leases to third parties.
The Company’s leased assets and liabilities as of December 31 are as follows:

thousands	2023	2022
Assets
Operating lease right-of-use assets, net	$40,884	$41,500
Liabilities
Operating lease obligations	$48,153	$46,349
The components of lease expense for the years ended December 31 are as follows:

thousands	2023	2022	2021
Operating lease cost	$6,189	$6,043	$5,433
Variable lease cost	478	452	43
Total lease cost	$6,667	$6,495	$5,476

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
Future minimum lease payments as of December 31, 2023, are as follows:

thousands	Operating Leases
2024	$4,321
2025	4,375
2026	3,416
2027	2,749
2028	2,808
Thereafter	234,041
Total lease payments	251,710
Less: imputed interest	(203,557)
Present value of lease liabilities	$48,153
Other information related to the Company’s lessee agreements is as follows:

Supplemental Combined Statements of Cash Flows Information	Year ended December 31,
thousands	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows on operating leases	$4,266	$4,320	$3,774

Other Information	2023	2022
Weighted-average remaining lease term (years)
Operating leases	45.3	46.4
Weighted-average discount rate
Operating leases	7.8%	7.8%
Lessor Arrangements The Company receives rental income from the leasing of retail, office, multi-family and other space under operating leases, as well as certain variable tenant recoveries. Operating leases for our retail, office, and other properties are with a variety of tenants and have a remaining average term of approximately seven years. Lease terms generally vary among tenants and may include early termination options, extension options, and fixed rental rate increases or rental rate increases based on an index. Multi-family leases generally have a term of 12 months or less. The Company elected the practical expedient to not separate lease components from non-lease components of its lease agreements for all classes of underlying assets. Minimum rent revenues related to operating leases are as follows:

	Year Ended December 31,
thousands	2023	2022	2021
Total minimum rent payments	$17,325	$11,275	$7,445

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
Total future minimum rents associated with operating leases are as follows:

thousands	Total Minimum Rent
2024	$20,999
2025	21,891
2026	19,493
2027	19,616
2028	19,749
Thereafter	105,569
Total	$207,317
Minimum rent revenues are recognized on a straight‑line basis over the terms of the related leases when collectability is reasonably assured and the tenant has taken possession of, or controls, the physical use of the leased asset. Percentage rent in lieu of fixed minimum rent is recognized as sales are reported from tenants. Minimum rent revenues reported on the Combined Statements of Operations also include amortization related to above and below‑market tenant leases on acquired properties.
13. Segments
The Company has three business segments that offer different products and services. The Company’s three segments are managed separately as each requires different operating strategies or management expertise. Adjusted EBITDA is used to assess operating results for each of the Company’s business segments. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, equity in earnings (losses) from unconsolidated ventures, general and administrative expenses, and other expenses. The Company’s segments or assets within such segments could change in the future as development of certain properties commences or other operational or management changes occur. All operations are within the United States. The Company’s reportable segments are as follows:
•Landlord Operations – consists of the Company’s rental operations associated with over 470,000 square feet of properties situated in three primary locations at the Seaport in New York, New York: Pier 17, Historic Area/Uplands and Tin Building, as well as the 250 Water Street development.
•Hospitality – consists of restaurant and retail businesses in the Historic District and Pier 17 that are owned, either wholly or through joint ventures, and operated by the Company or through license and management agreements, and also includes the equity interest in Jean-Georges Restaurants.
•Sponsorships, Events, and Entertainment – consists of baseball operations of the Aviators and Las Vegas Ballpark along with sponsorships, events, and other revenue generated at the Seaport in New York, New York.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
Segment operating results are as follows:

thousands	Landlord Operations	Hospitality	Sponsorships, Events, and Entertainment	Total
Year Ended December 31, 2023
Total revenues	$22,104	$32,951	$60,623	$115,678
Total segment expenses	(31,615)	(35,667)	(53,261)	(120,543)
Segment Adjusted EBITDA	(9,511)	(2,716)	7,362	(4,865)
Depreciation and amortization				(48,432)
Interest expense, net				(3,166)
Equity in losses from unconsolidated ventures				(80,633)
Provision for impairment				(672,492)
Loss on extinguishment of debt				(47)
Corporate expenses and other items				(30,617)
Loss before income taxes				(840,252)
Income tax benefit (expense)				2,187
Net loss				$(838,065)

Year Ended December 31, 2022
Total revenues	$20,742	$42,580	$55,724	$119,046
Total segment expenses	(34,720)	(43,076)	(43,530)	(121,326)
Segment Adjusted EBITDA	(13,978)	(496)	12,194	(2,280)
Depreciation and amortization				(47,356)
Interest expense, net				(4,013)
Equity in losses from unconsolidated ventures				(37,124)
Corporate expenses and other items				(17,035)
Loss before income taxes				(107,808)
Income tax benefit (expense)				(3,469)
Net loss				$(111,277)

Year Ended December 31, 2021
Total revenues	$10,903	$30,213	$41,504	$82,620
Total segment expenses	(33,242)	(31,302)	(34,192)	(98,736)
Segment Adjusted EBITDA	(22,339)	(1,089)	7,312	(16,116)
Depreciation and amortization				(41,612)
Interest expense, net				(6,534)
Equity in losses from unconsolidated ventures				(1,988)
Corporate expenses and other items				(18,191)
Loss before income taxes				(84,441)
Income tax benefit (expense)				3,575
Net loss				$(80,866)

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
The following represents assets by segment and the reconciliation of total segment assets to Total assets in the Combined Balance Sheets as of December 31:

thousands	2023	2022
Landlord Operations	$411,871	$1,047,488
Hospitality	64,816	110,798
Sponsorships, Events, and Entertainment	135,121	151,020
Total segment assets	611,808	1,309,306
Corporate	5,005	5,209
Total assets(a)	$616,813	$1,314,515
__________________
(a)In 2023, the Company recorded a $709.5 million impairment charge related to the Seaport properties in the Landlord Operations segment and investments in the Hospitality segment. Refer to Note 3 - Impairment for additional information.
14. Related-Party Transactions
The Company has not historically operated as a standalone business and has various relationships with the Parent whereby the Parent provides services to the Company. The Company also engages in transactions with CCMC and generates rental revenue by leasing space to equity method investees, which are related parties, as described below.
Net Transfers from Parent As discussed in Note 1 – Summary of Significant Accounting Policies in the basis of presentation section and below, net parent investment is primarily impacted by allocation of expenses for certain services related to shared functions provided by the Parent and contributions from the Parent which are the result of net funding provided by or distributed to Parent. The components of net parent investment are:

thousands	December 31,
	2023	2022	2021
Net transfers from Parent as reflected in the Combined Statements of Cash Flows	$125,277	$239,617	$185,922
Non-cash stock compensation expense	1,495	869	483
Net transfers from Parent as reflected in the Combined Statements of Equity	$126,772	$240,486	$186,405
Corporate Overhead and Other Allocations The Parent provides the Company certain services, including (1) certain support functions that are provided on a centralized basis within HHH, including, but not limited to executive oversight, treasury, accounting, finance, internal audit, legal, information technology, human resources, communications, and risk management; and (2) employee benefits and compensation, including stock-based compensation. The Company’s Combined Financial Statements reflect an allocation of these costs. When specific identification or a direct attribution of costs based on time incurred for the Company’s benefit is not practicable, a proportional cost method is used, primarily based on revenue, headcount, payroll costs or other applicable measures.
The allocation of expenses, net of amounts capitalized, from Parent to the Company were reflected as follows in the Combined Statements of Operations for the years ended December 31:

thousands	2023	2022	2021
Operating costs	$698	$358	$125
General and administrative	13,234	9,668	6,623
Other income, net	(35)	(53)	(61)
Total	$13,897	$9,973	$6,687
Allocated expenses recorded in operating costs, general and administrative expenses, and other income, net in the table above primarily include the allocation of employee benefits and compensation costs, including stock

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
compensation expense, as well as overhead and other costs for shared support functions provided by the Parent on a centralized basis. Operating costs as provided in the table above include immaterial expenses recorded to hospitality costs and sponsorships, events, and entertainment costs with the remainder recorded to operating costs.
The Company capitalized the following costs that were incurred by the Parent for the Company’s benefit in the Combined Balance Sheets during the years ended December 31:

thousands	2023	2022	2021
Developments	$1,967	$4,878	$2,242
Buildings and equipment	550	179	522
Total	$2,517	$5,057	$2,764
The financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company are reasonable; however, the allocations may not be indicative of actual expenses that would have been incurred had the Company operated as an independent, publicly traded company for the periods presented. Actual costs that the Company may have incurred had it been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company employees and strategic decisions made in areas such as executive leadership, corporate infrastructure, and information technology.
Unless otherwise stated, these intercompany transactions between the Company and Parent have been included in these Combined Financial Statements and are considered to be effectively settled at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as net parent investment.
Stock Compensation As discussed in Note 9 – Stock-Based Compensation Plans, the Company’s employees participate in Parent’s stock-compensation plan and the Company is allocated a portion of stock compensation expense based on the services provided to the Company. The non-cash stock compensation expense for employee services directly attributable to the Company totaled $1.5 million, $0.9 million, and $0.5 million for the years ended December 31, 2023, 2022, and 2021, respectively, and is included within general and administrative expenses in the Combined Statements of Operations and included in the table above. These expenses are presented net of $1.3 million, $3.0 million, and $1.4 million capitalized to development projects during the years ended December 31, 2023, 2022, and 2021, respectively. Employee benefits and compensation expense, including stock-based compensation expense, related to the Parent employees who provide shared services to the Company have also been allocated to the Company and is recorded in general and administrative expenses in the Combined Statements of Operations and included in the table above.
Related-party Management Fees The Parent provides management services to the Company for managing its real estate assets and the Company reimburses Parent for expenses incurred and pays Parent a management fee for services provided. The amounts outstanding pursuant to the management fee agreement between the Company and Parent are cash settled each month and are reflected in the Combined Balance Sheets as related-party payables to the extent unpaid as of each balance sheet date. As of December 31, 2023 and 2022, the Combined Balance Sheets reflects immaterial outstanding payables due to Parent with respect to the landlord management fees. These landlord management fees amounted to $0.3 million, $0.3 million, and $0.3 million for the years ended December 31, 2023, 2022, and 2021, respectively.
As discussed in Note 2 – Investments in Unconsolidated Ventures, CCMC, a wholly owned subsidiary of Jean-Georges Restaurants, which is a related party of the Company for periods after the Company’s investment in Jean-Georges Restaurants in March 2022, also provides management services for certain of the Company’s retail and food and beverage businesses, either wholly owned or through partnerships with third parties. The Company’s businesses managed by CCMC include, but are not limited to, locations such as The Tin Building by Jean-Georges, The Fulton, and Malibu Farm. Pursuant to the various management agreements, CCMC is responsible for employment and supervision of all employees providing services for the food and beverage operations and

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
restaurant as well as the day-to-day operations and accounting for the food and beverage operations. As of December 31, 2023 and 2022, the Combined Balance Sheets reflect receivables for funds provided to CCMC with respect to the management fees of $1.2 million and $0.5 million, respectively and accounts payable of $0.2 million and $0.1 million, respectively due to CCMC with respect to reimbursable expenses to be funded by the Company. The Company’s related-party management fees due to CCMC amounted to $2.2 million and $2.3 million for the years ended December 31, 2023 and 2022, respectively. CCMC was not a related party of the Company for the year ended December 31, 2021.
Related-party Rental Revenue The Company owns the real estate assets that are leased by Lawn Club and the Tin Building by Jean-Georges. The Company also leased space to the Ssäm Bar through the third quarter of 2023. As discussed in Note 2 – Investments in Unconsolidated Ventures, the Company owns a noncontrolling interest in these ventures and accounts for its interests in accordance with the equity method.
As of December 31, 2023 and 2022, the Combined Balance Sheets reflect accounts receivable of $0.1 million and $0.5 million, respectively, due from these ventures generated by rental revenue earned by the Company.
For the years ended December 31, 2023, 2022, and 2021, the Combined Income Statements reflect rental revenue associated with these related parties of $12.0 million, $5.7 million and $0.2 million, respectively. This is primarily comprised of $11.6 million and $5.0 million from the Tin Building by Jean-Georges for the years ended December 31, 2023 and 2022, respectively.
Related-party Other Receivables As of December 31, 2023, the Combined Balance Sheets include a $3.1 million receivable related to development costs incurred by the Company, which will be reimbursed by the Lawn Club venture. There was no similar receivable balance as of December 31, 2022.
15. Subsequent Events
The Company has evaluated the effects of subsequent events through May 23, 2024, the date the combined financial statements were available for issuance.

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements
SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2023

				Initial Cost (b)		Costs Capitalized Subsequent to Acquisition (c)		Gross Amounts at Which Carried at Close of Period (d)
Name of Center thousands	Location	Center Type	Encumbrances (a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation (e)	Date of Construction	Date Acquired / Completed
Seaport
Historic District Area / Uplands	New York, NY	Retail	$—	$—	$7,884	$—	$66,012	$—	$73,896	73,896	$(30,799)	2013	2016
Pier 17	New York, NY	Retail	—	—	468,476	—	(218,115)	—	250,361	250,361	(109,036)	2013	2018
85 South Street	New York, NY	Multi-family	—	15,913	8,137	(11,734)	(563)	4,179	7,574	11,753	(6,248)		2014
Tin Building	New York, NY	Retail	—	—	198,984	—	(137,112)	—	61,872	61,872	(13,963)	2017	2022
250 Water Street	New York, NY	Development	115,000	—	179,471	—	(83,450)	—	96,021	96,021	—		2018
Summerlin
Aviators / Las Vegas Ballpark	Las Vegas, NV	Other	42,990	5,318	124,391	—	2,222	5,318	126,613	131,931	(30,599)	2018	2019
Total excluding Corporate and Deferred financing costs			157,990	21,231	987,343	(11,734)	(371,006)	9,497	616,337	625,834	(190,645)
Corporate (f)	Various		—	—	14,054	—	782		14,836	14,836	(12,563)
Deferred financing costs	N/A		(2,362)	—	—	—	—	—	—	—	—
		Total	$155,628	$21,231	$1,001,397	$(11,734)	$(370,224)	$9,497	$631,173	$640,670	$(203,208)
__________________
(a)Refer to Note 6 – Mortgages Payable, Net in the Notes to Combined Financial Statements included in this information statement.
(b)Initial cost for projects undergoing development or redevelopment is cost through the end of first complete calendar year subsequent to the asset being placed in service.
(c)For retail and other properties, costs capitalized subsequent to acquisitions is net of cost of disposals or other property write‑offs and impairment.
(d)The aggregate cost of land, building and improvements for federal income tax purposes is approximately $437 million.
(e)Depreciation is based upon the useful lives in Note 1 - Summary of Significant Accounting Policies in the Notes to Combined Financial Statements included in this information statement.
(f)Costs related to leasehold improvements related to Seaport office lease.

Reconciliation of Real Estate
thousands	2023	2022	2021
Balance as of January 1	$1,254,496	$1,175,122	$1,074,286
Additions	66,382	85,511	104,969
Dispositions and write-offs	(4,697)	(5,146)	(4,133)
Impairments	(672,492)	—	—
Contributions to unconsolidated ventures	(3,019)	(991)	—
Balance as of December 31	$640,670	$1,254,496	$1,175,122

FINANCIAL STATEMENTS	Table of Contents
FOOTNOTES	Index to Financial Statements

Reconciliation of Accumulated Depreciation
thousands	2023	2022	2021
Balance as of January 1	$161,637	$120,790	$85,972
Depreciation Expense	45,030	43,985	38,838
Dispositions and Write-offs	(3,459)	(3,138)	(4,020)
Balance as of December 31	$203,208	$161,637	$120,790

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements

FULTON SEAFOOD MARKET, LLC
FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND JANUARY 1, 2023

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721
Independent Auditors’ Report
The Members
Fulton Seafood Market, LLC:
Opinion
We have audited the financial statements of Fulton Seafood Market, LLC (the Company), which comprise the balance sheets as of December 31, 2023 and January 1, 2023, and the related statements of operations and members’ equity (deficit) and cash flows for the fiscal years then ended, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and January 1, 2023, and the results of its operations and its cash flows for the fiscal years then ended in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Substantial Doubt About the Entity’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and will continue to require funding in the form of contributions from the HHC member in order to fund its operations and meet obligations over the next twelve months. As such, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KPMG LLP
Dallas, Texas
February 6, 2024

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
BALANCE SHEETS
DECEMBER 31, 2023 AND JANUARY 1, 2023

	December 31, 2023	January 1, 2023
Assets
Current Assets
Cash and cash equivalents	$5,190,524	$1,947,694
Inventory, net	1,448,975	1,419,012
Due from related party	43,263	8,174
Prepaid expenses and other current assets	425,659	503,444
Total Current Assets	7,108,421	3,878,324
Property and Equipment, Net	10,885,813	7,877,265
Operating Right-of-Use Asset, Net	78,393,019	86,441,008
Security Deposits	167,395	—
Total Assets	$96,554,648	$98,196,597

Liabilities and Members' Equity
Current Liabilities
Accounts payable	$1,659,468	$1,523,620
Accrued expenses	3,663,070	3,927,929
Short-term operating lease liability	8,259,748	8,047,989
Total Current Liabilities	13,582,286	13,499,538
Long-Term Liabilities
Long-term operating lease liability	70,133,271	78,393,019
Total Liabilities	83,715,557	91,892,557

Commitments and Contingencies
Members' Equity	12,839,091	6,304,040
Total Liabilities and Members' Equity	$96,554,648	$98,196,597
See accompanying notes to financial statements

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2023 AND JANUARY 1, 2023

	December 31, 2023	January 1, 2023
Net Sales	$32,353,619	$8,214,348

Costs and Expenses
Restaurant and retail operating expenses:
Food and beverage costs	6,782,568	2,601,165
Retail expenses	4,493,119	1,665,891
Labor and related expenses	25,570,496	13,778,180
Operating lease costs	12,210,133	4,624,268
Other operating expenses	11,692,137	7,239,678
Pre-opening costs	—	6,608,834
General and administrative expenses	13,122,128	8,463,922
Total Costs and Expenses	73,870,581	44,981,938

Net Loss	(41,516,962)	(36,767,590)
Members' Equity (Deficit) - Beginning of Year	6,304,040	(45,429)
Members contributions	48,052,013	43,117,059
Members' Equity - End of Year	$12,839,091	$6,304,040
See accompanying notes to financial statements.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND JANUARY 1, 2023

	December 31, 2023	January 1, 2023
Cash Flows from Operating Activities
Net loss	$(41,516,962)	$(36,767,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,720,016	631,129
Changes in operating assets and liabilities:
Inventory, net	(29,963)	(1,419,012)
Advances to related party	(35,089)	(8,174)
Prepaid expenses and other current assets	77,785	(503,444)
Reduction in carrying amount of right of use asset	8,047,989	3,155,325
Security deposits	(167,395)	—
Accounts payable	135,848	1,523,408
Accrued expenses	(264,859)	3,882,712
Operating lease liabilities	(8,047,989)	(3,155,325)

Net Cash Used in Operating Activities	(39,080,619)	(32,660,971)

Cash Flows Used in Investing Activities
Purchases of property and equipment	(5,728,564)	(8,508,394)

Cash Flows Provided by Financing Activities
Contributions from Members	48,052,013	43,117,059

Net Increase in Cash	3,242,830	1,947,694
Cash - Beginning	1,947,694	—
Cash - Ending	$5,190,524	$1,947,694
See accompanying notes to financial statements.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND JANUARY 1, 2023
NOTE 1 - BASIS OF PRESENTATION AND CONSOLIDATION
NATURE OF OPERATIONS
On July 22, 2015, HHC Seafood Market Member LLC (HHSM or the HHC member), a subsidiary of Howard Hughes Corporation (HHC), together with VS-Fulton Seafood LLC (VS Member), a wholly-owned subsidiary of JG Restaurant Holdco, LLC (JG), formed Fulton Seafood Market, LLC (the “Company”), through the Original Company LLC Agreement, for the purpose of operating a first-class “Jean Georges concept” food hall and market place, featuring various menus and atmosphere that will prepare and sell a variety of specialty goods, beverages, fresh seafood and other products. The Original Company LLC Agreement was superseded and replaced in its entirety by the Amended and Restated Operating Agreement dated as of January 8, 2018 and a Second Amended and Restated Operating Agreement was entered into as of August 11, 2022 (LLC Agreement).
Per Article 4 of the LLC Agreement, the HHC member shall contribute cash to the Company at such times and in such amounts as necessary in order to fund the operations of the Company. Under no circumstances shall the VS Member be required to make any Capital Contributions to the Company. As of December 31, 2023 and January 1, 2023, the HHC member has contributed $48,052,013 and $43,117,059 respectfully to the Company.
In September 2022, the Company opened the food hall and marketplace in the Tin Building which is located in the historic South Street Seaport of New York, New York. The Tin Building is owned by South Street Seaport Limited Partnership, a subsidiary of HHC and the Company’s operations are managed by Creative Culinary Management Company, LLC (CCMC), a wholly owned subsidiary of JG Restaurant Holdco, LLC.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
FISCAL YEAR
The Company utilizes a 52- or 53-week accounting period that ends on the Sunday closest to December 31. Fiscal years 2023 and 2022 are each comprised of a 52-week period. Unless otherwise stated, references to 2022 and 2023 in this report relate to fiscal year rather than calendar year.
ESTIMATES
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
The Company considers highly liquid investments with maturities of three months or less as cash equivalents. Cash and cash equivalents also included $523,651 and $455,764 at December 31, 2023 and January 1, 2023, respectively of amounts due from commercial credit card companies, such as Visa, MasterCard, Discover, and American Express, which are generally received within a few days of the related transactions.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
INVENTORY, NET
Inventories primarily consist of food, beverages retail products and related merchandise. Inventories are accounted for at lower of cost or net realizable value using the first-in, first-out (FIFO) method. Spoilage is expensed as incurred. At December 31, 2023 and January 1, 2023, an inventory reserve totaling $181,533 and $343,668, respectively is included in inventory, net on the accompanying balance sheets.
PROPERTY AND EQUIPMENT
Property and equipment is stated at cost. The cost of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. The Company capitalizes construction costs during construction of the restaurant and will begin to depreciate them once the restaurant begins operations. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of operations.
Depreciation and amortization of property and equipment is recorded utilizing the straight-line method over the estimated useful lives of the respective assets. The Company does not assign any salvage value to its assets. Leasehold improvements are amortized over the shorter of either the term of the lease or the useful life of the improvement utilizing the straight-line method.
LONG-LIVED ASSETS
The Company assesses the recoverability of long-lived assets, which consists of property and equipment, and right-of-use assets, whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. An impairment loss may be recognized when estimated undiscounted future cash flows expected to result from the use of the asset, including disposition, is less than the carrying value of the asset. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying amounts of the assets. Fair value is generally determined by estimates of discounted cash flows or value expected to be realized in third-party sale. No impairments have been recorded for the years ended December 31, 2023 and January 1, 2023.
INCOME TAXES
The Company is a limited liability company, which has elected to be taxed under the provisions of a partnership for income tax purposes. As such, the Company’s income or loss and credits are passed through to the members and reported on their individual income tax returns.
The Company recognizes and measures its unrecognized tax benefits in accordance with FASB ASC 740, Income Taxes. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances, and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. Tax positions taken related to the Company’s federal tax filing classification and state income taxes have been reviewed, and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.
REVENUE RECOGNITION
The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to allocate the transaction price received from customers to each separate and distinct performance obligation and recognize revenue as these performance obligations are satisfied.
Revenue from restaurant sales is presented net of discounts and recognized when food and beverage are sold. Revenue from retail sales is presented net of discounts and recognized when retail products and related merchandise is sold.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
The revenue from gift cards is included in unearned revenue when purchased by the customer and revenue is recognized when the gift cards are redeemed. Unearned revenues include liabilities established for the value of the gift cards when sold and are included in accrued expenses on the Company’s balance sheet were not material as of December 31, 2023 and January 1, 2023. The revenue from gift cards were not material for the year ended of December 31, 2023 and January 1, 2023.
The following table sets forth the Company’s nets sales disaggregated by sales channel for the years ended December 31, 2023 and January 1, 2023:

	December 31, 2023	January 1, 2023
Food	$17,661,115	$4,121,698
Alcohol	6,686,391	1,572,139
Retail	8,006,113	2,520,511
Total	$32,353,619	$8,214,348
ADVERTISING COSTS
Advertising costs, which are included in general and administrative expenses, are expensed as incurred. Advertising expenses for the years ended December 31, 2023 and January 1, 2023, amounted to $1,784,991 and $1,955,245, respectively and are included in general and administrative expenses on the statements of operations and member’s equity (deficit).
RECLASSIFICATIONS
Certain reclassifications were made to the financial statements for the prior periods to conform to current year presentation.
PRE-OPENING COSTS
The Company follows ASC Topic 720-15, “Start-up Costs,” which provides guidance on the financial reporting of start-up costs and organization costs. In accordance with this ASC Topic, costs of pre-opening activities and organization costs are expensed as incurred. Pre-opening costs include all expenses incurred by the restaurants prior to the restaurant's opening for business.
PRE-OPENING COSTS (CONTINUED)
These pre-opening costs include marketing, advertising, research and development on products, recipes and menus, costs to relocate and reimburse restaurant management staff members, costs to recruit and train hourly restaurant staff members, wages, travel, and lodging costs for the Company’s training team and other support staff members. Pre-opening costs expensed for the years ended December 31, 2023 and January 1, 2023 were $- and $6,608,834, respectively.
PRESENTATION OF SALES TAXES
The Company collects sales tax from customers and remits the entire amount to the respective states. The Company’s accounting policy is to exclude the tax collected and remitted from revenue and cost of sales. Sales tax payable amounted to $258,542 and $148,636 at December 31, 2023 and January 1, 2023, respectively and is presented in accrued expenses in the accompanying balance sheets.
NOTE 3 - LIQUIDITY AND GOING CONCERN
The Company had a negative operating cash flows of $39,080,619 and $32,660,971 at December 31, 2023 and January 1, 2023, respectively and a net loss of $41,516,962 and $36,767,590 at December 31, 2023 and January 1, 2023, respectively. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. As such, the Company will continue to require funding in the form of contributions from the

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
HHC member in order to fund its operations and meet obligations over the next twelve months from the date these financials statements are available to be issued.
Based on its significant loss from operations and negative cash flows from operations for the fiscal year 2023 and 2022, as well as, the future uncertainty, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for the next 12 months. However, the financial statements do not include any adjustments to the carrying amounts and classifications of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.
NOTE 4 - PROPERTY AND EQUIPMENT
Property and equipment are summarized as follows for the years ended December 31, 2023 and January 1, 2023:

	December 31, 2023	January 1, 2023	Estimated Useful Lives
Leasehold improvements	$730,085	$21,090	Lease term
Kitchen equipment and other	2,161,427	1,412,235	5 year
Computers and computer systems	8,588,417	4,225,285	3 - 5 years
Furniture and fixtures	2,028,854	2,722,974	5 year
Construction in progress	728,175	126,810
	14,236,958	8,508,394
Less: accumulated depreciation	(3,351,145)	(631,129)
Property and Equipment, Net	$10,885,813	$7,877,265
Depreciation and amortization expense related to property and equipment amounted to $2,720,016 and $631,129 for the years ended December 31, 2023 and January 1, 2023, respectively, and included in general and administrative expenses on the statements of operations and members’ equity (deficit).
NOTE 5 - RELATED-PARTY TRANSACTIONS
In July 2020, the Company entered into a management agreement with CCMC to manage the location including the food and beverage operations. The agreement will terminate on the earlier of ten years from the effective date of the agreement or the date that the lease terminates. The management agreement stipulates a fixed fee of $150,000 per month as well as an annual fixed overhead management fee of $125,000 per year. Total management fees amounted to $1,925,000 and $850,805 for the years ended December 31, 2023 and January 1, 2023, respectively and is included in general and administrative expenses on the statements of operations and member’s equity (deficit).
Future management fees under the management agreement consist of the following:

For the Fiscal Years ended:
2024	$1,925,000
2025	1,925,000
2026	1,925,000
2027	1,925,000
2028	1,925,000
Thereafter	2,887,500
Total	$12,512,500
Pursuant to the management agreement, CCMC is responsible for the day-to-day operations and accounting functions. Payroll expenses reimbursed to the related party amounted to $887,904 and $405,311 for the years ended December 31, 2023 and January 1, 2023, respectively and is included in general and administrative expenses on the statements of operations and member’s equity (deficit).

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
NOTE 6 - LEASES
HHC owns 100% of the Tin Building and the Company leases its restaurant space under an operating lease with a 10-year initial term. HHC, as landlord, funded 100% of the development and construction of the restaurant space. The lease includes renewal options which can extend the lease term with two separate consecutive 5-year lease terms. The exercise of these renewal options is at the sole discretion of the Company, and only lease options that the Company believes are reasonably certain to exercise are included in the measurement of the lease assets and liabilities.
The lease agreement provides for minimum lease payments and does not include any material residual value guarantees or restrictive covenants.
The following summarizes the line items in the balance sheet which include amounts for operating leases as of December 31, 2023 and January 1, 2023:

	December 31, 2023	January 1 2023
Operating right-of-use assets	78,393,019	86,441,008

Short-term operating lease liability	8,259,748	8,047,989
Long-term operating lease liability	70,133,271	78,393,019
Total Operating Lease Liability	78,393,019	86,441,008
The components of operating lease costs are as follows for the years ended December 31, 2023 and January 1, 2023:

	December 31, 2023	January 1 2023
Operating lease costs
Fixed rent costs	$10,200,000	$4,112,903
Variable lease costs	2,010,133	511,365
Total Operating Lease Costs	$12,210,133	$4,624,268
The following summarizes the cash flow information related to operating leases for the years ended December 31, 2023 and January 1, 2023:

	December 31, 2023	January 1 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating Cash Flows from Operating Leases	$10,200,000	$4,112,903
Weighted average lease term and incremental borrowing rate as of December 31, 2023 were as follows:

Remaining lease term - operating	8.5
Discount rate - operating	2.60%

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
The maturities of operating lease liabilities are as follows:

For the Years Ending December 31:
2025	$10,200,000
2026	10,200,000
2027	10,200,000
2028	10,200,000
2029	10,200,000
Thereafter	36,550,000
Total lease payments	87,550,000
Less: interest	(9,156,981)
Present Value of Lease Liability	$78,393,019
NOTE 7 - CONCENTRATION OF CREDIT RISK
For the years ended December 31, 2023 and January 1, 2023, the Company maintained all cash balances with one financial institution. The Federal Deposit Insurance Corporation (“FDIC”) insures certain accounts up to $250,000. At times, the Company’s balances may exceed the FDIC insured limits.
The Company had two suppliers which accounted for approximately 34% and 28% of purchases for the years ended December 31, 2023 and January 1, 2023, respectively. At December 31, 2023 and January 1, 2023, the amounts due to these suppliers were approximately $246,000 and $229,000, respectively. Management believes that other suppliers could provide the merchandise on comparable terms.
NOTE 8 - COMMITMENTS AND CONTINGENCIES
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the liability can be reasonably estimated. The Company is subject to various legal and governmental proceedings involving routine litigation incidental to our business. Reserves have been established based on our best estimates of our potential liability in certain of these matters. These estimates have been developed in consultation with outside counsel.
During Fiscal 2023, legal proceedings were brought against the Company from two of the Company’s outside vendors. The cases are currently pending, however, the Company has recorded an accrual in the amount of approximately $1,084,000 for potential legal damages, which is reflected in accrued expenses and other operating expenses. The Company does not believe the ultimate resolution of these matters will have a material impact on its consolidated financial position, results of operations or cash flows.
NOTE 9 - SUBSEQUENT EVENTS
The Company has evaluated subsequent events that have occurred through February 6, 2024, the date on which the financial statements were available for issuance and there have been no events which would have a material impact on these financial statements.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements

FULTON SEAFOOD MARKET, LLC
FINANCIAL STATEMENTS
FOR THE YEAR ENDED JANUARY 1, 2023

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements

Independent Auditors’ Report
The Members
Fulton Seafood Market, LLC:
Opinion
We have audited the financial statements of Fulton Seafood Market, LLC (the Company), which comprise the balance sheet as of January 1, 2023, and the related statements of operations and member’s equity (deficit) and cash flows for the year then ended, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2023, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Substantial Doubt About the Entity’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, negative cash flows from operations, and will continue to require funding in the form of contributions from the HHC member in order to fund its operations and meet obligations over the next twelve months. As such, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Emphasis of Matter
As discussed in Note 2 to the financial statements, as of January 2, 2022, the Company adopted new accounting guidance Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), as amended. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KPMG LLP
Dallas, Texas
September 20, 2023

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
BALANCE SHEET

January 1, 2023
ASSETS

Current Assets
Cash and cash equivalents	$1,947,694
Inventory, net	1,419,012
Due from related party	8,174
Prepaid expenses and other current assets	503,444

Total Current Assets	3,878,324

Property and Equipment, net	7,877,265

Operating right-of-use asset, net	86,441,008

Total Assets	$98,196,597

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$1,523,620
Accrued expenses	3,927,929
Short-term operating lease liability	8,047,989

Total Current Liabilities	13,499,538

Long-term Liabilities
Long-term operating lease liability	78,393,019

Total Long-term Liabilities	78,393,019

Total Liabilities	91,892,557

Commitments and Contingencies

Members' Equity	6,304,040

Total Liabilities and Members' Equity	$98,196,597
See accompanying notes to the financial statements.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
STATEMENT OF OPERATIONS AND MEMBER'S EQUITY (DEFICIT)

Year Ended January 1, 2023
Net sales	$8,214,348

Costs and expenses
Restaurant and retail operating expenses
Food and beverage costs	2,601,165
Retail expenses	1,665,891
Labor and related expenses	13,778,180
Rent and related expenses	4,562,987
Other operating expenses	7,300,959
Pre-opening costs	6,608,834
General and administrative expenses	8,463,922

Total Costs and Expenses	44,981,938

Net Loss	$(36,767,590)

Members' Deficit, Beginning of Year	(45,429)

Members Contributions	43,117,059

Members' Equity, End of Year	$6,304,040
See accompanying notes to the financial statements.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
STATEMENT OF CASH FLOWS

Year Ended January 1, 2023
Cash Flows From Operating Activities
Net loss	$(36,767,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	631,129
Changes in operating assets and liabilities:
Inventory, net	(1,419,012)
Prepaid expenses and other current assets	(503,444)
Reduction in carrying amount of right of use asset	3,155,325
Accounts payable	1,523,408
Accrued expenses	3,882,712
Operating lease liabilities	(3,155,325)

Net Cash Used In Operating Activities	(32,652,797)

Cash Flows From Investing Activities
Purchases of property and equipment	(8,508,394)

Net Cash Used In Investing Activities	$(8,508,394)

Cash Flows From Financing Activities
Advances to related party	(8,174)
Contributions from Members	43,117,059

Net Cash Provided By Financing Activities	43,108,885

Net Increase in Cash	1,947,694

Cash - Beginning	—

Cash - Ending	$1,947,694
See accompanying notes to the financial statements

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
FULTON SEAFOOD MARKET, LLC
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JANUARY 1, 2023
NOTE 1 - NATURE OF OPERATIONS
On July 22, 2015, HHC Seafood Market Member LLC (HHSM or the HHC member), a subsidiary of Howard Hughes Corporation (HHC), together with VS-Fulton Seafood LLC (VS Member), a wholly-owned subsidiary of JG Restaurant Holdco, LLC (JG), formed Fulton Seafood Market, LLC (the “Company”), through the Original Company LLC Agreement, for the purpose of operating a first-class “Jean Georges concept” food hall and market place, featuring various menus and atmosphere that will prepare and sell a variety of specialty goods, beverages, fresh seafood and other products. The Original Company LLC Agreement was superseded and replaced in its entirety by the Amended and Restated Operating Agreement dated as of January 8, 2018 and a Second Amended and Restated Operating Agreement was entered into as of August 11, 2022 (LLC Agreement).
Per Article 4 of the LLC Agreement, the HHC member shall contribute cash to the Company at such times and in such amounts as necessary in order to fund the operations of the Company. Under no circumstances shall the VS Member be required to make any Capital Contributions to the Company. As of January 1, 2023, the HHC member has contributed $43,117,059 to the Company.
In September 2022, the Company opened the food hall and market place in the Tin Building which is located in the historic South Street Seaport of New York, New York. The Tin Building is owned by South Street Seaport Limited Partnership, a subsidiary of HHC and the Company’s operations are managed by Creative Culinary Management Company, LLC (CCMC), a wholly owned subsidiary of JG Restaurant Holdco, LLC.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Fiscal Year
The Company utilizes a 52 or 53 week accounting period that ends on the Sunday closest to December 31. Fiscal year 2022 is comprised of a 52-week period.
ESTIMATES
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
The Company considers highly liquid investments with maturities of three months or less as cash equivalents. Cash and cash equivalents also included $455,764 of amounts due from commercial credit card companies, such as Visa, MasterCard, Discover, and American Express, which are generally received within a few days of the related transactions. At times, the balances in the cash and cash equivalents accounts may exceed federal insured limits. The Federal Deposit Insurance Corporation insures eligible accounts up to $250,000 per depositor at each financial institution. The Company limits uninsured balances to only large, well-known financial institutions and believes that it is not exposed to significant credit risk on cash and cash equivalents.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
INVENTORY
Inventories primarily consist of food, beverages retail products and related merchandise. Inventories are accounted for at lower of cost or net realizable value using the first-in, first-out (FIFO) method. Spoilage is expensed as incurred.
PROPERTY AND EQUIPMENT
Property and equipment is stated at cost. The cost of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. The Company capitalizes construction costs during construction of the restaurant and will begin to depreciate them once the restaurant begins operations. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of operations.
Depreciation and amortization of property and equipment is recorded utilizing the straight-line method over the estimated useful lives of the respective assets. The Company does not assign any salvage value to its assets
Leasehold improvements are amortized over the shorter of either the term of the lease or the useful life of the improvement utilizing the straight-line method.
LONG-LIVED ASSETS
The Company assesses the recoverability of long-lived assets, which consists of property and equipment, and right-of-use assets, whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. An impairment loss may be recognized when estimated undiscounted future cash flows expected to result from the use of the asset, including disposition, is less than the carrying value of the asset. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying amounts of the assets. Fair value is generally determined by estimates of discounted cash flows or value expected to be realized in third-party sale. No impairments have been recorded for period ended January 1, 2023.
INCOME TAXES
The Company is a limited liability company, which has elected to be taxed under the provisions of a partnership for income tax purposes. As such, the Company’s income or loss and credits are passed through to the members and reported on their individual income tax returns.
The Company recognizes and measures its unrecognized tax benefits in accordance with FASB ASC 740, Income Taxes. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances, and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. Tax positions taken related to the Company’s federal tax filing classification and state income taxes have been reviewed, and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.
ADOPTION OF FASB ASC 842
Effective January 2, 2022, the Company adopted FASB Accounting Standards Codification (ASC) 842, Leases (ASC 842). The Company determines if an arrangement contains a lease at inception based on whether the Company has the right to control the asset during the contract period and other facts and circumstances. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification. The Company elected the short-term lease recognition exemption for all leases that qualify. Consequently, for those leases that qualify, the Company will not recognize right-of-use assets or lease liabilities on the balance sheet. The Company generally does not have access to the rate implicit in the lease, and therefore the Company utilizes a risk-free rate as the discount rate. At the time of adoption there were no leases; therefore, there was no impact on the Company's financial statements as a whole.

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
The lease entered into as of August 6, 2022 resulted in the recognition of right-of-use assets of $89,596,333 and operating lease liabilities of $89,596,333, which is the date the restaurant began operations. See Note 6.
REVENUE RECOGNITION
The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to allocate the transaction price received from customers to each separate and distinct performance obligation and recognize revenue as these performance obligations are satisfied. Revenue from restaurant sales is presented net of discounts and recognized when food and beverage are sold. Revenue from retail sales is presented net of discounts and recognized when retail products and related merchandise is sold. Sales tax collected from customers is excluded from restaurant and retail sales and the obligation is included in sales tax payable until the taxes are remitted to the appropriate taxing authorities.
The revenue from gift cards is included in unearned revenue when purchased by the customer and revenue is recognized when the gift cards are redeemed. Unearned revenues include liabilities established for the value of the gift cards when sold and are included in accrued expenses on the Company’s balance sheet and were not material as of January 1, 2023. The revenue from gift cards were not material for the year ended January 1, 2023.
The following table sets forth the Company’s nets sales disaggregated by sales channel:

Food	$4,121,698
Alcohol	1,572,139
Retail	2,520,511

Total	$8,214,348
ADVERTISING COSTS
Advertising costs, which are included in general and administrative expenses, are expensed as incurred. Advertising expenses for the year ended January 1, 2023, amounted to $1,955,245 and are included in general and administrative expenses on the statement of operations and member’s equity (deficit).
PRE-OPENING COSTS
The Company follows ASC Topic 720-15, “Start-up Costs,” which provides guidance on the financial reporting of start-up costs and organization costs. In accordance with this ASC Topic, costs of pre-opening activities and organization costs are expensed as incurred. Pre-opening costs include all expenses incurred by the restaurant prior to the restaurant's opening for business. These pre-opening costs include marketing, advertising, research and development on products, recipes and menus, costs to relocate and reimburse restaurant management staff members, costs to recruit and train hourly restaurant staff members, wages, travel, and lodging costs for the Company’s training team and other support staff members. Pre-opening costs expensed for the year ended January 1, 2023 were $6,608,834.
PRESENTATION OF SALES TAXES
The Company collects sales tax from customers and remits the entire amount to the respective states. The Company’s accounting policy is to exclude the tax collected and remitted from revenue and cost of sales. Sales tax payable amounted to $148,636 at January 1, 2023, and is presented in accrued expenses in the accompanying balance sheet.
NOTE 3 - LIQUIDITY AND GOING CONCERN
The Company had negative operating cash flows of $32,652,797 and net loss of $36,767,590. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. As such, the Company will continue to require funding in the form of contributions from the HHC member in order to fund its

FINANCIAL STATEMENTS FOOTNOTES	Table of Contents Index to Financial Statements
operations and meet obligations over the next twelve months from the date these financials statements are available to be issued.
Based on its significant loss from operations and negative cash flows from operations for the fiscal year 2022, as well as, the future uncertainty, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for the next 12 months. However, the financial statements do not include any adjustments to the carrying amounts and classifications of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.
NOTE 4 - PROPERTY AND EQUIPMENT
Property and equipment is summarized as follows:

		Estimated Useful Lives
Leasehold Improvements	$21,090	Lease term
Kitchen equipment and other	1,412,235	5 years
Computers and computer systems	4,225,285	3 - 5 years
Furniture and fixtures	2,722,974	5 years
Construction in Progress	126,810
	8,508,394

Less: Accumulated depreciation	(631,129)

Property and Equipment, Net	$7,877,265
Depreciation and amortization expense related to property and equipment amounted to $631,129, for the year ended January 1, 2023 and included in general and administrative expenses on the statement of operations and members’ equity (deficit).
NOTE 5 - RELATED PARTY TRANSACTIONS
In July 2020, the Company entered into a management agreement with CCMC to manage the location including the food and beverage operations. The agreement will terminate on the earlier of ten years from the effective date of the agreement or the date that the lease terminates. The management agreement stipulates a fixed fee of $150,000 per month as well as an annual fixed overhead management fee of $125,000 per year. Total management fees amounted to $850,805 for the year ended January 1, 2023 and is included in general and administrative expenses on the statement of operations and member’s equity (deficit).
Future management fees under the management agreement consist of the following:

For the Years Ending January 1:
2024	$1,925,000
2025	1,925,000
2026	1,925,000
2027	1,925,000
2028	1,925,000
Thereafter	4,812,500

Total	$14,437,500

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Pursuant to the management agreement, CCMC is responsible for the day-to-day operations and accounting functions. Payroll expenses reimbursed to the related party amounted to $405,311 for the year ended January 1, 2023 and is included in general and administrative expenses on the statement of operations and member’s equity (deficit).
NOTE 6 - LEASES
HHC owns 100% of the Tin Building and the Company leases its restaurant space under an operating lease with a 10 year initial term. HHC, as landlord, funded 100% of the development and construction of the restaurant space. The lease includes renewal options which can extend the lease term with two separate consecutive 5 year lease terms. The exercise of these renewal options is at the sole discretion of the Company, and only lease options that the Company believes are reasonably certain to exercise are included in the measurement of the lease assets and liabilities.
The lease agreement provides for minimum lease payments and does not include any material residual value guarantees or restrictive covenants.
The following summarizes the line items in the balance sheet which include amounts for operating leases as of January 1,2023:

Operating right-of-use assets	$86,441,008

Short-term operating lease liability	8,047,989
Long-term operating lease liability	78,393,019

Total operating lease liability	$86,441,008
The components of operating lease costs are as follows for the year ended January 1, 2023:

Operating lease costs
Fixed rent costs	$4,112,903
Variable lease costs	511,365

$4,624,268
The following summarizes the cash flow information related to operating leases for the year ended January 1, 2023:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,112,903
Weighted average lease term and incremental borrowing rate as of January 1, 2023 were as follows:

Remaining lease term - operating	9.5
Discount rate - operating	2.60%

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The maturities of operating lease liabilities are as follows:

For the Years Ending January 1:
2024	$10,200,000
2025	10,200,000
2026	10,200,000
2027	10,200,000
2028	10,200,000
Thereafter	46,750,000
Total lease payments	97,750,000
Less: Interest	(11,308,992)
Present Value of Lease Liability	$86,441,008
NOTE 7 - CONCENTRATION OF CREDIT RISK
For the year ended January 1, 2023, the Company maintained all cash balances with one financial institution. The Federal Deposit Insurance Corporation (“FDIC”) insures certain accounts up to $250,000. At times, the Company’s balances may exceed the FDIC insured limits.
The Company had two suppliers which accounted for approximately 28% of purchases for the year ended January 1, 2023. At January 1, 2023, the amounts due to these suppliers were approximately $229,000. Management believes that other suppliers could provide the merchandise on comparable terms.
NOTE 8 - COMMITMENTS AND CONTINGENCIES
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the liability can be reasonably estimated. The Company is subject to various legal and governmental proceedings involving routine litigation incidental to our business. Reserves have been established based on our best estimates of our potential liability in certain of these matters. These estimates have been developed in consultation with outside counsel. Certain legal proceedings are pending against the Company as of January 1, 2023. The Company does not believe the ultimate resolution of these matters will have a material impact on its consolidated financial position, results of operations or cash flows.
NOTE 9 - SUBSEQUENT EVENTS
The Company has evaluated subsequent events that have occurred through September 20, 2023, the date on which the financial statements were available for issuance and there have been no events which would have a material impact on these financial statements.